As filed with the Securities and Exchange Commission on June 23, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DICK’S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5940	16-1241537
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Elizabeth H. Baran
Senior Vice President, General Counsel & Corporate Secretary
DICK’S Sporting Goods, Inc.
345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

David C. Karp Brandon C. Price Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Jennifer L. Kraft Executive Vice President and General Counsel Foot Locker, Inc. 330 West 34th Street New York, New York 10001 (212) 720-3700	Marc S. Gerber Ann Beth Stebbins Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.
PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 23, 2025
Dear Foot Locker, Inc. Shareholder:
On May 15, 2025, Foot Locker, Inc. (which we refer to as “Foot Locker”), DICK’S Sporting Goods, Inc. (which we refer to as “DICK’S Sporting Goods”) and RJS Sub LLC, a direct wholly owned subsidiary of DICK’S Sporting Goods (which we refer to as “Merger Sub”) entered into an Agreement and Plan of Merger that provides for the acquisition of Foot Locker by DICK’S Sporting Goods (such agreement, as it may be amended from time to time, we refer to as the “merger agreement”). Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Foot Locker, with Foot Locker surviving the merger and becoming a wholly owned subsidiary of DICK’S Sporting Goods (which we refer to as the “merger”). The respective boards of directors of Foot Locker and DICK’S Sporting Goods have unanimously approved the merger agreement and the merger.
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of common stock, par value $0.01 per share, of Foot Locker (which we refer to as “Foot Locker common stock”) that you own immediately prior to the effective time of the merger will be converted into the right to receive, at your election (i) $24.00 per share in cash, without interest (which we refer to as the “cash consideration”) or (ii) 0.1168 shares of common stock (which we refer to as the “exchange ratio”), par value $0.01 per share, of DICK’S Sporting Goods (which we refer to as the “stock consideration”). You may elect a different form of consideration for each share of Foot Locker common stock you own. You may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if you own more than one share of Foot Locker common stock, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares. The election is not subject to a minimum or maximum amount of cash consideration or stock consideration. Holders of Foot Locker common stock that do not make an election will be treated as having elected to receive the cash consideration. You will receive cash in lieu of any fractional shares of DICK’S Sporting Goods common stock that you would otherwise be entitled to receive.
Based on the closing price of DICK’S Sporting Goods common stock on the New York Stock Exchange (which we refer to as the “NYSE”) on May 14, 2025, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $24.48 in value in stock consideration. Based on the closing price of DICK’S Sporting Goods common stock on the NYSE on [  ], 2025, the last practicable trading day before the date of the accompanying proxy statement/prospectus, of $[  ], the exchange ratio represented approximately $[  ] in value in stock consideration. The implied value of the stock consideration will fluctuate as the market price of DICK’S Sporting Goods common stock fluctuates because the stock consideration is payable in a fixed number of shares of DICK’S Sporting Goods common stock. As a result, the value of the stock consideration that Foot Locker shareholders electing the stock consideration will receive upon completion of the merger could be greater than, less than or the same as the value of the stock consideration on the date of the accompanying proxy statement/prospectus, at the time of the special meeting of the Foot Locker shareholders described in the accompanying proxy statement/prospectus (which we refer to as the “special meeting”) or on the date on which Foot Locker shareholders make their election. Accordingly, you should obtain current stock price quotations for DICK’S Sporting Goods common stock and Foot Locker common stock before deciding how to vote with respect to the approval of the merger agreement proposal or before making your election. DICK’S Sporting Goods common stock and Foot Locker common stock trade on the NYSE under the symbols “DKS” and “FL,” respectively.
The Foot Locker board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Foot Locker and its shareholders, (ii) determined that it is in the best interests of Foot Locker and its shareholders, and declared it advisable, to enter into the merger agreement and to consummate the merger, (iii) approved the execution and delivery by Foot Locker of the merger agreement and the performance by Foot Locker of its agreements and obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, subject to the conditions set forth in the merger agreement, (iv) directed that the merger agreement be submitted to a vote at the special meeting and (v) resolved to recommend that the Foot Locker shareholders vote in favor of adoption of the merger agreement.
At the special meeting, you will be asked to approve the merger agreement proposal and to vote on other merger-related matters. The Foot Locker board of directors unanimously recommends that Foot Locker shareholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in the accompanying proxy statement/prospectus.
Your vote is very important. DICK’S Sporting Goods and Foot Locker cannot complete the merger without the approval of the merger agreement proposal by Foot Locker shareholders holding at least two-thirds (2/3rds) of the shares of Foot Locker common stock outstanding at the close of business on [  ], 2025, the record date for the special meeting. The failure of any shareholder to vote will have the same effect as a vote against the approval of the merger agreement proposal. It is important that your shares of Foot Locker common stock be represented and voted regardless of the size of your holdings. Whether or not you plan to participate in the special meeting, Foot Locker urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement/prospectus.
More information about DICK’S Sporting Goods, Foot Locker, the special meeting, the merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement/prospectus. Please carefully read the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 20, for a discussion of the risks relating to the merger, and the annexes and documents incorporated by reference.
On behalf of the Foot Locker board of directors, thank you for your continued support.
Sincerely,
Mary N. Dillon
Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated [  ], 2025 and is first being mailed to Foot Locker shareholders on or about [  ] , 2025.

FOOT LOCKER, INC.
330 West 34th Street
New York, New York 10001
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [  ], 2025
This is a notice that the special meeting of shareholders of Foot Locker, Inc. (which we refer to as “Foot Locker”) will be held on [   ], 2025, beginning at [  ] a.m., Eastern Time. The special meeting will be a virtual, live audio webcast meeting of shareholders and will be held for the following purposes:
1.
to adopt the Agreement and Plan of Merger, dated as of May 15, 2025 (such agreement, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Foot Locker, DICK’S Sporting Goods, Inc. (which we refer to as “DICK’S Sporting Goods”) and RJS Sub LLC, a New York limited liability company and a direct wholly owned subsidiary of DICK’S Sporting Goods (which we refer to as “Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Foot Locker (which we refer to as the “merger”), with Foot Locker continuing as the surviving entity and a wholly owned subsidiary of DICK’S Sporting Goods (which we refer to as the “merger agreement proposal”);

2.
to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Foot Locker’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “merger-related compensation proposal”); and

3.
to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (which we refer to as the “adjournment proposal”).

The accompanying proxy statement/prospectus provides a detailed description of the merger agreement and the transactions contemplated thereby, including the merger, and also describes the proposals listed above in more detail. A summary of the merger agreement is included in the proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. Please carefully review the accompanying proxy statement/prospectus in its entirety, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement/prospectus. You are encouraged to read the entire proxy statement/prospectus carefully before voting. In particular, see the section entitled “Risk Factors” beginning on page 20.
The Foot Locker board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Foot Locker and its shareholders, (ii) determined that it is in the best interests of Foot Locker and its shareholders, and declared it advisable, to enter into the merger agreement and to consummate the merger, (iii) approved the execution and delivery by Foot Locker of the merger agreement and the performance by Foot Locker of its agreements and obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, subject to the conditions set forth in the merger agreement, (iv) directed that the merger agreement be submitted to a vote at the special meeting and (v) resolved to recommend that the Foot Locker shareholders vote in favor of adoption of the merger agreement. The Foot Locker board of directors unanimously recommends that Foot Locker shareholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals listed above and described in more detail in the accompanying proxy statement/prospectus.
The Foot Locker board of directors has fixed the close of business on [  ], 2025 as the record date for determination of Foot Locker shareholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of Foot Locker common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. As of the record date, DICK’S Sporting Goods owned and is entitled to vote [   ] shares of Foot Locker common stock, or approximately [  ]% of the outstanding shares of Foot Locker common stock.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, virtually or by proxy, of holders of at least two-thirds (2/3rds) of the outstanding shares of Foot Locker common stock entitled to vote thereon.
The affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve the merger-related compensation proposal and the adjournment proposal.
Whether or not you expect to participate in the special meeting, Foot Locker urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the Internet at proxyvote.com (see proxy card for instructions); (2) by telephone (see proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. If you hold shares through the Foot Locker 401(k) Plan or the Puerto Rico Savings Plan, see “How do I vote or have my shares voted?” for instructions on how to vote those shares. Any shareholder of record participating in the special meeting may vote even if such shareholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a legal proxy from the bank, brokerage firm or nominee to vote at the special meeting.
Shareholders of record as of [  ], 2025 will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/FL2025SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.
If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Foot Locker common stock, please contact the firm assisting us in the solicitation of proxies:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833
By order of the board of directors
Jennifer L. Kraft
Executive Vice President and General Counsel
Dated: [    ], 2025
New York, New York

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about DICK’S Sporting Goods and Foot Locker from other documents that DICK’S Sporting Goods and Foot Locker have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” This information is available for you to review on the SEC’s website at www.sec.gov.
You can obtain copies of this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone at the following addresses and telephone numbers:

For Information Regarding DICK’S Sporting Goods:	For Information Regarding Foot Locker:

DICK’S Sporting Goods, Inc. 345 Court Street Coraopolis, Pennsylvania 15108 (724) 273-3400 Attention: Investor Relations	Foot Locker, Inc. 330 West 34th Street New York, New York 10001 (212) 720-3700 Attention: Investor Relations

In addition, you may obtain copies of documents filed by DICK’S Sporting Goods with the SEC by accessing DICK’S Sporting Goods’ website at https://investors.dicks.com/investors. You may obtain copies of documents filed by Foot Locker with the SEC by accessing Foot Locker’s website at https://investors.footlocker-inc.com/. We are not incorporating the contents of the websites of the SEC, DICK’S Sporting Goods, Foot Locker or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.
In addition, if you have questions about the Foot Locker special meeting, the merger, the proposals to be presented at the Foot Locker special meeting or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to the proxy solicitation or need help submitting a proxy or voting your shares of Foot Locker common stock, you may contact Innisfree M&A Incorporated (which we refer to as “Innisfree”), Foot Locker’s proxy solicitor, at the address and telephone number listed below.
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them, by written or oral means, no later than five (5) business days before the date of the Foot Locker special meeting. This means that holders of Foot Locker common stock requesting documents must do so by [   ], 2025, to receive them before the Foot Locker special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by DICK’S Sporting Goods, constitutes a prospectus of DICK’S Sporting Goods under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of DICK’S Sporting Goods common stock to be issued to Foot Locker shareholders pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement for Foot Locker under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and a notice of meeting with respect to the Foot Locker special meeting.
Except where the context otherwise indicates, the information concerning DICK’S Sporting Goods contained in or incorporated by reference into this proxy statement/prospectus has been provided by DICK’S Sporting Goods, and the information concerning Foot Locker contained in this proxy statement/prospectus has been provided by Foot Locker.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. Therefore, neither DICK’S Sporting Goods nor Foot Locker takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus is dated [   ], 2025, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. Neither the mailing of this proxy statement/prospectus to Foot Locker shareholders nor the issuance of DICK’S Sporting Goods common stock in the merger will create any implication to the contrary. You should also assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such information.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars, unless otherwise indicated. Additionally, unless otherwise indicated or as the context otherwise requires:
•
“adjournment proposal” refers to the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal;

•
“cash consideration” refers to the $24.00 that Foot Locker shareholders will receive, without interest, for each share of Foot Locker common stock that they own at the effective time pursuant to the merger agreement (i) if they make a cash election prior to the election deadline that is not properly changed, revoked or deemed revoked or (ii) if they fail to make a proper election prior to the election deadline;

•	“cash election” refers to a Foot Locker shareholder’s properly made election to receive cash consideration for their shares of Foot Locker common stock;
•	“Code” refers to the Internal Revenue Code of 1986, as amended;
•	“combined company” refers to DICK’S Sporting Goods and Foot Locker, collectively, after the effective time;
•	“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;
•	“DICK’S Sporting Goods” refers to DICK’S Sporting Goods, Inc., a Delaware corporation;
•	“DICK’S Sporting Goods board” or “DICK’S Sporting Goods board of directors” refers to the board of directors of DICK’S Sporting Goods;
•	“DICK’S Sporting Goods bylaws” refers to the Second Amended and Restated Bylaws of DICK’S Sporting Goods, dated as of March 27, 2024;
i

•
“DICK’S Sporting Goods charter” refers to the Amended and Restated Certificate of Incorporation of DICK’S Sporting Goods, dated as of October 14, 2002, as amended by those certain Amendments to the Amended and Restated Certificate of Incorporation of DICK’S Sporting Goods, dated as of (a) June 10, 2004, (b) June 9, 2021, (c) June 14, 2023 and (d) June 11, 2025;

•	“DICK’S Sporting Goods common stock” refers to shares of DICK’S Sporting Goods common stock, par value $0.01 per share;
•	“DICK’S Sporting Goods common stockholders” refers to holders of DICK’S Sporting Goods common stock;
•	“effective time” refers to the effective time of the merger;
•
“election” refers to the right of each Foot Locker shareholder to, during the election period and prior to the election deadline, make a cash election to receive cash consideration or to make a stock election to receive stock consideration, in either case only if properly made and not properly changed, revoked or deemed revoked;

•	“election deadline” refers to the deadline by which Foot Locker shareholders must make their election to receive cash consideration or stock consideration for their shares of Foot Locker common stock;
•
“election period” refers to the twenty (20) business day period between the date a form of election is mailed to Foot Locker shareholders of record as of five (5) business days prior to such mailing date and the election deadline;

•	“Evercore” refers to Evercore Group L.L.C., financial advisor to Foot Locker;
•	“exchange ratio” refers to the ratio of 0.1168 shares of DICK’S Sporting Goods common stock for each share of Foot Locker common stock;
•	“Foot Locker” refers to Foot Locker, Inc., a New York corporation;
•	“Foot Locker board” or “Foot Locker board of directors” refers to the board of directors of Foot Locker;
•	“Foot Locker bylaws” refers to the Bylaws of Foot Locker, as amended and restated as of September 22, 2023;
•
“Foot Locker charter” refers to the Certificate of Incorporation of Foot Locker, dated as of April 7, 1989, as amended by those certain Certificates of Amendment of the Certificate of Incorporation of Foot Locker, dated as of (a) July 20, 1989, (b) July 24, 1990, (c) July 9, 1997, (d) June 11, 1998, (e) November 1, 2001, (f) May 28, 2014 and (g) December 8, 2020;

•	“Foot Locker common stock” refers to shares of Foot Locker common stock, par value $0.01 per share;
•	“Foot Locker Indenture” means that certain Indenture, dated as of October 5, 2021, among Foot Locker, the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee;
•	“Foot Locker Notes” means the 4.000% Senior Notes due 2029, issued by Foot Locker, pursuant to the Foot Locker Indenture;
•	“Foot Locker shareholders” refers to holders of shares of Foot Locker common stock prior to the effective time;
•
“Foot Locker special meeting” refers to the virtual special meeting of Foot Locker shareholders to be held on [   ], 2025, starting at [   ], Eastern Time at [   ] (as it may be adjourned or postponed to a later date);

•	“Goldman Sachs” refers to Goldman Sachs & Co., LLC, financial advisor to DICK’S Sporting Goods;
•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder;
•	“merger” refers to the merger of Merger Sub with and into Foot Locker, with Foot Locker surviving the merger as a wholly owned subsidiary of DICK’S Sporting Goods;

•
“merger agreement” refers to the Agreement and Plan of Merger, dated as of May 15, 2025, by and among DICK’S Sporting Goods, Merger Sub and Foot Locker (as it may be amended, modified or supplemented from time to time in accordance with its terms), which is attached to this proxy statement/prospectus as Annex A;

•	“merger agreement proposal” refers to the proposal to adopt the merger agreement;
•	“merger consideration” refers to the cash consideration and the stock consideration, collectively;
•
“merger-related compensation proposal” refers to the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Foot Locker’s named executive officers that is based on or otherwise relates to the merger;

•	“Merger Sub” refers to RJS Sub LLC, a New York limited liability company and a wholly owned subsidiary of DICK’S Sporting Goods;
•	“non-election shares” refers to shares of Foot Locker common stock for which a Foot Locker shareholder did not make an election prior to the election deadline;
•	“NYSE” refers to the New York Stock Exchange, the exchange on which DICK’S Sporting Goods common stock trades under the symbol “DKS” and on which Foot Locker common stock trades under the symbol “FL”;
•	“record date” refers to [ ], 2025, the record date for the Foot Locker special meeting;
•	“Skadden” refers to Skadden, Arps, Slate, Meagher & Flom LLP, legal advisor to Foot Locker;
•
“stock consideration” refers to the 0.1168 shares of DICK’S Sporting Goods common stock that Foot Locker shareholders will receive for each share of Foot Locker common stock they own at the effective time pursuant to the merger agreement if they make a stock election prior to the election deadline that is not properly changed, revoked or deemed revoked;

•	“stock election” refers to a Foot Locker shareholder’s properly made election to receive stock consideration for their shares of Foot Locker common stock;
•
“surviving entity” refers to Foot Locker after the merger, in which Merger Sub merges with and into Foot Locker with Foot Locker surviving the merger as a wholly owned subsidiary of DICK’S Sporting Goods;

•	“WLRK” refers to Wachtell, Lipton, Rosen & Katz, legal advisor to DICK’S Sporting Goods; and
•	the terms “we,” “our” and “us” refer to DICK’S Sporting Goods and Foot Locker, collectively, unless otherwise indicated or as the context requires.

ANNEXES
Annex A	Merger Agreement
Annex B	Opinion of Evercore

QUESTIONS AND ANSWERS
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Foot Locker shareholder. Please refer to the section entitled “Summary” and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information.”
Q:	Why am I receiving this proxy statement/prospectus?
A:
Foot Locker, Inc. (which we refer to as “Foot Locker”) is sending these materials to Foot Locker shareholders to help them decide how to vote their shares of Foot Locker common stock with respect to the adoption of the Agreement and Plan of Merger, dated as of May 15, 2025, by and among DICK’S Sporting Goods, Inc. (which we refer to as “DICK’S Sporting Goods”), RJS Sub LLC, a direct wholly owned subsidiary of DICK’S Sporting Goods (which we refer to as “Merger Sub”) and Foot Locker, which agreement provides for the acquisition of Foot Locker by DICK’S Sporting Goods (such agreement, as it may be amended from time to time, we refer to as the “merger agreement”), a copy of which is included as Annex A to this proxy statement/prospectus, and approval of the merger (as defined below), and with respect to the other proposals to be considered at the special meeting of Foot Locker shareholders to be held on [    ], 2025 (which we refer to as the “special meeting”).

This document constitutes both a proxy statement of Foot Locker and a prospectus of DICK’S Sporting Goods. It is a proxy statement because Foot Locker is soliciting proxies from its shareholders. It is a prospectus because DICK’S Sporting Goods will issue shares of its common stock, par value $0.01 per share (which we refer to as “DICK’S Sporting Goods common stock”), in exchange for shares of Foot Locker common stock, par value $0.01 per share (which we refer to as “Foot Locker common stock”) held by Foot Locker shareholders electing to receive the stock consideration (as defined below) in the merger (as defined below) if the merger is completed.
Q:	What is the merger?
A:
Foot Locker has agreed to be acquired by DICK’S Sporting Goods under the terms of the merger agreement, which is further described in this proxy statement/prospectus. Subject to the satisfaction or waiver of customary closing conditions, including obtaining the requisite vote of Foot Locker shareholders, the expiration or termination of the waiting period under the HSR Act and the receipt of approvals or clearances required under the antitrust laws of certain other jurisdictions, Merger Sub will merge with and into Foot Locker, with Foot Locker surviving the merger and becoming a wholly owned subsidiary of DICK’S Sporting Goods (which we refer to as the “merger”).

Q:	What are the closing conditions that must be satisfied to complete the merger and can the parties waive the closing conditions?
A:
There are a number of conditions to the closing of the merger. For a summary of the conditions that must be satisfied or waived prior to the consummation of the merger, see the section entitled “The Merger Agreement—Conditions to the Merger.” The closing conditions can be waived by the applicable parties to the extent permitted by applicable law, but no party is required to waive any closing conditions.

If the parties were to waive any closing conditions—such as the condition that (i) the shares of DICK’S Sporting Goods common stock to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance, (ii) the representations and warranties of Foot Locker and DICK’S Sporting Goods must be true and correct as of the closing, subject to certain materiality or material adverse effect qualifiers or (iii) no material adverse effect on Foot Locker has occurred that is continuing—such waiver may have an adverse effect on Foot Locker and DICK’S Sporting Goods and their shareholders and stockholders, respectively. For a summary of the potential risks relating to the merger, see the section entitled “Risk Factors—Risks Relating to the Merger.”

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement proposal?
A:
Yes. You should read and carefully consider the risks set forth in the section entitled “Risk Factors.” You should also read and carefully consider the risks related to DICK’S Sporting Goods and Foot Locker contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What will I receive for my shares if the merger is completed?
A:
At the effective time, you will be entitled to receive, at your election, for each share of Foot Locker common stock that you hold (i) $24.00 per share in cash, without interest (which we refer to as the “cash consideration”) or (ii) 0.1168 shares of DICK’S Sporting Goods common stock (which we refer to as the “stock consideration”).

You may elect a different form of consideration for each share of Foot Locker common stock you own. You may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if you own more than one share of Foot Locker common stock, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares. The election is not subject to a minimum or maximum amount of cash consideration or stock consideration. Foot Locker shareholders who do not make an election will be treated as having elected to receive the cash consideration in accordance with the merger agreement. You will receive cash in lieu of any fractional shares of DICK’S Sporting Goods common stock that you would otherwise be entitled to receive.
Based on the closing price per share of DICK’S Sporting Goods common stock of $209.61 on May 14, 2025, the last trading day before the public announcement of the merger agreement, the stock consideration had a value of approximately $24.48 per share of Foot Locker common stock. Based on the closing stock price of $[    ] per share of DICK’S Sporting Goods common stock on the New York Stock Exchange on [    ], 2025 (the most recent practicable date prior to the date of this proxy statement/prospectus), the stock consideration had a value of approximately $[    ] per share of Foot Locker common stock.
The implied value of the stock consideration will fluctuate as the market price of DICK’S Sporting Goods common stock fluctuates because the stock consideration is payable in a fixed number of shares of DICK’S Sporting Goods common stock. As a result, the value of the stock consideration that Foot Locker shareholders electing the stock consideration will receive upon completion of the merger could be greater than, less than or the same as the value of the stock consideration on the date of this proxy statement/prospectus, at the time of the special meeting or on the date on which Foot Locker shareholders make their election. Accordingly, you should obtain current stock price quotations for DICK’S Sporting Goods common stock and Foot Locker common stock before deciding how to vote with respect to the approval of the merger agreement proposal or before making your merger consideration election. DICK’S Sporting Goods common stock and Foot Locker common stock trade on the New York Stock Exchange under the symbols “DKS” and “FL,” respectively.
For additional information regarding the consideration to be received in the merger, see the section entitled “The Merger—Merger Consideration.”
Q:	What happens if I am eligible to receive a fraction of a share of DICK’S Sporting Goods common stock as part of the stock consideration?
A:
If the aggregate number of shares of DICK’S Sporting Goods common stock that you are entitled to receive as part of the stock consideration otherwise would include a fraction of a share of DICK’S Sporting Goods common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger—Exchange of Shares; Elections as to Form of Consideration.”

Q:	How and when do I make my merger consideration election?
A:
You will receive an election form prior to the expected closing date. You will make your cash and/or stock election by properly completing, signing and returning the election form. In addition, if you hold stock certificates representing Foot Locker common stock, you must return your stock certificates (or guaranty of delivery of such certificates) to the exchange agent in connection with the merger. If you do not send in the election form with such stock certificates, if applicable, by the election deadline, you will be treated as though you had not made an election. Carefully review and follow the instructions accompanying the election form. If you own Foot Locker common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election. If you hold shares through the Foot Locker 401(k) Plan or the Puerto Rico Savings Plan, you will receive information and separate instructions about how to direct the plan trustee to make an election on your behalf with respect to the Foot Locker common stock allocated to your account.
The mailing of the election form will occur at least twenty (20) business days prior to the anticipated election deadline, which is expected to be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that is five (5) business days prior to DICK’S Sporting Goods’ good faith estimate of the closing date or such other date as may be mutually agreed to by the parties. DICK’S Sporting Goods and Foot Locker will publicly announce the anticipated election deadline at least three (3) business days prior to the election deadline. If you hold Foot Locker common stock through the Foot Locker 401(k) Plan or the Puerto Rico Savings Plan, your election directions must be received by the plan trustee by a deadline that will be earlier than the election deadline applicable to shareholders generally to allow sufficient time for the trustee to make the merger consideration election on your behalf. You will be notified of the deadline for directing the trustee with the information and separate instructions on how to direct the trustee to make the election on your behalf.
Do NOT submit any stock certificates (or evidence of shares in book-entry form) with your proxy card.
For more details on the election procedures, see the section entitled “The Merger—Exchange of Shares; Elections as to Form of Consideration.”
Q:	What do I do if I want to revoke my election?
A:
You may change or revoke your election at any time during the election period, by written notice to the exchange agent prior to the election deadline or by withdrawal of your Foot Locker stock certificates (or of the guarantee of delivery of such stock certificates), if applicable, previously deposited with the exchange agent prior to the election deadline.

Q:	What happens if I do not make a valid merger consideration election?
A:
If you do not return a properly completed election form by the election deadline, your shares of Foot Locker common stock will be considered “non-election” shares and will be converted into the right to receive the cash consideration.

Q:	If I make a valid merger consideration election, could I receive a form of merger consideration that I did not elect to receive?
A:
No. The election is not subject to a minimum or maximum amount of cash consideration or stock consideration. Therefore, you will receive your validly elected form of merger consideration for all of your shares of Foot Locker common stock.

Q:	How will I receive the merger consideration to which I am entitled?
A:
After receiving the proper documentation from you, following the completion of the merger, the exchange agent will provide to you the cash consideration and/or the stock consideration to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found in the section entitled “The Merger Agreement—Exchange and Payment Procedures.”

Q:	What will the holders of Foot Locker’s outstanding equity awards receive in the merger?
A:
Under the terms and subject to the conditions set forth in the merger agreement, each option to purchase Foot Locker common stock granted under the Foot Locker 2007 Stock Incentive Plan or granted as an inducement award (which we refer to as a “Foot Locker option”) that is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time and that has a per share exercise price that is less than the cash consideration (each of which we refer to as an “in-the-money option”) will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker option as of immediately prior to the effective time multiplied by (b) the excess (if any) of the cash consideration over the per share exercise price applicable to the Foot Locker option. At the effective time, each Foot Locker option that is not an in-the-money option which is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time will be cancelled for no consideration.

Under the terms and subject to the conditions set forth in the merger agreement, each restricted stock unit award granted under the Foot Locker 2007 Stock Incentive Plan or granted as an inducement award (which we refer to as a “Foot Locker RSU Award”) that is held by an individual who is not a non-employee director of Foot Locker and each performance stock unit award granted under the Foot Locker 2007 Stock Incentive Plan or granted as an inducement award (which we refer to as a “Foot Locker PSU Award”) that is outstanding as of immediately prior to the effective time will be assumed and converted into a time-based restricted stock unit award in respect of a number of shares of DICK’S Sporting Goods common stock equal to the product obtained by multiplying (a) the total number of shares of Foot Locker common stock subject to the Foot Locker RSU Award or Foot Locker PSU Award, as applicable, as of immediately prior to the effective time by (b) the exchange ratio (i.e., 0.1168), with any fractional shares rounded to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Foot Locker common stock subject to a Foot Locker PSU Award as of immediately prior to the effective time will be determined in accordance with the applicable award agreements.
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker RSU Award that is held by a non-employee director of Foot Locker and is outstanding, whether or not vested, as of immediately prior to the effective time will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker RSU Award as of immediately prior to the effective time multiplied by (b) the cash consideration.
Under the terms and subject to the conditions set forth in the merger agreement, each deferred stock unit award granted under the Foot Locker 2007 Stock Incentive Plan (which we refer to as a “Foot Locker DSU Award”) that is outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, at the earliest time following the effective time permitted by the award terms that will not trigger any additional tax or penalty under Section 409A of the Code, the cash consideration in respect of each share of Foot Locker common stock subject to the Foot Locker DSU Award as of immediately prior to the effective time.
Q:	What will happen to Foot Locker as a result of the merger?
A:
If the merger is completed, Foot Locker, as the surviving entity in the merger, will become a wholly owned subsidiary of DICK’S Sporting Goods as a result of the merger. As a result of the merger, Foot Locker will no longer be a publicly held company. Foot Locker common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Q:	Will the DICK’S Sporting Goods common stock received at the time of completion of merger be traded on an exchange?
A:
Yes, it is a condition to closing the merger that the shares of DICK’S Sporting Goods common stock to be issued to Foot Locker shareholders electing the stock consideration in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Q:	When is the merger expected to be completed?
A:
DICK’S Sporting Goods and Foot Locker currently expect the merger to be completed during the second half of 2025, subject to the affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding shares of Foot Locker common stock in favor of adoption of the merger agreement, the expiration or termination of the waiting period (and any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), the receipt of the clearances and approvals applicable to the merger under the antitrust laws of certain other jurisdictions, and the satisfaction or waiver of the other closing conditions contained in the merger agreement. However, DICK’S Sporting Goods and Foot Locker cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”

Q:	What am I being asked to vote on?
A:	You are being asked to vote upon the following proposals:
1.
Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement” and a copy of which is attached to this proxy statement/prospectus as Annex A, and to approve the merger;

2.
Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Foot Locker’s named executive officers that is based on or otherwise relates to the merger; and

3.
Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal.

Q:	How does the Foot Locker board of directors recommend that I vote at the special meeting?
A:
The Foot Locker board of directors unanimously recommends that Foot Locker shareholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in this proxy statement/prospectus.

Q:	Do any of Foot Locker’s non-employee directors or executive officers have interests in the merger that may differ from those of Foot Locker shareholders generally?
A:
In considering the recommendation of the Foot Locker board of directors with respect to the merger agreement proposal, you should be aware that Foot Locker’s non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Foot Locker shareholders generally. The Foot Locker board of directors was aware of and considered, among other matters, these interests, to the extent such interests existed at the time in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Foot Locker shareholders. For a description of the interests of Foot Locker’s non-employee directors and executive officers in the merger, see the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger.”

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares of Foot Locker common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	Should I send in my Foot Locker stock certificates now?
A:
No. Please do not send in your Foot Locker stock certificates with your proxy. You should submit your Foot Locker stock certificates with your election form. If a Foot Locker shareholder who holds Foot Locker common stock in certificated form does not submit its, his or her stock certificate(s) with the election form, such Foot Locker shareholder will be sent materials after the merger closes to effect the exchange of such shareholder’s Foot Locker common stock for the cash consideration. See the section entitled “The Merger Agreement—Exchange and Payment Procedures.”

Q:	When and where is the special meeting of the Foot Locker shareholders?
A:
The special meeting will be held on [    ], 2025, beginning at [    ] a.m., Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/FL2025SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.

Q:	Who can vote at the special meeting?
A:
Only Foot Locker shareholders who held shares of record as of the close of business on [     ], 2025, the record date for the special meeting and any adjournment or postponement of the special meeting, are entitled to receive notice of and to vote at the special meeting. Foot Locker’s official stock ownership records will conclusively determine whether a shareholder is a “holder of record” as of the record date.

Q:	How many votes do I have?
A:
You are entitled to one vote on each matter properly brought before the special meeting for each share of Foot Locker common stock you hold or beneficially own as of the close of business on the record date. As of the close of business on the record date, there were [     ] shares of Foot Locker common stock outstanding (excluding shares of Foot Locker common stock held in treasury by Foot Locker, or by any of Foot Locker’s subsidiaries) held by [     ] holders of record.

Q:	What constitutes a quorum for the special meeting?
A:
The presence of holders of shares representing at least a majority of the total outstanding shares of Foot Locker common stock on the record date entitled to vote at the special meeting, represented virtually or by proxy, constitute a quorum. Shareholders choosing to abstain from voting will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter. Broker “non-votes,” if any, will not be treated as present for purposes of determining whether a quorum is present.

Q:	What vote is required to approve each proposal to be considered at the Foot Locker special meeting?
A:	The votes required for each proposal are as follows:
1.
Proposal 1—The Merger Agreement Proposal: The affirmative vote, virtually or by proxy, of holders of at least two-thirds (2/3rds) of the outstanding shares of Foot Locker common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal.

2.
Proposal 2—The Merger-Related Compensation Proposal: Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.	Proposal 3—The Adjournment Proposal: The affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve the adjournment proposal.
Q:	How are proxies counted and what results from a failure to vote, abstention or broker non-vote?
A:
Proposal 1—The Merger Agreement Proposal: If you are a Foot Locker shareholder on the record date and take any action other than voting (or causing your shares to be voted) “FOR” the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. For example, if you fail to instruct your bank, brokerage firm or other nominee to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2—The Merger-Related Compensation Proposal: If you are a Foot Locker shareholder on the record date and you (i) participate in the special meeting virtually but fail to vote, (ii) mark your proxy card or voting instruction card to abstain, (iii) do not participate in the special meeting, virtually or by proxy, or (iv) do not vote or instruct your bank, brokerage firm or other nominee how to vote your shares, there will be no effect on the merger-related compensation proposal.
Proposal 3—The Adjournment Proposal: If you are a Foot Locker shareholder on the record date and you (i) participate in the special meeting virtually but fail to vote, (ii) mark your proxy card or voting instruction card to abstain, (iii) do not participate in the special meeting, virtually or by proxy, or (iv) do not vote or instruct your bank, brokerage firm or other nominee how to vote your shares, there will be no effect on the adjournment proposal.
Q:	What will happen if the merger-related compensation proposal is not approved?
A:
The merger-related compensation proposal is advisory only and not binding on Foot Locker or DICK’S Sporting Goods, whether or not the merger is completed. The vote on the merger-related compensation proposal is separate and apart from the vote to adopt the merger agreement and approve the merger and not a condition to the completion of the merger. If the merger is completed, the merger-related compensation that is the subject of this proposal may be paid to Foot Locker’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if the Foot Locker shareholders fail to approve this proposal.
Q:	How do I vote or have my shares voted?
A:
If you are a shareholder of record, you may vote virtually at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote virtually even if you have already voted by proxy.

•
To vote via the Internet, submit your proxy by using the Internet at proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [    ], 2025, the day before the special meeting.

•
To vote by telephone, submit your proxy by telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [    ], 2025, the day before the special meeting.

•
To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Foot Locker shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•
To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/FL2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

•
If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from Foot Locker. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

•
If you hold shares through the Foot Locker 401(k) Plan or the Puerto Rico Savings Plan, your proxy card includes the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for the plan trustee to vote the shares allocated to your plan account. In general, your voting directions must be received by the plan trustee by a deadline that is earlier than the deadline applicable to shareholders generally in order to allow sufficient time for the trustee to tabulate and vote the shares of Foot Locker common stock held by the plan. Accordingly, to allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by 11:59 p.m., Eastern Time, on [ ], 2025. If the plan trustee does not receive directions on how to vote the shares, the trustee will vote such shares in the same proportion as the shares which were voted by plan participants and beneficiaries.

Q:	How will my proxy be voted?
A:
If you are a holder of record and submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card, your shares will be voted in accordance with your instructions contained in the proxy. If you are a holder of record and submit your proxy without specifying how your shares should be voted on one or more matters, your shares will be voted on those matters as the Foot Locker board of directors recommends.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee as to how to vote your shares.

Q:	How can I participate in the special meeting?
A:
To virtually participate in the special meeting, visit www.virtualshareholdermeeting.com/FL2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials. If you hold your shares in “street name” and wish to vote virtually at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Additional information on participating in the special meeting can be found in the section entitled “Information about the Foot Locker Special Meeting.”
Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?
A:
No. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Foot Locker common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

Under applicable stock exchange rules, your bank, brokerage firm or other nominee cannot vote your shares of Foot Locker common stock on “non-routine” matters without your instructions. If you do not provide these instructions, a “non-vote” occurs with respect to those matters. The merger agreement proposal, the merger-related compensation proposal and the adjournment proposal will be considered “non-routine” matters. Accordingly, if you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Foot Locker common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. Foot Locker strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Q:	What is the difference between holding shares as a shareholder of record and in “street name”?
A:
If your shares of Foot Locker common stock are registered directly in your name with the transfer agent of Foot Locker, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote or to grant a proxy for your vote directly to Foot Locker or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement/prospectus, a beneficial owner, and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
Q:	What should I do if I receive more than one set of voting materials for the special meeting?
A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Foot Locker common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	What do I do if I am a Foot Locker shareholder and I want to revoke my proxy?
A:	Shareholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:
•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;
•
sending a signed, written notice of revocation, which is dated later than the date of the proxy and states that the proxy is revoked, via email to Attention: Corporate Secretary, CorporateSecretary@footlocker.com; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.
Beneficial owners of shares held in “street name” may change their voting instructions only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.
Q:	What happens if I sell my shares of Foot Locker common stock before the special meeting?
A:
The record date is earlier than both the date of the special meeting and the closing of the merger. If you transfer your shares of Foot Locker common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares upon completion of the merger.

Q:	Do Foot Locker shareholders have appraisal rights?
A:	No. Foot Locker shareholders are not entitled to appraisal rights with respect to the merger under Section 910 of the New York Business Corporation Law (which we refer to as the “NYBCL”).
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Foot Locker will pay for the proxy solicitation costs related to the special meeting. Foot Locker has engaged Innisfree to assist in the solicitation of proxies for the special meeting. Foot Locker estimates that it will pay Innisfree a fee of approximately $75,000, plus reasonable out-of-pocket expenses. Foot Locker will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party for their expenses incurred in sending proxies and proxy materials to beneficial owners of Foot Locker common stock. Foot Locker’s directors, officers and employees also may solicit proxies in person by telephone or over the Internet. They will not be paid any additional amounts for soliciting proxies.

Q:	How can I find more information about DICK’S Sporting Goods and Foot Locker?
A:	You can find more information about DICK’S Sporting Goods and Foot Locker from various sources described in the section entitled “Where You Can Find More Information.”
Q:	Who can answer any questions I may have about the special meeting or the proxy materials?
A:
If you have any questions about the special meeting, the merger, the proposals or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Foot Locker common stock, please contact the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll Free: (866) 239-1762
Banks and Brokerage Firms May Call Collect: (212) 750-5833

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Foot Locker shareholders at the Foot Locker special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, including the annexes, and the documents to which DICK’S Sporting Goods and Foot Locker refer you. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”
The Parties (see page 32)
DICK’S Sporting Goods, Inc.
345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
DICK’S Sporting Goods, Inc., a Delaware corporation, is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 1, 2025, DICK’S Sporting Goods operated 723 DICK’S Sporting Goods locations across the United States, serving and inspiring its customers to achieve their personal best through interactions with DICK’S Sporting Goods’ dedicated employees, in-store services and unique specialty shop-in-shops. In addition to DICK’S Sporting Goods stores, DICK’S Sporting Goods owns and operates Golf Galaxy, Public Lands, and Going Going Gone! specialty concept stores and offers its products online and through its mobile apps. DICK’S Sporting Goods also owns and operates DICK’S House of Sport and Golf Galaxy Performance Center stores, as well as GameChanger, a youth sports mobile platform for live streaming, scheduling, communications and scorekeeping.
DICK’S Sporting Goods was founded and incorporated in 1948 in New York under the name Dick’s Clothing and Sporting Goods, Inc. when Richard “Dick” Stack, the father of Edward W. Stack, DICK’S Sporting Goods’ Executive Chairman, opened his original bait and tackle store in Binghamton, New York. Edward W. Stack joined his father’s business full-time in 1977 and in 1984 became President and Chief Executive Officer of the then two-store chain. In November 1997, DICK’S Sporting Goods reincorporated as a Delaware corporation, and in April 1999 it changed its name to DICK’S Sporting Goods, Inc.
DICK’S Sporting Goods common stock trades on the NYSE under the symbol “DKS.” The corporate headquarters of DICK’S Sporting Goods are located at 345 Court Street, Coraopolis, Pennsylvania 15108, and its telephone number is (724) 273-3400.
RJS Sub LLC
c/o DICK’S Sporting Goods
345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
RJS Sub LLC, a New York limited liability company, is a wholly owned subsidiary of DICK’S Sporting Goods. Merger Sub was formed by DICK’S Sporting Goods on May 14, 2025 solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. At the effective time, Merger Sub will be merged with and into Foot Locker, with Foot Locker continuing as the surviving entity in the merger and as a wholly owned subsidiary of DICK’S Sporting Goods. The principal executive offices of Merger Sub are located at c/o DICK’S Sporting Goods, 345 Court Street, Coraopolis, Pennsylvania 15108, and its telephone number is (724) 273-3400.
Foot Locker, Inc.
330 West 34th Street
New York, New York 10001
(212) 720-3700
Foot Locker, Inc., a New York corporation, is leading footwear and apparel retailer that unlocks the “inner sneakerhead” in all of us. With approximately 2,400 retail stores in 20 countries across North America, Europe, Asia, Australia, and New Zealand, and a licensed store presence in Europe, the Middle East and Asia, Foot Locker has a

strong history of sneaker authority that sparks discovery and ignites the power of sneaker culture through its portfolio of brands, including Foot Locker, Kids Foot Locker, Champs Sports, WSS, and atmos. Foot Locker common stock trades on the NYSE under the symbol “FL.” The corporate headquarters of Foot Locker are located at 330 West 34th Street, New York, New York 10001, and its telephone number is (212) 720-3700.
The Merger and the Merger Agreement (see pages 40 and 86)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Structure of the Merger
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into Foot Locker, with Foot Locker continuing as the surviving entity in the merger and becoming a wholly owned subsidiary of DICK’S Sporting Goods. Following the merger, Foot Locker common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.
Merger Consideration
At the effective time, each share of Foot Locker common stock issued and outstanding immediately prior to the effective time (other than certain shares of Foot Locker common stock that are held in treasury by Foot Locker or owned by DICK’S Sporting Goods or Merger Sub (which we refer to collectively as “cancelled shares”) or owned by direct or indirect subsidiaries of Foot Locker or DICK’S Sporting Goods, other than Merger Sub (which we refer to collectively as “converted shares”)) will be converted into the right to receive, without interest and at the election of the holder of such share: (a) $24.00, if a cash election to receive cash consideration has been properly made and not properly changed, revoked or deemed revoked (or if no election has been validly made) or (b) 0.1168 shares of DICK’S Sporting Goods common stock, if a stock election to receive stock consideration has been properly made and not properly changed, revoked or deemed revoked. The election is not subject to a minimum or maximum amount of cash consideration or stock consideration. Foot Locker shareholders may elect a different form of consideration for each share of Foot Locker common stock such Foot Locker shareholder owns. Foot Locker shareholders may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if Foot Locker shareholders own more than one share of Foot Locker common stock, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares.
Foot Locker shareholders will not receive any fractional shares of DICK’S Sporting Goods common stock in the merger. Instead, a Foot Locker shareholder who otherwise would have received a fractional share of DICK’S Sporting Goods common stock upon a stock election will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by multiplying (i) the last reported sale price of DICK’S Sporting Goods common stock on the NYSE (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source mutually selected by DICK’S Sporting Goods and Foot Locker) on the last complete trading day prior to the date of the effective time by (ii) the fraction of a share (after taking into account all shares of Foot Locker common stock held by such holder at the effective time for which the shareholder made a stock election and rounded to the nearest one thousandth when expressed in decimal form) of DICK’S Sporting Goods common stock to which such holder would otherwise be entitled.
If, before the effective time, the outstanding shares of DICK’S Sporting Goods common stock or Foot Locker common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then any number or amount contained in the merger agreement which is based upon the price of DICK’S Sporting Goods common stock or Foot Locker common stock or the number or fraction of shares of DICK’S Sporting Goods common stock or Foot Locker common stock, as the case may be, will be appropriately adjusted, without duplication, to proportionately reflect any such change.
For more information about the merger consideration and election, see the section entitled “The Merger—Terms of the Merger.”

Foot Locker Special Meeting (see page 33)
Purposes of the Special Meeting
At the special meeting, Foot Locker shareholders will be asked to vote upon the following proposals:
•	the merger agreement proposal;
•	the merger-related compensation proposal; and
•	the adjournment proposal.
Record Date
The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is [   ], 2025 (which we refer to as the “record date”). Only Foot Locker shareholders who held shares of record as of the close of business on the record date for the special meeting are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Foot Locker’s official stock ownership records will conclusively determine whether a shareholder is a “holder of record” as of the record date.
Required Vote
•
Proposal 1—The Merger Agreement Proposal. The affirmative vote, virtually or by proxy, of holders of at least two-thirds (2/3rds) of the outstanding shares of Foot Locker common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal.

•
Proposal 2—The Merger-Related Compensation Proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•	Proposal 3—The Adjournment Proposal. The affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve the adjournment proposal.
As of the record date, Foot Locker directors and executive officers, as a group, owned and were entitled to vote [  ] shares of Foot Locker common stock, or approximately [  ]% of the outstanding shares of Foot Locker common stock. Foot Locker currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement/prospectus, although none of them are obligated to do so. As of the record date, DICK’S Sporting Goods owned and is entitled to vote [ ] shares of Foot Locker common stock, or approximately [ ]% of the outstanding shares of Foot Locker common stock. We currently expect that DICK’S Sporting Goods will vote its shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement/prospectus, although it is not obligated to do so.
Foot Locker’s Reasons for the Merger; Recommendation of the Foot Locker Board of Directors (see page 58)
At its May 14, 2025 meeting held to evaluate the merger, the Foot Locker board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Foot Locker and its shareholders, (ii) determined that it is in the best interests of Foot Locker and its shareholders, and declared it advisable, to enter into the merger agreement and to consummate the merger, (iii) approved the execution and delivery by Foot Locker of the merger agreement and the performance by Foot Locker of its agreements and obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, subject to the conditions set forth in the merger agreement, (iv) directed that the merger agreement be submitted to a vote at the special meeting and (v) resolved to recommend that the Foot Locker shareholders vote in favor of adoption of the merger agreement.

The Foot Locker board of directors unanimously recommends that Foot Locker shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.
In evaluating the merger and the merger agreement and arriving at its determination, the Foot Locker board of directors consulted with Foot Locker’s senior management, Foot Locker’s financial advisor, Evercore, and Foot Locker’s outside legal counsel, Skadden, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Foot Locker and its shareholders, as described in more detail in the section entitled “The Merger—Foot Locker’s Reasons for the Merger; Recommendation of the Foot Locker Board of Directors.”
Opinion of Foot Locker’s Financial Advisor (see page 66)
Foot Locker retained Evercore to act as its financial advisor in connection with Foot Locker’s evaluation of strategic and financial alternatives, including the merger. As part of this engagement, Foot Locker requested that Evercore evaluate the fairness of the merger consideration pursuant to the merger agreement, from a financial point of view, to the holders of Foot Locker common stock (other than any holders of any cancelled shares or any converted shares). At a meeting of the Foot Locker board of directors held on May 14, 2025, Evercore rendered to the Foot Locker board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated May 14, 2025, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of Foot Locker common stock (other than any holders of any cancelled shares or any converted shares).
The full text of the written opinion of Evercore, dated May 14, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated by reference into this proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Foot Locker board of directors (solely in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Foot Locker board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Foot Locker common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Foot Locker, nor does it address the underlying business decision of Foot Locker to engage in the merger.
For additional information, see the section entitled “The Merger—Opinion of Foot Locker’s Financial Advisor” and Annex B.
Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger (see page 75)
In considering the recommendation of the Foot Locker board of directors with respect to the merger agreement proposal, you should be aware that Foot Locker’s non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Foot Locker shareholders generally. The Foot Locker board of directors was aware of and considered, among other matters, these interests, to the extent such interests existed at the time in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Foot Locker shareholders. For a description of the interests of Foot Locker’s non-employee directors and executive officers in the merger, see the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger.”
Material U.S. Federal Income Tax Consequences (see page 112)
The exchange of shares of Foot Locker common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) who receives the merger consideration in exchange for that U.S. holder’s shares of Foot Locker common stock will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash (including cash in lieu of any fractional share of DICK’S Sporting Goods common stock) and the fair market value of the DICK’S Sporting Goods common stock received by that U.S. holder in the merger and (ii) that U.S. holder’s adjusted tax basis in the Foot Locker common stock exchanged therefor.
In certain circumstances, a holder of shares of Foot Locker common stock could be treated as receiving a dividend in an amount up to the cash consideration, but not the stock consideration, received by that holder in the merger. In light of such potential treatment, a holder of Foot Locker common stock that is not a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) should consult his, her or its own tax advisor regarding the possibility of being subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to the cash consideration received in the merger.
For a more detailed description of the U.S. federal income tax consequences of the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences.”
Each Foot Locker shareholder should read the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” and should consult his, her or its tax advisor with respect to the particular tax considerations of the merger to such holder.
Accounting Treatment of the Merger (see page 82)
The merger will be accounted for as a business combination using the acquisition method of accounting, with DICK’S Sporting Goods as the accounting acquirer in accordance with Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the merger consideration will be allocated to Foot Locker’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Foot Locker at the closing date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the merger consideration allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Financing of the Merger (see page 81)
The merger is not conditioned upon any financing arrangements or contingencies. DICK’S Sporting Goods anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of cash on hand and third-party debt financing.
In connection with its entry into the merger agreement, DICK’S Sporting Goods entered into a debt commitment letter on May 15, 2025 with a financial institution acting as the initial commitment party, which was supplemented by a joinder on May 30, 2025, pursuant to which certain additional financial institutions became party to the debt commitment letter and, together with the initial commitment party, committed to provide, subject to the terms and conditions of the debt commitment letter, a senior unsecured bridge facility in aggregate principal amount of $2.40 billion (which amount was reduced to $2.15 billion in connection with DICK’S Sporting Goods’ entry into a new revolving credit facility, described below). The availability of the bridge facility is conditioned on the consummation of the transactions in accordance with the terms of the merger agreement (subject to certain customary exceptions and qualifications) and certain other customary conditions. DICK’S Sporting Goods expects to replace the remaining commitments in respect of the bridge facility prior to the consummation of the transactions with the proceeds of the issuance of one or more series of senior unsecured debt securities and/or other incurrences of indebtedness (or commitments in respect thereof), including in connection with the Foot Locker Exchange Offer (described below).
In connection with the merger, on June 6, 2025, DICK’S Sporting Goods commenced an offer to exchange (which we refer to as the “Foot Locker Exchange Offer”) any and all outstanding Foot Locker Notes for up to $400 million aggregate principal amount of new 4.000% Senior Notes issued by DICK’S Sporting Goods and a consent payment. In conjunction with the Foot Locker Exchange Offer, DICK’S Sporting Goods, on behalf of Foot Locker, solicited consents (which we refer to as the “Foot Locker Consent Solicitation”) to adopt certain proposed amendments to the Foot Locker Indenture to, among other changes, eliminate substantially all of the restrictive covenants, certain affirmative covenants and certain events of default. On June 20, 2025, DICK’S Sporting Goods, on behalf of Foot Locker, received the requisite number of consents to adopt the proposed amendments, and Foot Locker entered into a supplemental indenture with the guarantors party thereto and the trustee for the Foot Locker Notes. The Foot Locker Exchange Offer and the Foot Locker Consent Solicitation are subject to the satisfaction of certain conditions, including the completion of the merger, and the proposed amendments will not become operative until immediately prior to the closing of the merger or immediately upon settlement of the Foot Locker Exchange Offer, depending on the specific amendment, and will cease to be operative if the merger is not consummated. The Foot Locker Exchange Offer will expire at 5:00 p.m., New York City time, on August 1, 2025, unless extended.
Also on June 6, 2025, DICK’S Sporting Goods entered into a new revolving credit agreement with certain financial institutions, providing for a new $2.0 billion unsecured revolving credit facility, $250 million of which is available on a “certain funds” basis to fund the merger and otherwise on terms substantially consistent with DICK’S Sporting Goods’ old revolving credit facility. The new revolving credit facility will mature on June 6, 2030. In connection with entry into the new revolving credit agreement, DICK’S Sporting Goods terminated all commitments and repaid all obligations under its old credit agreement.
Regulatory Clearances and Approvals Required for the Merger (see page 82)
HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents DICK’S Sporting Goods and Foot Locker from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the Federal Trade Commission (which we refer to as the “FTC,” and collectively with the DOJ, the “U.S. Antitrust Agencies”) and the HSR Act waiting period is terminated or expires. DICK’S Sporting Goods and Foot Locker submitted the requisite notification and report forms under the HSR Act on June 23, 2025.
Foreign Regulatory Clearances. The completion of the merger is subject to clearance under the antitrust laws of certain other jurisdictions, and the parties will file merger notifications pursuant to antitrust and competition laws with the appropriate regulators in such other jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign laws before completing the merger.
At any time before or after the completion of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the U.S. Antitrust Agencies or other state or foreign antitrust, competition and foreign investment authorities could take such action under the antitrust laws or the laws of their jurisdictions, as applicable, as they deem necessary under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Although the parties expect that all required regulatory clearances and approvals will be obtained, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger. These conditions could result in the conditions to the merger not being satisfied. For more information about regulatory approvals relating to the merger, see the section entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”
Expected Timing of the Merger (see page 83)
DICK’S Sporting Goods and Foot Locker currently expect the merger to be completed in the second half of 2025, subject to the satisfaction or waiver of customary closing conditions, including obtaining the requisite vote of Foot Locker shareholders, the expiration or termination of the waiting period under the HSR Act and the receipt of approvals or clearances required under the antitrust laws of certain other jurisdictions. However, DICK’S Sporting Goods and Foot Locker cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections entitled “The Merger Agreement—Regulatory Approvals and Efforts to Close the Merger” and “The Merger Agreement—Conditions to the Merger.” Also, see the section entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger.”

Treatment of Foot Locker Equity Awards (see page 77)
Treatment of Stock Options
Under the terms and subject to the conditions set forth in the merger agreement, each option to purchase Foot Locker common stock granted under the Foot Locker 2007 Stock Incentive Plan or granted as an inducement award (which we refer to as a “Foot Locker option”) that is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time and that has a per share exercise price that is less than the cash consideration (each of which we refer to as an “in-the-money option”) will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker option as of immediately prior to the effective time multiplied by (b) the excess (if any) of the cash consideration over the per share exercise price applicable to the Foot Locker option. At the effective time, each Foot Locker option that is not an in-the-money option which is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time will be cancelled for no consideration.
Treatment of Restricted Stock Units
•
Under the terms and subject to the conditions set forth in the merger agreement, each restricted stock unit award granted under the Foot Locker 2007 Stock Incentive Plan or granted as an inducement award (which we refer to as a “Foot Locker RSU Award”) that is held by an individual who is not a non-employee director of Foot Locker and each performance stock unit award granted under the Foot Locker 2007 Stock Incentive Plan or granted as an inducement award (which we refer to as a “Foot Locker PSU Award”) that is outstanding as of immediately prior to the effective time will be assumed and converted into a time-based restricted stock unit award in respect of a number of shares of DICK’S Sporting Goods common stock equal to the product obtained by multiplying (a) the total number of shares of Foot Locker common stock subject to the Foot Locker RSU Award or Foot Locker PSU Award, as applicable, as of immediately prior to the effective time by (b) the exchange ratio (i.e., 0.1168), with any fractional shares rounded to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Foot Locker common stock subject to a Foot Locker PSU Award as of immediately prior to the effective time will be determined in accordance with the applicable award agreements.

•
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker RSU Award that is held by a non-employee director of Foot Locker and is outstanding, whether or not vested, as of immediately prior to the effective time will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker RSU Award as of immediately prior to the effective time multiplied by (b) the cash consideration.

•
Under the terms and subject to the conditions set forth in the merger agreement, each deferred stock unit award granted under the Foot Locker 2007 Stock Incentive Plan (which we refer to as a “Foot Locker DSU Award”) that is outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, at the earliest time following the effective time permitted by the award terms that will not trigger any additional tax or penalty under Section 409A of the Code, the cash consideration in respect of each share of Foot Locker common stock subject to the Foot Locker DSU Award as of immediately prior to the effective time.

Listing of DICK’S Sporting Goods Common Stock; Delisting of Foot Locker Common Stock (see page 85)
Shares of DICK’S Sporting Goods common stock are currently listed on the NYSE under the symbol “DKS.” It is a condition to the consummation of the merger that the shares of DICK’S Sporting Goods common stock to be issued to Foot Locker shareholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. Although the merger agreement provides that shares of DICK’S Sporting Goods common stock issued in the merger will be listed on the NYSE, there can be no assurance that such shares of DICK’S Sporting Goods common stock will continue to be listed in the future.
Following the merger, Foot Locker common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

No Appraisal or Dissenters’ Rights (see page 85)
Under Section 910 of the New York Business Corporation Law (which we refer to as the “NYBCL”), Foot Locker shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights.”
No Solicitation of Other Offers by Foot Locker (see page 97)
Under the terms of the merger agreement, from and after the date of the merger agreement until the earlier of the effective time or the date the merger agreement is validly terminated, Foot Locker has agreed not to, among other things, solicit, initiate, encourage or facilitate any competing acquisition proposals for Foot Locker, enter into negotiations with or furnish any nonpublic information about Foot Locker to any third parties regarding any actual or potential competing acquisition proposals or enter into any agreements with a third party regarding any competing acquisition proposals for Foot Locker.
Notwithstanding the foregoing restrictions, if Foot Locker receives, prior to Foot Locker shareholders approving the merger agreement, an unsolicited competing acquisition proposal that the Foot Locker board of directors determines in good faith to be superior to the merger or reasonably be expected to lead to a proposal that is superior to the merger, subject to certain conditions set forth in the merger agreement, Foot Locker is permitted to engage in discussions and negotiations with the third party that sent the competing acquisition proposal (and its representatives and debt financing sources) and furnish nonpublic information to that third party (and its representatives and debt financing sources).
Under the terms of the merger agreement and subject to certain conditions set forth therein (including the payment of a $59.5 million termination fee), prior to Foot Locker shareholders adopting the merger agreement, Foot Locker may terminate the merger agreement to accept a competing acquisition proposal that the Foot Locker board of directors has determined to be superior to the merger. See the section entitled “The Merger Agreement—No Solicitation of Other Offers by Foot Locker” and “The Merger Agreement—Change of Recommendation; Match Rights.”
Conditions to the Merger (see page 105)
The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of customary conditions, including, among other conditions, the adoption of the merger agreement by Foot Locker’s shareholders by the affirmative vote of at least two-thirds of the outstanding shares of Foot Locker common stock, the expiration or termination of the waiting period under the HSR Act and the receipt of approvals or clearances required under the antitrust laws of certain other jurisdictions.
The obligations of DICK’S Sporting Goods and Merger Sub to effect the merger are also subject to the absence of a Foot Locker material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect”) after the date of the merger agreement that is continuing, the accuracy of Foot Locker’s representations and warranties and compliance by Foot Locker with its obligations and agreements under the merger agreement. The obligations of Foot Locker to effect the merger are also subject to the accuracy of DICK’S Sporting Goods’ and Merger Sub’s representations and warranties and compliance by DICK’S Sporting Goods and Merger Sub with their obligations and agreements under the merger agreement. The merger agreement does not include a financing condition. For more information, see the section entitled “The Merger Agreement—Conditions to the Merger.”
Under the terms of the merger agreement, the parties are required to close the merger on the third (3rd) business day following the date on which all closing conditions to the merger are satisfied or, to the extent permitted by applicable law, waived. See the section entitled “The Merger Agreement—Closing; Effective Time.”
Termination of the Merger Agreement (see page 108)
Among other customary circumstances, DICK’S Sporting Goods or Foot Locker may terminate the merger agreement if:
•
any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement; and

•
the effective time of the merger has not occurred on or before May 15, 2026 (which we refer to as the “outside date”); however, (i) if, on the outside date, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) have been satisfied or waived, then the outside date will be automatically extended for a period of three (3) months, (ii) if, on the outside date, as extended, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)), have been satisfied or waived, then the outside date, as extended, will automatically be further extended for an additional period of three (3) months and (iii) this right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation was a proximate cause of the failure of the effective time to occur by the outside date and such action or failure to act constitutes a material breach of the merger agreement.

Among other customary circumstances, DICK’S Sporting Goods may terminate the merger agreement if the Foot Locker special meeting (including any adjournments or postponements thereof) has concluded and the Foot Locker shareholders have not adopted the merger agreement.
Termination Fees and Expenses (see page 110)
Foot Locker must pay DICK’S Sporting Goods a termination fee of $59.5 million if the merger agreement is terminated in certain circumstances including Foot Locker entering into a definitive agreement with respect to a competing acquisition proposal, Foot Locker’s board issuing an adverse recommendation change or a willful breach of Foot Locker’s non-solicitation obligations under the merger agreement.
DICK’S Sporting Goods must pay Foot Locker a reverse termination fee of $95.5 million if the merger agreement is terminated in certain circumstances including as a result of certain required regulatory clearances not being obtained by the outside date.
All other costs and expenses incurred in connection with the merger and the transactions contemplated thereby will generally be paid by the party incurring the costs and expenses.
Comparison of Rights of DICK’S Sporting Goods Stockholders and Foot Locker Shareholders (see page 133)
Upon the completion of the merger, Foot Locker shareholders receiving shares of DICK’S Sporting Goods common stock will become stockholders of DICK’S Sporting Goods, and their rights will be governed by the governing corporate documents of DICK’S Sporting Goods in effect at the effective time of the merger, which are different from Foot Locker’s governing corporate documents, as further described in the section entitled “Comparison of Rights of DICK’S Sporting Goods Stockholders and Foot Locker Shareholders.”
Risk Factors (see page 20)
In evaluating the merger agreement, the merger and the proposals to be considered at the Foot Locker special meeting, you should carefully read this proxy statement/prospectus and give special consideration to the factors described in the section entitled “Risk Factors,” together with information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information.”
Market Price Information
DICK’S Sporting Goods common stock is listed on the NYSE under the symbol “DKS,” and Foot Locker common stock is listed on the NYSE under the symbol “FL.” The following table shows the closing sale prices of DICK’S Sporting Goods common stock and Foot Locker common stock as reported on the NYSE on May 14, 2025, the last full trading day before the public announcement of the merger agreement, and on [  ], 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the stock consideration that Foot Locker shareholders may receive in exchange for each share of Foot Locker common stock upon a stock election, which was calculated by multiplying the closing price of DICK’S Sporting Goods common stock on those dates by the exchange ratio of 0.1168. The table also shows the value of the cash consideration that Foot Locker shareholders may receive in exchange for each share of Foot Locker common stock upon a cash election.

	Foot Locker common stock	DICK’S Sporting Goods common stock	Implied value of stock consideration for one share of Foot Locker common stock	Value of cash consideration for one share of Foot Locker common stock
May 14, 2025	$12.87	$209.61	$24.48	$24.00
[ ], 2025	$[ ]	$[ ]	$[ ]	$24.00

The implied value of the stock consideration will fluctuate as the market price of DICK’S Sporting Goods common stock fluctuates because the stock consideration is payable in a fixed number of shares of DICK’S Sporting Goods common stock. As a result, Foot Locker shareholders will not know the exact market value of the stock consideration they will receive until the effective time, and Foot Locker shareholders are encouraged to obtain current stock price quotations for DICK’S Sporting Goods common stock and Foot Locker common stock before deciding how to vote with respect to the merger agreement proposal or making an election with respect to their shares of Foot Locker common stock. For more information, see the sections entitled “The Merger—Terms of the Merger” and “The Merger Agreement—Merger Consideration.”

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including, among other things, the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Foot Locker shareholders should carefully consider the following material risks and uncertainties before deciding whether to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, or any of the other proposals to be presented at the Foot Locker special meeting and making any election decision with respect to their shares of Foot Locker common stock, including making a decision to invest in DICK’S Sporting Goods common stock by electing to exchange their shares of Foot Locker common stock for shares of DICK’S Sporting Goods common stock in the merger. In addition, you should read and consider the risks associated with each of the businesses of DICK’S Sporting Goods and Foot Locker because these risks will relate to the combined company following the completion of the merger. DICK’S Sporting Goods and Foot Locker describe some of these risks under the caption “Risk Factors” in their respective Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosure of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this document by reference, see the section entitled “Where You Can Find More Information.” The realization of any of the risks described in this proxy statement/prospectus and in those documents incorporated by reference could have a material adverse effect on DICK’S Sporting Goods’, Foot Locker’s or the combined company’s business, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common stock.
Risks Relating to the Merger
Because the stock election exchange ratio is fixed and will not be adjusted for stock price changes and the market price of DICK’S Sporting Goods common stock has fluctuated and will continue to fluctuate, Foot Locker shareholders cannot be sure of the value of the consideration they will receive if they make a stock election.
Upon completion of the merger, each issued and outstanding share of Foot Locker common stock (other than cancelled shares and converted shares) will be converted into the right to receive, at the election of the Foot Locker shareholder, $24.00 cash, without interest, or 0.1168 shares of DICK’S Sporting Goods common stock. Each Foot Locker shareholder may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if the Foot Locker shareholder owns more than one share of Foot Locker common stock, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares.
The market price of DICK’S Sporting Goods common stock at the time of completion of the merger may vary significantly from the market price of DICK’S Sporting Goods common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus, the date of the Foot Locker special meeting and the date on which Foot Locker shareholders make their election with respect to their shares of Foot Locker common stock. Because the stock consideration is payable in a fixed number of shares of DICK’S Sporting Goods common stock, the value of the stock consideration that Foot Locker shareholders making a stock election receive upon completion of the merger may be greater than, less than or the same as the value of the stock consideration on such earlier dates. However, the cash consideration that Foot Locker shareholders may elect to receive for their shares of Foot Locker common stock will remain at $24.00 (subject to adjustment for certain extraordinary transactions, including any stock splits, divisions or subdivisions of shares, as set forth in the merger agreement).
If a Foot Locker shareholder makes a stock election and the market value of DICK’S Sporting Goods common stock falls between the time of the election and the time the stock consideration is actually received, the value of the stock consideration received may be less than the value of the cash consideration such Foot Locker shareholder would have received under a cash election. Conversely, if a Foot Locker shareholder makes a cash election and the market value of DICK’S Sporting Goods common stock rises between the time of the election and the time the cash consideration is actually received, the value of the cash consideration received may be less than the value of the stock consideration such Foot Locker shareholder would have received under a stock election.
Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in DICK’S Sporting Goods’ and Foot Locker’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement/prospectus. Many of these factors are beyond DICK’S Sporting Goods’ and Foot Locker’s control. Foot Locker shareholders are urged to obtain current market quotations for DICK’S Sporting Goods common stock and Foot Locker common stock when they make their elections.
Completion of the merger is subject to the conditions contained in the merger agreement and if these conditions are not satisfied or waived, the merger will not be completed.
The obligations of DICK’S Sporting Goods and Foot Locker to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among others, the adoption of the merger agreement by Foot Locker’s shareholders by the affirmative vote of at least two-thirds of the outstanding shares of Foot Locker common stock, the expiration or termination of the regulatory waiting periods under the HSR Act, and the receipt of approvals or clearances required under the antitrust laws of certain other jurisdictions. For a more complete summary of the required regulatory approvals and the closing conditions, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”
Although DICK’S Sporting Goods and Foot Locker have agreed in the merger agreement to use their reasonable best efforts to complete the merger as promptly as practicable, many of the closing conditions are not within DICK’S Sporting Goods’ or Foot Locker’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to May 15, 2026, which deadline may be extended to August 15, 2026 and again to November 15, 2026 under certain circumstances, it is possible that the merger agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. There can be no assurance that the closing conditions will be satisfied or waived or that the merger will be completed. If the conditions are not satisfied or, subject to applicable law, waived, the merger will not occur or will be delayed and each of DICK’S Sporting Goods and Foot Locker may lose some or all of the intended benefits of the merger.
In the event that the parties determine to waive any of the conditions to the closing of the merger, such decision may have an adverse effect on Foot Locker and DICK’S Sporting Goods and their shareholders and stockholders, respectively.
In addition, upon termination of the merger agreement under specified circumstances, including the termination by either party because certain required regulatory clearances either are not obtained before the outside date or are denied, DICK’S Sporting Goods would be required to pay Foot Locker a reverse termination fee of $95.5 million. For additional information, see the section entitled “The Merger Agreement—Termination Fees and Expenses.”
The merger is subject to the expiration of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities in the United States and certain other jurisdictions that may impose conditions that could have an adverse effect on DICK’S Sporting Goods, Foot Locker or the combined company or, if not obtained, could prevent completion of the merger.
Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under the HSR Act and under the antitrust laws of certain other jurisdictions. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business following the completion of the merger. Under the merger agreement, DICK’S Sporting Goods and Foot Locker have agreed to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with certain conditions, terms, obligations or restrictions imposed by governmental authorities. There can be no assurance that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the completion of the merger. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”

Foot Locker’s non-employee directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a Foot Locker shareholder more generally.
In considering the recommendation of the Foot Locker board of directors that Foot Locker shareholders approve the merger agreement proposal and the merger-related compensation proposal, Foot Locker shareholders should be aware that Foot Locker’s non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Foot Locker shareholders generally. The Foot Locker board of directors was aware of and considered, among other matters, these interests, to the extent such interests existed at the time, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Foot Locker shareholders. For a description of the interests of Foot Locker’s non-employee directors and executive officers in the merger, see the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger.”
The merger agreement limits Foot Locker’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Foot Locker.
The merger agreement contains provisions that make it more difficult for Foot Locker to sell its business to a party other than DICK’S Sporting Goods. These provisions include a general prohibition on Foot Locker soliciting any company takeover proposal or offer for a competing transaction. In addition, upon termination of the merger agreement, Foot Locker would be required to pay DICK’S Sporting Goods a termination fee of $59.5 million if the merger agreement is terminated in certain circumstances, including Foot Locker entering into a definitive agreement with respect to a superior proposal, an adverse recommendation change or a willful breach of Foot Locker’s non-solicitation obligations under the merger agreement.
It is possible that the provisions of the merger agreement could discourage a potential acquiror that might have had an interest in acquiring all or a significant part of Foot Locker from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration DICK’S Sporting Goods proposes to pay in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Foot Locker than it might otherwise have proposed to pay because of the termination fee that may become payable to DICK’S Sporting Goods in certain circumstances described in the section entitled “The Merger Agreement—Termination Fees and Expenses.”
DICK’S Sporting Goods and Foot Locker will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on DICK’S Sporting Goods and Foot Locker and, as a result, the combined company. These uncertainties may impair DICK’S Sporting Goods’ and Foot Locker’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, business partners and others that deal with DICK’S Sporting Goods or Foot Locker to seek to change existing business relationships with DICK’S Sporting Goods or Foot Locker. In addition, pursuant to the merger agreement and subject to certain exceptions, both DICK’S Sporting Goods and Foot Locker agreed not to take certain actions prior to the closing of the merger. The merger agreement subjects Foot Locker to restrictions on its business activities and obligates Foot Locker to generally conduct its business in all material respects in the ordinary course of business. These restrictions could cause DICK’S Sporting Goods and Foot Locker to be unable to pursue certain beneficial opportunities that may arise prior to the completion of the merger and could have an adverse effect on DICK’S Sporting Goods, Foot Locker’s and the combined company’s results of operations, cash flows and financial position.
The business relationships of DICK’S Sporting Goods, Foot Locker and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of DICK’S Sporting Goods, Foot Locker and, as a result, the combined company.
Parties with which DICK’S Sporting Goods, Foot Locker or their respective subsidiaries do business may be uncertain as to the effects the merger may have on them, including with respect to current or future business relationships with DICK’S Sporting Goods, Foot Locker or their respective subsidiaries. These relationships may be subject to disruption as customers, suppliers and other persons with whom DICK’S Sporting Goods and Foot Locker have business relationships may delay or defer certain business decisions or might decide to terminate, change or renegotiate their relationships with DICK’S Sporting Goods or Foot Locker or consider entering into business relationships with parties other than DICK’S Sporting Goods, Foot Locker or their respective subsidiaries. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of DICK’S Sporting Goods, Foot Locker and the combined company, including an adverse effect on DICK’S Sporting Goods’ ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees of DICK’S Sporting Goods or Foot Locker, which could adversely affect the future business and operations of the combined company following the merger.
DICK’S Sporting Goods and Foot Locker are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of DICK’S Sporting Goods and Foot Locker. Current and prospective employees of DICK’S Sporting Goods and Foot Locker may be uncertain about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of DICK’S Sporting Goods and Foot Locker to attract and retain key personnel during the pendency of the merger. Accordingly, there can be no assurance that the combined company will be able to retain key management personnel and other key employees of DICK’S Sporting Goods and Foot Locker.
DICK’S Sporting Goods and Foot Locker will incur direct and indirect costs as a result of the merger.
DICK’S Sporting Goods and Foot Locker expect to incur significant non-recurring costs associated with combining the operations of Foot Locker with the operations of DICK’S Sporting Goods. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employment-related costs, public company filing fees and other regulatory fees and other related costs. DICK’S Sporting Goods, Foot Locker and, as a result, the combined company, may incur additional costs or suffer loss of business under third-party contracts that are terminated, and/or losses of, or decreases in orders by, customers, and may also incur costs to maintain employee morale and to retain certain key management personnel and employees. DICK’S Sporting Goods and Foot Locker will also incur transaction fees and costs related to formulating integration plans, and the execution of these plans may lead to additional unanticipated costs and time delays. Factors beyond DICK’S Sporting Goods’ and Foot Locker’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Although DICK’S Sporting Goods and Foot Locker expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. Whether or not the merger is consummated, DICK’S Sporting Goods and Foot Locker will incur substantial expenses in pursuing the merger and may adversely impact DICK’S Sporting Goods’, Foot Locker’s and the combined company’s earnings.
Failure to complete the merger could negatively affect the stock price and the future business and financial results of Foot Locker.
If the merger is not completed for any reason, including as a result of Foot Locker shareholders failing to approve the merger agreement proposal, the ongoing business of Foot Locker may be adversely affected and, without realizing any of the benefits of having completed the merger, Foot Locker could be subject to a number of negative consequences, including the following:
•	Foot Locker may experience negative reactions from the financial markets, including negative impacts on its stock price;
•	Foot Locker may experience negative reactions from its customers and suppliers;
•	Foot Locker may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;
•	Foot Locker will have incurred, and will continue to incur, significant non-recurring costs in connection with the merger that it may be unable to recover;
•	the merger agreement places certain restrictions on the conduct of Foot Locker’s business prior to completion of the merger, the waiver of which is subject to the consent of DICK’S Sporting Goods (not to be unreasonably withheld, conditioned or delayed), which may prevent Foot Locker from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that may be beneficial to Foot Locker (see the sections entitled “The Merger Agreement—Conduct of Business of Foot Locker Pending the Closing of the Merger” and “The Merger Agreement—Conduct of Business of DICK’S Sporting Goods Pending the Closing of the Merger” for a description of the restrictive covenants applicable to Foot Locker); and
•
matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Foot Locker management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to Foot Locker as an independent company.

If the merger is not completed, Foot Locker shareholders will be subject to the business and execution risks related to Foot Locker’s strategic plan and the uncertainties associated with the near- and long-term risks and challenges in continuing to implement such plan, the structural risks inherent in Foot Locker’s business model, and the risk that, if Foot Locker remains independent, Foot Locker common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all, each as described in more detail in the section entitled “The Merger—Foot Locker’s Reasons for the Merger; Recommendation of the Foot Locker Board of Directors.”
In addition, upon termination of the merger agreement, under certain circumstances, Foot Locker would be required to pay DICK’S Sporting Goods a termination fee of $59.5 million, including Foot Locker entering into a definitive agreement with respect to a superior proposal, an adverse recommendation change or a willful breach of Foot Locker’s non-solicitation obligations under the merger agreement. Finally, Foot Locker could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Foot Locker to perform its obligations under the merger agreement. If the merger is not completed, any of these risks may materialize and may adversely affect Foot Locker’s business, financial condition, financial results and stock price.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed. Such failure to complete the merger contemplated by the merger agreement could cause DICK’S Sporting Goods’ and Foot Locker’s results to be adversely affected or have a material and adverse effect on DICK’S Sporting Goods’ and Foot Locker’s respective common stock prices and results of operations.
If the merger is not completed for any reason, including as a result of Foot Locker shareholders failing to approve the merger agreement, there may be various adverse consequences, and DICK’S Sporting Goods and Foot Locker may experience negative reactions from the financial markets and from their respective customers and employees. Moreover, DICK’S Sporting Goods’ and Foot Locker’s respective common stock prices may decline because costs related to such merger, such as legal, accounting and financial advisory fees, must be paid even if such merger is not completed. Moreover, DICK’S Sporting Goods may be required to pay a reverse termination fee of $95.5 million to Foot Locker upon a termination of the merger agreement in certain circumstances, and Foot Locker may be required to pay a termination of $59.5 million to DICK’S Sporting Goods upon a termination of the merger agreement in certain circumstances. In addition, if the merger is not completed, whether because of the parties’ failure to receive required regulatory approvals in a timely fashion or because one of the parties has breached its obligations in a way that permits the other party to terminate the merger agreement, or for any other reason, DICK’S Sporting Goods’ and Foot Locker’s respective common stock prices may be affected to the extent that the current market prices reflect a market assumption that the merger will be completed.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially from them.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the Foot Locker identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Foot Locker as of the date of the completion of the merger. Accordingly, the final accounting adjustments as a result of the acquisition may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Completion of the merger may trigger change in control provisions in certain agreements to which Foot Locker is a party.
The completion of the merger may trigger change in control provisions in certain agreements to which Foot Locker is a party. If Foot Locker and DICK’S Sporting Goods are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Foot Locker and DICK’S Sporting Goods are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Foot Locker or DICK’S Sporting Goods.
Lawsuits may in the future be filed against Foot Locker, its directors, DICK’S Sporting Goods, Merger Sub or any one of them challenging the merger, and an adverse ruling in any such lawsuit may prevent completing the merger or completing the merger within the expected timeframe and/or result in substantial costs to DICK’S Sporting Goods, Foot Locker and the combined company.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on DICK’S Sporting Goods’, Foot Locker’s and, as a result, the combined company’s, financial condition, results of operations and liquidity.
Further, one of the conditions to the completion of the merger is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger. As such, if an injunction prohibiting the consummation of the merger is obtained, that injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.
Risks Relating to DICK’S Sporting Goods Following Completion of the Merger
The dilution that may be caused by the issuance of shares of DICK’S Sporting Goods common stock in connection with the merger may adversely affect the market price of DICK’S Sporting Goods common stock.
Pursuant to the merger agreement, Foot Locker shareholders may elect to receive either cash or shares of DICK’S Sporting Goods common stock as consideration for their shares of Foot Locker common stock. The dilution that may be caused by the issuance of new shares of DICK’S Sporting Goods common stock to Foot Locker shareholders in connection with the payment of the stock consideration may result in fluctuations in the market price of DICK’S Sporting Goods common stock, including a DICK’S Sporting Goods common stock price decrease. In addition, if former Foot Locker shareholders sell substantial amounts of the combined company’s common stock in the public market following consummation of the merger, this could decrease the market price of the combined company’s common stock.
DICK’S Sporting Goods expects to obtain financing in connection with the merger and cannot guarantee that it will be able to obtain such financing on favorable terms.
DICK’S Sporting Goods intends to finance a portion of the merger through a combination of cash-on-hand, revolving borrowings and other new debt. DICK’S Sporting Goods’ ability to obtain any such new debt financing will depend on, among other factors, prevailing market conditions and other factors beyond DICK’S Sporting Goods’ control. DICK’S Sporting Goods cannot assure you that it will be able to obtain new debt financing on terms acceptable to it, and any such failure could materially adversely affect its and the combined company’s operations and financial condition. DICK’S Sporting Goods’ obligation to complete the merger is not conditioned upon the receipt of any financing.
DICK’S Sporting Goods may be unable to successfully operate the Foot Locker business or realize the cost synergies or other anticipated benefits of the merger.
Although DICK’S Sporting Goods expects significant cost synergies and other benefits to result from the merger, there can be no assurance that DICK’S Sporting Goods will actually realize any of them, or realize them within the anticipated timeframe. DICK’S Sporting Goods expects to operate Foot Locker as a standalone business unit within its portfolio and maintain the Foot Locker brands and expects to grow the business by applying operational expertise. Achieving the anticipated cost synergies and other benefits will depend, in part, on DICK’S Sporting Goods’ ability to operate Foot Locker’s business successfully and integrate certain of its operations efficiently. The challenges involved with the merger, which will be complex and time consuming, include the following:
•	preserving operational and other important relationships of Foot Locker and attracting new business and operational relationships;
•	operating multiple banners, a differentiated store concept and successfully addressing the challenges facing Foot Locker’s business;
•	integrating financial forecasting and controls, procedures and reporting cycles;
•	consolidating and integrating corporate, information technology, finance and administrative infrastructures;
•	coordinating sales and marketing efforts to effectively position DICK’S Sporting Goods’ capabilities;
•	coordinating operations in countries in which DICK’S Sporting Goods has not previously operated; and
•	integrating employees and related HR systems and benefits, maintaining employee morale and retaining and attracting key employees.
If these issues and the other challenges inherent in operating an acquired business are not successfully managed, then DICK’S Sporting Goods may not achieve the anticipated benefits of the merger on DICK’S Sporting Goods’ anticipated timeframe or at all, and the combined company’s revenue, expenses, operating results, financial condition and common stock price could be materially adversely affected. The successful completion of the merger will require significant management attention both before and after the completion of the merger, and may divert the attention of management from DICK’S Sporting Goods’ business and operational issues. Additionally, general market and economic conditions may inhibit DICK’S Sporting Goods’ successful operation of the Foot Locker business.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the business of the combined company will increase in size and geographic scope beyond the current size of either DICK’S Sporting Goods or Foot Locker’s business and the scope of DICK’S Sporting Goods’ current operations. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity.
There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings or other benefits currently anticipated from the merger.
After the merger, Foot Locker shareholders will have a significantly lower ownership and voting interest in DICK’S Sporting Goods than they currently have in Foot Locker and will exercise less influence over management.
Although neither DICK’S Sporting Goods nor Foot Locker can estimate what percentage of Foot Locker shareholders will elect stock consideration and will receive shares of DICK’S Sporting Goods common stock in the merger, based on the number of shares of Foot Locker common stock outstanding as of [  ], 2025, and the number of shares of DICK’S Sporting Goods common stock outstanding as of [  ], 2025, it is expected that, at the absolute maximum (i.e., each Foot Locker shareholder elects to receive stock consideration in the merger for all of such shareholder’s shares of Foot Locker common stock, although the actual proportion of stock consideration rather than cash consideration to be received in the merger may be materially less), immediately after completion of the merger, former Foot Locker shareholders would own approximately [  ]% of the outstanding shares of common stock of the combined company.
Furthermore, holders of DICK’S Sporting Goods’ Class B common stock, who consist of DICK’S Sporting Goods’ Executive Chairman, Edward W. Stack, his relatives, and various trusts established for the benefit of their families, control a majority of the combined voting power of DICK’S Sporting Goods common stock and DICK’S Sporting Goods Class B common stock and would control the outcome of a vote on any corporate transaction or other matter submitted to DICK’S Sporting Goods stockholders for approval, including after the merger. The interests of the holders of DICK’S Sporting Goods Class B common stock may differ from the interests of DICK’S Sporting Goods common stockholders, including any former Foot Locker shareholders who elect to receive stock consideration in the merger, and such DICK’S Sporting Goods Class B common stockholders may take actions with which other DICK’S Sporting Goods common stockholders disagree.
Consequently, former Foot Locker shareholders will have significantly less influence over the management and policies of DICK’S Sporting Goods than they currently have over the management and policies of Foot Locker.
The shares of DICK’S Sporting Goods common stock have rights different from the shares of Foot Locker common stock.
As a result of the merger, Foot Locker shareholders will no longer be stockholders of Foot Locker. Former Foot Locker shareholders who elect to receive stock consideration in the merger will become DICK’S Sporting Goods common stockholders, and their rights as DICK’S Sporting Goods common stockholders will be governed by the terms of DICK’S Sporting Goods’ governing corporate documents. See the section entitled “Comparison of Rights of DICK’S Sporting Goods Stockholders and Foot Locker Shareholders” for a discussion of the different rights associated with DICK’S Sporting Goods common stock.
The market price of the combined company’s common stock after the merger is completed may be affected by factors different from those affecting shares of DICK’S Sporting Goods common stock and Foot Locker common stock before the merger is completed.
Upon completion of the merger, the combined company’s business and financial position will differ from the business and financial position of DICK’S Sporting Goods and Foot Locker before the completion of the merger and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently affecting DICK’S Sporting Goods’ and Foot Locker’s results of operations. Accordingly, the market price and performance of the combined company’s common stock is likely to be different from the performance of DICK’S Sporting Goods’ common stock and Foot Locker’s common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the combined company’s common stock, regardless of actual operating performance. In addition, if former Foot Locker shareholders sell substantial amounts of the combined company’s common stock in the public market following consummation of the merger, this could decrease the market price of the combined company’s common stock.
In connection with the merger, DICK’S Sporting Goods will incur new indebtedness. DICK’S Sporting Goods’ substantial indebtedness could adversely affect its financial health and its ability to execute its business strategy.
DICK’S Sporting Goods’ aggregate indebtedness as of May 3, 2025, was approximately $7.38 billion (including approximately $3.08 billion of operating leases). DICK’S Sporting Goods’ pro forma indebtedness as of May 3, 2025, after giving effect to the merger and the anticipated incurrence or assumption of indebtedness in connection therewith, would be as much as approximately $13.03 billion (including approximately $5.47 billion of operating leases) assuming all Foot Locker shareholders receive the cash consideration.
DICK’S Sporting Goods’ substantial indebtedness could have important consequences including:
•	increasing its vulnerability to adverse general economic and industry conditions;
•	exposing it to interest rate risk due to its variable rate term facilities;
•	limiting its flexibility in planning for, or reacting to, changes in the economy and the sporting goods industry;
•	placing DICK’S Sporting Goods at a competitive disadvantage compared to its competitors with less indebtedness;
•	making it more difficult to borrow additional funds in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes; and
•
potentially requiring DICK’S Sporting Goods to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund its other business needs.

DICK’S Sporting Goods receives debt ratings from the major credit rating agencies in the United States. Factors that may impact its credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities. Liquidity, asset quality, cost structure, reserve mix and commodity pricing levels could also be considered by the rating agencies. While DICK’S Sporting Goods is focused on maintaining investment grade ratings from these agencies, it may be unable to do so. Any downgrade in DICK’S Sporting Goods’ credit rating or the ratings of its indebtedness, or adverse conditions in the debt capital markets, could:
•	adversely affect the trading price of, or market for, its debt securities;
•	increase interest expense under its term facilities;
•	increase the cost of, and adversely affect its ability to refinance, its existing debt; and
•	adversely affect its ability to raise additional debt.
Certain of the indebtedness to be incurred in connection with the merger may bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect DICK’S Sporting Goods’ cash flows.
Other Risks of DICK’S Sporting Goods and Foot Locker
DICK’S Sporting Goods and Foot Locker’s businesses are and will be subject to the risks described above. In addition, DICK’S Sporting Goods and Foot Locker are, and will continue to be, subject to the risks described in DICK’S Sporting Goods Annual Report for the fiscal year ended February 1, 2025 and Foot Locker’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to DICK’S Sporting Goods’ and Foot Locker’s businesses. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified as those that may predict, forecast, indicate or imply future results or performance and by forward-looking words such as “believe,” “anticipate,” “expect,” “estimate,” “predict,” “intend,” “plan,” “project,” “goal,” “will,” “will be,” “will continue,” “will result,” “could,” “may,” “might” or any variations of such words or other words with similar meanings. Any statements about DICK’S Sporting Goods’, Foot Locker’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. These statements are subject to known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time, many of which may be beyond DICK’S Sporting Goods’, Foot Locker’s and the combined company’s control. DICK’S Sporting Goods’, Foot Locker’s and the combined company’s future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the timing of the closing of the merger, the benefits of the merger, including future financial and operating results and the combined company’s plans, objectives, expectations, intentions, growth strategies and culture and other statements that are not historical facts.
Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to, those identified elsewhere in this proxy statement/prospectus (including in the section entitled “Risk Factors” and the risks factors previously disclosed in DICK’S Sporting Goods’ and Foot Locker’s reports filed with the SEC and incorporated by reference into this proxy statement/prospectus) as well as risks and uncertainties relating to:
•
current macroeconomic conditions, including prolonged inflationary pressures, potential changes to international trade relations, geopolitical conflicts and adverse changes in consumer disposable income;

•	supply chain constraints, delays and disruptions;
•	fluctuations in product costs and availability due to tariffs, currency exchange rate fluctuations, fuel price uncertainty and labor shortages;
•	changes in consumer demand for products in certain categories and consumer lifestyle changes;
•	intense competition in the sporting goods industry;
•	the overall success of DICK’S Sporting Goods’, Foot Locker’s and the combined company’s strategic plans and initiatives;
•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s vertical brand strategy and plans;
•
DICK’S Sporting Goods’, Foot Locker’s and the combined company’s ability to optimize their respective distribution and fulfillment networks to efficiently deliver merchandise to their stores and the possibility of disruptions;

•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s dependence on suppliers, distributors, and manufacturers to provide sufficient quantities of quality products in a timely fashion;
•	the potential impacts of unauthorized use or disclosure of sensitive or confidential customer, employee, vendor or other information;
•	the risk of problems with DICK’S Sporting Goods’, Foot Locker’s and the combined company’s information systems, including e-commerce platforms;
•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s ability to attract and retain customers, executive officers and employees;
•	increasing labor costs;
•	the effects of the performance of professional sports teams within DICK’S Sporting Goods’, Foot Locker’s and the combined company’s core regions of operations;

•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s ability to control expenses and manage inventory shrink;
•	the seasonality of certain categories of DICK’S Sporting Goods’, Foot Locker’s and the combined company’s operations and weather-related risks;
•	changes in applicable tax laws, regulations, treaties, interpretations and other guidance;
•	product safety and labeling concerns;
•
the projected range of capital expenditures of DICK’S Sporting Goods, Foot Locker and the combined company, including costs associated with new store development, relocations and remodels and investments in technology;

•	plans to return capital to stockholders through dividends and share repurchases, if any;
•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s ability to meet market expectations;
•	the influence of DICK’S Sporting Goods’ Class B common stockholders and associated possible scrutiny and public pressure;
•	compliance and litigation risks;
•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s ability to protect their respective intellectual property rights or respond to claims of infringement by third parties;
•	the availability of adequate capital;
•	obligations and other provisions related to DICK’S Sporting Goods’, Foot Locker’s and the combined company’s indebtedness;
•	DICK’S Sporting Goods’, Foot Locker’s and the combined company’s future results of operations and financial condition;
•	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger;
•	the outcome of any legal proceedings that may be instituted against DICK’S Sporting Goods or Foot Locker, including with respect to the merger;
•
the possibility that the merger does not close when expected or at all because required regulatory or shareholder approvals or other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger);

•	the risk that the benefits from the merger, including anticipated cost synergies, may not be fully realized or may take longer to realize than expected;
•	the ability to promptly and effectively integrate the businesses of DICK’S Sporting Goods and Foot Locker following the closing of the merger;
•	the dilution caused by the issuance of shares of DICK’S Sporting Goods common stock in the merger;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the terms of the debt financing incurred in connection with the merger;
•	reputational risk and potential adverse reactions of DICK’S Sporting Goods’ or Foot Locker’s customers, employees or other business partners; and
•	the diversion of DICK’S Sporting Goods’ and Foot Locker’s management’s attention and time from ongoing business operations and opportunities due to the merger.

These factors are not necessarily all of the factors that could cause DICK’S Sporting Goods’, Foot Locker’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm DICK’S Sporting Goods’, Foot Locker’s or the combined company’s results.
For additional information on DICK’S Sporting Goods and Foot Locker and other factors that could affect DICK’S Sporting Goods’ or Foot Locker’s actual results, see the risk factors set forth in DICK’S Sporting Goods’ and Foot Locker’s filings with the SEC that are incorporated by reference into this proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.” Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections. Forward-looking statements speak only as of the date that they are made. DICK’S Sporting Goods and Foot Locker disclaim and do not undertake any obligation to update or revise any forward-looking statement in this proxy statement/prospectus, except as required by applicable law or regulation. All of the forward-looking statements made by DICK’S Sporting Goods or Foot Locker contained or incorporated by reference in this proxy statement/prospectus and all subsequent written and oral forward-looking statements concerning DICK’S Sporting Goods, Foot Locker, the merger or other matters attributable to DICK’S Sporting Goods or Foot Locker or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statement above.

INFORMATION ABOUT THE PARTIES
DICK’S Sporting Goods, Inc.
345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
DICK’S Sporting Goods, Inc., a Delaware corporation, is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 1, 2025, DICK’S Sporting Goods operated 723 DICK’S Sporting Goods locations across the United States, serving and inspiring its customers to achieve their personal best through interactions with DICK’S Sporting Goods’ dedicated employees, in-store services and unique specialty shop-in-shops. In addition to DICK’S Sporting Goods stores, DICK’S Sporting Goods owns and operates Golf Galaxy, Public Lands, and Going Going Gone! specialty concept stores and offers its products online and through its mobile apps. DICK’S Sporting Goods also owns and operates DICK’S House of Sport and Golf Galaxy Performance Center stores, as well as GameChanger, a youth sports mobile platform for live streaming, scheduling, communications and scorekeeping.
DICK’S Sporting Goods was founded and incorporated in 1948 in New York under the name Dick’s Clothing and Sporting Goods, Inc. when Richard “Dick” Stack, the father of Edward W. Stack, DICK’S Sporting Goods’ Executive Chairman, opened his original bait and tackle store in Binghamton, New York. Edward W. Stack joined his father’s business full-time in 1977 and in 1984 became President and Chief Executive Officer of the then two-store chain. In November 1997, DICK’S Sporting Goods reincorporated as a Delaware corporation, and in April 1999 it changed its name to DICK’S Sporting Goods, Inc.
DICK’S Sporting Goods common stock trades on the NYSE under the symbol “DKS.” The corporate headquarters of DICK’S Sporting Goods are located at 345 Court Street, Coraopolis, Pennsylvania 15108, and its telephone number is (724) 273-3400.
RJS Sub LLC
c/o DICK’S Sporting Goods
345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
RJS Sub LLC, a New York limited liability company, is a wholly owned subsidiary of DICK’S Sporting Goods. Merger Sub was formed by DICK’S Sporting Goods on May 14, 2025 solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. At the effective time, Merger Sub will be merged with and into Foot Locker, with Foot Locker continuing as the surviving entity in the merger and as a wholly owned subsidiary of DICK’S Sporting Goods. The principal executive offices of Merger Sub are located at c/o DICK’S Sporting Goods, 345 Court Street, Coraopolis, Pennsylvania 15108, and its telephone number is (724) 273-3400.
Foot Locker, Inc.
330 West 34th Street
New York, New York 10001
(212) 720-3700
Foot Locker, Inc., a New York corporation, is a leading footwear and apparel retailer that unlocks the “inner sneakerhead” in all of us. With approximately 2,400 retail stores in 20 countries across North America, Europe, Asia, Australia, and New Zealand, and a licensed store presence in Europe, the Middle East and Asia, Foot Locker has a strong history of sneaker authority that sparks discovery and ignites the power of sneaker culture through its portfolio of brands, including Foot Locker, Kids Foot Locker, Champs Sports, WSS, and atmos. Foot Locker common stock trades on the NYSE under the symbol “FL.” The corporate headquarters of Foot Locker are located at 330 West 34th Street, New York, New York 10001, and its telephone number is (212) 720-3700.

INFORMATION ABOUT THE FOOT LOCKER SPECIAL MEETING
General
This proxy statement/prospectus is first being mailed on or about [ ], 2025 and constitutes notice of the special meeting in conformity with the requirements of the NYBCL and the Foot Locker bylaws.
This proxy statement/prospectus is being provided to Foot Locker shareholders as part of a solicitation of proxies by the Foot Locker board of directors for use at the special meeting of Foot Locker shareholders and at any adjournments or postponements of such special meeting. This proxy statement/prospectus provides Foot Locker shareholders with information about the special meeting and should be read carefully in its entirety.
Date, Time and Place of the Special Meeting
The special meeting will be held on [ ], 2025, beginning at [ ] a.m., Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/FL2025SM. To virtually participate in the special meeting, visit www.virtualshareholdermeeting.com/FL2025SM and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.
Purposes of the Special Meeting
At the special meeting, Foot Locker shareholders will be asked to vote upon the following proposals:
•
Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement” and a copy of which is attached to this proxy statement/prospectus as Annex A and to approve the merger;

•
Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Foot Locker’s named executive officers that is based on or otherwise relates to the merger; and

•
Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal.

Only the approval of the merger agreement proposal is required for completion of the merger. Foot Locker will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.
Record Date
The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is [  ], 2025 (which we refer to as the “record date”).
Virtual Participation at Special Meeting
The special meeting will be a completely virtual meeting of shareholders conducted via live audio webcast through the website described above under the heading “Date, Time and Place of the Special Meeting.” Only Foot Locker shareholders who held shares of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, as long as such shares remain outstanding on the date of the special meeting. Foot Locker’s official stock ownership records will conclusively determine whether a shareholder is a “holder of record” as of the record date.
Outstanding Shares as of Record Date
As of the record date, there were [  ] shares of Foot Locker common stock outstanding (excluding shares of Foot Locker common stock held in treasury by Foot Locker or by any of Foot Locker’s subsidiaries) held by [  ] holders of record and entitled to vote at the Foot Locker special meeting. As of the record date, DICK’S Sporting Goods owned and is entitled to vote [  ] shares of Foot Locker common stock, or approximately [  ]% of the outstanding shares of Foot Locker common stock. Each share of Foot Locker common stock is entitled to one vote on each matter considered at the special meeting.

The list of shareholders entitled to vote at the special meeting will be available for review at the special meeting upon request by any Foot Locker shareholder entitled to vote at the special meeting.
Shares and Voting of Foot Locker’s Directors and Executive Officers
As of the record date, Foot Locker directors and executive officers, as a group, owned and were entitled to vote [  ] shares of Foot Locker common stock, or approximately [  ]% of the outstanding shares of Foot Locker common stock. Foot Locker currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement/prospectus, although none of the directors and executive officers are obligated to do so.
Quorum and Broker Non-Votes
In order to conduct any business at the special meeting, a quorum must be present virtually or represented by proxy. Holders of shares representing at least a majority of the total outstanding shares of Foot Locker common stock on the record date entitled to vote at the special meeting, represented virtually or by proxy, constitute a quorum. Shareholders choosing to abstain from voting will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter.
Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. Under applicable stock exchange rules, your bank, brokerage firm or other nominee cannot vote your shares of Foot Locker common stock on “non-routine” matters without your instructions. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a broker “non-vote” occurs. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, brokerage firm or other nominee has discretionary authority. It is expected that all proposals to be voted at the Foot Locker special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Foot Locker special meeting. Accordingly, if you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Foot Locker common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. Foot Locker strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the special meeting, or (2) have voted via the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.
Required Vote
The votes required for each proposal are as follows:
Proposal 1—The Merger Agreement Proposal. The affirmative vote, virtually or by proxy, of holders of at least two-thirds (2/3rds) of the outstanding shares of Foot Locker common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal. If you are a Foot Locker shareholder on the record date and take any action other than voting (or causing your shares to be voted) “FOR” the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. For example, if you fail to instruct your bank, brokerage firm or other nominee to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal.
Proposal 2—The Merger-Related Compensation Proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you are a Foot Locker shareholder on the record date and you (i) participate in the special meeting virtually but fail to vote, (ii) mark your proxy card or voting instruction card to abstain, (iii) do not participate in the special meeting, virtually or by proxy, or (iv) do not vote or instruct your bank, brokerage firm or other nominee how to vote your shares, there will be no effect on the merger-related compensation proposal.
Proposal 3—The Adjournment Proposal. The affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve the adjournment proposal. If you are a Foot Locker shareholder on the record date and you (i) participate in the special meeting virtually but fail to vote, (ii) mark your proxy card or voting instruction card to abstain, (iii) do not participate in the special meeting, virtually or by proxy, or (iv) do not vote or instruct your bank, brokerage firm or other nominee how to vote your shares, there will be no effect on the adjournment proposal.
How to Vote or Have Your Shares Voted
Foot Locker shareholders of record may vote their shares of Foot Locker common stock or submit a proxy to have their shares of Foot Locker common stock voted at the special meeting in one of the following ways:
•
Internet: Foot Locker shareholders may submit their proxy by using the Internet at proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [  ], 2025, the day before the special meeting.

•
Telephone: Foot Locker shareholders may submit their proxy by telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [  ], 2025, the day before the special meeting.

•
Mail: Foot Locker shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Foot Locker shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

•
To Vote Virtually at the Special Meeting: To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/FL2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the special meeting, Foot Locker urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the Internet, prior to the special meeting to ensure that your shares of Foot Locker common stock will be represented and voted at the special meeting if you are unable to participate.
The Foot Locker board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Foot Locker shareholders. If you are a shareholder of record and you authorize these proxy holders to vote your shares of Foot Locker common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a shareholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the Foot Locker board of directors recommends, except if you indicate that you wish to vote against the merger agreement proposal, in which case your shares of Foot Locker common stock will only be voted in favor of the merger-related compensation proposal and the adjournment proposal if you indicate that you wish to vote in favor of such proposals. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.
If, as of the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the proxy notice was sent directly to you by Foot Locker. If, as of the record date, your shares were held in an account at a bank, brokerage firm or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you must direct your bank, brokerage firm or other nominee on how to vote the shares of Foot Locker common stock held in your account and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Foot Locker common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
If you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Foot Locker common stock with respect to “non-routine” matters, a broker “non-vote” occurs with respect to those matters. Under applicable stock exchange rules, the organization that holds your shares of Foot Locker common stock (i.e., your bank, brokerage firm or other nominee) may generally vote on routine matters at its discretion but cannot vote your shares on “non-routine” matters without your instructions. The merger agreement proposal, the merger-related compensation proposal and the adjournment proposal will be considered “non-routine.” Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Foot Locker common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. If you are a beneficial holder, Foot Locker strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Revocation of Proxies
Foot Locker shareholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:
•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;
•
sending a signed, written notice of revocation, which is dated later than the date of the proxy and states that the proxy is revoked, via email to Attention: Corporate Secretary, CorporateSecretary@footlocker.com; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.
Foot Locker beneficial owners of shares held in “street name” may change their voting instructions only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.
Solicitation of Proxies
Foot Locker will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of Foot Locker’s directors, officers and employees may solicit proxies in person by contacting Foot Locker shareholders by telephone or over the Internet. Foot Locker shareholders may also be solicited by press releases issued by Foot Locker, postings on Foot Locker’s websites and advertisements in periodicals. None of Foot Locker’s directors, officers or employees will receive additional compensation for their solicitation services. Foot Locker has engaged Innisfree to assist in the solicitation of proxies for the special meeting. Foot Locker estimates that it will pay Innisfree a fee of approximately $75,000, plus reasonable out-of-pocket expenses. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for Foot Locker. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of Foot Locker common stock held by them. Foot Locker will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Foot Locker common stock.
Adjournments
The special meeting may be adjourned by the holders of Foot Locker common stock present at the meeting if sufficient votes are cast in favor of the adjournment proposal, whether or not there is a quorum.
Notice need not be given of any adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting. If, after any adjournment, the Foot Locker board of directors fixes a new record date for the adjourned meeting, notice of the adjourned meeting must be given to each shareholder of record on the new record date.
Questions and Additional Information
You may call Innisfree, the firm assisting Foot Locker with the solicitation of proxies, toll-free at (866) 239-1762 with any questions about the special meeting, the merger, the proposals or this proxy statement/prospectus, if you would like additional copies of the proxy statement/prospectus, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of Foot Locker common stock. Banks and brokers may call Innisfree collect at (212) 750-5833.

PROPOSAL 1: THE MERGER AGREEMENT PROPOSAL
As discussed throughout this proxy statement/prospectus, Foot Locker is asking its shareholders to approve the merger agreement proposal. Pursuant to the merger agreement, Merger Sub will merge with and into Foot Locker, with Foot Locker surviving the merger and becoming a wholly owned subsidiary of DICK’S Sporting Goods. The merger agreement proposal that Foot Locker is asking its shareholders to approve is the adoption of the merger agreement and approval of the merger. If the merger is completed, Foot Locker will cease to be publicly traded and Foot Locker common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.
As described in further detail in the sections entitled “Questions and Answers,” “Summary,” “The Merger” and “The Merger Agreement,” the Foot Locker board of directors has unanimously approved the merger agreement and the merger. For a discussion of certain factors considered by the Foot Locker board of directors in determining to approve the merger agreement and recommend that Foot Locker shareholders vote for the merger agreement proposal, see the section entitled “The Merger—Foot Locker’s Reasons for the Merger; Recommendation of the Foot Locker Board of Directors.” A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety.
The merger is subject to the satisfaction of the conditions set forth in the merger agreement, including approval of the merger agreement proposal by the shareholders of Foot Locker at the special meeting. Accordingly, the approval of the merger agreement proposal by Foot Locker shareholders is a condition to the obligations of DICK’S Sporting Goods and Foot Locker to complete the merger.
The affirmative vote, virtually or by proxy, of holders of at least two-thirds (2/3rds) of the outstanding shares of Foot Locker common stock entitled to vote on the merger agreement proposal is required to approve the merger agreement proposal. As of the record date, DICK’S Sporting Goods owned and is entitled to vote [   ] shares of Foot Locker common stock, or approximately [   ]% of the outstanding shares of Foot Locker common stock.
THE FOOT LOCKER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FOOT LOCKER SHAREHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

PROPOSAL 2: THE MERGER-RELATED COMPENSATION PROPOSAL
Foot Locker is providing its shareholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Foot Locker to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section entitled “The Merger—Golden Parachute Compensation,” and the accompanying footnotes, and the related narrative disclosure under the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger” (referred to as the golden parachute compensation), as required by Section 14A of the Exchange Act.
Through this proposal, Foot Locker is asking its shareholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Foot Locker’s named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement/prospectus referred to above.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement/prospectus referred to above. The Foot Locker board of directors unanimously recommends that Foot Locker shareholders approve the following resolution:
RESOLVED, that the shareholders of Foot Locker approve, solely on an advisory (non-binding basis) the golden parachute compensation that will or may be paid or become payable to Foot Locker’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure under the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger.”
The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Foot Locker or DICK’S Sporting Goods. Accordingly, if the merger agreement proposal is approved and the merger is completed, the compensation payments that are contractually required to be paid by Foot Locker to its named executive officers will or may be paid or become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Foot Locker shareholders on the merger-related compensation proposal.
Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.
THE FOOT LOCKER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FOOT LOCKER SHAREHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
Foot Locker shareholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting. The adjournment will be subject to the limitations on adjournment set forth in the merger agreement.
If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger agreement proposal but do not indicate a choice on the adjournment proposal, your shares of Foot Locker common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the merger agreement proposal, your shares of Foot Locker common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of the adjournment proposal. If the special meeting is so adjourned, Foot Locker shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.
The affirmative vote of a majority of the votes cast at the special meeting, virtually or by proxy, is required to approve the adjournment proposal.
THE FOOT LOCKER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FOOT LOCKER SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER
This section of the proxy statement/prospectus describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important information about each of DICK’S Sporting Goods and Foot Locker is included in or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”
Terms of the Merger
Structure of the Merger
Each of DICK’S Sporting Goods’ and Foot Locker’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, and in accordance with the NYBCL and the New York Limited Liability Company Act (which we refer to as the “NYLLCA”), at the effective time, Merger Sub will merge with and into Foot Locker, with Foot Locker continuing as the surviving entity in the merger and becoming a wholly owned subsidiary of DICK’S Sporting Goods. Following the merger, Foot Locker common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.
Foot Locker shareholders are being asked to approve, among other proposals, the merger agreement proposal. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal document that governs the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Merger Consideration
At the effective time, each share of Foot Locker common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and converted shares) will be converted into the right to receive, without interest and at the election of the holder of such share: (a) $24.00, if a cash election to receive cash consideration has been properly made and not properly changed, revoked or deemed revoked (or if no election has been validly made) or (b) 0.1168 shares of DICK’S Sporting Goods common stock, if a stock election to receive stock consideration has been properly made and not properly changed, revoked or deemed revoked. Foot Locker shareholders may elect a different form of consideration for each share such Foot Locker shareholder owns. Foot Locker shareholders may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if Foot Locker shareholders own more than one share of Foot Locker common stock, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares.
Foot Locker shareholders will not receive any fractional shares of DICK’S Sporting Goods common stock in the merger. Instead, a Foot Locker shareholder who otherwise would have received a fractional share of DICK’S Sporting Goods common stock upon a stock election will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by multiplying (i) the last reported sale price of DICK’S Sporting Goods common stock on the NYSE (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source mutually selected by DICK’S Sporting Goods and Foot Locker) on the last complete trading day prior to the date of the effective time by (ii) the fraction of a share (after taking into account all shares of Foot Locker common stock held by such holder at the effective time for which the shareholder made a stock election and rounded to the nearest one thousandth when expressed in decimal form) of DICK’S Sporting Goods common stock to which such holder would otherwise be entitled.
If, before the effective time, the outstanding shares of DICK’S Sporting Goods common stock or Foot Locker common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then any number or amount contained in the merger agreement which is based upon the price of DICK’S Sporting Goods common stock or Foot Locker common stock or the number or fraction of shares of DICK’S Sporting Goods common stock or Foot Locker common stock, as the case may be, will be appropriately adjusted, without duplication, to proportionately reflect any such change.

Based on the number of shares of Foot Locker common stock outstanding or reserved for issuance as of [   ], 2025, DICK’S Sporting Goods could issue up to approximately [   ] shares of DICK’S Sporting Goods common stock to Foot Locker shareholders in connection with the merger if each Foot Locker shareholder makes a stock election. The actual number of shares of DICK’S Sporting Goods common stock to be issued pursuant to the merger will be determined at the completion of the merger based on the exchange ratio, the number of shares of Foot Locker common stock outstanding and reserved for issuance at such time and the number of shares of Foot Locker common stock for which a stock election is made. Based on the up to [   ] shares of DICK’S Sporting Goods common stock that may be issued to Foot Locker shareholders and the number of shares of DICK’S Sporting Goods common stock outstanding as of [   ], 2025, immediately after completion of the merger, former Foot Locker shareholders could own approximately [   ]% of the outstanding shares of DICK’S Sporting Goods common stock if each Foot Locker shareholder makes a stock election for all of such holder’s shares of Foot Locker common stock.
The implied value of the stock consideration to be issued in exchange for each share of Foot Locker common stock for which a stock election is made is $[   ], which was calculated by multiplying the closing price of DICK’S Sporting Goods common stock on [   ], 2025 (the most recent practicable date prior to the date of this proxy statement/prospectus) and the exchange ratio. The implied value of the stock consideration will fluctuate, however, as the market price of DICK’S Sporting Goods common stock fluctuates because the stock consideration is payable in a fixed number of shares of DICK’S Sporting Goods common stock. As a result, the value of the stock consideration that Foot Locker shareholders will receive upon completion of the merger could be greater than, less than or the same as the implied value of the stock consideration on the date of this proxy statement/prospectus, at the time of the Foot Locker special meeting or on the date on which Foot Locker shareholders make their election. However, the cash consideration that Foot Locker shareholders may elect to receive for their shares of Foot Locker common stock will remain at $24.00 (subject to adjustment for certain extraordinary transactions set forth in the merger agreement). Accordingly, DICK’S Sporting Goods and Foot Locker encourage you to obtain current stock price quotations for DICK’S Sporting Goods common stock and Foot Locker common stock before deciding how to vote with respect to the merger agreement proposal or making an election with respect to your shares of Foot Locker common stock.
Background of the Merger
The Foot Locker board of directors regularly reviews Foot Locker’s results of operations and competitive position in the footwear and apparel retail industry. As part of its review process, the Foot Locker board of directors considers strategic options available to Foot Locker, in light of current economic and regulatory conditions, with a focus on enhancing shareholder value. In connection with these considerations, the Foot Locker board of directors evaluates factors affecting both the footwear and apparel retail industry generally and Foot Locker specifically, including macro-economic factors, consumer preferences and spending patterns and brand partner product offerings.
Prior to the appointment of Mary Dillon as Chief Executive Officer of Foot Locker, effective September 1, 2022, senior executives of DICK’S Sporting Goods and Foot Locker discussed from time to time the potential industrial logic of a combination of DICK’S Sporting Goods and Foot Locker. These discussions did not progress beyond the preliminary stage, did not result in any offers being made, did not involve the sharing of non-public information and did not involve discussion of any potential purchase price.
In March 2023, Foot Locker publicly announced its transformative strategic plan (referred to as the “Lace-Up Plan”), which included, among other things, investments in technology, loyalty programs and its digital sales capabilities, store refreshments and the scaling of re-imagined store concepts and a focus on core banners and high performing locations in order to expand sneaker culture, enhance the customer experience and drive sales growth and profitability. The Lace-Up Plan included aspirational long-term sales goals and EBIT margin targets.
On January 2, 2024, Edward W. Stack, the Executive Chairman of DICK’S Sporting Goods, contacted Ms. Dillon and requested a meeting with her. In his message to Ms. Dillon, Mr. Stack referenced industry trends and noted the potential strategic merit of a combination of Foot Locker and DICK’S Sporting Goods.
Following consultation with Dona Young, Chair of the Foot Locker board of directors, on January 4, 2024, Ms. Dillon and Frank Bracken, Foot Locker’s then Executive Vice President and Chief Commercial Officer (and since March 2025, President of Foot Locker), met with Mr. Stack, Lauren Hobart, Chief Executive Officer of DICK’S Sporting Goods, and Michael Stack, then Vice President, Strategy and Corporate Development of DICK’S Sporting Goods (and since May 2025, Senior Vice President, Footwear & Golf Galaxy), in the Chicago area. At the meeting,

Mr. Stack discussed DICK’S Sporting Goods’ interest in exploring a potential acquisition of Foot Locker. Mr. Stack described DICK’S Sporting Goods’ reasons for exploring a combination of the two companies and certain operational considerations, including that both DICK’S Sporting Goods and Foot Locker would benefit from increased scale, DICK’S Sporting Goods’ interest in global expansion and that, in the event of a combination, DICK’S Sporting Goods envisioned operating the Foot Locker banner independently from DICK’S Sporting Goods’ other banners. Mr. Stack also stated that DICK’S Sporting Goods would be open to considering an acquisition of Foot Locker for all-cash consideration, all-stock consideration or a combination of cash and DICK’S Sporting Goods stock. Ms. Dillon told Mr. Stack that she would discuss DICK’S Sporting Goods’ interest in Foot Locker with Ms. Young and the full Foot Locker board of directors.
On January 11, 2024, the Foot Locker board of directors met by video conference. In attendance at the meeting were representatives of Evercore, which had acted as a financial advisor to Foot Locker prior to Foot Locker’s consideration of the transaction with DICK’S Sporting Goods described in this proxy statement/prospectus. Also in attendance were representatives of Skadden, legal advisor to Foot Locker. At the meeting, Ms. Dillon updated the Foot Locker board of directors on the recent meeting with senior management of DICK’S Sporting Goods. The Foot Locker board of directors discussed DICK’S Sporting Goods’ potential interest in acquiring Foot Locker and also considered the progress that Foot Locker was making against the goals established in the transformative Lace-Up Plan. The Foot Locker board of directors determined that although it is always open to hearing ideas that could enhance shareholder value and would evaluate a proposal if it received one, the Foot Locker board of directors believed that Foot Locker could create more value for Foot Locker shareholders at that time by continuing to focus on the execution of the Lace-Up Plan rather than pursuing a potential transaction, and determined that Foot Locker should not pursue discussions with DICK’S Sporting Goods about an acquisition proposal at that time. The Foot Locker board of directors instructed Ms. Dillon to inform Mr. Stack of the Foot Locker board of directors’ determination.
On January 12, 2024, Ms. Dillon called Mr. Stack and informed him of the Foot Locker board of directors’ views.
On February 26, 2024, Mr. Stack sent a message to Ms. Dillon informing her that DICK’S Sporting Goods’ management and members of the DICK’S Sporting Goods board had discussed a potential combination of DICK’S Sporting Goods and Foot Locker, and that the DICK’S Sporting Goods board had concluded that a further conversation regarding a combination of the two companies was warranted. Mr. Stack requested that Ms. Dillon provide dates for the senior management teams of the two companies to meet, if such a meeting was of interest to Foot Locker.
On February 29, 2024, Ms. Dillon and Mr. Stack spoke by phone. Mr. Stack indicated that DICK’S Sporting Goods would provide a written letter regarding a potential combination of DICK’S Sporting Goods and Foot Locker in two weeks for Foot Locker’s consideration. Mr. Stack also stated that DICK’S Sporting Goods had been conducting public diligence on Foot Locker and thought there were compelling reasons for the two companies to combine.
On March 6, 2024, Foot Locker announced its fourth quarter 2023 earnings results and its fiscal year 2024 outlook, which included a two year delay in the anticipated timing of achieving the Lace-Up Plan’s financial targets. Foot Locker’s share price declined from $34.31, the closing price on March 5, 2024, to $24.24, the closing price on March 6, 2024.
On March 12, 2024, DICK’S Sporting Goods sent a letter to Foot Locker. The March 12 letter expressed the assumption that Foot Locker would not be interested in engaging in discussions at such time, given the market’s reaction to Foot Locker’s recent earnings announcement. The March 12 letter also reiterated DICK’S Sporting Goods’ openness to discussing an acquisition proposal and stated that the price DICK’S Sporting Goods would be willing to pay for Foot Locker would need to reflect the risk and work required to execute the Lace-Up Plan.
On April 11, 2024, while in Paris for vendor meetings, Ms. Dillon and Mr. Stack had a conversation in which Mr. Stack stated that he believed Foot Locker was not interested in receiving an acquisition proposal at that time and that DICK’S Sporting Goods was exploring other potential strategic options. Later in the trip, Mr. Stack requested a meeting with Ms. Young and Ms. Dillon.

On April 23, 2024, JD Sports Fashion plc announced that it had entered into an agreement to acquire Hibbett, Inc. Mr. Stack sent Ms. Dillon a message shortly after the transaction was publicly announced, asking to speak in the next few days.
On April 25, 2024, Mr. Stack and Ms. Dillon spoke and agreed to meet on May 1, 2024 with Ms. Young and Ms. Hobart.
On April 29, 2024, at a meeting of the Foot Locker board of directors, Ms. Dillon reported on her recent conversations with Mr. Stack and informed the Foot Locker board of directors that she and Ms. Young were scheduled to meet with Mr. Stack and Ms. Hobart on May 1, 2024.
On May 1, 2024, Ms. Young and Ms. Dillon met with Mr. Stack and Ms. Hobart in Chicago. After a brief discussion of industry dynamics, Mr. Stack and Ms. Hobart expressed DICK’S Sporting Goods’ interest in acquiring Foot Locker, citing the industrial logic of combining the companies. Mr. Stack stated that DICK’S Sporting Goods would be open to making an all-cash proposal or providing each Foot Locker shareholder with the option to elect to receive cash consideration or a mix of stock and cash consideration. Ms. Young and Ms. Dillon told Mr. Stack and Ms. Hobart that Foot Locker believed its then-current stock price did not appropriately reflect the value of successfully executing the Lace-Up Plan, and that Foot Locker continued to be focused on executing the Lace-Up Plan. As a result, they did not believe it was the right time to engage in discussions about a sale of Foot Locker. Ms. Young and Ms. Dillon both emphasized that the Foot Locker board of directors would always act in the best interests of Foot Locker shareholders and would listen to all ideas that could potentially enhance shareholder value.
Later that day, Ms. Young sent an email to Mr. Stack and Ms. Hobart thanking them for meeting with her and Ms. Dillon and reiterating that the Foot Locker board of directors was focused on maximizing shareholder value, either through the execution of the Lace-Up Plan or through other means. Mr. Stack responded to Ms. Young the following day by e-mail, stating that he believed a combination of Foot Locker and DICK’S Sporting Goods would be beneficial for the shareholders of both companies and that DICK’S Sporting Goods planned to share further thoughts with Foot Locker the following week.
On May 10, 2024, Mr. Stack called Ms. Dillon. On the call, he informed Ms. Dillon that the DICK’S Sporting Goods board had met earlier that day and had discussed a potential acquisition of Foot Locker by DICK’S Sporting Goods. Mr. Stack also informed Ms. Dillon that DICK’S Sporting Goods had begun the process to engage a financial advisor, legal advisor and a consultant and that DICK’S Sporting Goods planned to send the Foot Locker board of directors a written proposal to acquire Foot Locker following DICK’S Sporting Goods’ earnings call on May 29, 2024, and Foot Locker’s earnings call on May 30, 2024.
The Foot Locker board of directors met on May 20, 2024 for a regularly scheduled meeting, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. At the meeting, Ms. Dillon updated the Foot Locker board of directors on recent interactions with senior management of DICK’S Sporting Goods. At the meeting, the Foot Locker board of directors reviewed the complexities and risks to achieving the Lace-Up Plan, the differences between Wall Street analyst estimates and the targets in the Lace-Up Plan, and recent investor feedback to Foot Locker management regarding the timing and achievability of financial targets in the Lace-Up Plan. The Foot Locker board of directors discussed the structural risks inherent in the Foot Locker business model, including the fact that Foot Locker relies heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings from Foot Locker’s brand partners. The Foot Locker board of directors also discussed the challenges of achieving the Lace-Up Plan, including the lack of certainty with respect to Foot Locker’s ability to achieve the plan’s targets on the timing anticipated in the plan, taking into account the risks inherent in the Foot Locker business model. The Foot Locker board of directors reviewed sensitivities which reflected such challenges to, and risks and uncertainties inherent in, the Lace-Up Plan and the Foot Locker business model.
On June 7, 2024, Foot Locker received a letter from DICK’S Sporting Goods proposing to acquire Foot Locker at a price per share in the range of $31-34, which represented a premium of 20-31% to the closing price of Foot Locker common stock on June 6, 2024, which was $25.88. DICK’S Sporting Goods stated in the letter that it would be willing to pay the purchase price in cash, or in a mix of stock and cash to accommodate Foot Locker’s shareholders’ individual preferences. DICK’S Sporting Goods also stated that its proposal was subject to due diligence and that DICK’S Sporting Goods would consider adjusting the purchase price based on the outcome of its due diligence review. The June 7 letter stated that, at an appropriate time, DICK’S Sporting Goods would like to speak with a brand partner that DICK’S Sporting Goods considered to be important to the success of Foot Locker regarding a potential acquisition of Foot Locker by DICK’S Sporting Goods. In the June 7 letter, DICK’S Sporting Goods proposed entering into an exclusivity period with Foot Locker and requested a response to its proposal by June 21, 2024.
Also on June 7, 2024, Foot Locker entered into an engagement letter with Evercore to act as its financial advisor in connection with Foot Locker’s consideration of a potential transaction with DICK’S Sporting Goods.
On June 10, 2024, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. The Foot Locker board of directors discussed the letter from DICK’S Sporting Goods with Foot Locker management and Foot Locker’s financial and legal advisors, including the statement that DICK’S Sporting Goods would consider adjusting the purchase price in its proposal based on the outcome of its due diligence. The Foot Locker board of directors also reviewed management’s most recent forecasts and two illustrative sensitivity cases, as well as the assumptions underlying each, and discussed the risks inherent in Foot Locker’s business model, the challenges to achieving the targets set forth in the Lace-Up Plan on the plan’s anticipated timeline and the differences between Wall Street analyst estimates and the targets in the Lace-Up Plan. The Foot Locker board of directors discussed possible responses to DICK’S Sporting Goods, including the timing of a response and whether to provide due diligence material to DICK’S Sporting Goods. The Foot Locker board of directors discussed a two-phased process, in which a limited amount of confidential information would be shared with DICK’S Sporting Goods in the first phase of the process and additional information would be shared only if DICK’S Sporting Goods expressed a willingness to increase its proposed purchase price. The Foot Locker board of directors authorized management to enter into a confidentiality agreement with DICK’S Sporting Goods and, upon execution of a confidentiality agreement, to provide DICK’S Sporting Goods with a limited amount of confidential information.
On June 13, 2024, Ms. Dillon called Mr. Stack. Ms. Dillon informed Mr. Stack that the Foot Locker board of directors had authorized management to share a limited amount of confidential information with DICK’S Sporting Goods under a two-phased approach, and that Foot Locker would be sending DICK’S Sporting Goods a draft confidentiality agreement. Ms. Dillon and Mr. Stack tentatively scheduled management diligence meetings for June 21, 2024.
On June 14, 2024, Ms. Dillon sent Mr. Stack a confidentiality agreement which included, among other terms, a 24-month standstill period. The confidentiality agreement did not include a “don’t ask, don’t waive” provision.
On June 17, 2024, Mr. Stack sent Ms. Dillon a list of questions for discussion at the tentatively scheduled in-person management session.
Also on June 17, 2024, Elizabeth Baran, General Counsel of DICK’S Sporting Goods, sent a revised draft of the confidentiality agreement to Jennifer L. Kraft, General Counsel of Foot Locker. The revised draft included an exclusivity provision and a three month standstill period.
On June 18, 2024, Skadden responded to WLRK, legal advisor to DICK’S Sporting Goods, regarding the revised draft of the confidentiality agreement. The revised draft confidentiality agreement from Skadden included an 18-month standstill period and deleted the exclusivity provision.
On June 19, 2024, Ms. Kraft and Ms. Baran had a call to discuss the confidentiality agreement. On the call, Ms. Baran told Ms. Kraft that DICK’S Sporting Goods would not agree to a standstill period of longer than three months.
Also on June 19, 2024, Mr. Stack called Ms. Dillon. Mr. Stack told Ms. Dillon that DICK’S Sporting Goods would not agree to a lengthy standstill period. He also stated that DICK’S Sporting Goods was very serious about its interest in Foot Locker.
Also on June 19, 2024, Evercore submitted a customary relationship disclosure letter to the Foot Locker board of directors (which letter was subsequently updated and submitted to the Foot Locker board of directors on September 14, 2024, April 17, 2025 and May 13, 2025), for the Foot Locker board of directors’ consideration at its next meeting.
On June 20, 2024, Ms. Dillon called Mr. Stack to discuss the standstill period in the confidentiality agreement. Ms. Dillon told Mr. Stack that she would ask the Foot Locker board of directors if they would be willing to agree to a standstill period of twelve months. Mr. Stack told Ms. Dillon that he would discuss the duration of the standstill period with the DICK’S Sporting Goods management team and would revert with a response. Ms. Dillon and Mr. Stack agreed to cancel the previously scheduled June 21, 2024 meeting.
On June 25, 2024, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon and the representatives of Evercore updated the Foot Locker board of directors on the interactions between DICK’S Sporting Goods and Foot Locker and representatives of Skadden described the negotiations with respect to open issues in the confidentiality agreement, which included the duration of the standstill period and the request for a three-month exclusivity period. The Foot Locker board of directors discussed potential responses to DICK’S Sporting Goods, as well as the possibility that DICK’S Sporting Goods would make its proposal to acquire Foot Locker public. In addition, after reviewing the relationship disclosure letter provided by Evercore, the Foot Locker board of directors concluded that there were no conflicts of interest that would impede Evercore’s ability to serve as Foot Locker’s financial advisor.
On July 12, 2024, Mr. Stack called Ms. Dillon and informed her that DICK’S Sporting Goods would drop its request for exclusivity, but it would not change its position on the duration of the standstill period. He also stated that if Foot Locker did not want to engage with DICK’S Sporting Goods, DICK’S Sporting Goods was prepared to make its proposal to acquire Foot Locker public. Ms. Dillon told Mr. Stack that the Foot Locker board of directors was open to engaging with DICK’S Sporting Goods, but that the Foot Locker board of directors required a confidentiality agreement with an acceptable standstill period. Ms. Dillon and Mr. Stack agreed to speak again the following week.
Also on July 12, 2024, Ms. Dillon, members of Foot Locker management and representatives of Evercore and Skadden updated Ms. Young on the recent discussions with DICK’S Sporting Goods regarding the duration of the standstill period in the confidentiality agreement. Ms. Young, Foot Locker management and Foot Locker’s legal and financial advisors discussed the potential benefits of keeping DICK’S Sporting Goods from making a public proposal for three months, permitting the parties to privately negotiate an acquisition agreement.
On July 15, 2024, Ms. Dillon called Mr. Stack and asked that DICK’S Sporting Goods consider a standstill period that was longer than three months. Mr. Stack suggested that DICK’S Sporting Goods would be willing to agree to a four-month standstill period but no longer than this.
On July 18, 2024, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon conveyed to the Foot Locker board of directors her recent conversations with Mr. Stack, including DICK’S Sporting Goods’ willingness to make its proposal to acquire Foot Locker public if Foot Locker did not agree to a short standstill period. The Foot Locker board of directors discussed whether Foot Locker should agree to a four-month standstill period, considered the potential for DICK’S Sporting Goods to make its interest in Foot Locker public, and the benefits of conducting merger negotiations privately. The Foot Locker board of directors also discussed the due diligence process and that Foot Locker could initially share limited information with DICK’S Sporting Goods, and only share more detailed information when, and if, Foot Locker received an improved proposal from DICK’S Sporting Goods. The Foot Locker board of directors also discussed the possibility that if Foot Locker and DICK’S Sporting Goods did not reach an agreement, DICK’S Sporting Goods could use the information it received in furtherance of an unsolicited offer to acquire Foot Locker. The Foot Locker board of directors authorized management to enter into a confidentiality agreement with DICK’S Sporting Goods which included a four-month standstill period, and to schedule a meeting between senior management of the two companies once a confidentiality agreement was executed.
On July 19, 2024, Ms. Dillon called Mr. Stack and told him that the Foot Locker board of directors had agreed to the four-month standstill period. Later that day, Skadden sent a revised draft of the confidentiality agreement to WLRK. The parties continued to negotiate the final terms of the confidentiality agreement.
On July 25, 2024, Foot Locker and DICK’S Sporting Goods entered into a confidentiality agreement which included a four-month standstill period. The confidentiality agreement did not include a “don’t ask, don’t waive” provision.
On July 26, 2024, Mr. Stack, Ms. Dillon and members of senior management of Foot Locker and DICK’S Sporting Goods met in Palm Beach, Florida, with representatives of Goldman Sachs, which acted as financial advisor to DICK’S Sporting Goods in connection with a potential acquisition of Foot Locker, and Evercore in attendance. At the meeting, the management teams discussed the Lace-Up Plan, Foot Locker’s financial model (on an aggregated basis) through fiscal year 2028, and Foot Locker’s technology platform, real estate, and new format stores.

On August 1, 2024, the Foot Locker board of directors met via video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon and representatives of Evercore updated the Foot Locker board of directors on recent interactions with DICK’S Sporting Goods and the topics covered in the management due diligence meeting.
On the morning of August 28, 2024, Foot Locker announced its second quarter 2024 earnings results. Foot Locker’s share price declined from $32.81, the closing price on August 27, 2024, to $29.45, the closing price on August 28, 2024.
On September 4, 2024, Mr. Stack called Ms. Dillon and informed her that DICK’S Sporting Goods was planning to send a letter with an updated proposal the following day.
On September 5, 2024, Foot Locker received a letter from DICK’S Sporting Goods proposing the acquisition of Foot Locker by DICK’S Sporting Goods at a purchase price of $37.00 per share. DICK’S Sporting Goods stated in the letter that it would be willing to pay the purchase price in cash, or in a mix of stock and cash to accommodate Foot Locker’s shareholders’ individual preferences. The letter included a request for a response by September 16, 2024.
On September 6, 2024, Ms. Young sent a note to Mr. Stack telling him that the Foot Locker board of directors was taking the DICK’S Sporting Goods proposal seriously.
On September 15, 2024, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Representatives of Skadden reviewed with the Foot Locker board of directors its fiduciary duties in the context of evaluating the proposal from DICK’S Sporting Goods. Representatives of Evercore reviewed the financial terms of the revised DICK’S Sporting Goods proposal delivered on September 5, 2024. The Foot Locker board of directors discussed the challenges of achieving the Lace-Up Plan targets, taking into account the structural risks inherent in the Foot Locker business model, the assumptions underlying the plan, the risks associated with the execution of the Lace-Up Plan, the investment required under the plan, the anticipated timing of achieving the benefits of the plan and the differences between Wall Street analyst estimates and the targets in the Lace-Up Plan. Representatives of Evercore discussed with the Foot Locker board of directors Evercore’s preliminary views on Foot Locker’s valuation, which included a preliminary review of various illustrative financial metrics. Representatives of Evercore also presented preliminary perspectives on the potential pro forma capital structure of the combined company to assist the Foot Locker board of directors in determining whether stock and cash consideration (as opposed to solely cash consideration) would be attractive to the Foot Locker shareholders. The Foot Locker board of directors reviewed strategic alternatives, including a continued focus on the execution of the Lace-Up Plan, potential joint ventures, divestitures and acquisitions, as well as operational transformation projects, modifications to Foot Locker’s capital structure and/or capital return program, potential capital market transactions, potential minority investments (including minority investments by private investors) and potential licensing partnerships and whether other strategic or financial buyers could have potential interest in acquiring Foot Locker, as well as risks and challenges related to pursuing one or all of these alternatives. The Foot Locker board of directors discussed a potential response to DICK’S Sporting Goods, including the Foot Locker board of directors’ preference for all-cash consideration and discussed a plan to communicate to DICK’S Sporting Goods that it should pay a higher purchase price for Foot Locker because it would retain the benefits of potential synergies in an all-cash transaction. The Foot Locker board of directors also discussed the differences between Wall Street analyst estimates and the targets in the Lace-Up Plan, its belief that Foot Locker was undervalued by the market at such time because the market was not taking into account the Lace-Up Plan, and that the purchase price should reflect the intrinsic value of Foot Locker, giving effect to the Lace-Up Plan. The Foot Locker board of directors instructed Ms. Dillon to inform DICK’S Sporting Goods that the Foot Locker board of directors would agree to continue transaction negotiations on the basis of a sale transaction that valued Foot Locker at $41.00 per share. In addition, after reviewing an updated version of Evercore’s customary relationship disclosure letter with representatives of Skadden, the Foot Locker board of directors again concluded that there were no conflicts of interest that would impede Evercore’s ability to continue to serve as Foot Locker’s financial advisor.
On September 16, 2024, Ms. Dillon called Mr. Stack and informed him of the Foot Locker board of directors’ response including the Foot Locker board’s view that Foot Locker was undervalued by the market at such time because the market was not taking into account the Lace-Up Plan and that the diligence conducted by DICK’S

Sporting Goods would validate a higher value for Foot Locker. Mr. Stack told Ms. Dillon that he would take the counterproposal to the DICK’S Sporting Goods board. He also stated that DICK’S Sporting Goods may not be willing to pay $41.00 per share and committed to get back to Ms. Dillon later that week.
On September 18, 2024, Ms. Dillon and Mr. Stack had a call in which Mr. Stack informed Ms. Dillon that DICK’S Sporting Goods’ proposal currently remained at $37.00 per share but that DICK’S Sporting Goods would further assess its proposed purchase price following additional due diligence including regarding progress on the Lace-Up Plan.
The Foot Locker board of directors met on September 23, 2024 by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. At the meeting, Ms. Dillon provided the Foot Locker board of directors with an update on the recently announced CEO succession at an important Foot Locker brand partner, and the impact that challenges at, and recent performance of, such brand partner could have on Foot Locker’s results for the remainder of the year. Ms. Dillon and the representatives of Evercore updated the Foot Locker board of directors on recent communications between Ms. Dillon and Mr. Stack. The Foot Locker board of directors discussed the additional due diligence requested by DICK’S Sporting Goods and whether to permit additional diligence without an agreement on price. The Foot Locker board of directors also discussed its belief that DICK’S Sporting Goods should increase its purchase price to take into account synergies that would be available to DICK’S Sporting Goods in an all-cash transaction. The Foot Locker board of directors instructed Ms. Dillon to tell Mr. Stack that the Foot Locker board of directors would not authorize further due diligence on Foot Locker until DICK’S Sporting Goods put its best foot forward on price. The Foot Locker board of directors also instructed Evercore to deliver the same message to Goldman Sachs.
On September 25, 2024, Ms. Dillon called Mr. Stack to communicate the Foot Locker board’s message and reiterated that a higher price would be supported by DICK’S Sporting Goods’ diligence review of Foot Locker. Mr. Stack responded that he would discuss Foot Locker’s response with the DICK’S Sporting Goods board and get back to Ms. Dillon early the following week. Also on the same day, representatives of Evercore delivered the same message to representatives of Goldman Sachs.
On September 27, 2024, Mr. Stack called Ms. Dillon and proposed a purchase price of $40.00 per share, stating that this was DICK’S Sporting Goods best and final offer, that it was subject to diligence and that DICK’S Sporting Goods required 60 days of due diligence commencing on October 7, 2024. He asked for a response by September 30, 2024.
On September 29, 2024, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon and Mr. Bracken provided the Foot Locker board of directors with a business update, including information about the recently announced CEO succession and performance issues at an important Foot Locker brand partner, and the resulting near-term challenges such changes created for Foot Locker and the ability to achieve the objectives of the Lace-Up Plan in light of the structural risks inherent in Foot Locker’s business model. Mike Baughn, Executive Vice President and Chief Financial Officer of Foot Locker, provided an update on operating performance, including weaker than expected operating performance in September, particularly in Foot Locker’s international business. Representatives of Evercore reviewed the financial terms of the offer of $40.00 per share received from DICK’S Sporting Goods on September 27, 2024. During the discussion, representatives of Evercore reviewed with the Foot Locker board of directors Evercore’s preliminary views on Foot Locker’s valuation applying the same methodologies and financial metrics presented to the Foot Locker board of directors on September 15, 2024, including the sensitivities and risks associated with achieving the targets set forth in the Lace-Up Plan, updated to compare the implied valuation ranges of DICK’S Sporting Goods’ September 5, 2024 proposal to DICK’S Sporting Goods’ September 27, 2024 proposal. The Foot Locker board of directors discussed other potential strategic bidders for Foot Locker with the representatives of Evercore, and whether or not any such companies would have interest in acquiring Foot Locker. The Foot Locker board of directors also discussed whether Foot Locker should reach out to other potential strategic parties and determined not to reach out to strategic acquirers at this time in light of the risk of a public disclosure of such outreach and the low likelihood that other strategic acquirers would have strategic interest in, or the financial capacity required to complete, an acquisition of Foot Locker. The Foot Locker board of directors authorized Ms. Dillon to inform Mr. Stack that the Foot Locker board of directors would be supportive of providing Dick’s Sporting Goods with access to additional diligence materials in furtherance of a transaction at $40.00 per share.

Following the Foot Locker board of directors meeting, Ms. Dillon called Mr. Stack and told him that the Foot Locker board of directors was supportive of DICK’S Sporting Goods conducting due diligence on Foot Locker in furtherance of a transaction at a price of $40.00 per share.
Throughout October and early November 2024, DICK’S Sporting Goods and its financial and legal advisors and consultants conducted an extensive due diligence review of Foot Locker, including a focus on its execution of the Lace-Up Plan. The due diligence review included several in-person and virtual due diligence sessions with members of Foot Locker management, including two all-day management meetings in New York City, and a review of numerous documents provided by Foot Locker in an online data room.
On October 31, 2024, WLRK sent an initial draft merger agreement to Skadden.
On November 1, 2024, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon and Mr. Baughn provided the Foot Locker board of directors with an update on Foot Locker’s anticipated third quarter results, noting that third quarter results would likely be at the low end of the guidance range previously provided to investors. Mr. Baughn also noted the effect of the continued weakness at an important Foot Locker brand partner on Foot Locker’s progress under the Lace-Up Plan. Representatives of Skadden described the key issues and considerations in the draft merger agreement received from WLRK, including the lack of any commitment by DICK’S Sporting Goods to take actions to obtain antitrust clearance for the merger, the absence of a reverse termination fee and the requirement that Foot Locker pay an expense reimbursement fee to DICK’S Sporting Goods if Foot Locker shareholders do not approve the merger agreement.
On November 6, 2024, Skadden sent a revised draft of the merger agreement to WLRK, which included a reduced termination fee, required enhanced efforts by DICK’S Sporting Goods to obtain antitrust approvals, introduced a reverse termination fee and removed the provision requiring an expense reimbursement fee if Foot Locker shareholders did not approve the merger agreement.
On November 15, 2024, Mr. Stack called Ms. Dillon and informed her that DICK’S Sporting Goods had decided not to move forward with the proposed transaction at this time on the basis that its due diligence revealed that Foot Locker required a much more significant turnaround effort than it had anticipated prior to diligence. Mr. Stack told Ms. Dillon that, following DICK’S Sporting Goods’ extensive due diligence of Foot Locker, DICK’S Sporting Goods’ management and financial advisors had not been able to validate Foot Locker management’s financial case that is core to successful execution of the Lace-Up Plan and was the basis for the $40.00 per share proposal. Mr. Stack further stated that he believed there was significant work to be done and investments of financial and human capital that would be required to restore Foot Locker’s profitability and highlighted certain of the challenges and execution risks to the Lace-Up Plan that had been identified through diligence. Ms. Dillon promptly updated the Foot Locker board of directors of DICK’S Sporting Goods’ decision.
On November 18, 2024, Ms. Kraft sent a letter to Ms. Baran, requesting that DICK’S Sporting Goods return or destroy the confidential information previously provided by Foot Locker to DICK’S Sporting Goods. Ms. Baran responded to the letter on November 26, 2024, confirming that Foot Locker confidential information had been destroyed by DICK’S Sporting Goods in accordance with the confidentiality agreement.
On the morning of December 4, 2024, Foot Locker announced its third quarter 2024 earnings results and lowered its full-year 2024 sales and earnings per share guidance. Foot Locker’s share price declined from $24.17, the closing price on December 3, 2024, to $22.02, the closing price on December 4, 2024.
On February 18, 2025, the Foot Locker board of directors met with members of Foot Locker management and representatives of Evercore in attendance. The Foot Locker board of directors reviewed Foot Locker’s progress against the targets set forth in the Lace-Up Plan. The Foot Locker board of directors discussed the impact of the inflationary environment, consumer sentiment and pressure on discretionary spending, lack of innovation in athletic apparel and footwear categories and lagging international consumer confidence on the achievability of the targets set forth in the Lace-Up Plan. The Foot Locker board of directors discussed the structural risks inherent in the Foot Locker business model, including the fact that Foot Locker relies heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings from Foot Locker’s brand partners. The Foot Locker board of directors discussed the challenges of achieving the Lace-Up Plan targets taking into account the risks inherent in the Foot Locker business model, and the then-current economic environment.

On March 5, 2025, Foot Locker announced its fourth quarter 2024 earnings results, issued its outlook for 2025 and stated that Foot Locker expected ongoing pressure on margin recovery and another year of significant investment in pursuit of its transformative Lace-Up Plan. The outlook for 2025 was meaningfully lower than financial information shared with DICK’S Sporting Goods during its due diligence review in October and November of 2024.
On March 13, 2025, Ms. Dillon received a message from Mr. Stack, requesting a call with Ms. Dillon and informing her that Foot Locker would be receiving a letter from DICK’S Sporting Goods the next day regarding an offer to acquire Foot Locker reflecting Foot Locker’s recently announced earnings results.
On March 14, 2025, Foot Locker received a letter from DICK’S Sporting Goods setting forth a proposal to acquire Foot Locker at a price of $24.00 per share. The letter noted that Foot Locker’s declining stock price and recent analyst reports following its fourth quarter earnings call reflected a lack of confidence in Foot Locker’s ability to achieve the Lace-Up Plan on a stand-alone basis and were consistent with the conclusions that DICK’S Sporting Goods had reached following its extensive diligence investigation and shared with Foot Locker when it terminated discussions in November 2024. The letter further explained that DICK’S Sporting Goods believed that DICK’S Sporting Goods had the expertise, brand partner relationships and credibility to restore Foot Locker to its rightful position in the industry and to turn around its business and that the $24.00 offer reflected the significant work, effort and investment that would be required. In the letter, DICK’S Sporting Goods indicated that it would only require limited additional due diligence to confirm that there had been no material changes beyond what had been reported publicly and that DICK’S Sporting Goods and its advisors were prepared to quickly re-engage with Foot Locker and its advisors and finalize a merger agreement. DICK’S Sporting Goods requested a response no later than March 20, 2025, indicating that time was of the essence given the challenges facing Foot Locker’s business.
On March 16, 2025, Ms. Dillon and Mr. Stack spoke by phone. Mr. Stack stated that DICK’S Sporting Goods was interested in an acquisition of Foot Locker but was not willing to transact at the price discussed by the parties prior to the termination of discussions by DICK’S Sporting Goods in November 2024 following its diligence investigation that had resulted in significant concerns about the challenges facing Foot Locker’s business and operations, including Foot Locker’s ability to achieve the Lace-Up Plan targets. He also stated that DICK’S Sporting Goods believed that significant investment would be required by DICK’S Sporting Goods to meaningfully improve the state of the Foot Locker business and that DICK’S Sporting Goods would be able to make those investments if it acquired Foot Locker at the proposed $24.00 purchase price and expressed the need to move quickly. Ms. Dillon informed Mr. Stack that she had sent the DICK’S Sporting Goods letter to the Foot Locker board of directors and that the Foot Locker board of directors would consider the proposal set forth in the letter, and the context provided by Mr. Stack, with its legal and financial advisors.
On March 19, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. The Foot Locker board of directors discussed the information it would require in order to fully evaluate the proposal from DICK’S Sporting Goods, including additional analysis from Foot Locker’s management, working with Evercore, with respect to the assumptions underlying Foot Locker’s long term plan, taking into account consumer sentiment, delays in the repositioning of an important Foot Locker brand partner, macroeconomic trends and the structural risks inherent in Foot Locker’s business model. The Foot Locker board of directors also requested additional analysis from Foot Locker’s management, working with Evercore, on opportunities for divestitures, partnerships, operational transformation projects, modifications to Foot Locker’s capital structure and/or capital return program, potential capital market transactions, potential minority investments (including minority investments by private investors) and licensing arrangements, as well as a review of other potential counterparties that could have an interest in acquiring Foot Locker. The Foot Locker board of directors determined that it was important to have sufficient time to fully consider the additional information it was requesting from management and Evercore, and instructed Ms. Dillon to inform Mr. Stack that the Foot Locker board of directors required additional analysis in order to evaluate the proposal from DICK’S Sporting Goods and that Foot Locker would respond to the proposal once the Foot Locker board of directors had completed such evaluation.
On March 21, 2025, Ms. Dillon called Mr. Stack and informed him that the Foot Locker board of directors was taking the proposal from DICK’S Sporting Goods seriously but would need more time to complete its analysis before it would be in a position to respond to the proposal. In response, Mr. Stack reiterated DICK’S Sporting Goods’ interest in acquiring Foot Locker and told Ms. Dillon that, in the absence of meaningful engagement from Foot Locker, DICK’S Sporting Goods would consider making public its proposal to acquire Foot Locker.

Also on March 21, 2025, Ms. Young sent an email to Mr. Stack stating that the Foot Locker board of directors had requested additional analyses from Foot Locker’s management, working with Evercore, was taking the proposal from DICK’S Sporting Goods seriously and would respond thoughtfully and promptly.
On March 23, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. At the meeting, the Foot Locker board of directors reviewed additional information on risks to Foot Locker’s long term plan and business model. The Foot Locker board of directors reviewed assumptions with respect to margin expansion, sales of products from an important Foot Locker brand partner, and sales growth by banner and geography. The Foot Locker board of directors discussed the achievability of the assumptions and the potential impact on the Foot Locker business if margins continued to be challenged, combined with a slower recovery in sales of products from an important Foot Locker brand partner. The Foot Locker board of directors also discussed the current retail environment, including the development of additional headwinds that appeared to be worse than Foot Locker management had expected when the Foot Locker board of directors reviewed the achievability of targets set forth in the transformative Lace-Up Plan at the February 18, 2025 board meeting, taking into account the structural risks inherent in Foot Locker’s business model, which relied heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings from Foot Locker’s brand partners. The Foot Locker board of directors discussed incorporating risks relating to lower margin expansion, a decreased level of sales of products from an important Foot Locker brand partner and slower international growth into a long term forecast for Foot Locker that would reflect Foot Locker management’s current assessment of risks to the business. The Foot Locker board of directors also reviewed strategic alternatives that could be available to Foot Locker, including a continued focus on the execution of the Lace-Up Plan, potential joint ventures and divestitures, as well as operational transformation projects, modifications to Foot Locker’s capital structure and/or capital return program, potential capital market transactions, potential minority investments (including minority investments by private investors) and potential licensing partnerships and considered whether other strategic or financial buyers could have potential interest in acquiring Foot Locker. The Foot Locker board of directors instructed Foot Locker management to develop a long term forecast which illustrated the most likely base case in the current environment through fiscal year 2028, incorporating the risks discussed by the Foot Locker board of directors and management, including the structural risks associated with Foot Locker’s business model. The Foot Locker board of directors instructed Ms. Dillon to inform Mr. Stack that the Foot Locker board of directors was continuing to review the proposal from DICK’S Sporting Goods and would respond to DICK’S Sporting Goods when it had concluded this review.
On March 24, 2025, Ms. Dillon called Mr. Stack and informed him that the Foot Locker board of directors was continuing to review the proposal from DICK’S Sporting Goods and that DICK’S Sporting Goods should expect to receive a response from the Foot Locker board of directors by the end of the week of March 31, 2025.
On March 25, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. At the meeting, Foot Locker management presented its long term financial forecast (the “management case,” which is referred to as the “Foot Locker management financial projections” in the section entitled “Certain Financial Projections Utilized by the Foot Locker Board of Directors and Foot Locker’s Financial Advisor—Foot Locker Management Financial Projections”), developed at the instruction of the Foot Locker board of directors, which reflected the assumptions discussed by the Foot Locker board of directors and Foot Locker management at the March 23, 2025 Foot Locker board of directors meeting, including assumptions with respect to EBIT margins, brand partner sales, including sales of products from an important Foot Locker brand partner, and a re-allocation of capital investment from Foot Locker’s international businesses to Foot Locker’s more profitable domestic banners. The Foot Locker board of directors discussed the assumptions underlying the management case in light of the challenges facing Foot Locker’s business, which included delays in the repositioning of an important Foot Locker brand partner and weakening consumer demand, taking into account the structural risks inherent in Foot Locker’s business model which relied heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings from Foot Locker’s brand partners. The Foot Locker board also discussed that the Wall Street analyst estimates for Foot Locker were lower than the management case. The Foot Locker board of directors determined that the management case was a reasonable estimate of Foot Locker’s future performance and instructed Evercore to use the management case in connection with any preliminary valuation analysis of Foot Locker.

On April 1, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. At the meeting, representatives of Evercore reviewed with the Foot Locker board of directors its preliminary valuation analysis of Foot Locker based on the management case approved for its use by the Foot Locker board of directors. Evercore’s analysis included a comparison of the $24.00 per share purchase price in the March 14, 2025 proposal from DICK’S Sporting Goods to the per share value of Foot Locker shares implied by comparing the trading multiples implied by the purchase price to trading multiples of Foot Locker and selected companies, comparing the purchase price to the multiples received in selected specialty retail transactions and describing a discounted cash flow analysis of Foot Locker. As discussed with the Foot Locker board of directors, the preliminary valuation analysis conducted by Evercore was based on Foot Locker shareholders receiving all-cash consideration. The Foot Locker board of directors reviewed strategic alternatives that could be available to Foot Locker, including a continued focus on the execution of the Lace-Up Plan, taking into account the structural risks inherent in Foot Locker’s business model, potential joint ventures and divestitures, as well as operational transformation projects, modifications to Foot Locker’s capital structure and/or capital return program, potential capital market transactions, potential minority investments (including minority investments by private investors) and potential licensing partnerships and considered whether other strategic or financial buyers could have potential interest in acquiring Foot Locker. The Foot Locker board of directors also considered whether Foot Locker should delay its engagement with DICK’S Sporting Goods in order to have better visibility on the potential effect of tariffs, and the risk that DICK’S Sporting Goods would make public its proposal if Foot Locker were to delay engagement with DICK’S Sporting Goods. The Foot Locker board of directors also considered the potential value to Foot Locker shareholders of a cash/stock election, noting that cash consideration would establish a baseline amount of value that Foot Locker shareholders could receive in any transaction and that the availability of an election for stock consideration could provide Foot Locker shareholders with an option to participate in any valuation increase resulting from an increase in the trading price of DICK’S Sporting Goods shares between the announcement and the closing of a transaction. The Foot Locker board of directors requested that Evercore perform further analysis on available forms of consideration in order to allow the Foot Locker board of directors to have an informed view on the benefits to Foot Locker shareholders of an election and requested that Evercore be prepared to discuss such matters further at subsequent meetings of the Foot Locker board of directors. The Foot Locker board of directors authorized Ms. Dillon to respond to DICK’S Sporting Goods with a counterproposal of $32.00 per share, and instructed Evercore to analyze the value of DICK’S Sporting Goods’ proposal and Foot Locker’s counterproposal under varying assumptions with respect to the form of consideration.
On April 2, 2025, President Trump announced a new tariff plan, and global financial markets experienced significant turmoil.
On April 3, 2025, Foot Locker’s share price declined by 15.4%, from $14.72 per share at the close of the trading day on April 2, 2025 to $12.45 at the close of the trading day on April 3, 2025. Ms. Dillon consulted with Ms. Young and Foot Locker’s legal and financial advisors about whether to present the counterproposal authorized by the Foot Locker board of directors to DICK’S Sporting Goods, and determined that in light of the market dislocation, it was prudent to delay conveying the counterproposal at that time.
On April 4, 2025, Ms. Dillon called Mr. Stack and told him that the Foot Locker board of directors was willing to engage with DICK’S Sporting Goods, but that, given the significant dislocation in the financial markets, it was not the right time to discuss the sale of Foot Locker. She also told Mr. Stack that the Foot Locker board of directors could be interested in exploring a sale of Foot Locker at the right time and at the right price. Mr. Stack told Ms. Dillon that, despite the market turmoil, DICK’S Sporting Goods did not intend to lower its offer price of $24.00 per share, and that DICK’S Sporting Goods would be open to acquiring Foot Locker for all cash, DICK’S Sporting Goods stock or a mix of cash and DICK’S Sporting Goods stock. Mr. Stack also informed Ms. Dillon that DICK’S Sporting Goods had acquired Foot Locker shares through open market purchases, and that DICK’S Sporting Goods currently owned approximately 4.5% of Foot Locker’s common stock. Mr. Stack requested that Ms. Dillon inform the Foot Locker board of directors of DICK’S Sporting Goods’ continued interest and provide DICK’S Sporting Goods with feedback from the Foot Locker board of directors by April 8, 2025.
On April 7, 2025, representatives of Evercore and Goldman Sachs had a call in which they discussed the potential cash/stock election. The Goldman Sachs representatives reiterated that DICK’S Sporting Goods was interested in pursuing a transaction with Foot Locker and there was minimal diligence that DICK’S Sporting Goods required to get to signing of a merger agreement.

On April 8, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon informed the Foot Locker board of directors that in light of the market turmoil following the April 2, 2025 tariff announcement and the significant decline in Foot Locker’s stock price on April 3, 2025, Ms. Dillon did not convey the Foot Locker board’s counterproposal to DICK’S Sporting Goods. Ms. Dillon then described her call with Mr. Stack on April 4, 2025 and Mr. Stack’s statement that despite the market turmoil, DICK’S Sporting Goods did not intend to lower the $24.00 price per share offered in its March 14, 2025 proposal, and that DICK’S Sporting Goods would be open to acquiring Foot Locker for all cash, DICK’S Sporting Goods stock or a mix of cash and DICK’S Sporting Goods stock. The Board reviewed with representatives of Evercore the financial metrics implied from a potential combination of DICK’S Sporting Goods and Foot Locker, implied exchange ratios, and potential sources of synergies. Representatives of Evercore also reviewed with the Foot Locker board of directors certain analyses with respect to the implied value of the stock consideration available to Foot Locker shareholders in a stock election under varying assumptions with respect to synergies and trading multiples. The Foot Locker board of directors also reviewed the stock/cash election mechanism with Evercore, and discussed that it could be compelling for Foot Locker shareholders to have the ability to elect stock or cash prior to the closing of the merger. The Foot Locker board of directors also discussed that the cash consideration would establish a baseline valuation for Foot Locker and that—assuming there was no cap, proration or other similar restrictions on such stock election—the availability of a stock election option would permit Foot Locker shareholders electing stock consideration to participate in, and benefit from, any increase in the trading price of DICK’S Sporting Goods shares. The Foot Locker board of directors considered that the ability to elect stock of DICK’S Sporting Goods would allow Foot Locker shareholders to participate in any recovery in retail stock prices prior to closing, as well as the ability to share in synergies created by a combination of DICK’S Sporting Goods and Foot Locker. The Foot Locker board of directors considered that Foot Locker shareholders electing to receive stock of DICK’S Sporting Goods would have the opportunity to benefit from the business model of DICK’S Sporting Goods, which has a broader portfolio of product offerings, less brand partner concentration and a wider customer base than Foot Locker, and is less dependent on consumer preferences in a single product category. The Foot Locker board of directors considered the counterproposal authorized at the April 1, 2025 meeting of the Foot Locker board of directors in light of the recent decline in the Foot Locker stock price, the structural risks inherent in the Foot Locker business model and the uncertain global economic environment, as well as the value to Foot Locker shareholders of having a stock election, which the Foot Locker board of directors determined to be significant. The Board determined to respond to DICK’S Sporting Goods with a counterproposal of $27.00 per share, with a cash and stock election, a fixed exchange ratio and no cap on the amount of stock of DICK’S Sporting Goods that Foot Locker shareholders could elect as merger consideration.
On April 9, 2025, Ms. Dillon called Mr. Stack and conveyed Foot Locker’s counter offer of $27.00 per share, with an uncapped cash/stock election. Ms. Dillon told Mr. Stack that the Foot Locker board of directors was ascribing significant value to the Foot Locker shareholders’ ability to elect to receive all-stock consideration with no cap. Mr. Stack told Ms. Dillon that he would take the Foot Locker counterproposal to the DICK’S Sporting Goods board and would revert to Ms. Dillon with the response of the DICK’S Sporting Goods board.
On April 16, 2025, Mr. Stack called Ms. Dillon to convey DICK’S Sporting Goods’ “best and final” offer of $25.50 per share, with a cash and stock election mechanism that capped the aggregate stock consideration at 50% of the total consideration in the merger. Later that day, Ms. Dillon called Mr. Stack to confirm whether “best and final” referred to the price only, or if “best and final” also referred to the cap on the amount of shares of DICK’S Sporting Goods stock available to Foot Locker shareholders in a cash/stock election. Mr. Stack indicated that DICK’S Sporting Goods may have some flexibility on the structure of the election. Several hours later, Mr. Stack sent a message to Ms. Dillon stating that he did not have much confidence that the DICK’S Sporting Goods board would be willing to modify the terms of the offer.
On April 17, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Ms. Dillon updated the Foot Locker board of directors on her recent discussions with Mr. Stack and DICK’S Sporting Goods’ proposal on April 16, 2025. The Foot Locker board of directors considered then-current market conditions, the structural risks inherent in Foot Locker’s business model, the recent decline in the Foot Locker stock price and the benefit to Foot Locker shareholders of preserving the ability to participate in any market recovery through a stock election. The Foot Locker board of directors also considered the near-term and longer-term prospects of Foot Locker, taking into account uncertainties around an important Foot Locker brand partner, consumer trends, the potential impact of tariffs and the structural risks inherent in Foot Locker’s business model. The Foot Locker board of directors also discussed that the cash/stock election preserved significant optionality for Foot Locker shareholders to participate in any increase in value while the option to receive cash consideration secured a baseline of value for the Foot Locker shareholders. The Foot Locker board of directors also considered that Foot Locker shareholders electing to receive stock of DICK’S Sporting Goods would have the opportunity to benefit from the business model of DICK’S Sporting Goods, which has a broader portfolio of product offerings, less brand partner concentration and a wider customer base than Foot Locker, and is less dependent on consumer preferences in a single product category. The Foot Locker board of directors determined to accept DICK’S Sporting Goods’ proposed purchase price of $25.50 per share with a cash/stock election and a fixed exchange ratio, and to propose a cap on the DICK’S Sporting Goods stock available in a cash/stock election of 80%, rather than 50%, of the total merger consideration. The Foot Locker board of directors also determined that as part of its response to DICK’S Sporting Goods, it would require an allocation of regulatory risk more favorable to Foot Locker and a termination fee payable to Foot Locker in the event regulatory approval for the merger was not obtained. The Foot Locker board of directors instructed Ms. Dillon to convey its response to DICK’S Sporting Goods. In addition, after reviewing an updated version of Evercore’s customary relationship disclosure letter with Skadden, the Foot Locker board of directors again concluded that there were no conflicts of interest that would impede Evercore’s ability to continue to serve as Foot Locker’s financial advisor.
On April 18, 2025, Ms. Dillon called Mr. Stack and conveyed the Foot Locker board of directors’ response to DICK’S Sporting Goods’ proposal, including a purchase price of $25.50 per share, a cap of 80% on the DICK’S Sporting Goods stock available to Foot Locker shareholders in a cash/stock election with the timing of the election shortly before closing of a transaction, and an allocation of regulatory risk more favorable to Foot Locker. Mr. Stack told Ms. Dillon that he would discuss the Foot Locker board of directors’ response with the DICK’S Sporting Goods board and would revert with the DICK’S Sporting Goods board’s response. Mr. Stack also reiterated that DICK’S Sporting Goods only required limited diligence and was prepared to move quickly to announcement of a transaction.
On April 19, 2025, representatives of Evercore, Goldman Sachs, Skadden, and WLRK met by videoconference to discuss the mechanics and timing of the cash/stock election. Later that day, representatives of Evercore and Skadden reported to Ms. Young, Ms. Dillon and other members of Foot Locker senior management on their discussions with DICK’S Sporting Goods’ advisors and discussed the timing of the cash/stock election, including that a cash/stock election would have more value for Foot Locker shareholders if elections were made in the days immediately prior to closing, rather than at the time of the Foot Locker shareholders meeting.
On April 21, 2025, representatives of Goldman Sachs called representatives of Evercore and reaffirmed DICK’S Sporting Goods’ proposal to acquire Foot Locker at a purchase price of $25.50 per share with a fixed exchange ratio and a cash/stock election with the stock to be issued in the merger capped at 80% of the total merger consideration, and that Foot Locker shareholders would be required to make an election at the time of the Foot Locker shareholders meeting. Representatives of Goldman Sachs also discussed DICKS’ Sporting Goods’ proposal on other terms, including the willingness of DICK’S Sporting Goods to agree to a reverse termination fee payable by DICK’S Sporting Goods upon failure to obtain regulatory approval, the size of the reverse termination fee and termination fee and a requirement for an expense reimbursement fee payable to DICK’S Sporting Goods in the event that Foot Locker shareholders did not approve the merger. Later that day, following the call, representatives of Evercore updated Ms. Young, Ms. Dillon and Foot Locker management on this discussion.
On April 23 and 24, 2025, representatives of Evercore and Goldman Sachs engaged in discussions regarding the timing of the cash/stock election, and other terms including regulatory efforts, the amount of the reverse termination fee, termination fee and whether to include an expense reimbursement fee. Following the calls, representatives of Evercore updated Ms. Young, Ms. Dillon and Foot Locker management on these discussions.
On April 24, 2025, representatives of Goldman Sachs called representatives of Evercore to communicate a revised proposal which included a purchase price of $25.50 per share, a fixed exchange ratio, a cash/stock election with the DICK’S Sporting Goods stock to be issued in the merger capped at 80% of the merger consideration and the election to be made by Foot Locker shareholders in the days immediately prior to closing, and other terms, including with respect to regulatory efforts, the size of the respective termination fees, and the inclusion of an expense reimbursement fee if Foot Locker shareholders did not approve the merger. Later that day, following the call, representatives of Evercore updated Ms. Young, Ms. Dillon and Foot Locker senior management on the terms communicated by Goldman Sachs.
On April 25, 2025, Ms. Dillon sent a note to the Foot Locker board of directors informing the directors that DICK’S Sporting Goods had agreed to a purchase price of $25.50 per share, a fixed exchange ratio, a cash/stock election with the DICK’S Sporting Goods stock to be issued in a merger capped at 80% of the merger consideration and the election to be made by Foot Locker shareholders in the days immediately prior to closing, a reverse termination fee of 4% of the transaction value, payable by DICK’S Sporting Goods to Foot Locker if antitrust approval of the transaction were not to be received, a termination fee of 2.75% of the transaction value payable by Foot Locker to DICK’S Sporting Goods in the event the transaction is terminated under certain circumstances and expense reimbursement in the amount of 1% of the transaction value payable by Foot Locker to DICK’S Sporting Goods in the event Foot Locker shareholders did not approve the merger. The note to the Foot Locker board of directors from Ms. Dillon stated that Foot Locker management and its advisors would work to negotiate the terms of the definitive merger agreement.
On April 26, 2025, WLRK sent a draft merger agreement to Skadden which reflected the terms previously discussed between Foot Locker and DICK’S Sporting Goods.
On April 27, 2025, Ms. Young and Ms. Dillon provided an update to the Foot Locker board of directors on the terms agreed between Foot Locker and DICK’S Sporting Goods.
On April 29, 2025, Foot Locker made a virtual data room available to DICK’S Sporting Goods and its advisors. Foot Locker and DICK’S Sporting Goods scheduled an in-person diligence meeting for May 2, 2025.
On April 30, 2025, Skadden sent a revised draft of the merger agreement to WLRK and Foot Locker made available in the virtual data room preliminary financial information regarding Foot Locker’s anticipated first quarter 2025 performance.
On May 1, 2025, Mr. Stack communicated to Ms. Dillon that the DICK’S Sporting Goods management team was very concerned by Foot Locker’s lower than anticipated financial performance in the first quarter which indicated that Foot Locker’s business was declining more rapidly than DICK’S Sporting Goods had expected based on its prior diligence. Mr. Stack indicated that, at the May 2 diligence meeting, DICK’S Sporting Goods would be focused on understanding the first quarter results, the reasons for the underperformance and trend change in Foot Locker’s business and profitability and expectations for Foot Locker’s financial performance for the full year. Representatives of Goldman Sachs also called representatives of Evercore to communicate the same message.
On May 2, 2025, Foot Locker management and DICK’S Sporting Goods management met in New York for a due diligence session, with representatives of Evercore and Goldman Sachs in attendance, and Foot Locker management provided DICK’S Sporting Goods management with an update on Foot Locker’s anticipated first quarter results and expectations for the full year. Representatives of Goldman Sachs reiterated that DICK’S Sporting Goods was concerned by the results of their diligence related to Foot Locker’s first quarter. During the due diligence session, senior management of DICK’S Sporting Goods requested that, if negotiations were to continue along the timeline then being pursued by the parties, Foot Locker accelerate the announcement of preliminary first quarter 2025 results so that preliminary first quarter 2025 results would be announced concurrently with the potential announcement of a merger transaction.
On May 6, 2025, Mr. Stack sent a message to Ms. Dillon requesting a call, and Ms. Dillon and Mr. Stack spoke later that day by video conference. On the call, Mr. Stack stated that several of DICK’S Sporting Goods’ management and members of the board of directors had expressed concerns about Foot Locker’s lower than anticipated first quarter results and the achievability of second half 2025 targets. On the call, Mr. Stack expressed a continued desire to pursue a deal with Foot Locker; however, he stated that, in light of Foot Locker’s lower than anticipated first quarter results and its uncertain full year outlook for fiscal year 2025, DICK’S Sporting Goods was lowering the purchase price it was willing to pay for Foot Locker from $25.50 per share to $22.00 per share. Mr. Stack also stated that DICK’S Sporting Goods would continue to offer a cash/stock election to Foot Locker shareholders and that, rather than the previously agreed 80% cap, DICK’S Sporting Goods was willing to proceed with no cap on the DICK’S Sporting Goods stock that Foot Locker shareholders could elect to receive as merger consideration. Ms. Dillon told Mr. Stack that she would convey DICK’S Sporting Goods’ revised proposal to the Foot Locker board of directors.
On May 7, 2025, Mr. Bracken met with the Chief Executive Officer of Company X at an industry event and discussed the status of a potential business transaction that was the subject of ongoing discussions between Foot Locker and Company X. During the course of the discussion, the CEO of Company X commented on Foot Locker’s depressed stock price, noting that Foot Locker could be attractive to potential acquirers. Mr. Bracken asked the CEO of Company X if Company X would be interested in acquiring Foot Locker. The CEO of Company X responded that although Company X would not be interested in acquiring Foot Locker, it would potentially be interested in a minority investment with board designation rights and exploring a global partnership with Foot Locker. Mr. Bracken suggested that the CEO of Company X contact Ms. Dillon to discuss Company X’s interest in a potential minority investment in Foot Locker. The CEO of Company X did not contact Ms. Dillon.
Also on May 7, 2025, WLRK sent a revised draft of the merger agreement to Foot Locker, which included a purchase price of $22.00 per share and no cap on the DICK’S Sporting Goods stock available to Foot Locker shareholders in the cash/stock election.
Also on May 7, 2025, Foot Locker and DICK’S Sporting Goods entered into a letter agreement making certain provisions of the confidentiality agreement entered into by the parties on July 25, 2024 mutual in order to facilitate due diligence by Foot Locker on DICK’S Sporting Goods in connection with the stock consideration to be offered to Foot Locker shareholders in the merger.
On May 8, 2025, the Foot Locker board of directors met by video conference, with representatives of Evercore and Skadden in attendance. Ms. Dillon updated the Foot Locker board on her call with Mr. Stack and the terms of DICK’S Sporting Goods’ revised proposal. Mr. Bracken updated the Foot Locker board of directors on his discussions with the CEO of Company X. The Foot Locker board of directors received an update from Foot Locker management on Foot Locker’s financial performance during the first quarter of 2025 and a preliminary view of full year financial results for 2025, which included a review of negative consumer trends, the continued underperformance of an important Foot Locker brand partner, weak apparel sales and international results that were significantly below the management case. The Foot Locker board of directors considered risks related to the continued pressure through fiscal year 2026 on an important Foot Locker brand partner, the potential impact of tariffs on consumer demand and the increasing likelihood that Foot Locker would significantly underperform the management case for the year, and that these risks could be exacerbated by the Foot Locker business model, which relies heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings from Foot Locker’s brand partners. The Foot Locker board of directors discussed the potential negative market reaction to Foot Locker’s first quarter results and revised forecast for the full year, the likely downward pressure on Foot Locker’s stock price following the planned announcement of its first quarter 2025 results, and the risk to shareholder value of not moving forward with announcing a merger with DICK’S Sporting Goods in advance of announcing first quarter results. The Foot Locker board of directors also discussed potential alternatives to a transaction with DICK’S Sporting Goods, including a potential transaction with Company X, but determined that the terms of a global partnership as described by the CEO of Company X in his discussion with Mr. Bracken were vague and uncertain, and, even if completed, would create less value for Foot Locker shareholders than the transaction proposed by DICK’S Sporting Goods.
On May 10, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. At the meeting, representatives of Evercore reviewed with the Foot Locker board of directors Evercore’s preliminary valuation analysis of Foot Locker based on the management case approved for its use by the Foot Locker board of directors at the March 25, 2025 board meeting, which included a comparison of the $22.00 per share purchase price to the per share value of Foot Locker shares implied by comparing the trading multiples implied by the purchase price to trading multiples of Foot Locker and selected companies, comparing the purchase price to the multiples received in selected specialty retail transactions and describing a discounted cash flow analysis of Foot Locker. The Foot Locker board of directors also considered the challenges to achieving the management case, in light of the structural risks inherent in Foot Locker’s business model and current macroeconomic conditions, and the fact that Wall Street analyst estimates were lower than the management case. The Foot Locker board of directors reviewed an additional scenario prepared by Foot Locker management that incorporated additional assumptions reviewed with the Foot Locker board of directors at the March 23, 2025 and March 25, 2025 board meetings, and which Foot Locker management believed were reflective of current business conditions. These assumptions included lower revenue growth assumptions and lower EBIT margin assumptions than the management case, based on the slower recovery of an important Foot Locker brand partner and lower comparable store sales growth (see the section entitled “Certain Financial Projections Utilized by the Foot Locker Board of Directors and Foot Locker’s Financial Advisor—Foot Locker Management Financial Projections”). For information purposes only and not as part of its preliminary valuation analysis, representatives of Evercore, at the direction of the Foot Locker board of directors, reviewed with the Foot Locker board of directors a discounted cash flow analysis based on the additional scenario developed by Foot Locker management. The Foot Locker board of directors considered the value of the stock election feature to Foot Locker shareholders, noting that the value of the stock consideration would fluctuate depending on whether the trading price of DICK’S Sporting Goods shares were to increase or decrease between signing of the merger agreement and the closing of the merger. The Foot Locker board of directors also considered the fact that Foot Locker shareholders could elect to receive all or a portion of the merger consideration in cash, providing Foot Locker shareholders that elected to receive cash (or that did not make an election) with certainty of value and liquidity upon completion of the merger, and the fact that Foot Locker shareholders would not be subject to any cap or proration with respect to such election, such that Foot Locker shareholders would have certainty of value with respect to the cash consideration while retaining the ability to receive all or a portion of the merger consideration in stock consideration. The Foot Locker board of directors also considered that Foot Locker shareholders electing to receive stock of DICK’S Sporting Goods would have the opportunity to benefit from the business model of DICK’S Sporting Goods, which has a broader portfolio of product offerings, less brand partner concentration and a wider customer base than Foot Locker, and is less dependent on consumer preferences in a single product category. The Foot Locker board of directors also reviewed with management and the Evercore representatives strategic alternatives that could be available to Foot Locker, including a continued focus on the execution of the Lace-Up Plan, potential joint ventures and divestitures, as well as operational transformation projects, modifications to Foot Locker’s capital structure and/or capital return program, potential capital market transactions, potential minority investments (including minority investments by private investors) and potential licensing partnerships and considered whether other strategic or financial buyers could have potential interest in acquiring Foot Locker. The review of strategic alternatives also included review of a potential transaction with Company X on the terms conveyed to Mr. Bracken on May 7, 2025, and the Foot Locker board of directors concluded that an investment by Company X would be highly dilutive to existing Foot Locker shareholders and could tie Foot Locker’s hands with respect to future partnerships or other strategic alternatives that might be on more favorable financial terms. Representatives of Skadden described the open terms in the draft merger agreement. The Foot Locker board of directors determined that Foot Locker should include in its counterproposal to DICK’S Sporting Goods a reduction in the proposed termination fee from 2.75% to 2.5% of the transaction value. The Foot Locker board of directors also determined to reject DICK’S Sporting Goods’ request for reimbursement of expenses if the Foot Locker shareholders do not approve the merger. The Foot Locker board of directors also considered the desirability of bringing negotiations to a close quickly in light of the quarter’s weaker than expected results and the potential for downward pressure on the Foot Locker stock price following the announcement of first quarter results. The Foot Locker board of directors determined to make a counterproposal to DICK’S Sporting Goods at a price of $24.00 per share, with no cap on the DICK’S Sporting Goods stock available to Foot Locker shareholders electing stock consideration and including changes to the terms of the merger agreement discussed by the Foot Locker board of directors and its advisors at the meeting. The Foot Locker board of directors instructed Ms. Dillon or representatives of Evercore to communicate the counterproposal to DICK’S Sporting Goods, with a message that the Foot Locker board wanted to move quickly to an announced transaction.
Following the Foot Locker board of directors meeting, at the direction of the Foot Locker board of directors and Ms. Dillon, representatives of Evercore communicated Foot Locker’s counterproposal to representatives of Goldman Sachs.
On May 11, 2025, representatives of Skadden and representatives of WLRK held a call to clarify certain elements of the counterproposal that Evercore had conveyed to Goldman Sachs with respect to the terms of the draft merger agreement.
Later that day, Mr. Stack called Ms. Dillon and informed Ms. Dillon that DICK’S Sporting Goods accepted the terms of the Foot Locker counterproposal and would like to move quickly to finalize the merger agreement and announce the transaction before market open on May 15, 2025.
On May 12, 2025, Ms. Dillon and members of Foot Locker management and Mr. Stack and members of DICK’S Sporting Goods management had a call in which Foot Locker management and representatives of Evercore conducted due diligence on DICK’S Sporting Goods, including DICK’S Sporting Goods’ anticipated first quarter results.
Between May 11 and May 14, 2025, Skadden and WLRK negotiated the final terms of the merger agreement.
On May 14, 2025, the Foot Locker board of directors met by video conference, with members of Foot Locker management and representatives of Evercore and Skadden in attendance. Prior to the start of the Foot Locker board meeting, the Human Capital Committee of the Foot Locker board of directors met and approved a retention plan for employees critical to the Foot Locker business, and the Audit Committee of the Foot Locker board of directors met and approved a press release to be issued by Foot Locker setting forth Foot Locker’s preliminary first quarter results.

Representatives of Skadden reviewed the fiduciary duties of directors under New York law when considering a transaction involving a change in corporate control. Representatives of Evercore reviewed with the Foot Locker board of directors the implied premium represented by the $24.00 per share price proposed by DICK’S Sporting Goods, noting that the proposed purchase price represented an implied premium of 80.3% to Foot Locker’s trading price as of May 13, 2025, an implied premium of 98.6% to Foot Locker’s one-month volume weighted average trading price and a multiple of 6.4x Foot Locker’s trailing twelve months EBITDA at the end of the first quarter of fiscal year 2025. Representatives of Evercore presented their views on the valuation of Foot Locker, and described the methodologies used by Evercore in its analysis, which included a comparison of the $24.00 per share purchase price to the per share value of Foot Locker stock implied from the application of a range of trading multiples derived from Evercore’s review and analysis of the trading multiples of certain public companies that Evercore deemed comparable to Foot Locker, a review of multiples for certain transactions that Evercore deemed comparable to the potential transaction with DICK’S Sporting Goods and a discounted cash flow analysis of Foot Locker performed by Evercore using the management case. The Evercore analysis did not consider the potential value to shareholders from electing to receive DICK’S Sporting Goods common stock as merger consideration or the potential value of the election itself because of the certainty of value provided by the cash consideration and the fact that Foot Locker shareholders would be entitled to make an unrestricted election to accept the cash consideration or the stock consideration without being subject to any proration (see the section entitled “Opinion of Foot Locker’s Financial Advisor”). Representatives of Evercore delivered Evercore’s oral opinion, subsequently confirmed in writing, that as of May 14, 2025, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the purchase price of $24.00 per share to be received by Foot Locker shareholders pursuant to the merger agreement, was fair, from a financial point of view, to Foot Locker shareholders (other than any holders of Cancelled Shares (as defined in the merger agreement) or any Converted Shares (as defined in the merger agreement)) (see the full text of the opinion attached as Annex B to this proxy statement/prospectus). The Foot Locker board of directors also reviewed an additional scenario prepared by Foot Locker management that incorporated additional assumptions reviewed with the Foot Locker board of directors at the March 23, 2025 and March 25, 2025 board meetings, and which Foot Locker management believed were reflective of current business conditions. These assumptions included lower revenue growth assumptions and lower EBIT margin assumptions than the management case, based on the slower recovery of an important Foot Locker brand partner and lower comparable store sales growth. For information purposes only and not as part of its opinion, representatives of Evercore, at the direction of the Foot Locker board of directors, reviewed with the Foot Locker board of directors a discounted cash flow analysis based on the additional scenario developed by Foot Locker management. Representatives of Skadden reviewed the final terms of the merger agreement, including the cash/stock election mechanics, the conditions to closing, the various events giving rise to termination rights of the parties, the regulatory efforts covenants, which included commitments by DICK’S Sporting Goods to divest assets of Foot Locker generating revenues of up to $100 million, and an agreement by DICK’S Sporting Goods to give prior notice or seek approval for post-closing actions, in each case if required by antitrust regulators. Although the Foot Locker board of directors was supportive of Foot Locker’s stand-alone business plan, the Foot Locker board of directors determined that the merger consideration was more favorable to the Foot Locker shareholders than the potential value that is reasonably expected to result from Foot Locker continuing as an independent public company, taking into account the anticipated risks and challenges associated with continuing to implement its business plan, particularly in light of negative trends in consumer sentiment, challenging international market conditions, the underperformance and delayed turnaround of an important Foot Locker brand partner and uncertainties with respect to tariffs, and taking into account the structural risks inherent in the Foot Locker business model which relies heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings from Foot Locker’s brand partners. The Foot Locker board of directors also considered the terms of the merger agreement, including the certainty of the consummation of the transaction in light of the conditions to closing set forth in the merger agreement, and the allocation of regulatory risk. The Foot Locker board of directors also discussed the proposed termination fee of 2.5% of the transaction value which the Foot Locker board of directors viewed as sufficiently low so as to not preclude any offers to acquire Foot Locker at a higher price. In connection with its evaluation of the merger, the Foot Locker board of directors considered the strategic alternatives to the merger, including continuing to pursue Foot Locker’s stand-alone plan, and its assessment that no other alternatives were reasonably likely to create greater value for Foot Locker shareholders than the merger. The Foot Locker board of directors also considered that if Foot Locker were to complete the merger, the Foot Locker shareholders would no longer bear the strategic business and execution risk of the management case. The Foot Locker board of directors also considered that Foot Locker shareholders electing to receive stock of DICK’S Sporting Goods would have the opportunity to benefit from the business model of DICK’S Sporting Goods, which has a broader portfolio of product offerings, less brand partner concentration and a wider customer base than Foot Locker, and is less dependent on consumer preferences in a single product category. The Foot Locker board of directors determined that it is in the best interests of Foot Locker and the Foot Locker shareholders to enter into the merger agreement with DICK’S Sporting Goods, declared it advisable to enter into the merger agreement and consummate the merger, approved the execution and delivery of the merger agreement by Foot Locker and consummation of the merger, and resolved to recommend that the Foot Locker shareholders vote in favor of adoption of the merger agreement. The Foot Locker board of directors instructed management and the advisors to finalize the merger agreement in advance of a pre-market announcement the following day. In addition, after reviewing the updated version of Evercore’s customary relationship disclosure letter with Skadden, the Foot Locker board of directors concluded that there were no conflicts of interest that would impede Evercore’s ability to continue to serve as Foot Locker’s financial advisor.
On the morning of May 15, 2025, prior to opening of the NYSE, the parties issued a press release announcing the transaction and the execution of the merger agreement.
Also on the morning of May 15, 2025, prior to opening of the NYSE, Foot Locker and DICK’S Sporting Goods each issued a press release announcing preliminary first quarter results.
Foot Locker’s Reasons for the Merger; Recommendation of the Foot Locker Board of Directors
At a meeting of the Foot Locker board of directors held on May 14, 2025, the Foot Locker board of directors unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests, of Foot Locker and the Foot Locker shareholders, (ii) determined that it is in the best interests of Foot Locker and the Foot Locker shareholders, and declared it advisable, to enter into the merger agreement and to consummate the merger, (iii) approved the execution and delivery by Foot Locker of the merger agreement and the performance by Foot Locker of its agreements and obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, subject to the conditions set forth in the merger agreement, (iv) directed that the adoption of the merger agreement be submitted to a vote at the special meeting and (v) resolved to recommend that the Foot Locker shareholders vote in favor of the adoption of the merger agreement at the special meeting.
The Foot Locker board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement proposal.
In evaluating the merger and the merger agreement and arriving at its determination, the Foot Locker board of directors met and consulted with Foot Locker’s senior management, representatives of Foot Locker’s financial advisor, Evercore, and Foot Locker’s outside legal counsel, Skadden. The Foot Locker board of directors reviewed a significant amount of data and information and considered a number of factors with respect to Foot Locker’s business and the industry in which it operates, which it regularly reviews in connection with Foot Locker’s strategic planning, and also reviewed the terms of the merger agreement and the transactions contemplated thereby. The Foot Locker board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to Foot Locker and the Foot Locker shareholders, including, among other things, the factors listed below, which the Foot Locker board of directors viewed as being generally positive or favorable in coming to its determination, approval and recommendation.
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Merger Consideration. The value of the merger consideration to be received by Foot Locker shareholders in relation to the market prices of Foot Locker common stock prior to the Foot Locker board of directors’ approval of the merger agreement.

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Premium to Trading Price of Foot Locker Common Stock. The fact that the merger consideration of $24.00 per share, assuming a cash election, represented a premium of 80.3% over the closing price per share of Foot Locker common stock of $13.31 on May 13, 2025. The Foot Locker board of directors also considered the fact that the merger consideration of $24.00 per share, assuming a cash election, represented a premium of 98.6% over the trailing one-month volume-weighted average price of $12.08 as of May 13, 2025, a premium of 62.6% over the trailing three-month volume-weighted average price of $14.76 as of May 13, 2025 and a premium of 32.2% over the trailing six-month volume-weighted average price of $18.16 as of May 13, 2025. In addition, the Foot Locker board of directors considered that the $24.00 merger consideration, assuming a cash election, represented a 6.4x Implied Enterprise Value/EBITDA multiple for the trailing twelve months (through the end of the first fiscal quarter of 2025).

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Shareholder Election Opportunity. The fact that Foot Locker shareholders would have the right to elect to receive the merger consideration either in cash or shares of DICK’S Sporting Goods common stock (or a combination of cash and shares of DICK’S Sporting Goods common stock), without being subject to proration.

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Downside Protection of a Cash Election. The fact that Foot Locker shareholders could elect to receive all or a portion of the merger consideration in cash, providing Foot Locker shareholders with certainty of value and liquidity upon completion of the merger for shares subject to a cash election (or for which no election is made) and the fact that Foot Locker shareholders are not subject to any limit or proration with respect to such election, such that Foot Locker shareholders will have certainty of value with respect to the cash consideration while retaining the ability to elect to receive all or a portion of the merger consideration in shares of DICK’S Sporting Goods common stock.

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Fixed Exchange Ratio for Stock Election Merger Consideration. The fact that because the stock consideration for Foot Locker shareholders making a stock election is based on a fixed exchange ratio of 0.1168 shares of DICK’S Sporting Goods common stock, Foot Locker shareholders making a stock election and receiving shares of DICK’S Sporting Goods common stock will have the opportunity to benefit from any increase in the trading price of shares of DICK’S Sporting Goods common stock between the announcement of the merger agreement and the completion of the merger.

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Participation in Potential Upside of a Stock Election. The fact that Foot Locker shareholders could elect to receive all or a portion of the merger consideration in shares of DICK’S Sporting Goods common stock and the benefits to DICK’S Sporting Goods that could result from the merger, including the potential to realize synergies arising from the combination of DICK’S Sporting Goods and Foot Locker. Accordingly, Foot Locker shareholders electing to receive shares of DICK’S Sporting Goods common stock will have the opportunity to participate in any future earnings or growth of DICK’S Sporting Goods and future appreciation in the value of DICK’S Sporting Goods common stock following the merger should they retain the shares of DICK’S Sporting Goods common stock they receive in the merger pursuant to a stock election.

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De-Risking Foot Locker’s Strategic Plan. The fact that, after completion of the merger, Foot Locker shareholders would no longer bear the business and execution risks related to Foot Locker’s strategic plan. While the Foot Locker board of directors remains supportive of Foot Locker’s strategic plan, which we refer to as the “Lace-Up Plan,” and optimistic about the prospects for Foot Locker’s business, the Foot Locker board of directors took into account the uncertainties associated with the near-term and long-term risks and challenges in continuing to implement the Lace-Up Plan, including:

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Risks associated with macroeconomic uncertainties, including those relating to tariffs, rising inflation and increasing risk of recession, and the associated declines in consumer confidence and expected consumer discretionary spending, which have resulted in softer consumer traffic trends globally.

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Risks relating to Foot Locker’s vendor concentration and ongoing underperformance of certain key brand partners, as well as the uncertainty of future prospects of certain key brand partners. Foot Locker purchased 85% of its merchandise in 2024 from its five top suppliers, with approximately 59% purchased from its largest supplier. Each of its banners is highly dependent on Foot Locker’s largest supplier.

○	Risks associated with Foot Locker’s ongoing efforts to reimagine and refresh its stores, which requires continuing levels of significant capital expenditures.
○	Risks associated with Foot Locker’s ongoing technology investments to improve its omni-channel capabilities.
○	Risks relating to continuing competitive pressures for promotional pricing and the attendant pressure on merchandise margins.
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Risks relating to Foot Locker’s non-U.S. businesses, which have underperformed Foot Locker’s U.S. businesses and will require significant investments, particularly in Europe, which has experienced challenging macro-economic conditions and softening consumer sentiment.

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De-Risking Foot Locker’s Business Model. The fact that, after completion of the merger, Foot Locker shareholders will no longer bear the structural risks inherent in Foot Locker’s business model, which relies heavily on a single product category, with merchandise sourced from a limited number of brand partners and sales highly dependent on consumer enthusiasm for new and innovative product offerings. The Foot Locker board of directors took into account risks associated with Foot Locker’s ability to attract customers for the products Foot Locker carries, including risks associated with maintaining access to new and innovative product launches that appeal to trend-conscious athletic footwear purchasers, and the fact that the risks associated with the failure to anticipate trends and access innovative products is exacerbated in Foot Locker’s specialty retail business model. The Foot Locker board of directors considered that Foot Locker shareholders electing to receive shares of DICK’S Sporting Goods common stock will have the opportunity to benefit from the business model of DICK’S Sporting Goods, which has a broader portfolio of product offerings, less brand partner concentration and a wider customer base than Foot Locker, and is less dependent on consumer preferences in a single product category.

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Uncertainty of Future Common Stock Market Price. The uncertainty of Foot Locker’s future stock market price if Foot Locker remained independent. The Foot Locker board of directors considered the possibility that the price of Foot Locker common stock could be negatively impacted if Foot Locker failed to meet investor expectations, including if Foot Locker failed to meet its growth and profitability objectives set forth in previously issued guidance and achieve the targets set out in the Lace-Up Plan. In connection with these considerations, the Foot Locker board of directors considered the attendant risk that if Foot Locker remained independent, Foot Locker common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.

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Review of Strategic Alternatives to the Merger. The Foot Locker board of directors’ review of potential strategic alternatives to the merger, including continuing to pursue Foot Locker’s transformational Lace-Up Plan, as well as potential divestitures, modifications to Foot Locker’s capital structure, potential capital market transactions, potential joint ventures and licensing partnerships, potential minority investments (including minority investments by private investors) and potential sales to strategic buyers or financial sponsors, and the potential benefits, risks and uncertainties associated with those potential alternatives, and its assessment that no other alternatives were reasonably likely to create greater value for Foot Locker shareholders than the merger.

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Negotiations with DICK’S Sporting Goods. The benefits that Foot Locker and its advisors were able to obtain during its negotiations with DICK’S Sporting Goods, including the size of the termination fee, the allocation of regulatory risk and the obligation of DICK’S Sporting Goods to pay Foot Locker a reverse termination fee if regulatory approval for the merger is not obtained, the absence of any fee or expense reimbursement if Foot Locker shareholders do not approve the merger agreement proposal and the ability for Foot Locker shareholders to elect cash consideration or stock consideration immediately prior to the closing of the merger, without any cap or proration on the amount of cash or the aggregate number of shares of DICK’S Sporting Goods stock available to Foot Locker shareholders. The Foot Locker board of directors believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Foot Locker shareholders at the time, and that there was no assurance that a more favorable opportunity to sell Foot Locker would arise at a later time or through any alternative transaction.

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Expected Cost Synergies. The expectation that DICK’S Sporting Goods will recognize anticipated cost synergies following consummation of the merger, which Foot Locker shareholders who make a stock election will benefit from as continuing stockholders of DICK’S Sporting Goods. The Foot Locker board of directors also considered that there could be no assurance that any particular amount of such synergies would be achieved following completion of the merger or the timeframe in which they would be achieved.

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Financial Analyses and Opinion of Evercore. The oral opinion of Evercore rendered to the Foot Locker board of directors, subsequently confirmed by delivery of the written opinion of Evercore, dated May 14, 2025, that, as of the date of such written opinion and based upon and subject to the various limitations, qualifications and assumptions set forth therein, the merger consideration to be paid to the holders of shares of Foot Locker common stock (other than any holders of any cancelled shares or any converted shares) pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion is more fully described in the section entitled “—Opinion of Foot Locker’s Financial Advisor” and the full text of the opinion is attached as Annex B to this proxy statement/prospectus. The Foot Locker board of directors considered that Evercore, in connection with delivering its opinion, performed a variety of financial and comparative analyses described in the section entitled “—Opinion of Foot Locker’s Financial Advisor” and further considered that the opinion of Evercore did not address the stock election (or the decision of any holder of Foot Locker common stock related thereto) or the stock consideration, as described in the section entitled “—Opinion of Foot Locker’s Financial Advisor,” because of the certainty of value provided by the cash consideration and the fact that Foot Locker shareholders are entitled to elect to receive the cash consideration or the stock consideration without any cap or proration on the aggregate number of shares of DICK’S Sporting Goods stock available to Foot Locker shareholders electing to receive stock consideration in the merger.
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Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, and the efforts required by DICK’S Sporting Goods to obtain regulatory approvals.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:
○	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;
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the provisions of the merger agreement that allow Foot Locker to engage in negotiations with, and provide information to, a third party that makes a written bona fide acquisition proposal that did not result from a breach of Foot Locker’s non-solicitation obligations, if the Foot Locker board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to lead to a transaction that is superior to the merger and Foot Locker complies with certain procedural requirements;

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the provisions of the merger agreement that allow the Foot Locker board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and terminate the merger agreement in order to accept a superior proposal if the Foot Locker board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that an acquisition proposal is a superior proposal and, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Foot Locker board of directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by DICK’S Sporting Goods and, in connection with the termination of the merger agreement, payment to DICK’S Sporting Goods of a $59.5 million termination fee), subject to Foot Locker’s compliance with certain procedural requirements;

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the provisions of the merger agreement that allow the Foot Locker board of directors to change its recommendation in favor of the adoption of the merger agreement (other than in response to the receipt of a written bona fide acquisition proposal, which is subject to the preceding sub-bullet above) if the Foot Locker board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by DICK’S Sporting Goods), subject to Foot Locker’s compliance with certain procedural requirements;

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the belief of the Foot Locker board of directors that the payment of the $59.5 million termination fee was not likely to unduly discourage competing third-party proposals or reduce the price of such proposals, that such a termination fee and provisions are customary for transactions of this size and type, and that the size of the termination fee was reasonable in the context of comparable transactions;

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the fact that upon termination of the merger agreement in certain circumstances, DICK’S Sporting Goods would be required to pay to Foot Locker a $95.5 million reverse termination fee that would help offset some of the costs of the transaction;

○	the fact that Foot Locker would not owe DICK’S Sporting Goods any fee or reimbursement of expenses if Foot Locker shareholders did not approve the merger agreement proposal; and
○	the ability of Foot Locker to specifically enforce the terms of the merger agreement.

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Timing Considerations. The belief of the Foot Locker board of directors that the potential benefits of soliciting interest from other potential parties were outweighed by a number of risks, including that such solicitation would jeopardize or, at a minimum, delay the merger. The Foot Locker board of directors also observed that Foot Locker retained the ability to consider unsolicited proposals until the meeting of the Foot Locker shareholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying the $59.5 million termination fee).

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DICK’S Sporting Goods’ Business and Reputation. The results of the due diligence investigation that Foot Locker’s senior management conducted with the assistance of its advisors on DICK’S Sporting Goods with respect to certain matters and DICK’S Sporting Goods’ business reputation and the capabilities of DICK’S Sporting Goods and its management.

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Financing Strength of DICK’S Sporting Goods. The fact that DICK’S Sporting Goods has obtained committed debt financing for the merger from reputable financial institutions and the likelihood that DICK’S Sporting Goods would be able to finance the transactions given DICK’S Sporting Goods’ financial resources and financial profile.

The Foot Locker board of directors also considered, and balanced against the potentially positive factors, a variety of risks and potentially negative factors in its deliberations concerning the merger and the merger agreement, including the following:
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Inability to Participate in Future Gains. The fact that Foot Locker shareholders making a cash election (or making no election) would not have the opportunity to realize the potential long-term value of the potential successful execution of Foot Locker’s Lace-Up Plan or to benefit from any potential future appreciation in value of the combined company after the merger unless they subsequently purchase shares of DICK’S Sporting Goods common stock in the open market.

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Potential for Valuation Variance in Stock Election. The possibility that, unlike with the certainty of value provided by the cash consideration, Foot Locker shareholders making a stock election may be subject to valuation shifts that may result in a value per share of Foot Locker common stock at the effective time that is less than the value provided by the cash consideration.

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Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of Foot Locker shareholders to approve the merger agreement proposal, and the effect the resulting public announcement of the termination of the merger agreement may have on:

○	the trading price of Foot Locker common stock; and
○	Foot Locker’s business and operating results, including in light of the costs incurred in connection with the merger.
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Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Foot Locker must pay to DICK’S Sporting Goods a termination fee of $59.5 million if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Foot Locker from pursuing that opportunity.

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Possible Disruption of the Business and Costs and Expenses. The possible disruption to Foot Locker’s business that may result from the merger, the resulting distraction of Foot Locker’s management and potential attrition of Foot Locker’s employees, as well as the costs and expenses associated with completing the merger.

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Restrictions on Operation of Foot Locker’s Business. The requirement that Foot Locker conduct its business in all material respects in the ordinary course of business prior to completion of the merger and that certain actions could be undertaken only with the consent of DICK’S Sporting Goods.

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Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on Foot Locker’s employees, vendors, suppliers, landlords and other parties, may impair Foot Locker’s ability to attract, retain and motivate key personnel, and could cause vendors, suppliers, landlords and others to seek to change existing business relationships with Foot Locker, and the potential for litigation arising in connection with the merger.

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Need to Obtain Required Regulatory Clearances. The fact that completion of the merger would require approval, or expiration or termination of the applicable waiting periods, under the HSR Act and other applicable non-U.S. antitrust laws and that such approvals may be delayed or not granted.

•	Other Risks. The risks described under the section entitled “Risk Factors.”
The Foot Locker board of directors concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected the Foot Locker shareholders would achieve as a result of the merger, including the belief of the Foot Locker board of directors that the merger would maximize the immediate value of Foot Locker shareholders’ shares and minimize the risks and uncertainty affecting the future prospects of Foot Locker, including the potential execution risks associated with the Lace-Up Plan.
In addition, the Foot Locker board of directors was aware of and considered the interests that Foot Locker’s non-employee directors and executive officers may have with respect to the merger that differ from, or are in addition to, the interests of shareholders of Foot Locker generally, as described under “—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the Foot Locker board of directors is not exhaustive, but Foot Locker believes it includes all the material factors considered by the Foot Locker board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Foot Locker board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Foot Locker board of directors viewed its determination and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The Foot Locker board of directors based its unanimous recommendation on the totality of the information presented.
This explanation of Foot Locker’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Financial Projections Utilized by the Foot Locker Board of Directors and Foot Locker’s Financial Advisor
While Foot Locker has from time to time provided limited financial guidance to investors, Foot Locker’s management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the merger, certain unaudited non-public financial projections regarding Foot Locker, which are referred to in this section as the “Foot Locker management financial projections” (and are referred to as the “Forecasts” in the section entitled “—Opinion of Foot Locker’s Financial Advisor”), were utilized by the Foot Locker board of directors in its evaluation of the merger. At the direction of the Foot Locker board of directors, the Foot Locker management financial projections were also provided to, and approved for use by, Evercore for purposes of performing its financial analyses in connection with rendering its opinion to the Foot Locker board of directors (as more fully described in the section entitled “—Opinion of Foot Locker’s Financial Advisor”). In addition, in connection with the merger, Foot Locker provided a subset of the Foot Locker management financial projections to DICK’S Sporting Goods (excluding 2029 estimates and unlevered free cash flow estimates). A summary of the Foot Locker management financial projections is included below to give Foot Locker shareholders access to certain information that was considered by the Foot Locker board of directors for purposes of evaluating the merger. These Foot Locker management financial projections are not, and should not be viewed as, public guidance or targets.
The Foot Locker management financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond Foot Locker’s control. The Foot Locker management financial projections reflect numerous estimates, assumptions and judgments made by Foot Locker management, based on information available at the time the Foot Locker management financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to Foot Locker’s business, all of which are difficult to predict and many of which are beyond Foot Locker’s control. There can be no assurances that the Foot Locker management financial projections accurately reflect future trends or accurately estimate Foot Locker’s future financial and operating performance. The Foot Locker management financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Foot Locker management financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Foot Locker’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described in or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in Foot Locker’s public filings with the SEC. Further, the Foot Locker management financial projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the Foot Locker management financial projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of a specialty athletic footwear and apparel retail company is a highly speculative endeavor. Since the Foot Locker management financial projections cover a multi-year period, the Foot Locker management financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on Foot Locker’s results.
The Foot Locker management financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States (which we refer to as “GAAP”).
The Foot Locker management financial projections included in this document, including the financial projections set forth below in the section entitled “—Foot Locker Management Financial Projections” are the responsibility of Foot Locker’s management. Neither KPMG LLP, Foot Locker’s independent registered public accounting firm, nor Deloitte & Touche LLP, DICK’S Sporting Goods’ independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Foot Locker management financial projections or any other prospective financial information contained herein and, accordingly, neither KPMG LLP nor Deloitte & Touche LLP expresses an opinion or any other form of assurance with respect thereto and disclaim any association therewith. The KPMG LLP report on Foot Locker’s consolidated financial statements incorporated by reference from Foot Locker’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 relates to Foot Locker’s previously issued financial statements, and the Deloitte & Touche LLP report on DICK’S Sporting Goods’ consolidated financial statements incorporated by reference from DICK’S Sporting Goods’ Annual Report on Form 10-K for the fiscal year ended February 1, 2025 relates to DICK’S Sporting Goods’ previously issued financial statements. Neither of the foregoing extends to the Foot Locker management financial projections or any other prospective financial information contained herein and should not be read to do so.
The Foot Locker management financial projections are not being included in this proxy statement/prospectus in order to influence any Foot Locker shareholder’s decision as to whether or not to approve the merger. The summary of the Foot Locker management financial projections is being included in this proxy statement/prospectus solely because these financial projections were made available to Evercore and were used by the Foot Locker board of directors in evaluating the merger and because a subset of these financial projections were made available to DICK’S Sporting Goods.
The Foot Locker management financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and merger-related expenses. The Foot Locker management financial projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.
The inclusion of the Foot Locker management financial projections in this proxy statement/prospectus should not be regarded as an indication that Foot Locker, DICK’S Sporting Goods, Evercore or any of their respective affiliates, advisors or representatives considered or consider the Foot Locker management financial projections to be predictive of actual future events, and the Foot Locker management financial projections should not be relied on as such. None of Foot Locker, DICK’S Sporting Goods, Evercore or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Foot Locker management financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Foot Locker management financial projections to reflect circumstances existing after the date such Foot Locker management financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Foot Locker management financial projections are shown to be in error or no longer appropriate. Neither Foot Locker nor DICK’S Sporting Goods intends to make publicly available any update or other revision to the Foot Locker management financial projections, except as required by law. None of Foot Locker, DICK’S Sporting Goods, Evercore or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other investor regarding the ultimate performance of Foot Locker or DICK’S Sporting Goods compared to the information contained in the Foot Locker management financial projections or that projected results will be achieved.
Foot Locker shareholders and DICK’S Sporting Goods stockholders are cautioned not to place undue, if any, reliance on the Foot Locker management financial projections included in this proxy statement/prospectus.
The Foot Locker management financial projections incorporate certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Foot Locker’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of “non-GAAP financial measures” and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Evercore for purposes of performing its financial analyses in connection with rendering its opinion to the Foot Locker board of directors (as described in the section entitled “—Opinion of Foot Locker’s Financial Advisor”) or by the Foot Locker board of directors in its evaluation of the merger. Accordingly, a reconciliation of the financial measures included in the Foot Locker management financial projections is not provided.
Subject to the foregoing qualifications, the following is a summary of the Foot Locker management financial projections:
Foot Locker Management Financial Projections

	Fiscal Year
($ in millions)	2025E	2026E	2027E	2028E	2029E
Revenue	$8,000	$8,246	$8,523	$8,828	$8,986
Adjusted EBITDA	$453	$591	$702	$776	$830
Unlevered Free Cash Flow	$135	$151	$285	$288	$339

As described in the section entitled “—Background of the Merger,” the Foot Locker board of directors directed Foot Locker management to develop an additional scenario which took into account the challenges to achieving the Foot Locker management financial projections in light of the announcement of tariffs and associated market turmoil and potential consumer impacts, a slower recovery by an important Foot Locker brand partner, and weaker than anticipated first quarter results. The additional scenario developed by Foot Locker management varied revenue and EBIT margin assumptions from the assumptions included in the Foot Locker management financial projections; specifically, it assumed revenue growth of approximately 1% per year for fiscal years 2026-2028 and limited the degree of EBIT margin expansion, which Foot Locker management believed was reflective of then-current business conditions. The additional scenario reflecting these assumptions was considered by the Foot Locker board of directors when determining whether to approve the merger, and at the direction of the Foot Locker board of directors, was also provided to Evercore for its reference.
Subject to the same qualifications that apply to the Foot Locker management projections discussed above, the following is a summary of the additional scenario considered by the Foot Locker board of directors:

	Fiscal Year
($ in millions)	2025E	2026E	2027E	2028E	2029E
Revenue	$7,951	$8,023	$8,103	$8,184	$8,225
Adjusted EBITDA	$432	$534	$619	$685	$731
Unlevered Free Cash Flow	$59	$138	$228	$272	$309

For additional information on Foot Locker’s actual results and historical financial information, see the section entitled “Where You Can Find More Information.”

Opinion of Foot Locker’s Financial Advisor
Foot Locker retained Evercore to act as its financial advisor in connection with Foot Locker’s evaluation of strategic and financial alternatives, including the merger. As part of this engagement, Foot Locker requested that Evercore evaluate the fairness of the merger consideration pursuant to the merger agreement, from a financial point of view, to the holders of Foot Locker common stock (other than any holders of any cancelled shares or any converted shares). At a meeting of the Foot Locker board of directors held on May 14, 2025, Evercore rendered to the Foot Locker board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated May 14, 2025, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of Foot Locker common stock (other than any holders of any cancelled shares or any converted shares).
The full text of the written opinion of Evercore, dated May 14, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated by reference into this proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Foot Locker board of directors (solely in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Foot Locker board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Foot Locker common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Foot Locker, nor does it address the underlying business decision of Foot Locker to engage in the merger.
In connection with rendering its opinion Evercore, among other things:
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reviewed certain publicly available business and ﬁnancial information relating to Foot Locker and DICK’S Sporting Goods that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed certain internal projected ﬁnancial data relating to Foot Locker prepared and furnished to Evercore by management of Foot Locker, as approved for Evercore’s use by Foot Locker (referred to in this section as the “Forecasts,” as described in more detail in the section entitled “—Foot Locker Management Financial Projections”);

•
discussed with managements of Foot Locker and DICK’S Sporting Goods their assessment of the past and current operations of DICK’S Sporting Goods, the current financial condition and prospects of DICK’S Sporting Goods, and with management of Foot Locker its assessment of the past and current operations of Foot Locker, the current financial condition and prospects of Foot Locker, and the Forecasts relating to Foot Locker;

•	reviewed the reported prices and the historical trading activity of Foot Locker common stock and DICK’S Sporting Goods common stock;
•
compared the ﬁnancial performance of Foot Locker and DICK’S Sporting Goods and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•
compared the financial performance of Foot Locker and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated May 14, 2025, of the merger agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the ﬁnancial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent veriﬁcation of such information (and Evercore did not assume responsibility or liability for any independent veriﬁcation of such information), and further relied upon the assurances of the management of Foot Locker that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the consent of the Foot Locker board of directors that they were reasonably prepared on bases reﬂecting the best currently available estimates and good faith judgments of management of Foot Locker as to the future ﬁnancial performance of Foot Locker and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the ﬁnal executed merger agreement would not diﬀer from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisﬁed without waiver or modiﬁcation thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse eﬀect on Foot Locker, DICK’S Sporting Goods or the consummation of the merger or reduce the contemplated benefits to the holders of Foot Locker common stock of the merger.
Evercore did not conduct a physical inspection of the properties or facilities of Foot Locker or DICK’S Sporting Goods and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other oﬀ-balance sheet assets and liabilities) of Foot Locker or DICK’S Sporting Goods, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Foot Locker or DICK’S Sporting Goods under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and ﬁnancial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. Developments subsequent to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Foot Locker common stock (other than any holders of any Cancelled Shares or any Converted Shares), from a financial point of view, of the merger consideration, as of the date of its opinion. Evercore did not express any view on, and Evercore’s opinion did not address, the stock election (or the decision of any holder of Foot Locker common stock related thereto) or the stock consideration or the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Foot Locker, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the oﬃcers, directors or employees of Foot Locker, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the merger as compared to other business or ﬁnancial strategies that might be available to Foot Locker, nor did it address the underlying business decision of Foot Locker to engage in the merger. Evercore did not express any view on, and its opinion did not address, what the value of the DICK’S Sporting Goods common stock actually will be when issued or the prices at which Foot Locker common stock or DICK’S Sporting Goods common stock will trade at any time, including following announcement or consummation of the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of Foot Locker common stock or any business combination or other extraordinary transaction involving Foot Locker. Evercore’s opinion did not constitute a recommendation to the Foot Locker board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Foot Locker common stock should vote or act in respect of the merger. Evercore did not express any opinion as to the prices at which shares of Foot Locker common stock will trade at any time, as to the potential eﬀects of volatility in the credit, ﬁnancial and stock markets on Foot Locker or the merger or as to the impact of the merger on the solvency or viability of Foot Locker or the ability of Foot Locker to pay its obligations when they come due. Evercore is not legal, regulatory, accounting or tax experts and assumed the accuracy and completeness of assessments by Foot Locker and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Foot Locker board of directors on May 14, 2025 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 13, 2025 (the last trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Foot Locker. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Selected Publicly Traded Companies Analysis
Evercore reviewed and compared certain financial information of Foot Locker to corresponding financial multiples and ratios for the following selected publicly traded companies in the retail industry (referred to as the “selected companies” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”):
•	Athletic Specialty
○	Academy Sports & Outdoors, Inc.
○	DICK’S Sporting Goods, Inc.
○	JD Sports Fashion PLC
•	Footwear Retailers
○	Caleres, Inc.
○	Designer Brands Inc.
○	Genesco Inc.
○	Shoe Carnival, Inc.
•	Selected Apparel Specialty Retailers
○	Abercrombie & Fitch Co.
○	American Eagle Outfitters, Inc.
○	The Gap, Inc.
○	Urban Outfitters, Inc.
For each of the selected companies and Foot Locker, using publicly available data from the five years prior to May 13, 2025, Evercore calculated (i) price as a multiple of estimated next-twelve-months earnings per share (referred to as “NTM EPS” and such multiple, “P / NTM EPS” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”) and (ii) total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents less unconsolidated assets) as a multiple of estimated next-twelve-months EBITDA (referred to as “NTM EBITDA” and such multiple, “TEV / NTM EBITDA” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”). Estimated financial data of the selected companies and Foot Locker were based on publicly available research analysts’ estimates.
The results of these calculations were as follows, in each case dated as of May 13, 2025:

Average Multiple
Benchmark	Current	Last 6 Months	Last Year	Last 2 Years	Last 3 Years	Last 5 Years
Athletic Specialty
P / NTM EPS	9.7x	9.8x	10.7x	10.5x	9.9x	11.3x
TEV / NTM EBITDA	5.2x	5.4x	5.8x	5.5x	5.3x	5.5x
Footwear Retailers
P / NTM EPS	11.2x	10.4x	11.8x	10.5x	9.0x	10.4x
TEV / NTM EBITDA	3.8x	4.4x	4.9x	4.7x	4.4x	5.0x
Selected Apparel Specialty Retailers
P / NTM EPS	10.3x	10.1x	11.3x	12.4x	12.8x	14.4x
TEV / NTM EBITDA	5.1x	5.2x	5.8x	5.8x	5.4x	5.6x
Foot Locker
P / NTM EPS	9.3x	10.7x	12.3x	12.4x	11.2x	10.6x
TEV / NTM EBITDA	2.9x	3.9x	4.5x	4.3x	4.1x	3.9x

For each of the selected companies and Foot Locker, Evercore also calculated (i) price as a multiple of estimated fiscal year 2025 adjusted earnings per share (referred to as “FY2025E Adjusted EPS” and such multiple, “FY2025E P / Adjusted EPS” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”) and (ii) total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents less unconsolidated assets) as a multiple of estimated fiscal year 2025 Adjusted EBITDA (referred to as “FY2025E Adjusted EBITDA” and such multiple, “FY2025E TEV / Adjusted EBITDA” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”). Estimated financial data of the selected companies and Foot Locker were based on publicly available research analysts’ estimates.
The results of these calculations were as follows:

Benchmark	Mean	Median
Athletic Specialty
FY2025E P / Adjusted EPS	10.1x	7.8x
FY2025E TEV / Adjusted EBITDA	5.8x	5.0x
Footwear Retailers
FY2025E P / Adjusted EPS	12.3x	13.0x
FY2025E TEV / Adjusted EBITDA	3.9x	4.1x
Selected Apparel Specialty Retailers
FY2025E P / Adjusted EPS	10.6x	10.5x
FY2025E TEV / Adjusted EBITDA	4.9x	4.6x
Total
FY2025E P / Adjusted EPS	11.1x	10.4x
FY2025E TEV / Adjusted EBITDA	4.8x	4.1x

Multiple
Foot Locker
FY2025E P / Adjusted EPS	9.8x
FY2025E TEV / Adjusted EBITDA	3.0x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied (a) an FY2025E P / Adjusted EPS multiple reference range of 8.0x to 12.5x to FY2025E Adjusted EPS based on the Forecasts and (b) an FY2025E TEV / Adjusted EBITDA multiple reference range of 2.5x to 5.0x to FY2025E Adjusted EBITDA based on the Forecasts. Based on this range of implied enterprise values, Foot Locker’s assumed net debt of $106 million (calculated as total debt plus debt-like liabilities (excluding pension liabilities) less cash and cash equivalents) and assumed unconsolidated assets of $115 million, each as of May 3, 2025, and the number of fully diluted outstanding shares of Foot Locker common stock (calculated using the treasury stock method based on shares outstanding, stock options, PSUs, RSUs and DSUs as of May 12, 2025), in each case as provided by Foot Locker’s management, this analysis indicated a range of implied equity values per share, rounded to the nearest $0.05, of Foot Locker common stock as shown below, compared to the cash consideration of $24.00 per share of Foot Locker common stock.

Benchmark	Implied Equity Values Per Share
FY2025E P / Adjusted EPS	$13.50 - $21.10
FY2025E TEV / Adjusted EBITDA	$11.50 - $22.85

Although none of the selected companies is directly comparable to Foot Locker, Evercore selected these companies because they are publicly traded companies in the retail industry that Evercore, in its professional judgment and experience, considered generally relevant to Foot Locker for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed financial information related to the following selected transactions involving target companies in the athletic specialty and specialty retail industries announced since 2014 (referred to as the “selected transactions” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquirer	Target
August 2024	Frasers Group PLC	Accent Group Limited (minority stake)
April 2024	JD Sports Fashion PLC	Hibbett, Inc.
September 2023	Sycamore Partners	Chico’s FAS, Inc.
May 2023	Tempur Sealy International, Inc.	Mattress Firm Group Inc.
August 2021	Foot Locker	Eurostar, Inc. (“WSS”)
March 2021	Apollo Global Management, Inc.	The Michaels Companies, Inc.
February 2021	JD Sports Fashion PLC	DTLR Villa LLC
March 2018	JD Sports Fashion PLC	The Finish Line, Inc.
June 2017	Sycamore Partners	Staples, Inc.
April 2017	Bass Pro Group, LLC	Cabela’s Incorporated
November 2015	CVC Capital Partners and Canada Pension Plan Investment Board	Petco Animal Supplies, Inc.
August 2015	Sycamore Partners	Belk, Inc.
December 2014	BC Partners, Inc., La Caisse de depot et placement du Quebec, Longview Asset Management, StepStone	PetSmart, Inc.

For each selected transaction, Evercore calculated the implied total enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt plus debt-like liabilities plus minority interest less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (referred to as “LTM

Adjusted EBITDA” and such multiple, “TEV / LTM Adjusted EBITDA” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”). Estimated financial data of the selected transactions were based on information dated as of the time of announcement of the relevant transaction.
This analysis indicated the following:

Benchmark	Mean	Median	Low	High
TEV / LTM Adjusted EBITDA	7.4x	6.9x	3.7x	10.9x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of TEV / LTM Adjusted EBITDA multiples of 4.7x to 11.0x and applied this range of multiples to Foot Locker’s estimated LTM Adjusted EBITDA as of May 3, 2025, based on the financial results for Foot Locker provided by Foot Locker’s management. Based on this range of implied total enterprise values, Foot Locker’s estimated net debt of $106 million (calculated as total debt plus debt-like liabilities (excluding pension liabilities) less cash and cash equivalents) as of May 3, 2025, unconsolidated assets of $115 million as of May 3, 2025, and the number of fully diluted outstanding shares of Foot Locker common stock (calculated using the treasury stock method based on shares outstanding, stock options, PSUs, RSUs and DSUs as of May 12, 2025) in each case as provided by Foot Locker’s management, this analysis indicated a range of implied equity values per share of Foot Locker common stock, rounded to the nearest $0.05, of $17.55 to $40.85, compared to the cash consideration of $24.00 per share of Foot Locker common stock.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to Foot Locker and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Foot Locker for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the data of the selected transactions.
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of Foot Locker to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Foot Locker was forecasted to generate during the period from Foot Locker’s fiscal year 2025 through fiscal year 2029 based on the Forecasts. Evercore calculated terminal values for Foot Locker by applying perpetuity growth rates of (2.0)% to 2.0%, which range was selected based on Evercore’s professional judgment and experience, to terminal year estimates of the unlevered, after-tax free cash flows that Foot Locker was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of fiscal year end February 1, 2025, using discount rates ranging from 12.0% to 14.0%, which were based on an estimate of Foot Locker’s weighted average cost of capital, and the mid-year cash flow discounting convention. In calculating implied total enterprise values, Evercore assumed that as of fiscal year end February 1, 2025, Foot Locker had net debt of $49 million and unconsolidated assets of $115 million, in each case as reported in Foot Locker’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 (referred to as the “FY2024 10-K” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”). Based on this range of implied total enterprise values and the number of fully diluted outstanding shares of Foot Locker common stock (calculated using the treasury stock method based on shares outstanding, stock options, PSUs, RSUs and DSUs as of May 12, 2025), in each case as provided by Foot Locker’s management, this analysis indicated a range of implied equity values per share of Foot Locker common stock, rounded to the nearest $0.05, of $20.95 to $30.90, compared to the cash consideration of $24.00 per share of Foot Locker common stock.

Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Selected Publicly Traded Companies Analysis—Wall Street Consensus Case
Evercore conducted an additional Selected Publicly Traded Companies Analysis in the same manner as described above, using the financial information of the same publicly traded companies in the retail industry, but applied the FY2025E P / Adjusted EPS and FY2025E TEV / Adjusted EBITDA reference ranges described above to Wall Street consensus estimates of Foot Locker’s FY2025E Adjusted EPS and FY2025E Adjusted EBITDA. Based on this range of implied enterprise values, Foot Locker’s assumed net debt of $106 million (calculated as total debt plus debt-like liabilities (excluding pension liabilities) less cash and cash equivalents) and assumed unconsolidated assets of $115 million, each as of May 3, 2025, and the number of fully diluted outstanding shares of Foot Locker common stock (calculated using the treasury stock method based on shares outstanding, stock options, PSUs, RSUs and DSUs as of May 12, 2025), in each case as provided by Foot Locker’s management, this analysis indicated a range of implied equity values per share, rounded to the nearest $0.05, of Foot Locker common stock as shown below, compared to the cash consideration of $24.00 per share of Foot Locker common stock.

Benchmark	Implied Equity Values Per Share
FY2025E P / Adjusted EPS	$10.85 - $17.00
FY2025E TEV / Adjusted EBITDA	$10.25 - $20.45

Discounted Cash Flow Analysis—Additional Scenario
Using an additional scenario developed by Foot Locker management that incorporated additional risks which Foot Locker management believed were reflective of then-current business conditions (referred to as the “Additional Scenario” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor” and described in further detail under the sections entitled “—Background of the Merger” and “—Foot Locker Management Financial Projections”), at the direction of the Foot Locker board of directors, Evercore performed a discounted cash flow analysis of Foot Locker to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Foot Locker was forecasted to generate during the period from Foot Locker’s fiscal year 2025 through fiscal year 2029 based on the Additional Scenario. Evercore calculated terminal values for Foot Locker by applying perpetuity growth rates of (2.0)% to 2.0%, which range was selected based on Evercore’s professional judgment and experience, to terminal year estimates of the unlevered, after-tax free cash flows that Foot Locker was forecasted to generate based on the Additional Scenario. The cash flows and terminal values in each case were then discounted to present value as of fiscal year end February 1, 2025, using discount rates ranging from 12.0% to 14.0%, which were based on an estimate of Foot Locker’s weighted average cost of capital, and the mid-year cash flow discounting convention. In calculating implied total enterprise values, Evercore assumed that as of fiscal year end February 1, 2025, Foot Locker had net debt of $49 million and unconsolidated assets of $115 million, in each case as reported in Foot Locker’s FY2024 10-K. Based on this range of implied total enterprise values and the number of fully diluted outstanding shares of Foot Locker common stock (calculated using the treasury stock method based on shares outstanding, stock options, PSUs, RSUs and DSUs as of May 12, 2025), in each case as provided by Foot Locker’s management, this analysis indicated a range of implied equity values per share of Foot Locker common stock, rounded to the nearest $0.05, of $17.00 to $25.05, compared to the cash consideration of $24.00 per share of Foot Locker common stock.
Illustrative Present Value of Future Share Price
Evercore performed an illustrative analysis of the implied present value of the future price per share of Foot Locker common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated earnings per share (referred to as EPS) and its assumed price to future EPS multiple. For this analysis, Evercore based the projected financial data for fiscal years 2025, 2026, 2027, 2028 and 2029 on each of the Forecasts and the Additional Scenario.
In calculating the implied present value of the future price per share of Foot Locker common stock, Evercore first calculated the implied future price per share of Foot Locker common stock by multiplying the estimated EPS for fiscal years 2026, 2027, 2028 and 2029 by a range of Foot Locker’s assumed price to earnings ratios (referred to as P/E ratios) from 8.0x to 12.5x for the twelve months following the end of each fiscal year from 2025 through 2028 (referred to as the “NTM periods” solely for the purposes of this section entitled “Opinion of Foot Locker’s Financial Advisor”). Evercore then discounted the implied total share prices back to May 13, 2025, using a discount rate of 14.5%, which reflects an estimate of Foot Locker’s cost of equity. Accounting for sensitivity in the assumed P/E ratio for the NTM periods ranging between 8.0x and 12.5x and for the value of Foot Locker dividends, this analysis resulted in the below ranges of implied present values per share, rounded to the nearest $0.05, of Foot Locker common stock based on each of the Forecasts and the Additional Scenario, compared to the cash consideration of $24.00 per share of Foot Locker common stock.

Illustrative Valuation Date	Implied Present Value Per Share
January 31, 2026
Forecasts	$18.00 - $28.00
Additional Scenario	$14.40 - $22.45
January 31, 2027
Forecasts	$20.50 - $31.70
Additional Scenario	$15.80 - $24.40
January 31, 2028
Forecasts	$20.80 - $31.90
Additional Scenario	$15.90 - $24.35
January 31, 2029
Forecasts	$20.05 - $30.40
Additional Scenario	$15.30 - $23.15

Illustrative Leveraged Buyout Analysis
Evercore performed an illustrative leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of Foot Locker. Evercore conducted its illustrative leveraged buyout analysis based on financials for Foot Locker’s fiscal year ended 2024 and financial projections for the fiscal years ending 2025 through 2029 based on the Forecasts as well as on the Additional Scenario. Evercore assumed a transaction closing date of February 1, 2025, net debt of $49 million and unconsolidated assets of $115 million. Evercore selected the leverage multiple, financing terms, exit multiple, fees and target internal rate of return based upon the application of its professional judgment and expertise.
The following table summarizes Evercore’s analysis, with the implied equity values per share of Foot Locker common stock:

Source of Financial Projections Through FY2029	Illustrative Sponsor Required IRR	Total Gross Leverage	Exit NTM TEV/ Adj. EBITDA Multiples	Implied Value Per Share
Forecasts	20.0% - 25.0%	2.5x	2.5x - 4.0x	$15.05 - $21.85
Additional Scenario	20.0% - 25.0%	2.5x	2.5x - 4.0x	$13.35 - $19.15

Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Foot Locker common stock prepared and published by equity research analysts that were publicly available as of May 13, 2025. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Foot Locker common stock at the time the price target was published. As of May 13, 2025, the range of selected equity research analyst price targets per share of Foot Locker common stock was $11.00 to $24.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Foot Locker common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Foot Locker and future general industry and market conditions.

Premiums Paid Analysis
Using publicly available information, Evercore reviewed 119 transactions and announced bids for control of publicly listed targets with an aggregate transaction value between $1.0 billion and $10.0 billion announced since March 1, 2020. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the one-day, one-week, 30-day and 90-day volume weighted average price (referred to as VWAP) per share of the target companies on the pre-leak date of each transaction.
This analysis indicated the following:

Target Sector and Transaction Consideration	1-Day VWAP Premia Average	1-Week VWAP Premia Average	30-Day VWAP Premia Average	90-Day VWAP Premia Average
All Sectors (119 transactions)
All Cash	37%	40%	45%	54%
Cash and Stock	36%	34%	35%	40%
All sectors excluding Technology/Software, Biotechnology and Pharmaceuticals (66 transactions)
All Cash	32%	33%	38%	46%
Cash and Stock	26%	24%	26%	32%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 20.0% to 50.0% to the closing price per share of Foot Locker common stock of $13.31 on May 13, 2025. This analysis indicated a range of implied equity values per share of Foot Locker common stock, rounded to the nearest $0.05, of $15.95 to $19.95, compared to the cash consideration of $24.00 per share of Foot Locker common stock.
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Foot Locker common stock during the twelve-month period ended May 13, 2025, noting that the low and high closing prices during such period, rounded to the nearest $0.05, ranged from $11.10 to $32.95 per share of Foot Locker common stock, respectively.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Foot Locker board of directors. In connection with the review of the merger by the Foot Locker board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Foot Locker common stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Foot Locker or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Foot Locker board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Foot Locker common stock (other than any holders of any cancelled shares or any converted shares). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Foot Locker board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Foot Locker board of directors or Foot Locker’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Foot Locker common stock.
Pursuant to the terms of Evercore’s engagement letter with Foot Locker, entered into on June 7, 2024 (as amended on April 24, 2025), Foot Locker has agreed to pay Evercore a fee for its services in the aggregate amount of approximately $40 million, of which (i) $1 million was payable upon delivery of Evercore’s opinion in connection with the merger agreement and is fully creditable against any fee payable upon the consummation of the merger and (ii) the remainder will be payable contingent upon the consummation of the merger. Foot Locker has also agreed to reimburse Evercore for certain of its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to Foot Locker, but Evercore has not received any compensation from Foot Locker during such period. In addition, during the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to DICK’S Sporting Goods and have not received any compensation from DICK’S Sporting Goods during such period. Evercore may provide financial advisory or other services to Foot Locker, DICK’S Sporting Goods and/or their respective affiliates in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Foot Locker, DICK’S Sporting Goods, potential parties to the merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Foot Locker or DICK’S Sporting Goods.
Foot Locker engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger
In considering the recommendations of the Foot Locker board of directors with respect to the merger, Foot Locker shareholders should be aware that Foot Locker’s non-employee directors and executive officers have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of Foot Locker shareholders generally. The Foot Locker board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that Foot Locker shareholders adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below and in the section of this proxy statement/prospectus entitled “The Merger—Golden Parachute Compensation.”

Foot Locker’s non-employee directors are as follows:

Name
Virginia C. Drosos
Alan D. Feldman(1)
Guillermo G. Marmol(2)
Darlene Nicosia
Steven Oakland(3)
Ulice Payne, Jr.
Sonia Syngal
Kimberly K. Underhill
John Venhuizen
Tristan Walker
Dona D. Young

(1)	Alan D. Feldman retired from the Foot Locker board of directors on May 21, 2024.
(2)	Guillermo G. Marmol retired from the Foot Locker board of directors on May 21, 2025.
(3)	Steven Oakland retired from the Foot Locker board of directors on May 21, 2025.
Foot Locker’s executive officers are as follows:

Name	Position
Mary N. Dillon	Chief Executive Officer
Franklin R. Bracken	President
Michael A. Baughn	Executive Vice President and Chief Financial Officer
Cynthia Carlisle	Executive Vice President and Chief Human Resources Officer
Jennifer L. Kraft	Executive Vice President and General Counsel
Elliott D. Rodgers	Executive Vice President and Chief Operations Officer

Certain Assumptions
For purposes of this disclosure, a “qualifying termination” means a termination of employment without “Cause” or a resignation by the executive officer for “Good Reason” (each as defined in the applicable plan or agreement) during the period commencing at the effective time and ending on the two-year anniversary of the effective time.
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section and in the section entitled “The Merger—Golden Parachute Compensation,” the following assumptions were used:
•	The consummation of the merger occurs on June 30, 2025;
•	Each executive officer experiences a qualifying termination on June 30, 2025;
•
The total equity value for each Foot Locker non-employee director and executive officer is based on the individual’s outstanding Foot Locker equity awards as of June 30, 2025, and a price per share of $24.00, which represents the amount of the cash consideration;

•	The base salary and annual target bonus of each of Foot Locker’s executive officers remain unchanged from those in place as of June 30, 2025;
•
The calculations in this section and the section entitled “The Merger—Golden Parachute Compensation” do not include amounts to which the non-employee directors and executive officers were already entitled to receive or that were vested as of June 30, 2025; and

•	These amounts do not forecast any additional equity award grants, issuances, vestings, or forfeitures that may occur prior to the completion of the merger.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in this section and the section of this proxy statement/prospectus entitled “The Merger—Golden Parachute Compensation,” the actual amounts, if any, to be received by the Foot Locker non-employee directors and executive officers may materially differ from the amounts set forth below.

Treatment of Foot Locker Equity Awards
Treatment of Stock Options
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker option that is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time and that is an in-the-money option will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker option as of immediately prior to the effective time multiplied by (b) the excess (if any) of the cash consideration over the per share exercise price applicable to the Foot Locker option. At the effective time, each Foot Locker option that is not an in-the-money option which is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time will be cancelled for no consideration.
Treatment of Restricted Stock Units
•
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker RSU Award that is held by an individual who is not a non-employee director of Foot Locker and each Foot Locker PSU Award that is outstanding as of immediately prior to the effective time will be assumed and converted into a time-based restricted stock unit award in respect of a number of shares of DICK’S Sporting Goods common stock equal to the product obtained by multiplying (a) the total number of shares of Foot Locker common stock subject to the Foot Locker RSU Award or Foot Locker PSU Award, as applicable, as of immediately prior to the effective time by (b) the exchange ratio (i.e., 0.1168), with any fractional shares rounded to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Foot Locker common stock subject to a Foot Locker PSU Award as of immediately prior to the effective time will be determined in accordance with the applicable award agreements. The as-converted DICK’S Sporting Goods RSU Awards held by Foot Locker executive officers will vest in full upon a qualifying termination (except that such vesting will be prorated instead in the case of awards converted from any Foot Locker RSU Awards granted after May 15, 2025).

•
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker RSU Award that is held by a non-employee director of Foot Locker and is outstanding, whether or not vested, as of immediately prior to the effective time will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker RSU Award as of immediately prior to the effective time multiplied by (b) the cash consideration.

•
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker DSU Award that is outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, at the earliest time following the effective time permitted by the award terms that will not trigger any additional tax or penalty under Section 409A of the Code, the cash consideration in respect of each share of Foot Locker common stock subject to the Foot Locker DSU Award as of immediately prior to the effective time.

Based on the assumptions described above under “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger—Certain Assumptions” and those described in the footnotes to the below table, the below table sets forth the number of unvested Foot Locker RSU Awards and Foot Locker PSU Awards held by Foot Locker non-employee directors and executive officers as of June 30, 2025, and the value that Foot Locker non-employee directors and executive officers can expect to receive for such unvested equity awards, based on a price per share of Foot Locker common stock of $24.00, which represents the amount of the cash consideration, and a qualifying termination on June 30, 2025. Foot Locker DSU Awards held by Foot Locker non-employee directors were fully vested as of June 30, 2025 and accordingly were not included in the below table. No Foot Locker executive officer held Foot Locker DSU Awards as of June 30, 2025. Depending on when the merger is completed, certain Foot Locker options, Foot Locker RSU Awards and Foot Locker PSU Awards included in the below table may vest, settle or be forfeited pursuant to their terms, independent of the merger.
As noted above in the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger—Certain Assumptions” the below table does not forecast any additional equity award grants, issuances, vestings, or forfeitures that may occur prior to the completion of the merger. Any grants of

Foot Locker options, Foot Locker RSU Awards, Foot Locker PSU Awards or Foot Locker DSU Awards made after June 30, 2025, will be treated in accordance with the terms of the merger agreement as summarized in the section entitled “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger—Treatment of Foot Locker Equity Awards.”

Name	Foot Locker Options (#)(1)	Foot Locker Options ($)	Foot Locker RSU Awards (#)	Foot Locker RSU Awards ($)(2)	Foot Locker PSU Awards (#)(3)	Foot Locker PSU Awards ($)(4)	Total ($)
Virginia C. Drosos	—	—	3,551	85,224	—	—	85,224
Darlene Nicosia	—	—	3,551	85,224	—	—	85,224
Ulice Payne, Jr.	—	—	3,551	85,224	—	—	85,224
Sonia Syngal	—	—	3,551	85,224	—	—	85,224
Kimberly K. Underhill	—	—	3,551	85,224	—	—	85,224
John Venhuizen	—	—	3,551	85,224	—	—	85,224
Tristan Walker	—	—	3,551	85,224	—	—	85,224
Dona D. Young	—	—	3,551	85,224	—	—	85,224
Mary N. Dillon	—	—	492,762	11,826,288	739,813	17,755,512	29,581,800
Franklin R. Bracken	—	—	154,796	3,715,104	124,759	2,994,216	6,709,320
Michael A. Baughn	—	—	91,281	2,190,744	87,616	2,102,784	4,293,528
Cynthia Carlisle	—	—	37,291	894,984	38,568	925,632	1,820,616
Jennifer L. Kraft	—	—	36,470	875,280	39,081	937,944	1,813,224
Elliott D. Rodgers	—	—	103,401	2,481,624	97,234	2,333,616	4,815,240

(1)
As of June 30, 2025, no Foot Locker non-employee director or executive officer held unvested in-the-money options (i.e., unvested Foot Locker options with an exercise price per share of Foot Locker common stock that was less than $24.00, which represents the value of the cash consideration). All Foot Locker options that are not in-the-money options held by Foot Locker non-employee directors or executive officers will be cancelled at the effective time without payment of any consideration.

(2)
The amounts in this column reflect the aggregate value of each Foot Locker non-employee director’s and executive officer’s outstanding Foot Locker RSU Awards as of June 30, 2025, which is equal to the product obtained by multiplying the number shares of Foot Locker common stock subject to the Foot Locker RSU Awards by $24.00, which represents the value of the cash consideration.

(3)
The number of shares of Foot Locker common stock subject to the Foot Locker PSU Awards held by Foot Locker executive officers as of June 30, 2025 is based on the achievement of the target level of performance for open performance periods as of June 30, 2025.

(4)
The amounts in this column reflect the aggregate value of each Foot Locker executive officer’s outstanding Foot Locker PSU Awards as of June 30, 2025, which is equal to the product obtained by multiplying the number of shares of Foot Locker common stock subject to the Foot Locker PSU Award (assuming target level of performance) by $24.00, which represents the value of the cash consideration.

Severance Benefits
Severance Benefits for Ms. Dillon
We are party to an employment agreement with Ms. Dillon (referred to as the Dillon employment agreement) pursuant to which Ms. Dillon is eligible for the following severance benefits upon a qualifying termination (subject to her execution of a release of claims and compliance with restrictive covenants):
•
Cash severance in an aggregate amount equal to the product of 2.0 times the sum of (i) Ms. Dillon’s annual base salary as of the date of the qualifying termination and (ii) Ms. Dillon’s target annual bonus for the year in which the qualifying termination occurs, payable in a lump sum within ten days of the qualifying termination; and

•	Outplacement services for a period of one year following the qualifying termination at a level commensurate with that provided by Foot Locker to other senior executives.
Under her employment agreement, Ms. Dillon is subject to noncompetition and employee nonsolicitation covenants that apply during employment and for two years thereafter.
Severance Benefits for Executive Officers Other than Ms. Dillon
Each Foot Locker executive officer (other than Ms. Dillon) is a participant in the Executive Severance Policy. In the event that any Foot Locker executive officer who is eligible for severance benefits under the Executive Severance Policy experiences a qualifying termination, they will be eligible for the following severance benefits (subject to their execution of a release of claims and compliance with restrictive covenants):

•
Cash severance in an aggregate amount equal to the product of 2.0 times the sum of (i) the executive officer’s annual base salary as of the date of the qualifying termination and (ii) the executive officer’s target annual bonus for the year in which the qualifying termination occurs, payable in a lump sum following the executive officer’s qualifying termination (subject to any alternative timing required by Section 409A of the Code);

•
If the executive officer is employed for at least six months during the applicable performance period, a lump sum payment of the executive officer’s annual bonus for the year in which the termination occurs (based on actual performance) and pro-rated for the portion of the fiscal year elapsing prior to the termination date, payable at the same time annual bonuses are paid to similarly situated employees; and

•
A lump sum amount equal to the difference between the monthly COBRA continuation coverage premium and the monthly premium that the executive officer would have contributed toward such group health coverage at active employee rates, multiplied by 3.

In connection with the transaction, the executive officers (other than Ms. Dillon) agreed that the post-employment noncompetition and nonsolicitation covenants to which they are subject will not lapse upon a change in control and will apply for one year following any termination of employment, notwithstanding the existing applicable terms. Restrictive covenants applicable to Ms. Dillon are described above under “—Severance Benefits for Ms. Dillon.”
An estimate of the value of the severance benefits described above that would be payable or provided to Foot Locker executive officers under the Dillon employment agreement or the Executive Severance Policy (as applicable) upon a qualifying termination at the effective time assuming that the merger occurs on June 30, 2025, is set forth in the table that follows.

Name	Cash Severance ($)	Prorated Annual Bonus ($)(1)	Benefit Continuation ($)	Outplacement Services ($)	Total ($)
Mary. N. Dillon	8,850,000	—	—	4,750	8,854,750
Franklin R. Bracken	4,400,000	—	3,688	—	4,403,688
Michael A. Baughn	2,960,000	—	2,693	—	2,962,693
Cynthia Carlisle	2,012,500	—	3,688	—	2,016,188
Jennifer L. Kraft	1,946,000	—	2,084	—	1,948,084
Elliott D. Rodgers	3,408,000	—	3,688	—	3,411,688

(1)	Assuming that the merger closes on June 30, 2025, no executive officer will be eligible for a pro-rated annual bonus because the first six months of the performance period will not have elapsed.
Future Arrangements
As of the date of this proxy statement/prospectus, none of Foot Locker’s non-employee directors or executive officers has entered into any agreement, arrangement or understanding with DICK’S Sporting Goods regarding employment or service with, or compensation following the merger to be paid by, DICK’S Sporting Goods. However, prior to or following the closing of the merger, certain executive officers of Foot Locker may have discussions, or may enter into agreements with, DICK’S Sporting Goods or Foot Locker regarding post-closing employment with DICK’S Sporting Goods or Foot Locker.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, the Foot Locker non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the effective time under directors’ and officers’ liability insurance policies from DICK’S Sporting Goods. For additional information with respect to the indemnification and insurance coverage, see “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Foot Locker (referred to as named executive officers) that is based on or that otherwise relates to the merger. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “The Merger—Interests of Foot Locker’s Non-Employee Directors and Executive Officers in the Merger—Certain Assumptions,” and those described in the footnotes to the table below.

Name	Cash Severance ($)(1)	Benefit Continuation ($)(2)	Outplacement Services ($)(3)	Equity Acceleration ($)(4)	Total ($)
Mary. N. Dillon	8,850,000	—	4,750	29,581,800	38,436,550
Franklin R. Bracken	4,400,000	3,688	—	6,709,320	11,113,008
Michael A. Baughn	2,960,000	2,693	—	4,293,528	7,256,221
Cynthia Carlisle	2,012,500	3,688	—	1,820,616	3,836,804
Elliott D. Rodgers	3,408,000	3,688	—	4,815,240	8,226,928

(1)
Cash Severance. As described above in “—Severance Benefits,” our named executive officers are eligible for cash severance pursuant to the Dillon employment agreement or the Executive Severance Policy (as applicable) upon a qualifying termination occurring at the effective time assuming that the merger occurs on June 30, 2025. Amounts in this column for each named executive officer consist of an aggregate amount equal to the product of 2.0 times the sum of (i) the named executive officer’s annual base salary as of the date of the qualifying termination and (ii) the named executive officer’s target annual bonus for the year in which the qualifying termination occurs. The cash severance payable to our named executive officers will be paid in a lump sum following their qualifying termination (subject to any alternative timing required by Section 409A of the Code). The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination on or following the effective time. Cash severance for the named executive officers participating in the Executive Severance Policy does not include a pro-rated annual bonus because, assuming that the merger closes on June 30, 2025, the first six months of the performance period will not have elapsed and accordingly none of such named executive officers will be entitled to a pro-rated bonus upon such qualifying termination.

(2)
Benefit Continuation. As described above in “—Severance Benefits,” our named executive officers (other than Ms. Dillon) are eligible for a lump sum payment in respect of their continued participation in Foot Locker group health plans pursuant to the Executive Severance Policy upon a qualifying termination occurring at the effective time assuming that the merger occurs on June 30, 2025. Amounts in this column for each named executive officer consist of an amount equal to the difference between the monthly COBRA continuation coverage premium and the monthly premium that the named executive officer would have contributed toward such group health coverage at active employee rates, multiplied by 3. The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination on or following the effective time.

(3)
Outplacement Services. As described above in “—Severance Benefits,” Ms. Dillon is eligible for outplacement services pursuant to the Dillon employment agreement upon a qualifying termination occurring at the effective time assuming the merger occurs on June 30, 2025. The amount in this column is a “double-trigger” payment as it will only be provided in the event of a qualifying termination on or following the effective time.

(4)
Equity Acceleration. As described above in “—Treatment of Foot Locker Equity Awards,” each Foot Locker RSU Award and Foot Locker PSU Award held by our named executive officers will be converted into a DICK’S Sporting Goods RSU Award at the effective time. The resulting DICK’S Sporting Goods RSU Awards will be subject to the same terms and conditions (other than performance conditions) that applied to the Foot Locker RSU Awards and Foot Locker PSUs awards prior to the effective time. Thus, upon a qualifying termination at the effective time assuming that the merger occurs on June 30, 2025, each DICK’S Sporting Goods RSU Award will fully vest. The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination on or following the effective time.

Name	Foot Locker RSU Awards (#)	Foot Locker RSU Awards ($)(a)	Foot Locker PSU Awards (#)(b)	Foot Locker PSU Awards ($)(c)	Total ($)
Mary. N. Dillon	492,762	11,826,288	739,813	17,755,512	29,581,800
Franklin R. Bracken	154,796	3,715,104	124,759	2,994,216	6,709,320
Michael A. Baughn	91,281	2,190,744	87,616	2,102,784	4,293,528
Cynthia Carlisle	37,291	894,984	38,568	925,632	1,820,616
Elliott D. Rodgers	103,401	2,481,624	97,234	2,333,616	4,815,240

(a)
The amounts in this column reflect the aggregate value of each named executive’s outstanding Foot Locker RSU Awards as of June 30, 2025, which is equal to the product obtained by multiplying the number of shares of Foot Locker common stock subject to the Foot Locker RSU Awards by $24.00, which represents the value of the cash consideration.

(b)
The number of shares of Foot Locker common stock subject to the Foot Locker PSU Awards held by our named executive officers as of June 30, 2025, is based on the achievement of the target level of performance for open performance periods as of June 30, 2025.

(c)
The amounts in this column reflect the aggregate value of each named executive officer’s outstanding Foot Locker PSU Awards as of June 30, 2025, which is equal to the product obtained by multiplying the number shares of Foot Locker common stock subject to the Foot Locker PSU Award (assuming target level of performance) by $24.00, which represents the value of the cash consideration.

Treatment of Foot Locker Indebtedness
Foot Locker and its subsidiaries will deliver all notices and take other actions required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under Foot Locker’s credit facilities, the repayment in full of all obligations, if any, outstanding thereunder, the release of all liens, if any, securing such obligations, and the release of guarantees in connection therewith on the closing date as of the effective time, subject to certain limitations set forth in the merger agreement. The merger agreement also requires that Foot Locker deliver to DICK’S Sporting Goods at certain dates prior to the closing date customary draft and executed payoff letters and related guarantee and lien release documentation from the agent on behalf of the lenders under such credit agreements.
The merger agreement provides that, upon DICK’S Sporting Goods’ written notice to Foot Locker, DICK’S Sporting Goods (or its subsidiaries) may commence and conduct one or more (i) offers to purchase for cash or tender offers or (ii) exchange offers for securities issued by DICK’S Sporting Goods, in each case, with respect to any or all of the outstanding principal amount of Foot Locker Notes (which we refer to as a “Notes Offer”) and/or solicitations to obtain consent from the requisite holders of Foot Locker Notes to certain proposed amendments to the Foot Locker Indenture (which we refer to as a “Consent Solicitation”), in each case, funded using consideration provided by DICK’S Sporting Goods and subject to the merger closing. Any Notes Offer and Consent Solicitation will be made on terms and conditions (including price to be paid and conditionality) proposed by DICK’S Sporting Goods, in consultation with Foot Locker, and which are permitted or required by the terms of the Foot Locker Indenture and applicable laws. Foot Locker and its subsidiaries will use reasonable best efforts to cause their representatives to provide all reasonable and customary cooperation reasonably requested by DICK’S Sporting Goods in connection with any Notes Offer and Consent Solicitation, including by providing reasonably necessary documents, instruments or letters, subject to certain exceptions. The solicitation agent, information agent, depositary or other agent retained in connection with any Notes Offer and Consent Solicitation will be selected and retained by DICK’S Sporting Goods, and their fees and out-of-pocket expenses will be paid directly by DICK’S Sporting Goods or its subsidiaries. In connection with any Notes Offer and Consent Solicitation, DICK’S Sporting Goods, Foot Locker and their respective subsidiaries agree to take certain steps to correct any untrue statements or omissions of material facts of which they become aware.
The merger agreement also provides that, if requested in writing by DICK’S Sporting Goods, in lieu of or in addition to commencing or closing any Notes Offer and Consent Solicitation, Foot Locker and its subsidiaries will, prior to the merger closing, issue a notice of redemption for any or all of the outstanding aggregate principal amount of the Foot Locker Notes (which will be expressly conditioned on the merger closing) and take any other actions reasonably requested by DICK’S Sporting Goods that are customary or necessary in connection therewith (and, if requested by DICK’S Sporting Goods, the satisfaction and discharge of the Foot Locker Indenture), subject to certain limitations set forth in the merger agreement, including not requiring any payment be made by Foot Locker unless DICK’S Sporting Goods or one of its subsidiaries deposits the necessary funds with Foot Locker or one of its subsidiaries.
For a description of DICK’S Sporting Goods’ and Foot Locker’s existing indebtedness, see DICK’S Sporting Goods’ Quarterly Report on Form 10-Q for the quarter ended May 3, 2025, filed on June 9, 2025, and Foot Locker’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2025, filed on June 11, 2025, respectively, each of which is incorporated by reference herein.
For more details on the treatment of Foot Locker’s existing indebtedness under the merger agreement, see the section entitled “The Merger Agreement—Treatment of Foot Locker Indebtedness.”
This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of DICK’S Sporting Goods or Foot Locker. It does not constitute a prospectus or prospectus equivalent document for any such securities.
Financing of the Merger
The merger is not conditioned upon any financing arrangements or contingencies. DICK’S Sporting Goods anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of cash on hand and third-party debt financing.
In connection with its entry into the merger agreement, DICK’S Sporting Goods entered into a debt commitment letter on May 15, 2025 with a financial institution acting as the initial commitment party, which was supplemented by a joinder on May 30, 2025, pursuant to which certain additional financial institutions became party to the debt commitment letter and, together with the initial commitment party, committed to provide, subject to the terms and conditions of the debt commitment letter, a senior unsecured bridge facility in aggregate principal amount of

$2.40 billion (which amount was reduced to $2.15 billion in connection with DICK’S Sporting Goods’ entry into a new revolving credit facility, described below). The availability of the bridge facility is conditioned on the consummation of the transactions in accordance with the terms of the merger agreement (subject to certain customary exceptions and qualifications) and certain other customary conditions. DICK’S Sporting Goods expects to replace the remaining commitments in respect of the bridge facility prior to the consummation of the transactions with the proceeds of the issuance of one or more series of senior unsecured debt securities and/or other incurrences of indebtedness (or commitments in respect thereof), including in connection with the Foot Locker Exchange Offer (described below).
In connection with the merger, on June 6, 2025, DICK’S Sporting Goods commenced the Foot Locker Exchange Offer and the Foot Locker Consent Solicitation to adopt certain proposed amendments to the Foot Locker Indenture to, among other changes, eliminate substantially all of the restrictive covenants, certain affirmative covenants and certain events of default. On June 20, 2025, DICK'S Sporting Goods, on behalf of Foot Locker, received the requisite number of consents to adopt the proposed amendments, and Foot Locker entered into a supplemental indenture with the guarantors party thereto and the trustee for the Foot Locker Notes. The Foot Locker Exchange Offer and the Foot Locker Consent Solicitation are subject to the satisfaction of certain conditions, including the completion of the merger, and the proposed amendments will not become operative until immediately prior to the closing of the merger or immediately upon settlement of the Foot Locker Exchange Offer, depending on the specific amendment, and will cease to be operative if the merger is not consummated. The Foot Locker Exchange Offer will expire at 5:00 p.m., New York City time, on August 1, 2025, unless extended.
Also on June 6, 2025, DICK’S Sporting Goods entered into a new revolving credit agreement with certain financial institutions, providing for a new $2.0 billion unsecured revolving credit facility, $250 million of which is available on a “certain funds” basis to fund the merger and otherwise on terms substantially consistent with DICK’S Sporting Goods’ old revolving credit facility. The new revolving credit facility will mature on June 6, 2030. In connection with entry into the new revolving credit agreement, DICK’S Sporting Goods terminated all commitments and repaid all obligations under its old credit agreement.
Accounting Treatment of the Merger
The merger will be accounted for as a business combination using the acquisition method of accounting, with DICK’S Sporting Goods as the accounting acquirer in accordance with ASC 805. Under this method of accounting, the merger consideration will be allocated to Foot Locker’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Foot Locker at the closing date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Regulatory Clearances and Approvals Required for the Merger
HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents DICK’S Sporting Goods and Foot Locker from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty (30) calendar day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial thirty (30) calendar day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second thirty (30) calendar day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. DICK’S Sporting Goods and Foot Locker submitted the requisite notification and report forms under the HSR Act on June 23, 2025.

Foreign Regulatory Clearances. The completion of the merger is subject to clearance under the antitrust laws of certain other jurisdictions, and the parties will file merger notifications pursuant to antitrust and competition laws with the appropriate regulators in such other jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign laws before completing the merger.
At any time before or after the completion of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the U.S. Antitrust Agencies or other state or foreign antitrust, competition and foreign investment authorities could take such action under the antitrust laws or the laws of their jurisdictions, as applicable, as they deem necessary under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Although the parties expect that all required regulatory clearances and approvals will be obtained, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger. These conditions could result in the conditions to the merger not being satisfied. For more information about regulatory approvals relating to the merger, see the section entitled “The Merger Agreement—Conditions to the Merger.”
No DICK’S Sporting Goods Stockholder Approval
DICK’S Sporting Goods stockholders are not required to approve the merger agreement or the issuance of shares of DICK’S Sporting Goods common stock that may be issued in connection with the merger.
Expected Timing of the Merger
DICK’S Sporting Goods and Foot Locker currently expect the merger to be completed in the second half of 2025, subject to the satisfaction or waiver of customary closing conditions, including obtaining the requisite vote of Foot Locker shareholders, the expiration or termination of the waiting period under the HSR Act and the receipt of approvals or clearances required under the antitrust laws of certain other jurisdictions. However, DICK’S Sporting Goods and Foot Locker cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections entitled “The Merger Agreement—Regulatory Approvals and Efforts to Close the Merger” and “The Merger Agreement—Conditions to the Merger.” Also, see the section entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger.”
Exchange of Shares; Election as to Form of Consideration
Prior to the effective time, DICK’S Sporting Goods will designate a bank or trust company reasonably acceptable to Foot Locker as the exchange agent in connection with the merger. At or prior to the effective time, DICK’S Sporting Goods will deposit (i) cash in immediately available funds in an amount sufficient to pay the aggregate cash consideration and cash in lieu of fractional shares and (ii) evidence of DICK’S Sporting Goods common stock in book-entry form representing the number of shares of DICK’S Sporting Goods common stock sufficient to deliver the aggregate stock consideration.
The merger agreement provides that Foot Locker shareholders will be provided with an election form and other customary transmittal materials. The election form will allow each holder of Foot Locker common stock to make an election with respect to their shares of Foot Locker common stock by specifying (i) the number of shares of Foot Locker common stock owned by such Foot Locker shareholder with respect to which such holder desires to make a stock election and (ii) the number of shares of Foot Locker common stock owned by such Foot Locker shareholder with respect to which such holder desires to make a cash election.
DICK’S Sporting Goods and Foot Locker will initially make available and mail the election form at least twenty (20) business days prior to the anticipated election deadline to holders of record as of the fifth (5th) business day prior to such mailing date. Following the mailing date, DICK’S Sporting Goods and Foot Locker will use all reasonable efforts to make available as promptly as possible an election form to any Foot Locker shareholder who requests an election form prior to the election deadline. The election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that is five (5) business days prior to DICK’S Sporting Goods’ good faith estimate of the closing date of the merger or such other date as may be mutually agreed to by the parties. DICK’S Sporting Goods and Foot Locker will cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the election deadline at least three (3) business days prior to the election deadline.
To make a valid election, Foot Locker shareholders must submit to the exchange agent a properly completed and signed election form (including duly executed transmittal materials included in the election form). The election form must also be accompanied by any certificates representing all certificated shares of Foot Locker common stock to which such election form relates (or by an appropriate customary guarantee of delivery of such certificates, as set forth in such election form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States).
A Foot Locker shareholder may change or revoke an election by providing written notice to the exchange agent prior to the election deadline and, in the case of a change of election, accompanied by a properly completed and signed revised election form, or, in the case of a revocation of election, by withdrawing his, her or its shares of Foot Locker common stock (or the guarantee of delivery of such certificates) previously deposited with the exchange agent. If any election is not properly made with respect to any shares of Foot Locker common stock (none of DICK’S Sporting Goods, Foot Locker or the exchange agent being under any duty to notify any such Foot Locker shareholder of any such defect), such election will be deemed to be not in effect, and the shares of Foot Locker common stock covered by such election will be deemed to be non-election shares, unless a proper election is subsequently timely made. All elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from the parties that the merger agreement has been terminated.
Promptly after the effective time, DICK’S Sporting Goods will cause the exchange agent to mail to each holder of record of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Foot Locker common stock who has not previously delivered such certificates in connection with a duly completed election form and whose shares of Foot Locker common stock were converted in the merger into the right to receive the merger consideration (a) a letter of transmittal and (b) instructions for surrendering their Foot Locker common stock share certificates (or an affidavit of loss in lieu thereof or the posting of a bond in an amount as DICK’S Sporting Goods or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificates) in exchange for payment of the merger consideration, cash in lieu of fractional shares and any dividends or other distributions to which such certificates became entitled.
Upon surrender of Foot Locker common stock share certificates (or an affidavit of loss in lieu or thereof or the posting of a bond) and delivery of a duly executed letter of transmittal and any other documents that may be required thereby to the exchange agent (or to such other agent as may be appointed by DICK’S Sporting Goods), such Foot Locker shareholders will then be entitled to receive the merger consideration. The exchange agent will accept the certificates upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange in accordance with normal exchange practices.
Holders of Foot Locker common stock represented by book-entry shares whose shares of Foot Locker common stock were converted in the merger into the right to receive the merger consideration will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. Subject to compliance with the customary procedures of the exchange agent, payment of the merger consideration, cash in lieu of fractional shares and any dividends or distributions to which such book-entry shares are entitled will be made to the person in whose names such book-entry shares were registered.
If a dividend or other distribution is declared with respect to shares of DICK’S Sporting Goods common stock with a record date after the effective time, such dividend or distribution will not be paid to any holder of any unsurrendered shares of Foot Locker common stock to be converted into shares of DICK’S Sporting Goods common stock until such holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares, DICK’S Sporting Goods will cause the holder to be paid with respect to the shares of DICK’S Sporting Goods common stock such holder is entitled, without interest, (a) the amount of dividends or distributions with a record date after the effective time and theretofore paid with respect to such shares of DICK’S Sporting Goods common stock to which such holder is entitled and (b) the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender, at the appropriate payment date.

Listing of DICK’S Sporting Goods Common Stock; Delisting of Foot Locker Common Stock
Shares of DICK’S Sporting Goods common stock are currently listed on the NYSE under the symbol “DKS.” It is a condition to the consummation of the merger that the shares of DICK’S Sporting Goods common stock to be issued to Foot Locker shareholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. Although the merger agreement provides that shares of DICK’S Sporting Goods common stock issued in the merger will be listed on the NYSE, there can be no assurance that such shares of DICK’S Sporting Goods common stock will continue to be listed in the future.
Following the merger, Foot Locker common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.
No Appraisal or Dissenters’ Rights
Under Section 910 of the NYBCL, Foot Locker shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. DICK’S Sporting Goods and Foot Locker encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. DICK’S Sporting Goods and Foot Locker are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about DICK’S Sporting Goods and Foot Locker contained in this proxy statement/prospectus or DICK’S Sporting Goods’ or Foot Locker’s public reports filed with the SEC may supplement, update or modify the factual disclosures about DICK’S Sporting Goods or Foot Locker contained in the merger agreement and described in the summary below. The representations, warranties and covenants made in the merger agreement by DICK’S Sporting Goods, Merger Sub and Foot Locker are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”
Structure of the Merger
Each of DICK’S Sporting Goods’ and Foot Locker’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, and in accordance with the NYBCL and the NYLLCA, at the effective time, Merger Sub will merge with and into Foot Locker, with Foot Locker continuing as the surviving entity in the merger and becoming a wholly owned subsidiary of DICK’S Sporting Goods. Following the merger, Foot Locker common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.
Closing; Effective Time
Unless the parties otherwise agree in writing, the closing of the merger will occur on the third (3rd) business day following the date on which all conditions to the merger set forth in the merger agreement have been satisfied, or, to the extent permitted by applicable law, waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing of the merger).
The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of New York as specified in the NYBCL and the NYLLCA or at such other date and time as is agreed between DICK’S Sporting Goods and Foot Locker and specified in the certificate of merger.
Effect of the Merger
After the effective time, shares of Foot Locker common stock (other than cancelled shares and converted shares) will no longer be outstanding, will be automatically cancelled and will cease to exist, and each applicable holder of

Foot Locker common stock will cease to have any rights with respect to such Foot Locker common stock except for the right to receive, pursuant to the merger agreement, the merger consideration and cash in lieu of fractional shares upon the surrender of shares in accordance with the merger agreement.
Treatment of Cancelled Shares
At the effective time, each share of Foot Locker common stock that is, immediately prior to the effective time owned or held in treasury by Foot Locker or owned by DICK’S Sporting Goods or Merger Sub will be automatically cancelled and cease to exist, and no consideration will be delivered in connection with the merger with respect to such shares.
Treatment of Converted Shares
At the effective time, any shares of Foot Locker common stock issued and outstanding immediately prior to the effective time that are owned by any direct or indirect wholly owned subsidiary of DICK’S Sporting Goods (other than Merger Sub) or of Foot Locker will be converted into such number of shares of common stock of the surviving entity such that the ownership percentage of any such subsidiary in the surviving entity will equal the ownership percentage of such subsidiary in Foot Locker immediately prior to the effective time.
Merger Sub Membership Interests
At the effective time, each outstanding membership interest of Merger Sub will be automatically converted into and become one (1) fully paid and nonassessable share of the surviving entity.
Merger Consideration
At the effective time, each share of Foot Locker common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and converted shares) will be converted into the right to receive, without interest and at the election of the holder of such share: (a) $24.00, if a cash election to receive cash consideration has been properly made and not properly changed, revoked or deemed revoked (or if no election has been validly made) or (b) 0.1168 shares of DICK’S Sporting Goods common stock, if a stock election to receive stock consideration been properly made and not properly changed, revoked or deemed revoked. Foot Locker shareholders may elect a different form of consideration for each share such Foot Locker shareholder owns. Foot Locker shareholders may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if Foot Locker shareholders own more than one share of Foot Locker common stock, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares.
If, before the effective time, the outstanding shares of DICK’S Sporting Goods common stock or Foot Locker common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then any number or amount contained in the merger agreement which is based upon the price of DICK’S Sporting Goods common stock or Foot Locker common stock or the number or fraction of shares of DICK’S Sporting Goods common stock or Foot Locker common stock, as the case may be, will be appropriately adjusted, without duplication, to proportionately reflect any such change.
Treatment of Fractional Shares
Foot Locker shareholders will not receive any fractional shares of DICK’S Sporting Goods common stock in the merger. Instead, a Foot Locker shareholder who otherwise would have received a fractional share of DICK’S Sporting Goods common stock upon a stock election will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by multiplying (i) the last reported sale price of DICK’S Sporting Goods common stock on the NYSE (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source mutually selected by DICK’S Sporting Goods and Foot Locker) on the last complete trading day prior to the date of the effective time by (ii) the fraction of a share (after taking into account all shares of Foot Locker common stock held by such holder at the effective time for which the shareholder made a stock election and rounded to the nearest one thousandth when expressed in decimal form) of DICK’S Sporting Goods common stock to which such holder would otherwise be entitled.

No Appraisal or Dissenters’ Rights
Under Section 910 of the NYBCL, Foot Locker shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.
Election Procedures
The merger agreement provides that Foot Locker shareholders will be provided with an election form and other customary transmittal materials. The election form will allow each holder of Foot Locker common stock to make an election with respect to their shares of Foot Locker common stock by specifying (i) the number of shares of Foot Locker common stock owned by such Foot Locker shareholder with respect to which such holder desires to make a stock election and (ii) the number of shares of Foot Locker common stock owned by such Foot Locker shareholder with respect to which such holder desires to make a cash election.
DICK’S Sporting Goods and Foot Locker will initially make available and mail the election form at least twenty (20) business days prior to the anticipated election deadline to holders of record as of the fifth (5th) business day prior to such mailing date. Following the mailing date, DICK’S Sporting Goods and Foot Locker will use all reasonable efforts to make available as promptly as possible an election form to any Foot Locker shareholder who requests an election form prior to the election deadline. The election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that is five (5) business days prior to DICK’S Sporting Goods’ good faith estimate of the closing date of the merger or such other date as may be mutually agreed to by the parties. DICK’S Sporting Goods and Foot Locker will cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the election deadline at least three (3) business days prior to the election deadline.
To make a valid election, Foot Locker shareholders must submit to the exchange agent a properly completed and signed election form (including duly executed transmittal materials included in the election form). The election form must also be accompanied by any certificates representing all certificated shares of Foot Locker common stock to which such election form relates (or by an appropriate customary guarantee of delivery of such certificates, as set forth in such election form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States).
A Foot Locker shareholder may change or revoke an election by providing written notice to the exchange agent prior to the election deadline and, in the case of a change of election, accompanied by a properly completed and signed revised election form, or, in the case of a revocation of election, by withdrawing his, her or its shares of Foot Locker common stock (or the guarantee of delivery of such certificates) previously deposited with the exchange agent. If any election is not properly made with respect to any shares of Foot Locker common stock (none of DICK’S Sporting Goods, Foot Locker or the exchange agent being under any duty to notify any such Foot Locker shareholder of any such defect), such election will be deemed to be not in effect, and the shares of Foot Locker common stock covered by such election will be deemed to be non-election shares, unless a proper election is subsequently timely made. All elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from the parties that the merger agreement has been terminated.
Subject to the terms of the merger agreement and the election form, DICK’S Sporting Goods, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing (i) the validity of the forms of election and compliance by any Foot Locker shareholder with the election procedures described in this “—Election Procedures” section, (ii) the method of issuance of shares of DICK’S Sporting Goods common stock into which shares of Foot Locker common stock are converted in the merger and (iii) the method of payment of cash for shares of Foot Locker common stock converted into the right to receive the cash consideration and cash in lieu of fractional shares of DICK’S Sporting Goods common stock.
Treatment of Foot Locker Equity Awards
Treatment of Stock Options
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker option that is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time and that is an in-the-money option will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker option as of immediately prior to the effective time multiplied by (b) the excess (if any) of the cash consideration over the per share exercise price applicable to the Foot Locker option. At the effective time, each Foot Locker option that is not an in-the-money option which is outstanding and unexercised, whether or not vested, as of immediately prior to the effective time will be cancelled for no consideration.
Treatment of Restricted Stock Units
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Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker RSU Award that is held by an individual who is not a non-employee director of Foot Locker and each Foot Locker PSU Award that is outstanding as of immediately prior to the effective time will be assumed and converted into a time-based restricted stock unit award in respect of a number of shares of DICK’S Sporting Goods common stock equal to the product obtained by multiplying (a) the total number of shares of Foot Locker common stock subject to the Foot Locker RSU Award or Foot Locker PSU Award, as applicable, as of immediately prior to the effective time by (b) the exchange ratio (i.e., 0.1168), with any fractional shares rounded to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Foot Locker common stock subject to a Foot Locker PSU Award as of immediately prior to the effective time will be determined in accordance with the applicable award agreements.

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Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker RSU Award that is held by a non-employee director of Foot Locker and is outstanding, whether or not vested, as of immediately prior to the effective time will be cancelled and converted into the right to receive an amount in cash equal to (a) the number of shares of Foot Locker common stock subject to the Foot Locker RSU Award as of immediately prior to the effective time multiplied by (b) the cash consideration.

•
Under the terms and subject to the conditions set forth in the merger agreement, each Foot Locker DSU Award that is outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, at the earliest time following the effective time permitted by the award terms that will not trigger any additional tax or penalty under Section 409A of the Code, the cash consideration in respect of each share of Foot Locker common stock subject to the Foot Locker DSU Award as of immediately prior to the effective time.

Surviving Entity Governing Documents; Officers and Directors
At and as of the effective time, the certificate of incorporation of the surviving entity will be amended to read substantially as set forth on Annex A of the merger agreement and the bylaws of the surviving entity will be amended to read substantially as set forth on Annex B of the merger agreement, in each case until thereafter changed or amended. The name of the surviving entity will remain “Foot Locker, Inc.”
Unless otherwise determined by DICK’S Sporting Goods prior to the effective time, the officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving entity from and after the effective time. The managers of Merger Sub immediately prior to the effective time will be the initial directors of the surviving entity, from and after the effective time.
Representations and Warranties
The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Foot Locker with respect to:
•	organization and qualification;
•	subsidiaries;
•	capitalization;
•	voting trusts or agreements;
•	equity awards;
•	corporate authority;
•	due execution, delivery and enforceability of the merger agreement;
•	required consents and approvals;

•	no violations;
•	SEC filings;
•	financial statements;
•	internal controls and procedures;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	compliance with applicable laws;
•	permits;
•	employee benefit plans;
•	labor matters;
•	tax matters;
•	litigation and orders;
•	intellectual property;
•	information technology;
•	privacy and data protection;
•	real property and assets;
•	material contracts;
•	environmental matters;
•	suppliers;
•	quality and safety of products;
•	insurance;
•	information supplied for SEC filings;
•	opinion of the financial advisor to Foot Locker;
•	takeover statutes and anti-takeover laws;
•	related party transactions; and
•	finders and brokers.
The merger agreement also contains customary representations and warranties of DICK’S Sporting Goods and Merger Sub, including, among other things, with respect to:
•	organization and qualification;
•	capitalization;
•	corporate authority;
•	due execution, delivery and enforceability of the merger agreement;
•	required consents and approvals;
•	no violations;
•	SEC filings;
•	financial statements;
•	internal controls and procedures;

•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	compliance with applicable laws;
•	permits;
•	litigation and orders;
•	information supplied for SEC filings;
•	financing and sufficiency of funds;
•	finders and brokers;
•	not being an interested shareholder of Foot Locker; and
•	activity of Merger Sub.
The representations and warranties made by the parties contained in the merger agreement are generally qualified by “material adverse effect,” as defined in the merger agreement and described below. The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by Foot Locker in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to DICK’S Sporting Goods in connection with the execution of the merger agreement and by certain filings that Foot Locker has made with the SEC prior to the date of the merger agreement, and the representations, warranties and covenants made by DICK’S Sporting Goods and Merger Sub in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Foot Locker in connection with the execution of the merger agreement and by certain filings that DICK’S Sporting Goods has made with the SEC prior to the date of the merger agreement. Foot Locker shareholders and DICK’S Sporting Goods stockholders are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Foot Locker or any of its affiliates or of DICK’S Sporting Goods or any of its affiliates.
Material Adverse Effect
A “material adverse effect” with respect to Foot Locker or DICK’S Sporting Goods, as applicable, means any change, effect, development, circumstance, condition, fact, state of facts, events or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets, liabilities or operations of Foot Locker and its subsidiaries or DICK’S Sporting Goods and its subsidiaries, as applicable, taken as a whole, or (b) the ability of Foot Locker or DICK’S Sporting Goods, as applicable, to consummate the transactions contemplated by the merger agreement, including the merger, prior to the outside date (as defined below), except that, solely for purposes of clause (a), no such change, effect, development, circumstance, condition, fact, state of facts, events or occurrence to the extent resulting or arising from the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:
(a)	any changes after the date of the merger agreement in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;
(b)
any changes after the date of the merger agreement in general conditions in any industry or industries in which Foot Locker and its subsidiaries or DICK’S Sporting Goods and its subsidiaries, as applicable, operate;

(c)	any changes after the date of the merger agreement in general political conditions;
(d)	any changes after the date of the merger agreement in GAAP or other applicable national or international accounting standards or any official interpretation of the foregoing;
(e)	any changes after the date of the merger agreement in applicable law or the official interpretation thereof by governmental entities;

(f)
any failure by Foot Locker or DICK’S Sporting Goods, as applicable, to meet any internal or published projections, estimates or expectations of Foot Locker’s or DICK’S Sporting Goods’, as applicable, revenue, earnings or other financial performance or results of operations for any period, in and of itself (except that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur);

(g)
changes in the Foot Locker’s or DICK’S Sporting Goods’, as applicable, credit rating (except that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a material adverse effect may be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur);

(h)
any changes after the date of the merger agreement in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war (including the current conflict between the Russian Federation and Ukraine and the current conflict in Israel and the surrounding region and, in each case, any escalations, new participants or other changes therein), cyber-attacks, cyber-crimes, sabotage or terrorism (including cyber-terrorism), acts of armed hostility, weather conditions, natural disasters or epidemics, pandemics or other outbreak of illness or public health event (whether human or animal), including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

(i)
the public announcement of the merger agreement or the transactions contemplated thereby, including the identity of Foot Locker or DICK’S Sporting Goods, as applicable (provided that this clause (i) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby);

(j)
any action which action is requested in writing by DICK’S Sporting Goods or any action expressly required by the terms of the merger agreement (other than with respect to certain covenants relating to Foot Locker’s conduct of business pending the merger); and

(k)
any change in the price or trading volume of shares of Foot Locker common stock or DICK’S Sporting Goods common stock, as applicable, in and of itself (except that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur);

however, with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (h), if such change, effect, development, circumstance, condition, fact, state of facts, events or occurrence has had a disproportionate adverse impact on Foot Locker or any of its subsidiaries or DICK’S Sporting Goods or any of its subsidiaries, as applicable, relative to other companies operating in the industry or industries in which Foot Locker and its subsidiaries or DICK’S Sporting Goods and its subsidiaries, as applicable operate, then the incremental disproportionate adverse impact of such change, effect, development, circumstance, condition, fact, state of facts, events or occurrence will be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur.
Conduct of Business of Foot Locker Pending the Closing of the Merger
The merger agreement provides for certain restrictions on Foot Locker’s and its subsidiaries’ activities between the date of the merger agreement and the earlier of the effective time of the merger or the date, if any, on which the merger agreement is validly terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by DICK’S Sporting Goods (which consent will not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the confidential disclosure schedules delivered to DICK’S Sporting Goods in connection with the execution of the merger agreement, Foot Locker will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by DICK’S Sporting Goods (which consent will not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the confidential disclosure schedules delivered to DICK’S Sporting Goods in connection with the execution of the merger agreement, Foot Locker must not, and must not permit any of its subsidiaries to, directly or indirectly:
•	amend, modify, waive, rescind or otherwise change Foot Locker’s or any of its subsidiaries’ certificates of incorporation, bylaws or equivalent organizational documents;
•
authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Foot Locker or any of its subsidiaries), except for dividends and distributions paid or made by a wholly owned Foot Locker subsidiary to Foot Locker or another wholly owned Foot Locker subsidiary in the ordinary course of business consistent with past practice;

•
enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to, any of its capital stock or other equity interests or securities;

•
adjust, split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Foot Locker common stock to satisfy applicable tax withholdings or the exercise price upon the exercise or settlement of any Foot Locker equity award in accordance with its terms), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Foot Locker subsidiaries in the ordinary course of business consistent with past practice;

•
issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares of the capital stock, voting securities or other equity interest in Foot Locker or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Foot Locker equity award, other than (a) issuances of shares of Foot Locker common stock in respect of any exercise of Foot Locker options outstanding as of the date of the merger agreement or the settlement of Foot Locker equity awards outstanding as of the date of the merger agreement, in all cases in accordance with their respective terms, (b) the issuances of shares of Foot Locker common stock pursuant to the terms of the Foot Locker employee stock purchase plan (“ESPP”) in respect of the current ESPP offering period and (c) transactions solely between Foot Locker and a wholly owned subsidiary of Foot Locker or solely between wholly owned subsidiaries of Foot Locker in the ordinary course of business consistent with past practice;

•
except as required by applicable law or any Foot Locker benefit plan as in effect as of the date of the merger agreement: (a) increase the compensation or benefits payable or to become payable to any director, employee, or other individual service provider; (b) grant to any director, employee, or other individual service provider any increase in severance or termination pay; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any director, employee or other individual service provider; (d) establish, adopt, enter into, amend, terminate or waive any of its rights under any collective bargaining agreement or Foot Locker benefit plan; (e) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Foot Locker benefit plan; (f) terminate the employment or service of any employee or other individual service provider at Level 12 or above, in each case, other than for cause; (g) hire, engage or promote any employee or other individual service provider at Level 12 or above (including the promotion of any individual such that, after the promotion, the individual would be at Level 12 or above); (h) provide any funding for any rabbi trust or similar arrangement or take any other action to fund or in any other way secure the payment of compensation or benefits; or (i) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;
•
acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (i) transactions solely between Foot Locker and a wholly owned subsidiary of Foot Locker or solely between wholly owned subsidiaries of Foot Locker in the ordinary course of business consistent with past practice, (ii) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (iii) with respect to the foregoing clause (y) only, capital expenditures permitted by the capital expenditure budget included in the confidential disclosure schedules delivered to DICK’S Sporting Goods in connection with the execution of the merger agreement;

•
liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of Foot Locker and/or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

•
make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans solely among Foot Locker and its wholly owned subsidiaries or solely among Foot Locker’s wholly owned subsidiaries, in each case, in the ordinary course of business consistent with past practice and (b) advances for reimbursable employee expenses, not to exceed $500,000 in the aggregate, in the ordinary course of business consistent with past practice;

•
sell, lease, license, assign, cancel, abandon, fail to maintain, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its properties, rights or assets (including shares in the capital of Foot Locker subsidiaries), except (a) with regard to any non-renewal of Foot Locker leases in the ordinary course of business, (b) in connection with a relocation of an existing store in the ordinary course of business consistent with past practice, (c) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (d) sales of Foot Locker’s products or services to customers of Foot Locker or its subsidiaries in the ordinary course of business consistent with past practice, (e) non-exclusive licenses of intellectual property in the ordinary course of business consistent with past practice, (f) the expiration of intellectual property at the termination of its final, non-renewable term or that is not in commercial use and (g) sales of inventory through normal liquidation practices consistent with past practice;

•
enter into or become bound by, or amend, modify, terminate or waive any contract to the extent relating to the acquisition or disposition of, or granting of any license, covenant not to sue or similar right with respect to, intellectual property that is material to the business of Foot Locker and its subsidiaries, taken as a whole, including any covenant-not-to-sue or covenant-not-to-assert, other than non-exclusive licenses and covenants not to sue or similar rights with respect to intellectual property in the ordinary course of business consistent with past practice;

•
enter into any contract that would, if entered into prior to the date of the merger agreement, be a material contract (as defined in the merger agreement), materially modify, materially amend, extend or terminate any material contract, or waive, release or assign any rights or claims thereunder;

•
make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so in each case with respect to capital expenditures other than in respect of leased or owned real property of Foot Locker or its subsidiaries, except for capital expenditures that do not exceed ninety percent (90%) of any line item set forth on the capital expenditure budget included in the confidential disclosure schedules delivered to DICK’S Sporting Goods in connection with the execution of the merger agreement and that do not, in the aggregate, exceed ninety percent (90%) of such capital expenditure budget applicable to capital expenditures other than in respect of leased or owned real property of Foot Locker or its subsidiaries;

•
waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (including with respect to matters in which Foot Locker or any of its subsidiaries is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that: (a) are for an amount not to exceed for any such compromise or settlement, $500,000 individually or $2,000,000 in the aggregate, and (b) do not impose any injunctive or other non-monetary relief on Foot Locker or any of its subsidiaries and does not involve the admission of wrongdoing by Foot Locker, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by DICK’S Sporting Goods or any of its subsidiaries (including, following the effective time, Foot Locker and its subsidiaries);

•
make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, other applicable national or international accounting standards, or applicable law;

•	amend or modify any privacy statement of Foot Locker or any of its subsidiaries in any material respect, other than as required by applicable law;
•
enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable law;

•
implement any plant closings or employee layoffs that would require notifications with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign law;

•
(a) make (other than in the ordinary course of business consistent with past practice), change or revoke any material tax election, (b) change any tax accounting period or material method of tax accounting, (c) amend any material tax return, (d) settle or compromise any material liability for taxes, (e) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (f) surrender any right to claim a material refund of taxes or (g) request any ruling from any governmental entity with respect to taxes;

•
redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except (a) any redemption, repurchase, repayment, prepayment or incurrence of indebtedness solely among Foot Locker and its wholly owned subsidiaries or solely among Foot Locker’s wholly owned subsidiaries, (b) guarantees by Foot Locker of indebtedness of its wholly owned subsidiaries or guarantees by wholly owned Foot Locker subsidiaries of indebtedness of Foot Locker or any other wholly owned Foot Locker subsidiary, which indebtedness is incurred prior to the date of the merger agreement and which guarantees are required by the terms of such indebtedness as in effect as of the date of the merger agreement, (c) incurrence or repayment of indebtedness consisting of revolving loans borrowed for seasonal working capital purposes under the Foot Locker credit agreement as in effect as of the date of the merger agreement; provided that the revolving loans outstanding under the Foot Locker credit agreement may not at any time exceed $75,000,000, (d) indebtedness incurred pursuant to finance leases for employee personal computers entered into in the ordinary course of business or (e) as otherwise contemplated in the merger agreement as described in the section entitled “—Treatment of Foot Locker Indebtedness”;

•
enter into any transactions or contracts with (a) any affiliates or other person that would be required to be disclosed by Foot Locker under Item 404 of Regulation S-K of the SEC or (b) any person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Foot Locker common stock;

•
cancel any of Foot Locker’s or its subsidiaries’ material insurance policies or fail to pay the premiums on Foot Locker’s or its subsidiaries’ material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course Foot Locker’s insurance policies;

•
(a) enter into any lease or sublease of real property as a lessee or sublessee, (b) materially modify or amend or exercise any right to renew any Foot Locker lease, or waive any material term or condition thereof or grant any material consents under any Foot Locker lease, (c) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any leased real property of Foot Locker, or any interest therein or part thereof (other than any certain permitted liens) or (d) make any capital expenditure in respect of any leased or owned real property of Foot Locker or its subsidiaries including making any material changes in the construction or condition of any such leased or owned real property of Foot Locker or its subsidiaries;
•
terminate, modify or waive in any material respect any material right under any franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any governmental entity or pursuant to any applicable law necessary for Foot Locker and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted;

•	adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement;
•
subject to the obligations described in the section entitled “—Regulatory Approvals and Efforts to Close the Merger,” take or cause to be taken any action that would reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date;

•	commence any new or terminate any existing material line of business;
•	materially deviate from the ordinary course inventory and distribution management practices (by brand or by distribution channel) of Foot Locker or any of its subsidiaries; or
•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Conduct of Business of DICK’S Sporting Goods Pending the Closing of the Merger
The merger agreement also provides for certain restrictions on DICK’S Sporting Goods’ activities between the date of the merger agreement and the earlier of the effective time of the merger or the date, if any, on which the merger agreement is validly terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Foot Locker, subject to specified exceptions set forth in the confidential disclosure schedules delivered to Foot Locker in connection with the execution of the merger agreement, DICK’S Sporting Goods must not:
•
amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) DICK’S Sporting Goods’ charter or DICK’S Sporting Goods’ bylaws in a manner that would adversely affect in any material respect Foot Locker or its shareholders in a manner disproportionate to DICK’S Sporting Goods and its stockholders or in a manner that would adversely affect the ability of DICK’S Sporting Goods or Merger Sub to consummate the transactions contemplated by the merger agreement;

•
adopt or enter into a plan of, or any contract in respect of, complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization of DICK’S Sporting Goods, other than with respect to the transactions contemplated by the merger agreement or any transaction that does not adversely affect the ability of DICK’S Sporting Goods or Merger Sub to consummate the transactions contemplated by the merger agreement;

•
authorize, declare, set aside, make or pay any special cash dividends on its outstanding shares of DICK’S Sporting Goods common stock (it being understood that regular, quarterly cash dividends (including any increases to current dividend rates approved by the DICK’S Sporting Goods board of directors in good faith) will not be restricted);

•	split, combine, subdivide or reclassify any of its capital stock; or
•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Other Offers by Foot Locker
Under the terms of the merger agreement, subject to certain exceptions as described below, from and after the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, Foot Locker has agreed that it, the Foot Locker board of directors (including any committee thereof) and Foot Locker’s officers will not, and the Foot Locker will cause Foot Locker’s other controlled affiliates not to, and Foot Locker will cause its and their other directors, officers, employees and other representatives not to, directly or indirectly:
(a)
solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or could be reasonably expected to lead to an acquisition proposal;

(b)
participate in any negotiations regarding, or furnish to any person any nonpublic information relating to Foot Locker or any of its subsidiaries in connection with an actual or potential acquisition proposal, other than solely to state that Foot Locker and its representatives are prohibited under the merger agreement from engaging in any such discussions or negotiations;

(c)	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;
(d)
withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to DICK’S Sporting Goods, the Foot Locker board of directors’ recommendation that Foot Locker shareholders vote to adopt the merger agreement;

(e)
if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within ten (10) business days after DICK’S Sporting Goods’ written request that Foot Locker do so (or subsequently withdraw, change, amend, modify or qualify, or publicly propose to do so, in a manner adverse to DICK’S Sporting Goods, such rejection of such acquisition proposal) and reaffirm the Foot Locker board of directors’ recommendation that Foot Locker shareholders vote to adopt the merger agreement within such ten (10) business day period (or, with respect to any acquisition proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last ten (10) business days prior to the then-scheduled Foot Locker special meeting, fail to take the actions referred to in this clause (e), with references to the applicable ten (10) business day period being replaced with three (3) business days);

(f)	fail to include the Foot Locker board of directors’ recommendation that Foot Locker shareholders vote to adopt the merger agreement in this proxy statement/prospectus;
(g)
approve or authorize, or cause or permit Foot Locker or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements); or

(h)	commit or agree to do any of the foregoing.
The actions set forth in clauses (c), (d), (e), (f), (g) and/or (h) (to the extent related to the foregoing clauses (c), (d), (e), (f) or (g)) above are referred to as a “change of recommendation.”
In addition, under the merger agreement, Foot Locker has agreed that:
Foot Locker, the Foot Locker board of directors (including any committee thereof) and Foot Locker’s officers will, and Foot Locker will cause its other controlled affiliates to, and Foot Locker will cause its and their other respective directors, officers, employees and other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal.
Foot Locker must, promptly after the date of the merger agreement (and in any event within three (3) business days following the date of the merger agreement), (x) request in writing that each person (other than DICK’S Sporting

Goods) that has previously executed a confidentiality agreement in connection with its consideration of an acquisition proposal or potential acquisition proposal within three (3) years prior to the date of the merger agreement promptly destroy or return to Foot Locker all nonpublic information previously furnished by Foot Locker or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement, and (y) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by any such person and its representatives.
Foot Locker will enforce, and not waive, terminate or modify without DICK’S Sporting Goods’ prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; however, if the Foot Locker board of directors determines in good faith after consultation with Foot Locker’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, Foot Locker may, with prior written notice to DICK’S Sporting Goods, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the non-solicitation provisions of the merger agreement) to make, on a confidential basis to the Foot Locker board of directors, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to DICK’S Sporting Goods, in each case as contemplated by the merger agreement.
Notwithstanding the prohibitions described above, if Foot Locker receives, prior to Foot Locker shareholders adopting the merger agreement, a bona fide written acquisition proposal that did not result from a breach of Foot Locker’s non-solicitation obligations, which the Foot Locker board of directors determines in good faith, after consultation with the Foot Locker’s outside legal counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a superior proposal and, after consultation with Foot Locker’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, then Foot Locker may: (x) furnish nonpublic information with respect to Foot Locker to the person making such acquisition proposal (and its representatives and debt financing sources), if, and only if, prior to so furnishing such information, Foot Locker receives from such person an executed confidentiality agreement, which contains terms that, taken as a whole, are no less favorable to Foot Locker than those contained in the confidentiality agreement between DICK’S Sporting Goods and Foot Locker (it being understood that such confidentiality agreement need not contain a “standstill” provision) and do not in any way restrict Foot Locker or its representatives from complying with its obligations under the merger agreement, and Foot Locker also provides DICK’S Sporting Goods, prior to or substantially concurrently with the time such information is provided or made available to such person or its representatives, any nonpublic information furnished to such other person or its representatives that was not previously furnished to DICK’S Sporting Goods and (y) engage in discussions or negotiations with such person (and its representatives and its debt financing sources) with respect to such acquisition proposal.
Foot Locker is obligated to notify DICK’S Sporting Goods promptly (and in any event within the earlier of forty eight (48) hours and one (1) business day) of any receipt by any director or officer of Foot Locker or by any of Foot Locker’s controlled affiliates, or its or their respective representatives, of any acquisition proposal or any proposals or inquiries that could reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to Foot Locker or any of its subsidiaries by any person who has made or could reasonably be expected to make any an acquisition proposal. Such notice must include the identity of the person making the acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all written requests, proposals or offers (including any proposed agreements and proposed financing commitments received by Foot Locker) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Foot Locker must also keep DICK’S Sporting Goods reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms, with any amendments or proposed amendments to economic terms being deemed material for this purpose) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of Foot Locker with respect thereto. Foot Locker must also promptly provide (and in any event within the earlier of forty eight (48) hours and one (1) business day) to DICK’S Sporting Goods any material nonpublic information concerning Foot Locker provided to any other person in connection with any acquisition proposal that was not previously provided to DICK’S Sporting Goods. Without limiting the foregoing, Foot Locker must promptly (and in any event within the earlier of forty eight (48) hours and one (1) business day after such determination) inform DICK’S Sporting Goods in writing if Foot Locker determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement. Foot Locker has agreed that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits Foot Locker from providing any information to DICK’S Sporting Goods in accordance with, or otherwise complying with, the obligations of Foot Locker described in this paragraph.
Unless the merger has been validly terminated, Foot Locker is obligated not to take any action to exempt any person other than DICK’S Sporting Goods or Merger Sub from the restrictions on “business combinations” contained in any applicable takeover statute or in the Foot Locker charter or Foot Locker bylaws, or otherwise cause such restrictions not to apply.
An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from a person, other than a proposal or offer by DICK’S Sporting Goods or any of its subsidiaries, at any time relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving:
•
any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of Foot Locker (whether by voting power or number of shares);

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of Foot Locker (whether by voting power or number of shares);

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Foot Locker and a person pursuant to which Foot Locker shareholders immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares); or

•
any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of Foot Locker and its subsidiaries (measured by the fair market value thereof).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party, which the Foot Locker board of directors determines in good faith, after consultation with Foot Locker’s outside legal and financial advisors, to be more favorable to Foot Locker shareholders from a financial point of view than the merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement (and any changes to the terms of the merger agreement proposed by DICK’S Sporting Goods in response to any acquisition proposal)). When determining whether an offer constitutes a superior proposal, references in the term “acquisition proposal” to fifteen percent (15%) and eighty-five percent (85%) will be replaced with references to eighty percent (80%) and twenty percent (20%), respectively.
Change of Recommendation; Match Rights
The merger agreement requires the Foot Locker board of directors to recommend that Foot Locker shareholders vote to adopt the merger agreement and not make a change of recommendation as described above. Notwithstanding the foregoing, prior to the Foot Locker shareholders adopting the merger agreement, the Foot Locker board of directors may:
(a)
make certain types of a change of recommendation in response to an intervening event (as defined below) if the Foot Locker board of directors has determined in good faith, after consultation with Foot Locker’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law; or

(b)
make a change of recommendation and cause Foot Locker to terminate the merger agreement in order to enter into a definitive agreement providing for an acquisition proposal that did not result from a breach of Foot Locker’s non-solicitation obligations (subject to payment by Foot Locker to DICK’S Sporting Goods of the termination fee described in the section entitled “—Termination Fees and Expenses”), which the Foot Locker board of directors determines in good faith after consultation with Foot Locker’s outside legal counsel and financial advisors is a superior proposal, but only if the Foot Locker board of directors has determined in good faith after consultation with Foot Locker’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Foot Locker must provide DICK’S Sporting Goods with five (5) business days’ prior written notice advising DICK’S Sporting Goods that it intends to make a change of recommendation and specifying, in reasonable detail, the reasons for such change of recommendation due to an intervening event, or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, Foot Locker must cause its representatives (including its executive officers) to negotiate in good faith (to the extent DICK’S Sporting Goods desires to negotiate) during the five (5) business day period any proposal by DICK’S Sporting Goods to amend the terms and conditions of the merger agreement in a manner that would eliminate the need for the Foot Locker board of directors to make a change of recommendation, and the Foot Locker board of directors must make all of the required determinations regarding its fiduciary duties again at the end of such five (5) business day negotiation period (after in good faith taking into account any amendments proposed by DICK’S Sporting Goods). With respect to any change of recommendation in response to a superior proposal, if there are any material amendments, revisions or changes to the terms of any such superior proposal (including any revision to the amount, form or mix of consideration that Foot Locker shareholders would receive as a result of such superior proposal), Foot Locker must again comply with the obligations described in this paragraph, except references to the applicable five (5) day business day period will be replaced by two (2) business days.
An “intervening event” for purposes of the merger agreement is any event, change or development first occurring or arising after the date of the merger agreement that is material to Foot Locker and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the Foot Locker board of directors as of the date of the merger agreement, except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (b) any event, change or development with respect to DICK’S Sporting Goods or its subsidiaries, (c) changes in the market price or trading volume of Foot Locker common stock, DICK’S Sporting Goods common stock or any other securities of Foot Locker, DICK’S Sporting Goods or their respective subsidiaries, or any change in credit rating or the fact that Foot Locker or DICK’S Sporting Goods meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (d) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (e) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.
Nothing in the merger agreement prohibits Foot Locker or the Foot Locker board of directors from (x) disclosing to Foot Locker shareholders a position contemplated by Rules 14d-9 and 14e2(a) promulgated under the Exchange Act or (y) making any “stop, look and listen” communication to Foot Locker shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed acquisition proposal, provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Foot Locker board of directors’ recommendation that Foot Locker shareholders vote in favor of the agreement.
Treatment of Foot Locker Indebtedness
Foot Locker and its subsidiaries will deliver all notices and take other actions required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under Foot Locker’s credit facilities, the repayment in full of all obligations, if any, outstanding thereunder, the release of all liens, if any, securing such obligations, and the release of guarantees in connection therewith on the closing date as of the effective time, subject to certain limitations set forth in the merger agreement. The merger agreement also requires that Foot Locker deliver to DICK’S Sporting Goods at certain dates prior to the closing date customary draft and executed payoff letters and related guarantee and lien release documentation from the agent on behalf of the lenders under such credit agreements.
The merger agreement provides that, upon DICK’S Sporting Goods’ written notice to Foot Locker, DICK’S Sporting Goods (or its subsidiaries) may commence and conduct one or more Notes Offers and/or Consent Solicitations, in each case, funded using consideration provided by DICK’S Sporting Goods and subject to the merger closing. Any Notes Offer and Consent Solicitation will be made on terms and conditions (including price to be paid and conditionality) proposed by DICK’S Sporting Goods, in consultation with Foot Locker, and which are permitted or required by the terms of the Foot Locker Indenture and applicable laws. Foot Locker and its subsidiaries will use reasonable best efforts to cause their representatives to provide all reasonable and customary cooperation reasonably requested by DICK’S Sporting Goods in connection with any Notes Offer and Consent Solicitation, including by providing reasonably necessary documents, instruments or letters, subject to certain exceptions. The solicitation agent, information agent, depositary or other agent retained in connection with any Notes Offer and Consent Solicitation will be selected and retained by DICK’S Sporting Goods, and their fees and out-of-pocket expenses will be paid directly by DICK’S Sporting Goods or its subsidiaries. In connection with any Notes Offer and Consent Solicitation, DICK’S Sporting Goods, Foot Locker and their respective subsidiaries agree to take certain steps to correct any untrue statements or omissions of material facts of which they become aware.
The merger agreement also provides that, if requested in writing by DICK’S Sporting Goods, in lieu of or in addition to commencing or closing any Notes Offer and Consent Solicitation, Foot Locker and its subsidiaries will, prior to the merger closing, issue a notice of redemption for any or all of the outstanding aggregate principal amount of the Foot Locker Notes (which will be expressly conditioned on the merger closing) and take any other actions reasonably requested by DICK’S Sporting Goods that are customary or necessary in connection therewith (and, if requested by DICK’S Sporting Goods, the satisfaction and discharge of the Foot Locker Indenture), subject to certain limitations set forth in the merger agreement, including not requiring any payment be made by Foot Locker unless DICK’S Sporting Goods or one of its subsidiaries deposits the necessary funds with Foot Locker or one of its subsidiaries.
Access; Integration Committee
The merger agreement provides that from the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, to the extent permitted by applicable law, Foot Locker will, and will cause each of its subsidiaries to, afford to DICK’S Sporting Goods and its representatives reasonable access during normal business hours and upon reasonable advance notice to Foot Locker’s and Foot Locker’s subsidiaries’ offices, properties, contracts, personnel, books and records and, during such period, Foot Locker will, and will cause each of its subsidiaries to, furnish as promptly as practicable to Foot Locker all information (financial or otherwise) concerning its business, properties, offices, contracts and personnel as DICK’S Sporting Goods may reasonably request (including information for purposes of transition and integration planning). However, Foot Locker is not required to provide access or to disclose information that may not be disclosed pursuant to certain contractual or legal restrictions or that is subject to attorney-client, attorney work product or other legal privilege, in each case subject to certain exceptions and requirements to make substitute arrangements. DICK’S Sporting Goods and Foot Locker will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of Foot Locker and its subsidiaries that may result from the requests for access, data and information, and any access to properties or facilities of Foot Locker or its subsidiaries will be subject to certain requirements and conducted so as to not adversely interfere in any material respect with the activities on the properties, without Foot Locker’s prior written consent.
The merger agreement provides that, promptly following the date of the merger agreement, DICK’S Sporting Goods and Foot Locker will establish a transition and integration planning team, comprised of senior executives designated by each, concerning the combination of the operations of DICK’S Sporting Goods, Foot Locker and their respective subsidiaries after the closing of the merger, which will meet from time to time, as reasonably requested by DICK’S Sporting Goods.
Financing Cooperation
Under the merger agreement, prior to the effective time, Foot Locker and its subsidiaries will, and will use their commercially reasonable best efforts to cause their representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by DICK’S Sporting Goods or Merger Sub in connection with any financing obtained by DICK’S Sporting Goods or its subsidiaries (including Merger Sub) for the purpose of financing the merger or any transaction undertaken in connection therewith, subject to certain limitations set forth in the merger agreement.
Exchange and Payment Procedures
Prior to the effective time, DICK’S Sporting Goods will designate a bank or trust company reasonably acceptable to Foot Locker as the exchange agent in connection with the merger. At or prior to the effective time, DICK’S Sporting Goods will deposit (i) cash in immediately available funds in an amount sufficient to pay the aggregate cash consideration and cash in lieu of fractional shares and (ii) evidence of DICK’S Sporting Goods common stock in book-entry form representing the number of shares of DICK’S Sporting Goods common stock sufficient to deliver the aggregate stock consideration (clauses (i) and (ii) we refer to collectively as the “exchange fund”).
Exchange of Foot Locker Common Stock Share Certificates
Promptly after the effective time, DICK’S Sporting Goods will cause the exchange agent to mail to each holder of record of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Foot Locker common stock who has not previously delivered such certificates in connection with a duly completed election form and whose shares of Foot Locker common stock were converted in the merger into the right to receive the merger consideration (a) a letter of transmittal and (b) instructions for surrendering their Foot Locker common stock share certificates (or an affidavit of loss in lieu thereof or the posting of a bond in an amount as DICK’S Sporting Goods or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificates) in exchange for payment of the merger consideration, cash in lieu of fractional shares and any dividends or other distributions to which such certificates became entitled.
Upon surrender of Foot Locker common stock share certificates (or an affidavit of loss in lieu or thereof or the posting of a bond) and delivery of a duly executed letter of transmittal and any other documents that may be required thereby to the exchange agent (or to such other agent as may be appointed by DICK’S Sporting Goods), such Foot Locker shareholders will then be entitled to receive the merger consideration, without interest. The exchange agent will accept the certificates upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange in accordance with normal exchange practices.
If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, payment will be made only if (a) the certificate so surrendered is properly endorsed or is otherwise in proper form for transfer and (b) the person requesting such payment has paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or has established to the satisfaction of DICK’S Sporting Goods that such tax either has been paid or is not required to be paid.
Exchange of Foot Locker Common Stock Book-Entry Shares
Holders of Foot Locker common stock represented by book-entry shares whose shares of Foot Locker common stock were converted in the merger into the right to receive the merger consideration will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. Subject to the customary procedures of the exchange agent, payment, without interest, of the merger consideration, cash in lieu of fractional shares and any dividends or distributions to which such book-entry shares are entitled will be made to the person in whose names such book-entry shares were registered.
Lost, Stolen or Destroyed Foot Locker Common Stock Certificates
In the event that any Foot Locker common stock certificates have been lost, stolen or destroyed, the exchange agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by DICK’S Sporting Goods, an indemnity bond, the merger consideration payable in respect thereof.
Dividends and Distributions
If a dividend or other distribution is declared with respect to shares of DICK’S Sporting Goods common stock with a record date after the effective time, such dividend or distribution will not be paid to any holder of any unsurrendered shares of Foot Locker common stock to be converted into shares of DICK’S Sporting Goods common stock until such holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares, DICK’S Sporting Goods will cause the holder to be paid with respect to the shares of DICK’S Sporting Goods common stock such holder is entitled, without interest, (i) the amount of dividends or distributions with a record date after the effective time and theretofore paid with respect to such shares of DICK’S Sporting Goods common stock to which such holder is entitled and (ii) the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender, at the appropriate payment date.

Rights of Foot Locker Shareholders Following the Effective Time
The shares of DICK’S Sporting Goods common stock delivered and cash paid in accordance with the terms of the merger agreement in respect of any shares of Foot Locker common stock will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Foot Locker common stock. From and after the effective time, (a) all holders of certificates and book-entry shares of Foot Locker common stock will cease to have any rights as shareholders of Foot Locker other than the right to receive the merger consideration upon the surrender of such shares (together with any cash in lieu of fractional shares and any dividends or other distributions to which such shares become entitled in accordance with the merger agreement), without interest, (b) the stock transfer books of Foot Locker will be closed with respect to all shares of Foot Locker common stock outstanding immediately prior to the effective time and (c) there will be no further registration of transfers on the stock transfer books of Foot Locker of shares of Foot Locker common stock that were outstanding immediately prior to the effective time.
Transfers Following the Effective Time of the Merger
If, after the effective time, any certificates or book-entry shares formerly representing shares of Foot Locker common stock are presented to DICK’S Sporting Goods or the exchange agent for any reason, such certificates or book entry shares will be cancelled and exchanged for the merger consideration in accordance with the terms of the merger agreement. At any time following the one (1) year anniversary of the effective time, DICK’S Sporting Goods is entitled to require the exchange agent to deliver it any funds remaining in the exchange fund that have not been disbursed to holders of certificates or book-entry shares of Foot Locker common stock, and thereafter holders will be entitled to look only to DICK’S Sporting Goods (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the merger consideration payable upon due surrender of their certificates (or affidavits of loss in lieu thereof) or book-entry shares of Foot Locker common stock and compliance with the procedures set forth in the merger agreement, without interest. Notwithstanding the foregoing, none of DICK’S Sporting Goods, Foot Locker, Merger Sub, the surviving entity or the exchange agent will be liable to any holder of a certificate or book-entry share for any merger consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Withholding Rights
Each of Foot Locker, DICK’S Sporting Goods, Merger Sub, the surviving entity and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement (including the stock consideration) any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable tax law. To the extent that amounts are so deducted or withheld, and remitted to the appropriate governmental entity, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Employee Matters
Under the merger agreement, for twelve (12) months following the effective time, DICK’S Sporting Goods will provide, or will cause the surviving company to provide, to each employee of Foot Locker or any subsidiary thereof who continues to be employed by DICK’S Sporting Goods or any subsidiary thereof the following compensation and benefits (which apply to employees outside the United States to the extent the applicable compensation or benefits provided to such employee is generally consistent with and not materially more costly than that provided to U.S. continuing employees): (i) base compensation and wage rates in each case that are no less favorable than those in effect for such continuing employee immediately prior to the effective time, (ii) target short-term incentive compensation opportunities in an amount at least equal to the target short-term incentive opportunity provided to such continuing employee immediately prior to the effective time, (iii) aggregate target long-term incentive opportunities (whether equity or cash-based) in an amount at least equal to the aggregate target long-term incentive opportunity provided to such continuing employee immediately prior to the effective time (it being understood that any long-term incentive compensation provided to the continuing employees during the twelve (12)-month period may be either equity-based or cash-based), and (iv) employee benefits (excluding equity incentive compensation, defined benefit pension, retiree medical or welfare benefits, change in control or retention arrangements) that are no less favorable in the aggregate to either (A) those provided to such continuing employee immediately prior to the effective time or (B) those provided by DICK’S Sporting Goods or its affiliates to similarly situated employees, it being understood that the continuing employees may commence participation in the benefit plans of DICK’S Sporting Goods or its affiliates on different dates following the effective time with respect to different benefit plans.

The merger agreement also provides that DICK’S Sporting Goods will provide, or will cause the surviving company to provide, to any continuing employee whose employment is terminated during the twelve (12)-month period after the effective time (under circumstances that qualify for severance under the applicable arrangement) with severance benefits that are no less favorable than the severance benefits under the Foot Locker benefit plans set forth on the confidential disclosure schedules delivered to DICK’S Sporting Goods in connection with the execution of the merger agreement.
Under the merger agreement, for purposes of vesting, eligibility to participate, and entitlement to benefits under the employee benefit plans of DICK’S Sporting Goods and its subsidiaries providing benefits to any continuing Foot Locker employees after the effective time, each continuing U.S. employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with Foot Locker and its subsidiaries and their respective predecessors before the effective time; provided that the foregoing will not apply (x) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any plan that is grandfathered or frozen or (y) to the extent that its application would result in a duplication of benefits. Following the effective time, DICK’S Sporting Goods or its affiliates will use commercially reasonable efforts to (i) ensure that each continuing U.S. employee will be immediately eligible to participate, without any waiting time, in any and all DICK’S Sporting Goods benefit plans to the extent that coverage under such plan is of the same type as the Foot Locker benefit plan in which such continuing U.S. employee participated immediately before the effective time, and (ii) (A) for purposes of each DICK’S Sporting Goods benefit plan providing medical, dental, pharmaceutical or vision benefits to any continuing U.S. employee, cause all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such continuing U.S. employee and his or her covered dependents and (B) cause any eligible expenses incurred by such continuing U.S. employee and his or her covered dependents during the portion of the plan year of the Foot Locker plan ending on the date such employee’s participation in the corresponding DICK’S Sporting Goods plan begins to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such plan.
Directors’ and Officers’ Indemnification and Insurance
Under the merger agreement, for a period of six (6) years after the effective time, DICK’S Sporting Goods and the surviving entity must, and DICK’S Sporting Goods must cause the surviving entity to, indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of Foot Locker and its subsidiaries, as applicable, or any indemnification agreements in existence at or prior to the date of the merger agreement that were either provided to DICK’S Sporting Goods prior to the date of the merger agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to Foot Locker’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 (which we refer to as the “form indemnification agreement”) (it being understood that such rights will be mandatory rather than permissive after the closing of the merger), each current and former director and officer of Foot Locker and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in connection with or relating to such person serving or having served as an officer, director, employee or other fiduciary of Foot Locker or any of its subsidiaries or of any other person if such service was at the request or for the benefit of Foot Locker or any of its subsidiaries.
In addition, for a period of six (6) years following the effective time, DICK’S Sporting Goods is required to maintain in effect the provisions in the organizational documents of Foot Locker and its subsidiaries and any indemnification agreements in existence at or prior to the date of the merger agreement that were either provided to DICK’S Sporting Goods or consistent in all material respects with the form indemnification agreement (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence prior to the date of the merger agreement. DICK’S Sporting Goods and the surviving entity are required to advance on a current basis (and no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs, and expenses that may be incurred by a person enforcing his or her rights pursuant to the above two paragraphs, but the person to whom expenses are advanced must provide an undertaking (which will not require any security) to repay such advances if it is ultimately determined by a final non-appealable adjudication that such person is not entitled to indemnification.
At or prior to the effective time, Foot Locker is required to purchase six (6) year prepaid “tail” insurance on terms and conditions providing coverage, retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance maintained by Foot Locker and its subsidiaries with respect to matters arising at or prior to the effective time, with a one-time cost not in excess of three hundred percent (300%) of the last aggregate annual premium incurred by Foot Locker for its directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if such “tail” insurance is not reasonably available for such amount, Foot Locker may purchase as much “tail” insurance coverage as reasonably practicable for such amount.
Other Covenants and Agreements
The merger agreement contains additional agreements of DICK’S Sporting Goods, Merger Sub and Foot Locker relating to, among other things:
•
the filing of this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the proxy statement with the SEC and using reasonable efforts to make such filing within twenty-five (25) business days of the date of the merger agreement (and responding as promptly as practicable to any comments from the SEC in respect to the filings);

•
holding a meeting of Foot Locker shareholders as promptly as practicable following the effectiveness of this registration statement and conducting “broker searches” within thirty (30) business days of the date of the merger agreement for a record date that is twenty (20) business days after the date of such “broker search”;

•	the coordination of press releases and other public announcements or disclosure relating to the merger agreement, the transactions contemplated by the merger agreement or the merger;
•	anti-takeover statutes or regulations that become applicable to the merger agreement or the transactions contemplated by the merger agreement;
•
DICK’S Sporting Goods taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement and to consummate the transactions contemplated thereby, including the merger;

•
actions to cause the disposition of equity securities of Foot Locker or acquisitions of the equity securities of DICK’S Sporting Goods pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Foot Locker to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the notification of certain matters and the settlement of any litigation in connection with the merger agreement;
•
the resignation of each member of the Foot Locker board of directors, and cooperating to prepare for the replacement of the directors and officers of Foot Locker’s subsidiaries upon the effective time;

•	the delisting of Foot Locker common stock from the NYSE and deregistration of Foot Locker common stock under the Exchange Act;
•	the listing of shares of DICK’S Sporting Goods common stock issued in connection with the merger on the NYSE; and
•	the acknowledgement that the receipt of the merger consideration is intended to be treated as a taxable transaction for U.S. federal income tax purposes.
Conditions to the Merger
The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:
•	Foot Locker shareholders having adopted the merger agreement;
•
no governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•
any waiting period (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act having expiring or having been terminated and any other required approvals, consents or clearances under the antitrust laws of certain other jurisdictions having been obtained;

•	DICK’S Sporting Goods common stock to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance; and
•
the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and not being the subject of any stop order or any proceedings by the SEC seeking a stop order.

The obligations of DICK’S Sporting Goods and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:
•
(i) the representations and warranties of Foot Locker set forth in the merger agreement regarding organization, capitalization of subsidiaries, voting debt, voting trusts or agreements, corporate authority, opinion of the financial advisor to Foot Locker, related party transactions and finders and brokers being true and correct in all material respects; (ii) the representations and warranties of Foot Locker set forth in the merger agreement regarding the capitalization of Foot Locker being true and correct other than for de minimis inaccuracies; (iii) the representations and warranties of Foot Locker set forth in the merger agreement regarding the absence of changes, effects, developments, circumstances, conditions, facts, states of fact, events or occurrences that have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Foot Locker and state takeover statutes and anti-takeover laws being true and correct in all respects; and (iv) the other representations and warranties of Foot Locker set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) being true and correct as, except, in the case of this clause (iv), for any failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Foot Locker, in the case of each of the foregoing clauses (i) through (iv), as of the date of the merger agreement and as of the closing of the merger as though made on and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•
Foot Locker having performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect on Foot Locker having occurred since the date of the merger agreement that is continuing; and
•
DICK’S Sporting Goods and Merger Sub having received from Foot Locker a certificate, dated as of the date of the closing of the merger and signed by Foot Locker’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied.

The obligation of Foot Locker to effect the merger are subject to the satisfaction or waiver of the following additional conditions:
•
(i) the representations and warranties of DICK’S Sporting Goods and Merger Sub set forth in the merger agreement regarding organization, DICK’S Sporting Goods’ capitalization, corporate authority and finders and brokers being true and correct in all material respects, (ii) the representations and warranties of DICK’S Sporting Goods and Merger Sub set forth in the merger agreement regarding the absence of changes, effects, developments, circumstances, conditions, facts, states of fact, events or occurrences that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on DICK’S Sporting Goods being true and correct in all respects and (iii) all other representations and warranties of DICK’S Sporting Goods and Merger Sub set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) being true and correct, except for any failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DICK’S Sporting Goods, in the case of each of the foregoing clauses (i) through (iii), as of the date of the merger agreement and as of the closing of the merger as though made on and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•
DICK’S Sporting Goods and Merger Sub having performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under the merger agreement at or prior to the closing of the merger; and

•
Foot Locker having received from DICK’S Sporting Goods a certificate, dated as of the date of the closing of the merger and signed by DICK’S Sporting Goods’ chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

Regulatory Approvals and Efforts to Close the Merger
Under the merger agreement, DICK’S Sporting Goods and Foot Locker are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions as promptly as practicable, including:
•
preparing and filing or otherwise providing, all documentation to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions as promptly as practicable after the date of the merger agreement;

•
contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the merger, and to fully carry out the purposes of the merger agreement.
In furtherance and not in limitation of the obligations described in the previous paragraph, the merger agreement requires DICK’S Sporting Goods and Foot Locker to:
•
make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions as promptly as practicable, and in any event within twenty-five (25) business days after the date of the merger agreement (unless a later date is mutually agreed between the parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and

•
make all other necessary filings as promptly as practicable after the date of the merger agreement, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition or to review or regulate foreign investment through merger or acquisition (referred to as antitrust laws).

In furtherance and not in limitation of the obligations described in the first paragraph of this section, each of DICK’S Sporting Goods and Foot Locker agrees to use its reasonable best efforts, and agrees to take any and all actions to avoid and, if necessary, eliminate, each and every impediment under any antitrust law that may be asserted by any governmental entity, so as to enable the closing of the transactions to occur no later than the outside date, however, DICK’S Sporting Goods will not be required to (and Foot Locker may not, without DICK’S Sporting Goods’ prior written consent):
•	sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of DICK’S Sporting Goods or Foot Locker; or
•	conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of DICK’S Sporting Goods or Foot Locker; or
•
impose any restriction, requirement or limitation on the operation of the business or portion of the business of DICK’S Sporting Goods or Foot Locker (each of the foregoing collectively referred to as a “regulatory action”).

However, DICK’S Sporting Goods will be required to take or effect any (1) regulatory action solely with respect to assets, businesses, or portions of the businesses of Foot Locker that in the aggregate have generated total revenues not in excess of $100,000,000 in the twelve (12)-month period ending February 1, 2025. Additionally, if requested by DICK’S Sporting Goods, Foot Locker will agree to become subject to, consent to, or offer or agree to, otherwise take any action with respect to, a regulatory action, so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on Foot Locker in the event the merger is consummated.
Under the merger agreement, DICK’S Sporting Goods and Foot Locker also agree to:
•
cooperate in all respects in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions;

•
promptly inform the other party of any communication with the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party; and

•
permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any meetings, substantive telephone calls or conferences with the DOJ, the FTC or any other governmental entity or other person.

Without limiting DICK’S Sporting Goods’ obligation described above to use reasonable best efforts to take all steps as may be necessary, subject to the limitations described above, to obtain all required approvals, DICK’S Sporting Goods and Foot Locker have agreed that DICK’S Sporting Goods will control the ultimate strategy and timing for securing approvals and expiration of relevant waiting periods under antitrust laws, taking into account in good faith any comments of Foot Locker or its representatives relating to such strategy. Furthermore, DICK’S Sporting Goods and Foot Locker have agreed that neither party will withdraw its Notification and Report Form filed pursuant to the HSR Act, or enter into any timing agreement or other commitment with any governmental entity not to consummate the transaction, without the prior written consent of the other party.
Termination of the Merger Agreement
Termination by DICK’S Sporting Goods or Foot Locker
The merger agreement may be terminated at any time before the effective time by mutual written consent of DICK’S Sporting Goods and Foot Locker. The merger agreement may also be terminated at any time before the effective time by either DICK’S Sporting Goods or Foot Locker, if:
•
any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement; or

•
the effective time of the merger has not occurred on or before May 15, 2026 (the “outside date,” as extended as described in this paragraph); however, (i) if, on the outside date, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) have been satisfied or waived, then the outside date will be automatically extended for a period of three (3) months, (ii) if, on the outside date, as extended, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)), have been satisfied or waived, then the outside date, as extended, will automatically be further extended for an additional period of three (3) months and (iii) this right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation was a proximate cause of the failure of the effective time to occur by the outside date and such action or failure to act constitutes a material breach of the merger agreement.
Termination by Foot Locker
The merger agreement may be terminated at any time before the effective time by Foot Locker if:
•
prior to Foot Locker shareholders adopting the merger agreement, the Foot Locker board of directors effects a change of recommendation and Foot Locker substantially concurrently enters into a definitive agreement providing for such superior proposal, as long as (a) Foot Locker has complied in all material respects with its obligations described under the sections entitled “—No Solicitation of Other Offers by Foot Locker” and “—Change of Recommendation; Match Rights” and (b) immediately prior to or substantially concurrently with (and as a condition to) such termination, Foot Locker pays to DICK’S Sporting Goods a $59.5 million termination fee, as further described in the section entitled “—Termination Fees and Expenses”; or

•
(a) DICK’S Sporting Goods and/or Merger Sub have breached, failed to perform or violated their respective covenants or agreements under the merger agreement or any of the representations and warranties of DICK’S Sporting Goods or Merger Sub set forth in the merger agreement have become inaccurate; (b) such breach, failure to perform, violation or inaccuracy would result in the failure of the conditions related to Foot Locker’s obligations to close the merger to be satisfied and is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by DICK’S Sporting Goods or Merger Sub before the earlier of the business day immediately prior to the outside date and the thirtieth (30th) calendar day following receipt of written notice from Foot Locker of such breach, failure to perform, violation or inaccuracy; and (c) Foot Locker is not then in material breach of the merger agreement.

Termination by DICK’S Sporting Goods
The merger agreement may be terminated at any time before the effective time by DICK’S Sporting Goods if:
•	the Foot Locker special meeting (including any adjournments or postponements thereof) has concluded and the Foot Locker shareholders have not adopted the merger agreement;
•
prior to the Foot Locker shareholders adopting the merger agreement, the Foot Locker board of directors has effected a change of recommendation or Foot Locker has materially breached its obligations (a) described under the section entitled “—No Solicitation of Other Offers by Foot Locker,” its obligations (b) to furnish information and cooperate in the filing of this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the proxy statement with the SEC (except for the requirement to use reasonable best efforts to make such filing within twenty-five (25) days of the date of the merger agreement), including, among other things, cooperating to respond as promptly as practicable to any comments from the SEC in respect to the filings and mailing the proxy statement to Foot Locker shareholders as promptly after the proxy statement is declared effective or (c) to seek to obtain Foot Locker shareholder approval of the merger agreement by holding a meeting of the Foot Locker shareholders as promptly as practicable, including, among other things, not postponing the meeting of Foot Locker shareholders except as set forth in the merger agreement; or

•
(a) Foot Locker has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of Foot Locker in the merger agreement have become inaccurate, (b) such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to DICK’S Sporting Goods’ and Merger Sub’s obligations to close the merger to be satisfied and is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by Foot Locker before the earlier of the business day immediately prior to the outside date and the thirtieth (30th) calendar day following receipt of written notice from DICK’S Sporting Goods or Merger Sub of such breach, failure to perform, violation or inaccuracy and (c) neither DICK’S Sporting Goods or Merger Sub are then in material breach of the merger agreement.

Termination Fees and Expenses
Expenses
Except as otherwise expressly provided in the merger agreement (including the termination fees described below), all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the costs and expenses.
Foot Locker Termination Fee
The merger agreement provides that Foot Locker will pay DICK’S Sporting Goods a termination fee of $59.5 million if:
(i) (a) DICK’S Sporting Goods terminates the merger agreement because the Foot Locker special meeting (including any adjournments or postponements thereof) has concluded and the Foot Locker shareholders have not adopted the merger agreement, (b) after the date of the merger agreement and prior to the date of such termination, an acquisition proposal is publicly disclosed (whether by Foot Locker or a third party) and not publicly withdrawn at least three (3) business days prior to the Foot Locker special meeting and (c) within twelve (12) months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;
(ii) (a) After the date of the merger agreement and prior to termination of the merger agreement, an acquisition proposal is made to the Foot Locker board of directors or management or becomes publicly disclosed (whether by Foot Locker or a third party) and not publicly withdrawn at least three (3) business days prior to such termination, (b) (i) DICK’S Sporting Goods or Foot Locker terminates the merger agreement due to the effective time of the merger not having occurred on or prior to the outside date or (ii) DICK’S Sporting Goods terminates the merger agreement due to Foot Locker’s breach of or failure to perform or comply with, one or more of its covenants or agreements under the merger agreement following the making of an acquisition proposal and (c) within twelve (12) months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;
(iii) DICK’S Sporting Goods terminates the merger agreement because the Foot Locker board of directors has effected a change of recommendation or Foot Locker has willfully breached (as defined below) its obligations described in clauses (a)–(c) of the second bullet under the section entitled “—Termination of the Merger Agreement—Termination by DICK’S Sporting Goods”; or
(iv) Foot Locker terminates the merger agreement prior to Foot Locker shareholders approving the merger agreement in order to effecting a change of recommendation and substantially concurrently entering into a definitive agreement providing for a superior proposal.
When determining whether Foot Locker will pay DICK’S Sporting Goods a termination fee, the term “acquisition proposal” has the meaning assigned to such term as described under the section entitled “—No Solicitation of Other Offers by Foot Locker,” except that all references to “fifteen percent (15%)” and “eighty-five percent (85)%” will be replaced with references to “fifty percent (50%)”.
In no event will Foot Locker be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by DICK’S Sporting Goods and, if applicable, any costs, expenses and interest in accordance with the merger agreement, none of Foot Locker, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach (as defined below).
DICK’S Sporting Goods Reverse Termination Fee
The merger agreement provides that DICK’S Sporting Goods will pay Foot Locker a reverse termination fee of $95.5 million if:
(i) DICK’S Sporting Goods or Foot Locker terminates the merger agreement due to the effective time not having occurred on or prior to the outside date and all conditions to the merger agreement have been satisfied (other than conditions that by their terms are to be satisfied at the closing of the merger) or waived (where permissible pursuant to applicable law), other than the condition relating to no laws, injunctions or orders restraining, enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement or the condition relating to antitrust approvals; or
(ii) DICK’S Sporting Goods or Foot Locker terminates the merger agreement because a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement (if such order, injunction, decree or ruling arises solely in connection with any applicable antitrust laws).
In no event will DICK’S Sporting Goods be obligated to pay the reverse termination fee on more than one occasion. In the event that the reverse termination fee is received by Foot Locker, and, if applicable, any costs, expenses and interest in accordance with the merger agreement, none of DICK’S Sporting Goods, Merger Sub, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach (as defined below).
Effect of Termination
In the event of the valid termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become null and void (except that provisions relating to the effect of termination, including payment of the termination fees and certain other miscellaneous provisions, together with the confidentiality agreement between Foot Locker and DICK’S Sporting Goods, will survive any such termination), and there will be no liability on the part of any of the parties, except that no party will be relieved of liability for fraud or willful breach of the merger agreement prior to such termination. A “willful breach,” for purposes of the merger agreement, means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the merger agreement.
Specific Performance
Pursuant to the merger agreement, DICK’S Sporting Goods and Foot Locker will be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement by the other, to a decree or order of specific performance specifically enforcing the terms and provisions of the merger and to any further equitable relief, in addition to any other remedy to which they are entitled. Both DICK’S Sporting Goods and Foot Locker waived any objections to any such remedy, including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity, and each party agreed that the other will not be required to obtain, furnish, post or provide any bond or other security in condition with or as a condition to obtaining any such remedy.
Amendment, Waiver and Extensions
Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented by written agreement of each of DICK’S Sporting Goods, Merger Sub and Foot Locker.
At any time and from time to time prior to the effective time, either Foot Locker, on the one hand, or DICK’S Sporting Goods and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise provided in the merger agreement, (a) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other parties, and (c) waive compliance with any of the agreements or conditions for their respective benefit contained in the merger agreement. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of DICK’S Sporting Goods or Foot Locker, as applicable.
Governing Law
Other than in respect of certain actions against the parties providing financing to DICK’S Sporting Goods or Merger Sub in connection with the transactions contemplated by the merger agreement (which actions will be governed by the laws of the State of New York), the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following general discussion addresses the material U.S. federal income tax considerations to U.S. holders (as defined below) of Foot Locker common stock that exchange their Foot Locker common stock for the merger consideration in the merger. The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings, published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to U.S. holders that hold their Foot Locker common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of his, her or its individual circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including:
•	banks or other financial institutions;
•	mutual funds;
•	tax exempt organizations;
•	governmental agencies or instrumentalities;
•	insurance companies;
•	dealers in securities or non-U.S. currency;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•
entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes and investors in such partnerships or other pass-through entities (including S corporations);

•	holders that are not U.S. holders;
•	certain expatriates;
•	regulated investment companies and real estate investment trusts;
•	broker-dealers;
•	holders liable for any alternative minimum tax;
•	holders that have a functional currency other than the U.S. dollar;
•	holders who received their Foot Locker common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;
•	holders that hold 5% or more of Foot Locker common stock (by vote or value);
•	holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”; and
•	holders who hold Foot Locker common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
In addition, this discussion does not address any state, local or foreign tax considerations of the merger, nor does it address the impact of the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Foot Locker common stock who is, for U.S. federal income tax purposes:
(i)	an individual who is a citizen or resident of the United States;
(ii)	a corporation or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;
(iii)	an estate that is subject to U.S. federal income tax on its income regardless of its source; or
(iv)
a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Foot Locker common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, such partners and partnerships should consult their tax advisors regarding the particular tax considerations of the merger to them.
Each holder of Foot Locker common stock should consult his, her or its tax advisor with respect to the particular tax considerations of the merger to such holder. In light of the potential application of Section 304 of the Code to the cash consideration, but not the stock consideration, received in the merger (as described below), holders of Foot Locker common stock that are not U.S. holders should consult their tax advisors regarding the possibility that, in the event that the applicable withholding agent is unable to determine whether any cash consideration paid to them in the merger should be treated as a dividend for applicable U.S. federal income tax purposes, such withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of any cash consideration, but not the stock consideration, payable to such holder in the merger, regardless of whether such cash consideration is properly treated as a dividend for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
The receipt of the merger consideration by U.S. holders pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for its shares of Foot Locker common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the cash (including cash received in lieu of any fractional share of DICK’S Sporting Goods common stock) and the fair market value of the DICK’S Sporting Goods common stock received in the merger and (ii) such U.S. holder’s adjusted tax basis in its Foot Locker common stock exchanged therefor.
Such gain or loss generally will be capital gain or loss. If a U.S. holder’s holding period in the Foot Locker common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to United States federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the merger is subject to limitations. If a U.S. holder acquired different blocks of Foot Locker common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Foot Locker common stock that it holds.
A U.S. holder’s aggregate tax basis in DICK’S Sporting Goods common stock received in the merger generally will equal the fair market value of the DICK’S Sporting Goods common stock as of the effective time. The holding period of the DICK’S Sporting Goods common stock received in the merger generally will begin on the day after the merger.
Notwithstanding the above, in certain circumstances, the receipt of the cash consideration by U.S. holders that also actually or constructively own DICK’S Sporting Goods common stock may be subject to Section 304 of the Code if U.S. holders who own (including by attribution) 50% or more of the total combined voting power or total value of the Foot Locker common stock before the merger own (including by attribution), immediately after the merger, 50% or more of the total combined voting power or total value of the DICK’S Sporting Goods common stock. If Section 304 of the Code applies to the cash consideration received in the merger, then instead of recognizing gain or loss as described above in respect of any cash consideration, a U.S. holder that actually or constructively owns DICK’S Sporting Goods common stock may recognize dividend income up to the amount of such cash consideration if such U.S. holder’s receipt of the cash consideration is not “substantially disproportionate” with respect to such U.S. holder, is “essentially equivalent to a dividend” or is not in termination of such U.S. holder’s interest, in each case under the tests set forth in Section 302 of the Code. In applying the above tests, a U.S. holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a U.S. holder’s option to purchase stock, in addition to the stock actually owned by the U.S. holder. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of the constructive ownership rules, U.S. holders that also actually or constructively own DICK’S Sporting Goods common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments made in connection with the merger. Backup withholding will not apply, however, if the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Backup withholding is not an additional tax. Any amounts withheld may be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
THIS SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF FOOT LOCKER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On May 15, 2025, DICK’S Sporting Goods entered into the merger agreement. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, and at the closing of the merger contemplated by the merger agreement, Merger Sub will be merged with and into Foot Locker, with Foot Locker surviving as a wholly owned subsidiary of DICK’S Sporting Goods.
The accompanying unaudited pro forma financial information is prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, of the Securities Act. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the transaction had occurred on May 3, 2025, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the thirteen weeks ended May 3, 2025 and the year ended February 1, 2025 and, are presented to give effect to the merger as if it occurred on February 3, 2024.
The unaudited pro forma condensed combined financial information gives effect to the accounting for the merger (the “Transaction Accounting Adjustments”) and financing impacts (the “Financing Adjustments” and, collectively, the “Adjustments”). All terms defined in this section of the proxy statement/prospectus are used solely for the purposes of this section and do not apply to any other section of this proxy statement/prospectus.
In the accompanying unaudited pro forma condensed combined financial information, the historical consolidated financial statements of DICK’S Sporting Goods and Foot Locker have been adjusted to depict the accounting for the merger in accordance with GAAP. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. All adjustments are preliminary and subject to change.
Under the terms of the merger agreement, each share of Foot Locker common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and converted shares) will be automatically converted into the right to receive, without interest, at the election of the holder of such share of Foot Locker common stock: (a) $24.00 per share in cash or (b) 0.1168 shares of DICK’S Sporting Goods common stock. The election is not subject to a minimum or maximum amount of cash consideration or stock consideration. The election period will be a period of not less than twenty (20) business days ending on the date that is five (5) business days prior to DICK’S Sporting Goods’ good faith estimate of the closing date of the merger unless otherwise agreed by the parties.
The merger agreement provides that:
•
Each outstanding Foot Locker time-based restricted stock unit held by an employee and each outstanding performance stock unit will be converted based on the stock consideration into a DICK’S Sporting Goods time-based restricted stock unit (with any applicable performance goals being deemed achieved at levels determined under the applicable award agreement or plan if not addressed in the award agreement), which will otherwise continue to be subject to the same terms and conditions applicable to such award;

•
Each outstanding Foot Locker restricted stock unit (including any deferred units) held by a non-employee director will become fully vested (to the extent unvested) and converted into cash based on the cash consideration; and

•
Each outstanding in-the-money option, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (A) the total number of shares of Foot Locker common stock subject to such option multiplied by (B) the excess, if any, of the cash consideration over the exercise price of such option (with any Foot Locker option that is not an in-the-money option cancelled for no consideration).

In connection with the merger agreement, DICK’S Sporting Goods entered a commitment letter, dated as of May 15, 2025, among DICK’S Sporting Goods and Goldman Sachs Bank USA (“GS Bank”), pursuant to which GS Bank has agreed to provide, subject to the satisfaction of customary closing conditions, up to $2.4 billion of senior bridge term loans.
The unaudited pro forma condensed combined financial information assumes that DICK’S Sporting Goods does not anticipate drawing down on the senior bridge term loans but instead financing the merger through issuance of unsecured senior notes for an amount of $1.7 billion with a fixed interest rate of 6.4% per annum (“Debt Financing”). The Debt Financing, together with cash on hand, is assumed to be sufficient for purposes of financing the cash consideration and expenses in connection with the merger.

DICK’S Sporting Goods has not issued any unsecured senior notes or drawn down on the senior bridge term loans, and any financing related to the merger may be different from the amount assumed for purposes of the unaudited pro forma condensed combined financial information. These assumptions and expectations are subject to change, and the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing, and inputs to interest rate determination on debt instruments issued.
The unaudited pro forma condensed combined financial information is presented under the following two scenarios:
•	Scenario A - Cash Consideration: Assumes all Foot Locker shareholders elect the right to receive the consideration of $24.00 per share in cash.
•	Scenario B - Stock Consideration: Assumes all Foot Locker shareholders elect the right to receive 0.1168 shares of DICK’S Sporting Goods common stock.
The merger will be accounted for as a business combination using the acquisition method with DICK’S Sporting Goods assumed to be the accounting acquirer in accordance with ASC 805. Under this method of accounting, the consideration transferred will be allocated to Foot Locker’s assets acquired and liabilities assumed mostly based upon their estimated fair values at the closing date. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. The process of valuing the net assets of Foot Locker at the closing date, the allocation of the consideration transferred, as well as evaluating accounting policies for conformity, is preliminary and represents DICK’S Sporting Goods’ current best estimate and is subject to revision.
The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the merger will differ from the pro forma adjustments, and it is possible the differences may be material.
The following unaudited pro forma condensed combined financial information gives effect to the merger, which includes adjustments for the following:
•	Certain reclassifications to conform Foot Locker’s historical financial statement presentation to DICK’S Sporting Goods’ historical financial statement presentation;
•	Adjustments to reflect purchase accounting under ASC 805;
•	Proceeds and uses of the financing entered in connection with the merger; and
•	Non-recurring transaction costs in connection with the merger.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of May 3, 2025
(in thousands)

			Scenario A - Cash Consideration					Scenario B - Stock Consideration
	DICK’S Sporting Goods, Inc. (Historical)	Foot Locker, Inc. (Historical, adjusted)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,035,889	$343,000	$(2,200,959)	3A1	$1,719,207	3N	$753,423	$(16,776)	3A3	$1,218,399
			(56,363)	3D	—			(56,363)	3D
			(2,000)	3E	—			(2,000)	3E
			(22,551)	3G	—			(22,551)	3G
			(7,500)	3H	—			(7,500)	3H
			(55,300)	3I	—			(55,300)	3I
Accounts receivable, net	256,554	174,218	—		—		430,772	—		430,772
Income taxes receivable	4,138	—	—		—		4,138	—		4,138
Inventories, net	3,569,353	1,665,000	—		—		5,234,353	—		5,234,353
Prepaid expenses and other current assets	164,892	184,782	—		—		349,674	—		349,674
Total current assets	5,030,826	2,367,000	(2,344,673)		1,719,207		6,772,360	(160,490)		7,237,336
Property and equipment, net	2,268,866	908,000	105,000	3B	—		3,281,866	105,000	3B	3,281,866
Operating lease assets	2,396,687	2,099,000	72,000	3K	—		4,567,687	72,000	3K	4,567,687
Intangible assets, net	58,598	230,000	(10,000)	3C1	—		278,598	(210,000)	3C2	78,598
Goodwill	245,857	661,000	(371,660)	3M1	—		535,197	(543,485)	3M2	363,372
Deferred income taxes	29,510	41,000	(34,578)	3L1	—		35,932	17,422	3L2	87,932
Other assets	404,238	252,000	(4,190)	3E	—		596,448	(4,190)	3E	596,448
			(55,600)	3A2	—			(55,600)	3A4
TOTAL ASSETS	$10,434,582	$6,558,000	$(2,643,701)		$1,719,207		$16,068,088	$(779,343)		$16,213,239
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,542,749	$504,000	—		—		$2,046,749	—		$2,046,749
Accrued expenses	629,484	328,000	—		—		957,484	—		957,484
Current portion of debt and obligations under finance leases	—	—	—		—		—	—		—
Operating lease liabilities	496,129	499,000	—		—		995,129	—		995,129
Income taxes payable	83,489	—	—		—		83,489	—		83,489
Deferred revenue and other liabilities	360,568	110,000	—		—		470,568	—		470,568
Total current liabilities	3,112,419	1,441,000	—		—		4,553,419	—		4,553,419
LONG-TERM LIABILITIES
Revolving credit borrowings	—	—	—		—		—	—		—
Long-term debt and obligations under finance leases	1,484,462	440,000	1,670	3E	1,719,207	3N	3,625,339	1,670	3E	1,906,132
			(20,000)	3J	—			(20,000)	3J
Long-term operating lease liabilities	2,587,597	1,890,000	—		—		4,477,597	—		4,477,597
Other long-term liabilities	197,710	179,000	—		—		376,710	—		376,710
Total long-term liabilities	4,269,769	2,509,000	(18,330)		1,719,207		8,479,646	(18,330)		6,760,439
COMMITMENTS AND CONTINGENCIES	—	—	—		—		—	—		—
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—		—	—		—
Common stock	556	808,000	(808,000)	3F	—		556	106	3A3	662
			—		—			(808,000)	3F
Class B common stock	236	—	—		—		236	—		236
Additional paid-in capital	1,483,461	—	14,663	3A1	—		1,498,124	1,893,248	3A3	3,376,709
Retained earnings	6,559,483	2,131,000	(56,363)	3D	—		6,527,449	(56,363)	3D	6,513,116
			(2,131,000)	3F	—			(2,131,000)	3F
			(22,551)	3G	—			(22,551)	3G
			46,880	3A2	—			32,547	3A4
Accumulated other comprehensive loss	(430)	(325,000)	325,000	3F	—		(430)	325,000	3F	(430)
Treasury stock, at cost	(4,990,912)	(6,000)	6,000	3F	—		(4,990,912)	6,000	3F	(4,990,912)
Total stockholders’ equity	3,052,394	2,608,000	(2,625,371)		—		3,035,023	(761,013)		4,899,381
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,434,582	$6,558,000	$(2,643,701)		$1,719,207		$16,068,088	$(779,343)		$16,213,239

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the thirteen weeks ended May 3, 2025
(USD in thousands, except per share amounts)

			Scenario A - Cash Consideration					Scenario B - Stock Consideration
	DICK’S Sporting Goods, Inc. (Historical)	Foot Locker, Inc. (Historical, adjusted)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net Sales	$3,174,677	$1,794,000	—		—		$4,968,677	—		$4,968,677
Cost of goods sold, including occupancy and distribution costs	2,009,591	1,312,000	760	4A	—		3,326,851	760	4A	3,326,851
			4,500	4J	—			4,500	4J
GROSS PROFIT	1,165,086	482,000	(5,260)		—		1,641,826	(5,260)		1,641,826
Selling, general and administrative expenses	785,528	753,000	185	4A	—		1,539,300	185	4A	1,539,079
			221	4B1	—			—
			366	4D	—			366	4D
Pre-opening expenses	13,442	—	—		—		13,442	—		13,442
INCOME (LOSS) FROM OPERATIONS	366,116	(271,000)	(6,032)		—		89,084	(5,811)		89,305
Interest expense	12,138	6,000	113	4G	27,439	4L	46,387	113	4G	18,948
			697	4H	—			697	4H
Other expense (income)	6,256	(7,000)	—		—		(744)	—		(744)
INCOME (LOSS) BEFORE INCOME TAXES	347,722	(270,000)	(6,842)		(27,439)		43,441	(6,621)		71,101
Provision (benefit) for income taxes	83,434	93,000	(1,779)	4I1	(7,134)	4M	167,521	(1,722)	4I2	174,712
NET INCOME (LOSS)	$264,288	$(363,000)	$(5,063)		$(20,305)		$(124,080)	$(4,899)		$(103,611)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$3.33	$(3.81)					$(1.56)			$(1.15)
Diluted	$3.24	$(3.81)					$(1.52)			$(1.12)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	79,341	95,300					79,341			89,971
Diluted	81,478	95,300					81,727			92,357

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended February 1, 2025
(USD in thousands, except per share amounts)

			Scenario A - Cash Consideration					Scenario B - Stock Consideration
	DICK’S Sporting Goods, Inc. (Historical) - USD	Foot Locker, Inc. (Historical) - USD	Transaction Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined	Transaction Adjustments	Notes	Pro Forma Combined
Net Sales	$13,442,849	$7,988,000	—		—		$21,430,849	—		$21,430,849
Cost of goods sold, including occupancy and distribution costs	8,617,153	5,785,000	8,737	4A	—		14,428,890	8,737	4A	14,428,890
			18,000	4J	—			18,000	4J
GROSS PROFIT	4,825,696	2,203,000	(26,737)		—		7,001,959	(26,737)		7,001,959
Selling, general and administrative expenses	3,294,272	2,100,000	2,296	4A	—		5,475,101	2,296	4A	5,474,216
			(4,115)	4B1	—			(5,000)	4B2
			48,500	4C	—			48,500	4C
			4,097	4D	—			4,097	4D
			22,551	4E	—			22,551	4E
			7,500	4F	—			7,500	4F
Pre-opening expenses	57,492	—	—		—		57,492	—		57,492
INCOME FROM OPERATIONS	1,473,932	103,000	(107,566)		—		1,469,366	(106,681)		1,470,251
Interest expense	52,987	24,000	7,863	4C	110,941	4L	198,981	7,863	4C	88,040
			453	4G	—			453	4G
			2,737	4H	—			2,737	4H
Other expense (income)	(98,088)	28,000	(46,880)	4K1	—		(116,968)	(32,547)	4K2	(102,635)
INCOME BEFORE INCOME TAXES	1,519,033	51,000	(71,739)		(110,941)		1,387,353	(85,187)		1,484,846
Provision (benefit) for income taxes	353,725	33,000	(18,816)	4I1	(28,845)	4M	339,064	(18,585)	4I2	368,140
NET INCOME (LOSS)	$1,165,308	$18,000	$(52,923)		$(82,096)		$1,048,289	$(66,602)		$1,116,706
EARNINGS PER COMMON SHARE:
Basic	$14.48	$0.19					$13.03			$12.26
Diluted	$14.05	$0.19					$12.61			$11.91
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	80,468	95,000					80,468			91,098
Diluted	82,929	95,500					83,113			93,743

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, of the Securities Act. The historical information of DICK’S and Foot Locker is presented in accordance with GAAP.
The unaudited pro forma condensed combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance under ASC 805, with DICK’S Sporting Goods as the accounting acquirer for the merger. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the merger date fair value. Transaction costs associated with a business combination are expensed as incurred. The excess of consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Accordingly, the merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.
The unaudited pro forma condensed combined financial information is presented as follows:
•
The unaudited pro forma condensed combined balance sheet as of May 3, 2025, was prepared based on (i) the historical unaudited condensed consolidated balance sheet of DICK’S Sporting Goods as of May 3, 2025 and (ii) the historical unaudited condensed consolidated balance sheet of Foot Locker as of May 3, 2025.

•
The unaudited pro forma condensed combined statement of operations for the thirteen weeks ended May 3, 2025 was prepared based on (i) the historical unaudited condensed consolidated statement of operations of DICK’S Sporting Goods for the thirteen weeks ended May 3, 2025 and (ii) the historical unaudited condensed consolidated statement of operations of Foot Locker for the thirteen weeks ended May 3, 2025.

•
The unaudited pro forma condensed combined statement of operations for the year ended February 1, 2025 was prepared based on (i) the historical audited consolidated statement of operations of DICK’S Sporting Goods for the year ended February 1, 2025 and (ii) the historical audited consolidated statement of operations of Foot Locker for the year ended February 1, 2025.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the integration costs that may be incurred. The pro forma adjustments represent DICK’S Sporting Goods’ best estimates and are based upon currently available information and certain assumptions that DICK’S Sporting Goods believes are reasonable under the circumstances.
The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the merger had been completed as of the dates set forth above, nor is it indicative of the future results of DICK’S Sporting Goods following the merger. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of Foot Locker, DICK’S Sporting Goods used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The pro forma purchase price allocation relating to the merger is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the valuations will not result in material changes to this purchase price allocation. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma condensed combined financial information may change the amount of the total acquisition consideration allocated to goodwill and other assets and liabilities and may impact the Unaudited Pro Forma Condensed Combined Statements of Operations due to adjustments in the depreciation and amortization expense of the adjusted assets.
Note 2. Accounting Policies and Reclassifications
During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary review of Foot Locker’s financial information to identify differences in accounting policies compared to those of DICK’S Sporting Goods and differences in financial statement presentation compared to the presentation of DICK’S Sporting Goods. At the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments described herein, DICK’S Sporting Goods is not aware of any other material differences. However, DICK’S Sporting Goods will continue to perform its detailed review of Foot Locker’s accounting policies. Upon completion of that review, differences may be identified between the accounting policies of DICK’S Sporting Goods and Foot Locker that when conformed could have a material impact on the unaudited pro forma condensed combined financial information.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of May 3, 2025
(in thousands)

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.	Foot Locker, Inc.	Reclassification Adjustments	Notes	Foot Locker, Inc.
Assets
Current assets
Cash and cash equivalents	Cash and cash equivalents	$343,000			$343,000
Accounts receivable, net		—	174,218	(2f)	174,218
Income taxes receivable		—			—
Inventories, net	Merchandise inventories	1,665,000			1,665,000
Prepaid expenses and other current assets	Other current assets	359,000	(174,218)	(2f)	184,782
Total Current assets		2,367,000	—		2,367,000
Property and equipment, net	Property and equipment, net	908,000			908,000
Operating lease assets	Operating lease right-of-use assets	2,099,000			2,099,000
Intangible assets, net	Other intangible assets, net	230,000			230,000
Goodwill	Goodwill	661,000			661,000
Deferred income taxes	Deferred taxes	41,000			41,000
Other assets	Other assets	137,000	115,000	(2b)	252,000
	Minority investments	115,000	(115,000)	(2b)	—
Total Assets		$6,558,000	—		$6,558,000
Liabilities and Stockholders’ equity
Current liabilities
Accounts payable	Accounts payable	504,000			504,000
Accrued expenses	Accrued and other liabilities	433,000	(50,000)	(2a)	328,000
			(26,000)	(2d)
			(29,000)	(2e)
Operating lease liabilities	Current portion of lease obligations	499,000			499,000
	Current portion of debt and obligations under finance leases	5,000	(5,000)	(2c)	—
Income taxes payable		—			—
Deferred revenue and other liabilities			50,000	(2a)	110,000
			5,000	(2c)
			26,000	(2d)
			29,000	(2e)
Total Current liabilities		1,441,000	—		1,441,000

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.	Foot Locker, Inc.	Reclassification Adjustments	Notes	Foot Locker, Inc.
Revolving credit borrowings
Long-term operating lease liabilities	Long-term lease obligations	1,890,000			1,890,000
	Long-term debt and obligations under finance leases	440,000			440,000
Other long-term liabilities	Other liabilities	179,000			179,000
Total Long-term liabilities		2,509,000	—		2,509,000
Commitments and contingencies
Stockholders’ Equity
Common stock	Common stock	808,000			808,000
Class B common stock					—
Additional paid-in capital		—	—		—
Retained earnings	Retained earnings	2,131,000	—		2,131,000
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(325,000)			(325,000)
Treasury stock, at cost	Treasury stock at cost	(6,000)			(6,000)
Total stockholders’ equity		2,608,000	—		2,608,000
Total liabilities and stockholders’ equity		$6,558,000	—		$6,558,000

(2a)	Reclassification of Customer Loyalty Program from “Accrued and Other Liabilities” to “Deferred revenue and other liabilities.”
(2b)	Reclassification of “Minority Investments” to “Other assets.”
(2c)	Reclassification of “Current portion of debt and obligations under finance leases” to “Deferred revenue and other liabilities.”
(2d)	Reclassification of Gift Card Liability from “Accrued and Other Liabilities” to “Deferred revenue and other liabilities.”
(2e)	Reclassification of Customer Deposit from “Accrued and Other Liabilities” to “Deferred revenue and other liabilities.”
(2f)	Reclassification of Net Receivables from “Other current assets” to “Accounts receivable, net.”
Unaudited Pro Forma Condensed Combined Statement of Operations
For the thirteen weeks ended May 3, 2025
(in thousands)

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.	Foot Locker, Inc.	Reclassification Adjustments	Notes	Foot Locker, Inc.
Net Sales	Sales	$1,788,000	$6,000	(2g)	$1,794,000
	Other revenue	6,000	(6,000)	(2g)	—
Cost of goods sold, including occupancy and distribution costs	Cost of sales	1,280,000	41,000	(2h)	1,312,000
			(9,000)	(2k)
GROSS PROFIT		514,000	(32,000)		482,000
Selling, general and administrative expenses	Selling, general and administrative expenses	458,000	10,000	(2h)	753,000
			276,000	(2i)
			9,000	(2k)
	Depreciation and amortization	51,000	(51,000)	(2h)	—
	Impairment and other	276,000	(276,000)	(2i)	—
Pre-opening expenses			—		—
INCOME FROM OPERATIONS		(271,000)	—		(271,000)
Interest expense	Interest expense, net	2,000	4,000	(2j)	6,000

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.	Foot Locker, Inc.	Reclassification Adjustments	Notes	Foot Locker, Inc.
Other expense (income)	Other expense (income), net	(3,000)	(4,000)	(2j)	(7,000)
INCOME BEFORE INCOME TAXES		(270,000)	—		(270,000)
Provision for income taxes	Income tax expense (benefit)	93,000			93,000
NET INCOME		$(363,000)	—		$(363,000)

(2g)	Reclassification from “Other revenue” to “Net Sales.”
(2h)
Reclassification of Depreciation expense from “Depreciation and amortization” to “Selling, general and administrative expenses” and “Cost of goods sold, including occupancy and distribution costs” for Non-Store Assets and Store Assets, respectively.

(2i)	Reclassification from “Impairment and other” to “Selling, general and administrative expenses.”
(2j)	Reclassification of Interest income from “Interest expense, net” to “Other expense (income).”
(2k)	Reclassification of buyers’ compensation from “Cost of goods sold, including occupancy and distribution costs” to “Selling, general and administrative expenses.”
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended February 1, 2025
(in thousands)

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.	Foot Locker, Inc.	Reclassification Adjustments	Notes	Foot Locker, Inc.
Net Sales	Sales	$7,971,000	$17,000	(2l)	$7,988,000
	Licensing revenue	17,000	(17,000)	(2l)	—
Cost of goods sold, including occupancy and distribution costs	Cost of sales	5,666,000	156,000	(2m)	5,785,000
			(37,000)	(2q)
GROSS PROFIT		2,322,000	(119,000)		2,203,000
Selling, general and administrative expenses	Selling, general and administrative expenses	1,920,000	41,000	(2m)	2,100,000
			5,000	(2n)
			97,000	(2o)
			37,000	(2q)
	Depreciation and amortization	202,000	(197,000)	(2m)	—
			(5,000)	(2n)
	Impairment and other	97,000	(97,000)	(2o)	—
Pre-opening expenses			—		—
INCOME FROM OPERATIONS		103,000	—		103,000
Interest expense	Interest expense, net	8,000	16,000	(2p)	24,000
Other expense (income)	Other expense (income), net	44,000	(16,000)	(2p)	28,000
INCOME BEFORE INCOME TAXES		51,000	—		51,000
Provision for income taxes	Income tax expense (benefit)	33,000			33,000
NET INCOME		$18,000	—		$18,000

(2l)	Reclassification from “Licensing revenue” to “Net Sales.”

(2m)
Reclassification of Depreciation expense from “Depreciation and amortization” to “Selling, general and administrative expenses” and “Cost of goods sold, including occupancy and distribution costs” for Non-Store Assets and Store Assets, respectively.

(2n)	Reclassification of Amortization expense from “Depreciation and amortization” to “Selling, general and administrative expenses.”
(2o)	Reclassification from “Impairment and other” to “Selling, general and administrative expenses.”
(2p)	Reclassification of Interest income from “Interest expense, net” to “Other expense (income).”
(2q)	Reclassification of buyers’ compensation from “Cost of goods sold, including occupancy and distribution costs” to “Selling, general and administrative expenses.”
Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
Transaction Accounting Adjustments
The adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of May 3, 2025 are detailed below:
(3A1) The accounting for the merger is based on currently available information and is considered preliminary. The final accounting for the merger may differ materially from that presented in these unaudited pro forma condensed combined financial information. Refer to the following table for the preliminary estimated fair value of consideration transferred under the cash consideration scenario:
Scenario A: Cash Consideration

(in thousands, except per share data; figures below may not foot due to rounding of shares)	As of May 3, 2025
Foot Locker’s shares outstanding as of May 31, 2025	95,278
Existing equity interest in Foot Locker’s by DICK’S Sporting Goods(1)	(4,270)
Foot Locker’s shares outstanding as of May 31, 2025, excluding shares owned by DICK’S Sporting Goods	91,008
Price per share as per merger agreement (actual amount)	$24.00
Cash Consideration paid to shareholders	$2,184,183
Add: Settlement of equity awards(2)	$16,776
Adjusted Cash consideration paid to shareholders	$2,200,959
Add: Fair value of existing equity interest held by DICK’S Sporting Goods(3)	$102,480
Add: Pre-combination value of replaced equity awards(4)	$14,663
Fair value of consideration transferred	$2,318,102

(1)	During the 13 weeks ended May 3, 2025, DICK’S Sporting Goods purchased 4.3 million shares of Foot Locker common stock.
(2)	Represents the estimated fair value of outstanding Foot Locker DSU Awards, Foot Locker RSU Awards, Foot Locker PSU Awards and in-the-money options that are expected to be settled in cash at close.
(3)	Represents the estimated fair value of the 4.3 million shares of Foot Locker common stock held by DICK’S Sporting Goods based on the merger consideration.
(4)
Represents the estimated fair value of outstanding Foot Locker RSU Awards (other than non-employee director Foot Locker RSU Awards) and Foot Locker PSU Awards granted to employees attributable to pre-combination services.

(3A2) In connection with DICK’S Sporting Goods purchase of 4.3 million shares of Foot Locker common stock, this adjustment reflects the elimination of DICK’S Sporting Goods’ investment. The associated increase in retained earnings is related to the gain recorded in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year end February 1, 2025. Refer to 4K1 for more information.
(3A3) The accounting for the merger is based on currently available information and is considered preliminary. The final accounting for the merger may differ materially from that presented in these unaudited pro forma condensed combined financial information. Refer to the following table for the preliminary estimated fair value of consideration transferred under the stock consideration scenario:
Scenario B: Stock Consideration

(in thousands, except per share data; figures below may not foot due to rounding of shares)	As of May 3, 2025
Foot Locker’s shares outstanding as of May 31, 2025	95,278

(in thousands, except per share data; figures below may not foot due to rounding of shares)	As of May 3, 2025
Existing equity interest in Foot Locker’s by DICK’S Sporting Goods(1)	(4,270)
Foot Locker’s shares outstanding as of May 31, 2025, excluding shares owned by DICK’S Sporting Goods	91,008
Exchange ratio as per merger agreement	0.1168
Total estimated outstanding shares	10,630
DICK’S Sporting Goods stock price as of June 13, 2025	$176.74
Share consideration	$1,878,691
Add: Accelerated vesting of equity awards(2)	$16,776
Add: Fair value of existing equity interest held by DICK’S Sporting Goods(3)	$88,147
Add: Pre-combination value of replaced equity awards(4)	$14,663
Fair value of consideration transferred	$1,998,277

(1)	During the 13 weeks ended May 3, 2025, DICK’S Sporting Goods purchased 4.3 million shares of Foot Locker common stock.
(2)
Represents the estimated fair value of outstanding Foot Locker DSU Awards and Foot Locker RSU Awards granted to non-employee directors as well as in-the-money options granted to employees. These Foot Locker RSU Awards will accelerate vest and be settled in cash upon closing.

(3)	Represents the estimated fair value of the 4.3 million shares of Foot Locker common stock held by DICK’S Sporting Goods based on the merger consideration.
(4)
Represents the estimated fair value of outstanding Foot Locker RSU Awards (other than non-employee director Foot Locker RSU Awards) and Foot Locker PSU Awards granted to employees attributable to pre-combination services.

(3A4) In connection with DICK’S Sporting Goods purchase of 4.3 million shares of Foot Locker common stock, this adjustment reflects the elimination of DICK’S Sporting Goods’ investment. The associated increase in retained earnings is related to the gain recorded in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended February 1, 2025. Refer to 4K2 for more information.

(In thousands)	As of May 3, 2025
Common stock	106
Additional paid-in-capital	1,893,248
Cash	16,776

The actual value of DICK’S Sporting Goods common stock to be issued will depend on the per share price of DICK’S Sporting Goods common stock at the closing date of the merger, and therefore, the actual stock consideration will fluctuate with the market price of DICK’S Sporting Goods common stock until the merger is completed. The following table shows the effect of changes in DICK’S Sporting Goods stock price and the resulting impact on the estimated stock consideration:

(In thousands, except per share data)
Share Price Sensitivity	DICK’S Sporting Goods Stock Price	Consideration Transferred
As presented	$176.74	1,998,277
10% increase	$194.41	2,186,146
10% decrease	$159.07	1,810,408

Preliminary Purchase Price Allocation
The determination of the fair value of the identifiable assets of Foot Locker and the allocation of the estimated merger consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. The final purchase price allocation will be determined when DICK’S Sporting Goods has completed the detailed valuations and necessary calculations. The final merger consideration allocation may be materially different than that reflected in the preliminary estimated merger consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma condensed combined financial information may change the allocation of total merger consideration to goodwill and other assets and liabilities and may impact the combined company statement of operations due to adjustments in the depreciation and amortization of the adjusted assets.

(In thousands)	Scenario A - Cash Consideration Fair value	Scenario B - Stock Consideration Fair value
Cash and cash equivalents	$343,000	$343,000
Accounts receivable, net	174,218	174,218
Inventories, net	1,665,000	1,665,000
Prepaid expenses and other current assets	184,782	184,782
Property and equipment, net	1,013,000	1,013,000
Operating lease assets	2,171,000	2,171,000
Deferred income taxes	6,422	58,422
Intangible assets, net	220,000	20,000
Other assets	247,810	247,810
Total assets	$6,025,232	$5,877,232
Accounts payable	504,000	504,000
Accrued expenses	390,800	390,800
Current portion of lease obligations	499,000	499,000
Deferred revenue and other liabilities	110,000	110,000
Long-term debt and obligations under finance leases	423,670	423,670
Long-term operating lease liabilities	1,890,000	1,890,000
Other long-term liabilities	179,000	179,000
Net assets acquired	2,028,762	1,880,762
Goodwill	289,340	117,515
Fair value of consideration transferred	$2,318,102	$1,998,277

Goodwill represents the excess of the preliminary estimated merger consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment annually, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Foot Locker, planned growth in new markets, and synergies expected to be achieved from the combined operations of DICK’S Sporting Goods and Foot Locker. Goodwill recognized in the merger is not expected to be deductible for tax purposes.
(3B) Reflects the preliminary estimated fair value adjustment to property and equipment acquired in the merger. The fair value of property and equipment is subject to change.
Fair value of Property and Equipment, net:

(In thousands)	Carrying Value as on May 3, 2025	Step-up Value	Fair Value
Land	$3,000	$2,000	$5,000
Buildings	30,000	13,000	43,000
Furniture, fixtures, equipment	356,000	54,000	410,000
Software development costs	60,000	—	60,000
Assets under finance leases	45,000	—	45,000
Alterations to leased and owned buildings	414,000	36,000	450,000
Total property, plant and equipment acquired and pro forma adjustment	$908,000	$105,000	$1,013,000

(3C1) Reflects the preliminary estimated asset fair value adjustment to the identifiable intangible assets acquired, primarily consisting of customer relationships, developed technology, and tradenames and trademarks. The fair value of intangible assets is subject to change as DICK’S Sporting Goods finalizes various estimates, inputs and analyses.

Scenario A: Cash Consideration
Fair Value of Intangible Assets:

(In thousands)	Carrying Value as on May 3, 2025	Step-up/(down)	Fair Value
Lease acquisition costs	$—	$—	$—
Developed technology	—	5,000	5,000
Customer relationships	—	5,000	5,000
Trademarks & tradenames	230,000	(20,000)	210,000
Total identifiable intangible assets and pro forma adjustment	$230,000	$(10,000)	$220,000

(3C2) Reflects the preliminary estimated asset fair value adjustment to the identifiable intangible assets acquired, primarily consisting of customer relationships, developed technology, and tradenames and trademarks. The fair value of intangible assets is subject to change as DICK’S Sporting Goods finalizes various estimates, inputs and analyses.
Scenario B: Stock Consideration
Fair Value of Intangible Assets:

(In thousands)	Carrying Value as on May 3, 2025	Step-down	Fair Value
Lease acquisition costs	$—	$—	$—
Developed technology	—	—	—
Customer relationships	—	—	—
Trademarks & tradenames	230,000	(210,000)	20,000
Total identifiable intangible assets and pro forma adjustment	$230,000	$(210,000)	$20,000

(3D) Reflects one-time non-recurring transaction-related costs of approximately $56.4 million incurred prior to, or concurrent with, the closing of the merger including bank fees, legal fees, consulting fees, structuring & upfront fees paid for senior bridge term loans, exchange fee related to senior note exchange and other transaction costs estimated to be incurred by DICK’S Sporting Goods. No amount was incurred or accrued for as of the balance sheet date.
(3E) Reflects a $2.0 million decrease to Cash against the decrease in Long-term debt and obligations under finance leases related to the payment made to noteholders for the bond fee associated with the exchange of the Foot Locker Notes; a $3.7 million increase to Long-term debt and obligations under finance leases against the increase in goodwill related to the reversal of outstanding deferred financing cost balance of the Foot Locker Notes; and a $4.2 million decrease to Other assets against the increase in Goodwill related to the reversal of outstanding deferred financing cost balance of Foot Locker’s revolving credit facility.
(3F) Reflects the elimination of Foot Locker’s historical equity.
(3G) Reflects the cash payment for the severance benefits total $22.6 million including severance pay and the acceleration of replaced awards by executives.
(3H) Reflects increase in the liabilities assumed of $7.5 million related to retention bonus for certain Foot Locker employees and associated payment at close of the merger.
(3I) Reflects increase in the liabilities assumed of $55.3 million related to estimated seller’s transaction costs and associated payment at close of the merger.
(3J) Reflects the fair value adjustment of $20.0 million related to the Foot Locker Notes assumed and not extinguished as of the closing of the merger.
(3K) Reflects a preliminary purchase accounting adjustment of $72.0 million to record favorable contractual lease balance when compared to market terms.
(3L1) Represents a $34.6 million adjustment to deferred tax liabilities under Scenario A primarily as a result of the pro forma adjustments for assets acquired and liabilities assumed—specifically, relative to fair market value adjustments to assets and an adjustment to the acquired deferred tax liability for Goodwill which resets as a result of the merger. These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes, changes in judgment regarding realizability of assets, and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the merger. These changes in estimates could be material.
(3L2) Represents a $17.4 million adjustment to deferred tax assets under Scenario B primarily as a result of the pro forma adjustments for assets acquired and liabilities assumed—specifically, relative to fair market value adjustments to assets and an adjustment to the acquired deferred tax liability for goodwill which resets as a result of the merger. These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes, changes in judgment regarding realizability of assets, and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the merger. These changes in estimates could be material.
(3M1, 3M2) Represents the adjustment to goodwill based on the purchase price allocation in respect of both Scenario A and B, as described above.

(In thousands)	Scenario A - Cash Consideration Amounts	Scenario B - Stock Consideration Amounts
Goodwill resulting from the merger	$289,340	$117,515
Less: Elimination of Foot Locker’s historical Goodwill	(661,000)	(661,000)
Pro forma adjustment	$(371,660)	$(543,485)

Financing Adjustments
(3N) Reflects the adjustment related to the net proceeds received from the Debt Financing issued as part of the financing for the cash consideration in Scenario A, as described above.

(In thousands)	As of May 3, 2025
Proceeds from the Unsecured Senior Notes	$1,732,000
Payment of financing costs	(12,793)
Pro forma adjustment	$1,719,207

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Operations for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025 and are as follows:
Transaction Accounting Adjustments
(4A) Reflects adjustment to depreciation expense, on a straight line-basis based on the preliminary fair value of Property and equipment, net and the related useful life. Depreciation expense is split between “Cost of goods sold, including occupancy and distribution costs” and “Selling, general and administrative expenses.”

(In thousands)	Useful Life	Fair Value	Incremental Depreciation Expense for the Thirteen Weeks Ended May 3, 2025	Incremental Depreciation Expense for the Year Ended February 1, 2025
Land	n/a	$5,000	$—	$—
Buildings	Max 50	43,000	328	1,313
Furniture, fixtures, equipment	3 - 10	410,000	34,500	138,000
Software development costs	2 - 5	60,000	7,500	30,000
Assets under finance leases	7 - 10	45,000	1,250	5,000
Alterations to leased and owned buildings	7	450,000	8,500	34,000
Total property and equipment acquired		1,013,000	52,078	208,313
Less: Historical depreciation expense			(51,133)	(197,280)
Pro forma adjustment for incremental depreciation expense			$945	$11,033

(4B1, 4B2) Reflects adjustment to amortization expense, on a straight-line basis based on the preliminary fair value of Intangible assets, net and the related useful life.
Scenario A: Cash Consideration

(In thousands)	Useful Life	Fair Value	Amortization Expense for the Thirteen Weeks Ended May 3, 2025	Amortization Expense for the Year Ended February 1, 2025
Lease acquisition costs	n/a	$—	$—	$—
Developed technology	10	5,000	125	500
Customer relationships	13	5,000	96	385
Trademarks & tradenames	n/a	210,000	—	—
Total identifiable intangible assets		220,000	221	885
Less: Historical Amortization expense			—	5,000
Pro forma adjustment for incremental amortization expense			$221	$(4,115)

Scenario B: Stock Consideration

(In thousands)	Useful Life	Fair Value	Amortization Expense for the Thirteen Weeks Ended May 3, 2025	Amortization Expense for the Year Ended February 1, 2025
Lease acquisition costs	n/a	—	—	—
Developed technology	10	—	—	—
Customer relationships	13	—	—	—
Trademarks & tradenames	n/a	20,000	—	—
Total identifiable intangible assets		20,000	—	—
Less: Historical Amortization expense			—	$5,000
Pro forma adjustment for incremental amortization expense			—	$(5,000)

(4C) Reflects estimated non-recurring transaction-related expenses of $56.4 million incurred by DICK’S Sporting Goods, including legal, accounting and regulatory fees directly associated with the merger. Out of these expenses, $48.5 million are charged under Selling, general and administrative expenses and $7.9 million pertaining to structuring & upfront fee on senior bridge term loans are charged as Interest expense. These non-recurring expenses are not anticipated to affect the Unaudited Pro Forma Condensed Combined Statement of Operations beyond twelve months after the closing date.
(4D) Represents the adjustment to record the elimination of Foot Locker’s historical stock-based compensation expense and recognition of new stock-based compensation expense for the post-combination portion of the Foot Locker RSU Awards and Foot Locker PSU Awards that are expected to be replaced by DICK’S Sporting Goods RSUs, respectively, at the closing of the merger.

(In thousands)	For the Thirteen Weeks Ended May 3, 2025	For the Year Ended February 1, 2025
Post-combination stock-based compensation expense	$4,461	$18,621
Less: Historical stock-based compensation expense	(4,095)	(14,524)
Pro forma adjustment	$366	$4,097

(4E) Represents the adjustment to DICK’S Sporting Goods selling, general and administrative expenses to record a one-time post-combination expense related to paid severance costs of $22.6 million for executives of Foot Locker, including cash severance and the acceleration of unvested Foot Locker RSU Awards and Foot Locker PSU Awards held by executives.
(4F) The adjustment represents $7.5 million of additional cash retention bonus to certain employees of Foot Locker that remain employed six months after the closing of the merger.
(4G) Reflects the adjustment to record amortization of exchange fee of $0.1 million and $0.4 million out of the total of $2.0 million, incurred on the same for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025, respectively.
(4H) Reflects the adjustment to record interest expense for accretion of the preliminary fair value of the Foot Locker Notes assumed and not extinguished as of the closing of the merger. In addition, this also reflects the reversal of historical amortization of transaction fees related to both the Foot Locker Notes and Foot Locker’s revolving credit facility, recorded in the income statement of Foot Locker for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025, respectively.
(4I1) Reflects estimated income tax impact of $1.8 million and $18.8 million related to the transaction accounting adjustments for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025, respectively. Tax-related adjustments are based upon an estimated statutory tax rate of 26% and include the tax impacts of certain non-deductible compensation and transaction costs. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the merger.
(4I2) Reflects estimated income tax impact of $1.7 million and $18.6 million related to the transaction accounting adjustments for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025, respectively. Tax-related adjustments are based upon an estimated statutory tax rate of 26% and include the tax impacts of certain non-deductible compensation and transaction costs. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the merger.
(4J) Represents an adjustment of $4.5 million and $18.0 million to record amortization expense for favorable contractual lease term when compared to market for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025, respectively.
(4K1) Represents the recognition of one-time gain associated with DICK’S Sporting Goods’ investment in Foot Locker reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year end February 1, 2025.
Refer to the following table for the calculation of the gain under the cash consideration in Scenario A:

(in thousands)	For the Year Ended February 1, 2025
Fair value of DICK’S Sporting Goods’ investment in Foot Locker based on the cash consideration	$102,480
Carrying value of DICK’S Sporting Goods’ investment in Foot Locker as of May 3, 2025	55,600
Gain on investment	$46,880

(4K2) Represents the recognition of one-time gain associated with DICK’S Sporting Goods’ investment in Foot Locker reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year end February 1, 2025.
Refer to the following table for the calculation of the gain under the stock consideration in Scenario B:

(in thousands)	For the Year Ended February 1, 2025
Fair value of DICK’S Sporting Goods’ investment in Foot Locker based on the stock consideration	$88,147
Carrying value of DICK’S Sporting Goods’ investment in Foot Locker as of May 3, 2025	55,600
Gain on investment	$32,547

Financing Adjustments
(4L) Reflects the adjustment related to the interest expense and amortization of issuance costs related to the Debt Financing assumed as part of financing the cash consideration in Scenario A, as described above.

(In thousands)	For the Thirteen Weeks Ended May 3, 2025	For the Year Ended February 1, 2025
Interest expense on Unsecured Senior Notes	$27,290	$110,365
Amortization of debt issuance costs on Unsecured Senior Notes	149	576
Pro forma adjustment	$27,439	$110,941

(4M) Reflects estimated income tax impact of $7.1 million and $28.8 million related to the financing adjustments for the thirteen weeks ended May 3, 2025 and for the year ended February 1, 2025, respectively. Tax-related adjustments are based upon an estimated statutory tax rate of 26%. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the merger.
Note 5. Earnings Per Share
The following tables set forth the computation of pro forma basic and diluted earnings per share for the thirteen weeks ended May 3, 2025.

(in thousands, except per share data)	Scenario A - Cash Consideration for the Thirteen Weeks Ended May 3, 2025	Scenario B - Stock Consideration for the Thirteen Weeks Ended May 3, 2025
Numerator (basic and diluted):
Pro forma net loss attributable to common shares	$(124,081)	$(103,612)
Denominator:
Weighted-average number of common shares outstanding - basic	79,341	89,971
Weighted-average number of common shares outstanding - diluted	81,727	92,357
Pro forma loss per share:
Basic	$(1.56)	$(1.15)
Diluted	$(1.52)	$(1.12)

(in thousands)	Scenario A - Cash Consideration for the Thirteen Weeks Ended May 3, 2025	Scenario B - Stock Consideration for the Thirteen Weeks Ended May 3, 2025
Denominator for Basic
Historical weighted-average number of common shares outstanding	79,341	79,341
Shares of DICK’S Sporting Goods common stock issued as consideration transferred	—	10,630
Total weighted average common shares outstanding (basic):	79,341	89,971
Denominator for Diluted
Historical weighted-average number of common shares outstanding	81,478	81,478
Shares of DICK’S Sporting Goods common stock issued as consideration transferred	—	10,630
Replacement of Foot Locker PSU Awards and Foot Locker RSU Awards	249	249
Total weighted average common shares outstanding (diluted):	81,727	92,357

The following tables set forth the computation of pro forma basic and diluted earnings per share for the year ended February 1, 2025.

(in thousands, except per share data)	Scenario A - Cash Consideration for the Year Ended February 1, 2025	Scenario B - Stock Consideration for the Year Ended February 1, 2025
Numerator (basic and diluted):
Pro forma net income attributable to common shares	$1,048,289	$1,116,706
Denominator:
Weighted-average number of common shares outstanding - basic	80,468	91,098
Weighted-average number of common shares outstanding - diluted	83,113	93,743
Pro forma earnings per share:
Basic	$13.03	$12.26
Diluted	$12.61	$11.91

(in thousands)	Scenario A - Cash Consideration for the Year Ended February 1, 2025	Scenario B - Stock Consideration for the Year Ended February 1, 2025
Denominator for Basic
Historical weighted-average number of common shares outstanding	80,468	80,468
Shares of DICK’S Sporting Goods common stock issued as consideration transferred	—	10,630
Total weighted average common shares outstanding (basic):	80,468	91,098

Denominator for Diluted
Historical weighted-average number of common shares outstanding	82,929	82,929
Shares of DICK’S Sporting Goods common stock issued as consideration transferred	—	10,630
Replacement of Foot Locker PSU Awards and Foot Locker RSU Awards	184	184
Total weighted average common shares outstanding (diluted):	83,113	93,743

COMPARISON OF RIGHTS OF DICK’S SPORTING GOODS STOCKHOLDERS
AND FOOT LOCKER SHAREHOLDERS
DICK’S Sporting Goods is incorporated under the laws of the State of Delaware and, accordingly, the rights of DICK’S Sporting Goods stockholders are currently governed by the DGCL. Foot Locker is incorporated under the laws of the State of New York and, accordingly, the rights of Foot Locker shareholders are currently governed by the NYBCL. The differences between the rights of DICK’S Sporting Goods stockholders and Foot Locker shareholders primarily result from differences between their respective organizational documents and between the DGCL and the NYBCL. As a result, if the merger is completed, the rights of Foot Locker shareholders who elect to receive stock consideration and who become DICK’S Sporting Goods common stockholders will be governed by the DGCL and will also then be governed by the DICK’S Sporting Goods charter and DICK’S Sporting Goods bylaws.
The following description summarizes the material differences between the rights of DICK’S Sporting Goods stockholders and Foot Locker shareholders, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Foot Locker shareholders should carefully read the relevant provisions of the DICK’S Sporting Goods charter, the DICK’S Sporting Goods bylaws, the DGCL, the NYBCL, the Foot Locker charter and the Foot Locker bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information.”

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.
Authorized Capital Stock
DICK’S Sporting Goods has authority to issue 1,000,000,000 shares of common stock, par value $0.01 per share, 200,000,000 shares of Class B common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

The number of authorized shares of any class or classes of capital stock of DICK’S Sporting Goods may be increased or decreased (but not below the number thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of DICK’S Sporting Goods entitled to vote generally in the election of directors, irrespective of the provisions of Sections 242(b)(2) of the DGCL or any corresponding provision later enacted.

As of [  ], 2025, DICK’S Sporting Goods had [ ] shares of common stock, [  ] shares of Class B common stock and no shares of preferred stock issued and outstanding.

Based on the number of shares of Foot Locker common stock outstanding or reserved for issuance as of [   ], 2025, DICK’S Sporting Goods could issue up to approximately [   ] shares of DICK’S Sporting Goods common stock to Foot Locker shareholders in connection with the merger if each Foot Locker shareholder makes a stock election for all shares of Foot Locker common stock held by such holder. The actual number of shares of DICK’S

Foot Locker has authority to issue 500,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $1.00 per share.

As of [   ], 2025, Foot Locker had [   ] shares of Foot Locker common stock and no shares of preferred stock issued and outstanding.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

Sporting Goods common stock to be issued pursuant to the merger will be determined at the completion of the merger based on the exchange ratio, the number of shares of Foot Locker common stock outstanding and reserved for issuance at such time and the number of shares of Foot Locker common stock for which a stock election is made.

Preferred Stock
The DICK’S Sporting Goods board of directors is authorized to issue preferred stock in one or more series, and may by resolution adopted and filed in accordance with law, determine and fix the number of shares of such series provided that the aggregate number of shares issued and not cancelled of any and all series may not exceed the total number of shares of preferred stock authorized. The DICK’S Sporting Goods board may designate the voting powers, full or limited, if any, of such series of preferred stock, provided that the shares of preferred stock may not have voting rights of more than one vote per share or that have the right as a class (or together with any other classes of preferred stock) to elect a majority of the DICK’S Sporting Goods board of directors. Each series of shares of preferred stock may be made convertible into, or exchangeable for, shares of any other class or classes or series of capital stock (except Class B common stock), and may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend or distribution rights, rights upon dissolution or distribution of the assets of DICK’S Sporting Goods, the benefit of a sinking fund, benefits of conditions and restrictions upon the creation of indebtedness, purchase, acquisition, and redemption privileges, as are stated in the resolution or resolutions providing for the issue of such shares of preferred stock.

The Foot Locker board of directors is authorized to issue preferred stock in one or more series, and may by resolution determine and fix the number of shares of such series and such voting powers, and such designations, preferences and relative rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, as are stated and expressed in such resolutions, all to the fullest extent permitted by the NYBCL.

Voting Rights
All shares of DICK’S Sporting Goods common stock are entitled to one (1) vote in person or by proxy on all matters submitted to a vote of DICK’S Sporting Goods stockholders.

All shares of DICK’S Sporting Goods Class B common stock are entitled to ten (10) votes in person or by proxy on all matters submitted to

Each holder of Foot Locker common stock is entitled to one vote for each share of Foot Locker common stock held on all matters submitted to a vote of Foot Locker shareholders.

Holders of Foot Locker common stock do not have cumulative voting rights.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

a vote of DICK’S Sporting Goods stockholders.

Except as required by applicable law, holders of DICK’S Sporting Goods common stock and Class B common stock vote together as one class on all matters submitted to a vote of DICK’S Sporting Goods stockholders (along with any holders of shares of preferred stock that are entitled to vote together with holders of DICK’S Sporting Goods common stock or Class B common stock).

Holders of DICK’S Sporting Goods common stock and Class B common stock do not have cumulative voting rights.

Dividend Rights
Subject to the rights of any holders of preferred stock, the holders of DICK’S Sporting Goods common stock and Class B common stock are entitled to receive dividends and other distributions in cash, property or shares of DICK’S Sporting Goods stock as may be declared by the DICK’S Sporting Goods board of directors in accordance with applicable law.

No dividends or other distributions will be paid to any holders of DICK’S Sporting Goods common stock unless the same dividend or other distribution is made simultaneously to each outstanding share of Class B common stock, and no dividends or other distributions will be paid to any holders of Class B common stock unless the same dividend or other distribution is made simultaneously to each outstanding share of DICK’S Sporting Goods common stock. However, in the case the dividend or other distribution is payable in shares, including pursuant to stock splits or divisions of DICK’S Sporting Goods common stock or Class B common stock, only shares of DICK’S Sporting Goods common stock will be distributed with respect to shares of DICK’S Sporting Goods common stock and only shares of Class B common stock will be distributed with respect to Class B common stock, and the number of shares of DICK’S Sporting Goods common stock payable per share of outstanding DICK’S Sporting Goods common stock will equal the number of shares of Class B common stock payable per share of outstanding Class B common stock.

Subject to the rights of any holders of any shares of preferred stock outstanding, if any, the holders of Foot Locker common stock will be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of Foot Locker, when, as and if declared by the Foot Locker board of directors out of assets or funds of Foot Locker legally available therefor, and will share equally on a per share basis in all such dividends and other distributions.

The Foot Locker board of directors may declare, and Foot Locker may pay, dividends on its outstanding shares of capital stock in the manner and upon the terms and conditions provided by law and the Foot Locker charter.

The NYBCL provides that dividends may be paid in cash, property or shares of a corporation’s capital stock. The NYBCL further provides that a corporation may pay dividends out of surplus except when there is any impairment of capital stock, or when the declaration, payment, or distribution would be contrary to any restrictions contained in the organization certificate.

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

In the case of dividends or other distributions consisting of other voting securities of DICK’S Sporting Goods or voting securities of any wholly owned subsidiary of DICK’S Sporting Goods, the dividends will be declared and paid in two separate classes of such voting securities, identical in all respects except that (a) the voting rights of each such security paid to holders of DICK’S Sporting Goods common stock will be one-tenth (1/10th) of the voting rights of each such security paid to holders of Class B common stock and (b) such security paid to holders of Class B common stock will be convertible into the security paid to holders of DICK’S Sporting Goods common stock upon the same terms and conditions applicable to the conversion of Class B common stock and will have the same restrictions on ownership applicable to Class B common stock.

In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of DICK’S Sporting Goods or voting securities of any wholly owned subsidiary of DICK’S Sporting Goods, such convertible or exchangeable securities and the underlying securities will be identical in all respects except that (a) the voting rights of each security underlying the convertible or exchangeable security paid to holders of DICK’S Sporting Goods common stock will be one-tenth (1/10th) of the voting rights of each security underlying the convertible or exchangeable security paid to holders of Class B common stock and (b) such underlying securities paid to holders of Class B common stock will be convertible into the underlying securities paid to holders of DICK’S Sporting Goods common stock upon the same terms and conditions applicable to the conversion of Class B common stock into DICK’S Sporting Goods common stock and will have the same restrictions on ownership applicable to Class B common stock.

The DICK’S Sporting Goods bylaws provide that the DICK’S Sporting Goods board of directors may at its discretion, and subject to any restrictions contained in the DGCL and DICK’S Sporting Goods charter, declare and

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pay dividends upon the shares of DICK’S Sporting Goods capital stock.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Conversion Rights
Each share of Class B common stock is convertible on a one-for-one basis to the same number of fully paid and non-assessable shares of DICK’S Sporting Goods common stock: (a) at any time and from time-to-time, at such holder’s election; (b) automatically, if, on the record date for any meeting of DICK’S Sporting Goods stockholders, the number of shares of Class B common stock outstanding is less than 1,000,000 (as adjusted for any subsequent stock splits, dividends, reclassifications, recapitalizations, reverse stock splits and similar transactions); (c) automatically, upon the transfer of shares of Class B common stock to any person other than a permitted holder of Class B common stock, which is defined to include, among others, members of the Stack family and their respective spouses, descendants, estates, guardians, conservators, committees, entities controlled by members of the Stack family or their descendants or their respective spouses or trusts primarily for the benefit thereof, and trustees in their respective capacities as such of each such trust; and (d) automatically, upon the holder of Class B common stock ceasing to be a permitted holder of Class B common stock.
Not applicable.

Restrictions on Issuance
DICK’S Sporting Goods may not issue or sell any shares of Class B common stock or any securities convertible, exchangeable or exercisable into shares of Class B common stock other than (a) pursuant to options or other awards made to a permitted holder of Class B common stock or (b) in connection with subdivisions or combinations, including by stock split, reverse stock splits, reclassification or recapitalization or otherwise, or dividends or distributions, as described herein.

Not applicable.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

Except as described in the paragraph above, no offerings of options, rights or warrants to subscribe for shares of Class B common stock may be made. If an offering of options, rights or warrants to subscribe for shares of any class of capital stock (other than Class B common stock) is made to all holders of either DICK’S Sporting Goods common stock or Class B common stock, then an identical offering will be made to all holders of the other class unless the holders of the other class, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings will offer the respective holders of DICK’S Sporting Goods common stock and Class B common stock the right to subscribe at the same rate per share.

No permitted holder of Class B common stock may, directly or indirectly, sell, assign or otherwise transfer any shares of Class B common stock, or any interest therein or any rights incident to ownership thereof, to any other permitted holder of Class B common stock for a consideration or value constituting a price greater than the market price, as defined in the DICK’S Sporting Goods charter, of DICK’S Sporting Goods common stock.

No subdivisions or combinations (by stock split, reverse stock split, stock dividend, reclassification, recapitalization or otherwise) of the outstanding shares of DICK’S Sporting Goods common stock or Class B common stock may be made unless the outstanding shares of both classes of stock are proportionately subdivided or combined.

Liquidation Rights
In the event of any dissolution, liquidation or winding up of the affairs of DICK’S Sporting Goods, whether voluntary or involuntary, after the payment or provision for payment of the debts and other liabilities of the corporation and making provision for the holders of each series of preferred stock, if any, the remaining assets and funds of DICK’S Sporting Goods, if any, will be divided among and paid ratably to the holders DICK’S Sporting Goods common stock and Class B common stock, treated as a single class.

In the event of any liquidation, dissolution, or winding up of the affairs of Foot Locker, after payment or adequate provision for payment of Foot Locker’s liabilities, holders of Foot Locker common stock will, subject to the rights of all series of preferred stock, if any, receive their ratable and proportionate share of the remaining assets of Foot Locker, if any, to be distributed.

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Mergers and Consolidations
In the event that DICK’S Sporting Goods enters into any consolidation, merger, combination or other transaction in which shares of DICK’S Sporting Goods common stock are exchanged for or changed into other stock or securities, cash and/or property, then shares of DICK’S Sporting Goods common stock and Class B common stock will be exchanged or changed into either (a) the same amount of stock, securities, cash, and/or any other property into which, or for which, each share of DICK’S Sporting Goods common stock is exchanged or changed, provided that, if shares of DICK’S Sporting Goods common stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent, and only to the extent, that the shares of DICK’S Sporting Goods common stock and shares of Class B common stock differ as provided in the DICK’S Sporting Goods charter, or (b) if the holders of DICK’S Sporting Goods common stock and Class B common stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property, per share having a value as determined by an independent investment banking firm of national reputation selected by the DICK’S Sporting Goods board, equal to the value per share into which, or for which, each share of the other class of capital stock is exchanged or changed.
Not applicable.

Other Rights
Holders of DICK’S Sporting Goods common stock and Class B common stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or of bonds, debentures or other securities convertible or exchangeable for stock, except for certain offerings of options, rights or warrants entitling the holders thereof to purchase from DICK’S Sporting Goods any shares of its capital stock (other than Class B common stock). If such an offering is made to all holders of either DICK’S Sporting Goods common stock or Class B common stock, then an identical offering will be made to all holders of the other class unless the holders of the other class, voting as a separate class, determine that such offering need not be made

Holders of Foot Locker common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Foot Locker common stock.

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to such class. All such options, rights or warrants offerings will offer the respective holders of DICK’S Sporting Goods common stock and Class B common stock the right to subscribe at the same rate per share.

Number of Directors
The DICK’S Sporting Goods charter provides that the DICK’S Sporting Goods board of directors will consist of such number of directors as forth or determined in the DICK’S Sporting Goods bylaws, but in no event fewer than three (3) or more than thirteen (13). The DICK’S Sporting Goods bylaws provide that the exact number of directors will be fixed from time to time by action of the DICK’S Sporting Goods board of directors. At present, DICK’S Sporting Goods has twelve (12) directors.

Prior to the 2023 annual meeting of DICK’S Sporting Goods stockholders, the DICK’S Sporting Goods board was divided into three classes.

The Foot Locker board of directors will consist of not less than seven or more than thirteen members, as determined by board resolution. Subject to the limitations of the foregoing sentence and the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors of the Foot Locker board of directors will be determined, and may be increased or decreased from time to time, by a resolution adopted by an affirmative vote of a majority of the entire Foot Locker board of directors then in office. At present, Foot Locker has nine directors.

Voting Standard
At a meeting of DICK’S Sporting Goods stockholders at which a quorum is present, each director will be elected by receiving the plurality of the votes cast.

At a meeting of DICK’S Sporting Goods stockholders at which a quorum is present, all other matters will be decided by the affirmative vote of a majority of the votes cast, present in person or represented by proxy at the meeting and entitled to vote on the matter, unless a different vote is required by law or the DICK’S Sporting Goods charter or DICK’S Sporting Goods bylaws.

Where a separate vote by a class or classes is required, the affirmative vote of a majority of the votes cast of such class or classes present in person or represented by proxy at the meeting and entitled to vote on the matter will be the act of such class, unless otherwise provided in the DICK’S Sporting Goods charter.

Each director is elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the shareholders for the election of directors at which a quorum is present. “Majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In the event of a contested election of directors, directors are elected by the vote of a plurality of the votes cast by the shares represented and entitled to vote at any such meeting with respect to the election of directors.

Term of Office
Starting with the 2023 annual meeting of DICK’S Sporting Goods stockholders, each director is elected for a one-year term and holds office until his or her term expires at the following annual meeting of DICK’S
Each director will hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

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Sporting Goods stockholders and until his or her successor has been duly elected and qualified, subject to his or her earlier death, resignation or removal.

Removal of Directors
Any or all of the directors may be removed with or without cause by the affirmative vote of the holders of shares of capital stock of DICK’S Sporting Goods representing a majority of the votes entitled to be cast at a meeting of DICK’S Sporting Goods stockholders to elect directors.
Any director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes entitled to be cast to elect any such director.

Filling Vacancies on the Board
Unless otherwise provided for by the DICK’S Sporting Goods bylaws, vacancies on the DICK’S Sporting Goods board of directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special or annual meeting of DICK’S Sporting Goods stockholders, by the holders of shares entitled to vote for the election of directors.

Newly created directorships on the Foot Locker board of directors resulting from an increase in the number of directors and any vacancy on the Foot Locker board of directors may be filled by a vote of the Foot Locker board of directors. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office. A director elected by the Foot Locker board of directors to fill a vacancy will hold office until the next meeting of Foot Locker shareholders called for the election of directors and until his or her successor will be elected and will qualify.

Director Nominations and Stockholder / Shareholder Proposals
The DICK’S Sporting Goods bylaws provide that any nomination for election to the DICK’S Sporting Goods board of directors or other proposal to be presented by any stockholder at a stockholders’ meeting (the “proponent”) will be properly presented only if written notice of the proponent’s intent to make such nomination or proposal that complies with the notice procedures set forth in the DICK’S Sporting Goods bylaws has been personally delivered to and in fact received by the Secretary of DICK’S Sporting Goods not later than (a) for the annual meeting, at least 150 days prior to the anniversary date of the prior year’s annual meeting, or (b) for any special meeting, the close of business on the tenth (10th) day after notice of such meeting is first given to DICK’S Sporting Goods stockholders.

The proponent’s notice will set forth in reasonable detail information concerning the nominee (in the case of a nomination for

Director Nominations

The Foot Locker bylaws provide that nominations of any person for election to the board of directors at a meeting of shareholders may be made only (i) by or at the direction of the Foot Locker board of directors (or any nominating committee appointed by the Foot Locker board of directors), (ii) by any shareholder of record entitled to vote at such meeting, or (iii) pursuant to the proxy access provisions described below.

For nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary of Foot Locker. To be timely, a shareholder’s notice must be received at the principal executive officers of Foot Locker not earlier than the 120th calendar day, nor later than the 90th calendar day, prior to the first

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election to the DICK’S Sporting Goods board of directors) or the substance of the proposal (in the case of any other stockholder proposal), and will include: (i) the name, residence address and business address of the DICK’S Sporting Goods stockholder who intends to present the nomination or proposal or of any person who participates or is expected to participate in making such nomination or proposal and of the person or persons, if any, to be nominated and the principal occupation or employment and the name, type of business and address of the business, corporation or other organization in which such employment is carried on of each such stockholder, participant and nominee; (ii) the class or series and number of shares of DICK’S Sporting Goods that are, directly or indirectly, owned beneficially and of record by the proponent; any derivative instruments (as defined in the DICK’S Sporting Goods bylaws) directly or indirectly owned beneficially by the proponent; any proxies, contracts, arrangements, understandings, or relationships pursuant to which the proponent has a right to vote any shares of DICK’S Sporting Goods; any short interest in any security of DICK’S Sporting Goods; any proportionate interests held in shares of DICK’S Sporting Goods or derivative instruments held through a general or limited partnership or member of a limited liability company in which the proponent is a general partner or member or, directly or indirectly, beneficially owns an interest in a general partner or member; or any performance-related fees that the proponent is entitled to based on the performance of DICK’S Sporting Goods stock or derivative instruments, if any, as of the date of such notice, including any such interests held by members of such proponent’s immediate family sharing the same household; (iii) a representation that the proponent is a holder of record of DICK’S Sporting Goods stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or proposal specified in the notice; (iv) a description of all arrangements or understandings between the proponent and any other person(s) pursuant to which the nomination or proposal is to be made and naming such persons; (v) a brief anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of any annual meeting is more than 25 days before or more than 25 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered, or mailed and received not later than the close of business on the tenth day following the day on which notice of the meeting is first given to the shareholders or public announcement of the date of such meeting is first made by Foot Locker, whichever occurs first.

Such shareholder’s nomination notice must set forth (i) as to each person whom the shareholder proposes to nominate: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) (1) the class, series and number of all shares of stock of Foot Locker which are owned by such person, (2) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, and (3) whether and the extent to which any derivative instrument has been entered into by or on behalf of such person with respect to stock of Foot Locker and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of Foot Locker; (D) the written representation and agreement of such person required by the Foot Locker bylaws; (E) the written consent of such person to being named as a nominee in any proxy statement relating to the particular meeting of shareholders for which the person has been nominated and to serving as a director if elected; (F) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of

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description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the DICK’S Sporting Goods bylaws, the text of the proposed amendment); (vi) other information regarding the proponent, or any affiliate or associate thereof, each proposal and each nominee that would have been required to be included in a proxy statement filed with the SEC if the nomination or proposal was made by the DICK’S Sporting Goods board of directors; (vii) all information that would be required to be set forth in a Schedule 13D filing or an amendment pursuant to Rule 13d-2(a) if such a statement were required; (viii) in the case of a nomination for election to the board of directors, a written questionnaire, in the form provided by DICK’S Sporting Goods, with respect to the background and qualification of the proposed nominee, including as to the independence of the nominee, and a written representation and agreement, in the form provided by DICK’S Sporting Goods, that the proposed nominee (A) is not and will not become a party to any voting commitment with any person as to how such person would act or vote on any issue or question if elected as a director of DICK’S Sporting Goods that has not been disclosed to DICK’S Sporting Goods or any voting commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties, (B) is not and will not become a party to any arrangement with any person (other than DICK’S Sporting Goods) with respect to any compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed and (C) agrees, if elected, to serve as a member of the DICK’S Sporting Goods board of directors and will comply with all applicable codes of conduct, corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of DICK’S Sporting Goods; (ix) in the case of a nomination, a representation that the proponent intends to solicit holders of shares representing at least 67% of the voting power proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is being made: (A) the name and record address of such shareholder and the name and address of such beneficial owner; (B) (1) the number, series and class of shares of stock of Foot Locker that are, directly or indirectly, owned beneficially and of record by such shareholder or such beneficial owner; (2) any derivative instrument directly or indirectly owned beneficially by such shareholder or such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Foot Locker; (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or such beneficial owner has a right to vote any shares of any security of Foot Locker; (4) any short interest in any security of Foot Locker held by such shareholder or such beneficial owner; (5) any rights to dividends on the shares of Foot Locker owned beneficially by such shareholder or such beneficial owner that are separated or separable from the underlying shares of Foot Locker; (6) any proportionate interest in shares of Foot Locker or derivative instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (7) any performance-related fees (other than an asset-backed fee) that such shareholder or such beneficial owner is entitled to based on any increase or decrease in the value of shares of Foot Locker or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household; (C) a description of all agreements, arrangements and understandings between such shareholder or such beneficial owner and each proposed nominee or any other person or persons

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of shares entitled to vote on the election of directors; and (x) a representation as to whether the proponent, or any affiliate or associate thereof, is or intends to be part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of DICK’S Sporting Goods outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies from such stockholders in support of such proposal.

A proponent who has delivered a notice of nomination in accordance with the DICK’S Sporting Goods bylaws will promptly certify to DICK’S Sporting Goods that it has complied with the requirements of Rule 14a-19 of the Exchange Act and deliver no later than five (5) business days prior to the applicable annual, special meeting, or adjournment, rescheduling, or postponement thereof, reasonable evidence that the proponent has complied with these requirements.

DICK’S Sporting Goods may also require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. The proponent will be required to update and supplement the notice so it is true and correct both as of the record date and as of the date that is ten (10) business days before the meeting.

The DICK’S Sporting Goods bylaws do not provide for proxy access for director nominations.

(including their names), pursuant to which the nomination(s) are to be made by such shareholder, and any material interest of such shareholder or such beneficial owner in such nomination, including any anticipated benefit to such shareholder or such beneficial owner therefrom; (D) a representation that such shareholder (or a qualified representative thereof) will appear in person at the meeting to nominate the person(s) named in its notice; and (E) any other information relating to such shareholder or such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Proxy Access for Director Nominations

The Foot Locker bylaws provide that a shareholder or group of no more than 20 shareholders holding at least 3% of the aggregate voting power of Foot Locker’s common stock for at least three continuous years may nominate a person for election to the Foot Locker board of directors. When Foot Locker solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to certain limitations, Foot Locker must include in its proxy materials for that annual meeting the name and certain required information of any such person nominated for election to the Foot Locker board of directors.

The total number of directors permitted to be included in the proxy materials pursuant to the proxy access provision may not exceed the greater of (i) two or (ii) largest whole number that does not exceed 20% of the number of directors on the Foot Locker board of directors, or if such amount is not a whole number, the closest whole number below 20% of the number of directors on the Foot Locker board of directors.

To be timely, a shareholder’s proxy access notice must be delivered to the Corporate Secretary of Foot Locker at Foot Locker’s

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principal executive offices no earlier than 150 calendar days and no later than 120 calendar days before the one-year anniversary of the date that Foot Locker first distributed its proxy statement to shareholders for the immediately preceding annual meeting of shareholders.

Other Shareholder Proposals

The Foot Locker bylaws provide that the proposal of business to be considered at an annual meeting may be made only (i) pursuant to Foot Locker’s notice of meeting, (ii) by or at the direction of the Foot Locker board of directors, (iii) by any shareholder of Foot Locker (a) who was a shareholder of record of Foot Locker, (b) who is entitled to vote at such meeting, and (c) who complies with the procedures set forth in the Foot Locker bylaws.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary of Foot Locker. To be timely, a shareholder’s notice must be received at the principal executive officers of Foot Locker not earlier than the 120th calendar day, nor later than the 90th calendar day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of any annual meeting is more than 25 days before or more than 25 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered, or mailed and received not later than the close of business on the tenth day following the day on which notice of the meeting is first given to the shareholders or public announcement of the date of such meeting is first made by Foot Locker, whichever occurs first.

Such shareholder’s notice must set forth (i) a brief description of the business proposed to be brought and the reasons for bringing such business, (ii) the name and record address of the shareholder giving the notice and the name of any beneficial owner or beneficial owners, if any, on whose behalf the notice of the proposed business to

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be conducted at the meeting is made, (iii) (A) the number, series and class of shares of stock of Foot Locker that are, directly or indirectly, owned beneficially and of record by such shareholder or such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Foot Locker or with a value derived in whole or in part from the value of any class or series of shares of Foot Locker, whether or not such instrument or right will be subject to settlement in the underlying class or series of stock of Foot Locker or otherwise directly or indirectly owned beneficially by such shareholder or such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Foot Locker, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or such beneficial owner has a right to vote any shares of any security of Foot Locker, (D) any short interest in any security of Foot Locker held by such shareholder or such beneficial owner, (E) any rights to dividends on the shares of Foot Locker owned beneficially by such shareholder or such beneficial owner that are separated or separable from the underlying shares of Foot Locker, (F) any proportionate interest in shares of Foot Locker or derivative instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-backed fee) that such shareholder or such beneficial owner is entitled to based on any increase or decrease in the value of shares of Foot Locker or derivative instruments, if any as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or such beneficial owner’s immediate family sharing the same household, (iv) any material interest of such

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shareholder or such beneficial owner in such business being proposed, (v) a description of all agreements, arrangements and understandings between such shareholder or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (vi) a representation that such shareholder (or a qualified representative thereof) will appear in person at the annual meeting to bring such business before the meeting; and (vii) any other information relating to such shareholder or such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of shareholders pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Special Meetings of the Stockholders or Shareholders
Special meetings of the DICK’S Sporting Goods stockholders may be called only by (a) the DICK’S Sporting Goods board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire board, (b) by the Chairman of the board, (c) by the Chief Executive Officer or (d) by the holders of a majority of the shares of any class of capital stock with respect to any matter as to which the holders of such class of capital stock are entitled to vote as a separate class. The notice of a special meeting must state in general terms the purpose or purposes of the special meeting, and the business to be conducted at the special meeting must be limited to the purpose or purposes stated in the notice.

Special meetings of Foot Locker shareholders may be held whenever called in writing by the Corporate Secretary upon the direction of the Chair of the Foot Locker board of directors, a Vice Chair of the Foot Locker board of directors, the President, the Chief Executive Officer, or a majority of the entire Foot Locker board of directors. No business other than that stated in the notice of a special meeting of shareholders may be transacted at such special meeting.

Quorum
Except as otherwise provided by law or the DICK’S Sporting Goods charter or the DICK’S Sporting Goods bylaws, a quorum for the transaction of business at any meeting of DICK’S Sporting Goods stockholders will consist of the holders of record of the issued and outstanding shares of DICK’S Sporting Goods capital stock representing a majority of the votes entitled to be cast at the meeting, present in person or by proxy.

Under the Foot Locker bylaws, except as otherwise provided by law or by the Foot Locker charter, the holders of a majority of the shares of stock of Foot Locker entitled to vote at a meeting of shareholders will constitute a quorum at any such meeting of shareholders.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

If there is no quorum, the holders of DICK’S Sporting Goods capital stock representing a majority of the votes so present or represented may adjourn the meeting until a quorum has been obtained.

When a quorum is present, it will not be broken by the subsequent withdrawal of any stockholder.

Written Consent by Stockholders or Shareholders
As long as shares of Class B common stock remain outstanding, DICK’S Sporting Goods stockholders entitled to take an action on any matter may consent in writing to the taking of any such action without a meeting if DICK’S Sporting Goods receives consents signed by DICK’S Sporting Goods stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares of DICK’S Sporting Goods stock entitled to vote on the matter were present.

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent will be given to those DICK’S Sporting Goods stockholders who have not consented in writing.

At such time when there are no shares of Class B common stock outstanding, DICK’S Sporting Goods stockholders entitled to take action on any matter may consent in writing to the taking of any such action without a meeting if, and only if, DICK’S Sporting Goods receives consents signed by all DICK’S Sporting Goods stockholders entitled to vote on the matter.

The Foot Locker charter is silent on actions by written consent of shareholders. Section 615 of the NYBCL provides that any action that is required or permitted to be taken by shareholders may be effected by written consent signed by the holders of all outstanding shares entitled to vote on such action in lieu of a meeting of shareholders.

Business Combinations	Under the DICK’S Sporting Goods charter, DICK’S Sporting Goods expressly elects to not be governed by Section 203 of the DGCL.
Section 903 of the NYBCL provides that adoption of a plan of merger requires approval of two-thirds (2/3rds) of the votes of all outstanding shares entitled to vote on the proposal.

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

the interested shareholder’s becoming such.

Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested shareholder is generally a shareholder owning at least 20% of a corporation’s outstanding voting stock.

In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the board of directors before such interested shareholder’s stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.

Limitations of Personal Liability of Directors and Officers
The DICK’S Sporting Goods charter provides that no director or officer will be personally liable to DICK’S Sporting Goods or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. However, this provision does not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to DICK’S Sporting Goods or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived any improper personal benefits, or (e) an officer in any action by or in the right of DICK’S Sporting Goods.

The Foot Locker charter provides that directors will not be liable to Foot Locker or its shareholders for monetary damages for breach of fiduciary duty as directors. Consequently, directors are not personally liable to Foot Locker or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for acts or omissions that were in bad faith or that involved intentional misconduct or a knowing violation of law, (ii) under Section 719 of the NYBCL, or (iii) for any transaction from which the director derived an improper personal benefit or financial profit to which the director was not legally entitled.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

The DICK’S Sporting Goods charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of DICK’S Sporting Goods will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Any repeal or modification of these provisions of the DICK’S Sporting Goods charter by DICK’S Sporting Goods stockholders will not adversely affect any right or protection of a director or officer of DICK’S Sporting Goods existing at the time of such repeal or modification.

Indemnification
The DICK’S Sporting Goods charter provides that, to the extent not prohibited by law, DICK’S Sporting Goods will indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “proceeding”), whether civil, criminal, administrative or investigative, including an action by or in the right of DICK’S Sporting Goods to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is a legal representative, is or was a director or officer of DICK’S Sporting Goods or, at the request of DICK’S Sporting Goods, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “other entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of DICK’S Sporting Goods may be similarly indemnified in respect of service to DICK’S Sporting Goods or to an other entity at the request of DICK’S Sporting Goods to the extent the DICK’S Sporting Goods board at any time specifies that such persons are entitled to these indemnification benefits.

The rights to indemnification, reimbursement, or advancement of expenses provided by or granted pursuant to the DICK’S Sporting Goods

The Foot Locker charter provides that Foot Locker will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Foot Locker, or has or had agreed to become a director of Foot Locker, or, while a director or officer of Foot Locker, is or was serving at the request of Foot Locker as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred by person in connection therewith.

Foot Locker maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

charter will continue as to a person who has ceased to be a director or officer (or other person indemnified thereunder) and will inure to the benefit of the executors, administrators, legatees and distributees of such person. Such rights are not to be deemed exclusive of other rights a person may have or be entitled to under applicable law, the DICK’S Sporting Goods charter, the DICK’S Sporting Goods bylaws, any vote of DICK’S Sporting Goods stockholders, disinterested directors, or otherwise, both as to action in an official capacity or in another capacity while holding office.

DICK’S Sporting Goods may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of DICK’S Sporting Goods, or is or was serving at the request of DICK’S Sporting Goods as a director, officer, employee or agent of an other entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not DICK’S Sporting Goods would have the power to indemnify such person against such liability.

Amendments to the Certificate of Incorporation
Subject to certain restrictions elsewhere in the DICK’S Sporting Goods charter, DICK’S Sporting Goods reserves the right to amend, alter, change or repeal any provision contained in the DICK’S Sporting Goods charter in the manner prescribed by statute, and all rights conferred on stockholders in the DICK’S Sporting Goods charter are granted subject to that reservation. The number of authorized shares of any class or classes of capital stock of DICK’S Sporting Goods may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of DICK’S Sporting Goods entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision.

Subject to certain exceptions, under Section 242 of the DGCL, a proposed amendment to the certificate of incorporation of a corporation must be approved by the affirmative vote of a majority of the outstanding stock entitled to vote

The Foot Locker charter provides that its provisions may be amended, altered, changed, or repealed, and other provisions may be adopted, in accordance with the laws of the State of New York.

Under Section 803 of the NYBCL, a proposed amendment to the certificate of incorporation of a corporation must be authorized by the board of directors and approved by the affirmative vote of a majority of all outstanding shares entitled to vote thereon and, if applicable, by a majority of the outstanding shares of each class or series of stock entitled to vote thereon as a class or series.

	DICK’S Sporting Goods, Inc.	Foot Locker, Inc.
thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class.
Amendments to the Bylaws
The DICK’S Sporting Goods charter provides that the DICK’S Sporting Goods board of directors may from time to time adopt, amend or repeal the DICK’S Sporting Goods bylaws, and DICK’S Sporting Goods stockholders may adopt, amend or repeal any bylaws by vote of the holders of shares of stock representing a majority of the votes entitled to be cast in the election of directors.

The DICK’S Sporting Goods bylaws provide that the DICK’S Sporting Goods board is expressly authorized to adopt, amend, or repeal the DICK’S Sporting Goods bylaws, subject to any further limitations contained therein. Bylaws adopted by the DICK’S Sporting Goods board of directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaws made by them may not be altered, amended or repealed by the DICK’S Sporting Goods board of directors. The DICK’S Sporting Goods bylaws further provide that the stockholders also have the power to adopt, amend or repeal the bylaws.

The Foot Locker board of directors is expressly empowered to adopt, amend, or repeal the Foot Locker bylaws, by a vote of a majority of the Foot Locker board of directors, at any meeting of the Foot Locker board of directors, provided written notice of the proposed amendment or repeal, or new bylaw, has been given to each director before the meeting; provided, however, that the Foot Locker board of directors may not amend or repeal any bylaw adopted by the shareholders. Foot Locker shareholders also have the power to adopt, amend, or repeal any bylaws adopted by the Foot Locker board of directors at any annual or special meeting of shareholders, provided notice of the proposed amendment or repeal is included in the notice of meeting. Any bylaw adopted by the Foot Locker board of directors may be amended or repealed by the shareholders.

Forum Selection
The DICK’S Sporting Goods bylaws provide that, unless DICK’S Sporting Goods consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware) will be, to the fullest extent permitted by law, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of DICK’S Sporting Goods; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of DICK’S Sporting Goods to DICK’S Sporting Goods or its stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against DICK’S Sporting Goods or any current or former director or officer or other employee of DICK’S Sporting Goods arising pursuant to any provision of the DGCL, the DICK’S Sporting Goods charter or the DICK’S Sporting Goods bylaws; (d) any action asserting a claim related to or involving DICK’S Sporting Goods that is
The Foot Locker bylaws do not contain an exclusive forum provision.

DICK’S Sporting Goods, Inc.	Foot Locker, Inc.

governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Unless DICK’S Sporting Goods consents in writing to the selection of an alternative forum, the U.S. federal district courts will be, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act against any person in connection with any offering of DICK’S Sporting Goods securities, including any auditor, underwriter, expert, control person or other defendant.

INFORMATION ABOUT THE FOOT LOCKER BENEFICIAL OWNERS
The following table sets forth information, as of May 30, 2025, about the beneficial ownership of Foot Locker common stock held by (i) each person who is known to own beneficially more than 5% of Foot Locker common stock, (ii) each Foot Locker director, (iii) each Foot Locker named executive officer and (iv) all directors and executive officers of Foot Locker as a group. As of May 30, 2025, no director or named executive officer beneficially owned 1% or more of the total number of shares of Foot Locker common stock outstanding.
Applicable percentage ownership is based on 95,277,635 shares of Foot Locker common stock outstanding as of May 30, 2025.
Beneficial Ownership by Principal Shareholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	12,557,074(a)	13.20(a)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	10,187,297(b)	10.69(b)
Vesa Equity Investment s.à r.l., EP Equity Investment s.à r.l., EP Investment S.à r.l., and Daniel Křetínský 2, place de Paris L-2314 Luxembourg, Luxembourg	10,055,814(c)	10.55(c)
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	5,521,854(d)	5.80(d)
Allspring Global Investments Holdings, LLC 1415 Vantage Park Drive Charlotte, North Carolina 28203	5,296,098(e)	5.60(e)

(a)
Reflects shares beneficially owned as of March 31, 2025, according to Amendment No. 5 to Schedule 13G filed with the SEC on April 30, 2025. As reported in this schedule, BlackRock, Inc., a parent holding company, holds sole voting power with respect to 12,400,962 shares and sole dispositive power with respect to 12,557,074 shares.

(b)
Reflects shares beneficially owned as of December 29, 2023, according to Amendment No. 14 to Schedule 13G filed with the SEC on February 13, 2024. As reported in this schedule, The Vanguard Group, an investment adviser, holds shared voting power with respect to 55,082 shares, sole dispositive power with respect to 10,040,991 shares, and shared dispositive power with respect to 146,306 shares.

(c)
Reflects shares beneficially owned as of September 30, 2024, according to Amendment No. 4 to Schedule 13G filed with the SEC on November 7, 2024. As reported in this schedule, Vesa Equity Investment S.à r.l., a corporation, is the record holder of the reported shares of Foot Locker common stock. The principal shareholder of Vesa Equity Investment S.à r.l. is EP Equity Investment S.à r.l. and its principal shareholder is EP Investment S.à r.l., the ultimate beneficial owner of which is Daniel Křetínský. Each of EP Equity Investment S.à r.l., EP Investment S.à r.l., and Mr. Křetínský may be deemed to hold shared voting power with respect to 10,055,814 shares and shared dispositive power with respect to 10,055,814 shares, and to be an indirect beneficial owner of the shares owned by Vesa Equity Investment S.à r.l.

(d)
Reflects shares beneficially owned as of September 30, 2024, according to Schedule 13G filed with the SEC on October 31, 2024. As reported in this schedule, Dimensional Fund Advisors LP, an investment adviser, holds sole voting power with respect to 5,366,849 shares and sole dispositive power with respect to 5,521,854 shares.

(e)
Reflects shares beneficially owned as of December 31, 2024, according to Schedule 13G filed with the SEC on January 13, 2025. As reported in this schedule, Allspring Global Investments Holdings, LLC, a parent holding company, holds sole voting power with respect to 5,129,714 shares and sole dispositive power with respect to 5,296,098 shares.

Beneficial Ownership by Directors and Named Executive Officers

Name(1)	Common Stock Beneficially Owned (#)	Percent of Class (%)
Michael A. Baughn	12,956	*
Frank R. Bracken	66,976	*
Cynthia Carlisle	9,247	*
Mary N. Dillon	62,978	*
Virginia C. Drosos	16,178	*
Jennifer L. Kraft	12,998	*
Darlene Nicosia	9,287	*
Ulice Payne, Jr.	18,301	*
Elliott D. Rodgers	—	—
Sonia Syngal	—	—
Kimberly K. Underhill	34,463	*
John Venhuizen	—	—
Tristan Walker	5,965	*
Dona D. Young	36,951	*
All current directors and executive officers, as a group (14 persons)	286,300	*

*	Less than 1% ownership
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is 330 West 34th Street, New York, New York.

LEGAL MATTERS
The validity of the shares of DICK’S Sporting Goods common stock to be issued in connection with the merger will be passed upon for DICK’S Sporting Goods by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS
DICK’S Sporting Goods
The consolidated financial statements of DICK’S Sporting Goods, Inc. as of February 1, 2025 and February 3, 2024, and for each of the three years in the period ended February 1, 2025, incorporated by reference in this proxy statement/prospectus, and the effectiveness of DICK’S Sporting Goods, Inc.’s internal control over financial reporting as of February 1, 2025, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Foot Locker
The consolidated financial statements of Foot Locker, Inc. as of February 1, 2025 and February 3, 2024, and for each of the years in the three-year period ended February 1, 2025, and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated by reference in this proxy statement/prospectus in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

FOOT LOCKER SHAREHOLDER PROPOSALS
Foot Locker does not anticipate holding a 2026 annual meeting of Foot Locker shareholders if the merger is completed in the second half of 2025. However, if the merger agreement is not adopted or the merger is not completed within the expected timeframe, or not at all, Foot Locker may hold an annual meeting of its shareholders in 2026.
Proposals for inclusion in Foot Locker’s 2026 proxy materials pursuant to SEC Rule 14a-8: To be eligible for inclusion in Foot Locker’s proxy statement for the 2026 annual meeting of shareholders, shareholder proposals must be received at Foot Locker’s principal executive offices no later than December 11, 2025.
Director nominations under Foot Locker’s proxy access bylaw: Under Foot Locker’s proxy access bylaw, any shareholder, or a group of up to 20 shareholders, owning at least 3% of Foot Locker common stock continuously for at least three years as of the date of notice of nomination, may nominate and include in Foot Locker’s proxy materials director nominees constituting up to two individuals or 20% of the Foot Locker board of directors (subject to certain limitations) provided that the nomination satisfies the requirements specified in the Foot Locker bylaws. Nominations must be received at Foot Locker’s principal executive offices no earlier than November 11, 2025 and no later than December 11, 2025.
Other proposals and nominations for Foot Locker’s 2026 annual meeting: For any shareholder proposal not submitted under SEC Rule 14a-8, or any nomination of directors not submitted pursuant to Foot Locker’s proxy access bylaw, written notice in compliance with the Foot Locker bylaws must be received by Foot Locker’s Corporate Secretary no earlier than January 21, 2026 and no later than February 20, 2026. However, if Foot Locker holds the 2026 annual meeting on a date that is not within 25 days before or after the first anniversary of Foot Locker’s 2025 annual meeting, then Foot Locker must receive the notice no later than 10 days after the earlier of the date Foot Locker first provides notice of the 2026 annual meeting to shareholders or publicly announces the date of the 2026 annual meeting. In addition to satisfying the foregoing requirements under the Foot Locker bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Foot Locker’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 20, 2026. Shareholder proposals and nominations should be addressed to: Attention: Corporate Secretary, Foot Locker, Inc., 330 West 34th Street, New York, New York 10001.
Shareholders are also advised to review the Foot Locker bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Corporate Governance subsection of the Investor Relations page of Foot Locker’s website at ir.footlocker.com. The Foot Locker bylaws are also on file with the SEC and are available through its website at www.sec.gov.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified Foot Locker whose shares they hold of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
Two or more shareholders sharing an address can request delivery of a single copy of Foot Locker’s annual disclosure documents and this proxy statement/prospectus if they are receiving multiple copies by calling Broadridge Financial Solutions, Inc. at 866-540-7095 or writing to them at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In the same way, two or more shareholders sharing an address and receiving only a single copy of Foot Locker’s annual disclosure documents and this proxy statement/prospectus can request to each receive a separate copy of the disclosure documents. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information concerning householding.

WHERE YOU CAN FIND MORE INFORMATION
DICK’S Sporting Goods and Foot Locker file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the SEC, including DICK’S Sporting Goods and Foot Locker, which can be accessed at www.sec.gov.
In addition, documents filed with the SEC by DICK’S Sporting Goods will be available free of charge by accessing the investor relations page of DICK’S Sporting Goods website at https://investors.dicks.com/investors, and documents filed with the SEC by Foot Locker will be available free of charge by accessing the investor relations page of Foot Locker’s website at https://investors.footlocker-inc.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
DICK’S Sporting Goods has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of DICK’S Sporting Goods common stock to be issued to Foot Locker shareholders in the merger. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement.
The SEC allows DICK’S Sporting Goods and Foot Locker to disclose certain important information to you by referring you to other documents that have been filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. This proxy statement/prospectus incorporates by reference the documents listed below that DICK’S Sporting Goods and Foot Locker have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus.

DICK’S Sporting Goods SEC Filings (File No. 001-31463)	Period or File Date
Annual Report on Form 10-K	For the fiscal year ended February 1, 2025, filed on March 27, 2025
Quarterly Reports on Form 10-Q	For the fiscal quarter ended May 3, 2025, filed on June 9, 2025
Current Reports on Form 8-K	Filed on March 11, 2025, March 27, 2025, May 15, 2025 (Film No. 25948505), May 15, 2025 (Film No. 25955909), May 28, 2025, June 6, 2025, June 13, 2025 and June 23, 2025
Definitive Proxy Statement on Schedule 14A	Filed on May 2, 2025 (Film No. 25908982), as supplemented on May 2, 2025 (Film No. 25908995)
Description of DICK’S Sporting Goods capital stock	Filed as Exhibit 4.2 to the Annual Report on Form 10-K, filed on March 24, 2021

Foot Locker SEC Filings (File No. 001-10299)	Period or File Date
Annual Report on Form 10-K	For the fiscal year ended February 1, 2025, filed on March 27, 2025
Quarterly Report on Form 10-Q	For the fiscal quarter ended May 3, 2025, filed on June 11, 2025
Current Reports on Form 8-K	Filed on March 26, 2025, May 9, 2025, May 15, 2025 (Film No. 25948472), May 15, 2025 (Film No. 25955790), May 23, 2025 and June 23, 2025
Definitive Proxy Statement on Schedule 14A	Filed on April 10, 2025 (Film No. 25828674), as supplemented on April 10, 2025 (Film No. 25828718)
Description of Foot Locker capital stock	Filed as Exhibit 4.1 to the Annual Report on Form 10-K, filed on March 28, 2024

In addition, DICK’S Sporting Goods and Foot Locker incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the date of this proxy statement/prospectus and until the date that the offering is terminated and (b) after the date of this proxy statement/prospectus and until the date on which the Foot Locker special meeting is held (in each case, other than information furnished on any Current Report on Form 8-K, including related exhibits, that, in accordance with the rules of the SEC, is not deemed “filed”). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.
You can obtain any of these documents from the SEC through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by making a request at the following addresses and telephone numbers:

For Information Regarding DICK’S Sporting Goods:	For Information Regarding Foot Locker:

DICK’S Sporting Goods, Inc. 345 Court Street Coraopolis, Pennsylvania 15108 (724) 273-3400 Attention: Investor Relations	Foot Locker, Inc. 330 West 34th Street New York, New York 10001 (212) 720-3700 Attention: Investor Relations

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the Foot Locker special meeting. This means that holders of Foot Locker common stock requesting documents must do so by [   ], 2025, to receive them before the Foot Locker special meeting.
In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the DICK’S Sporting Goods or Foot Locker documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among
DICK’S SPORTING GOODS, INC.,

RJS SUB LLC
and
FOOT LOCKER, INC.
dated as of

May 15, 2025

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2025, is by and among DICK’S Sporting Goods, Inc., a Delaware corporation (“Parent”), RJS Sub LLC, a New York limited liability company and a wholly owned direct Subsidiary of Parent (“Merger Sub”), and Foot Locker, Inc., a New York corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”
RECITALS
WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);
WHEREAS, in connection with the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Converted Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”) and the New York Limited Liability Company Act (the “NYLLCA”);
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (ii) determined that it is in the best interests of the Company and the Company Shareholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Shareholders vote to adopt this Agreement (the “Company Board Recommendation”);
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) and the board of managers of Merger Sub, and the sole member of Merger Sub, have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective shareholder(s) or member, as applicable; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1. Definitions. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (a) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) and (b) do not in any way restrict the Company or its Representatives from complying with its obligations under this Agreement.
“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.4) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the Company Shareholders immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).
“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation or foreign investment Laws that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly or restraining trade or lessening competition through merger or acquisition or otherwise, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) prohibit, restrict or regulate foreign investment.
“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by applicable Law or other governmental action to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock purchase, stock option or other equity or equity-based compensation arrangement or plan, incentive compensation, deferred compensation, retirement or supplemental retirement, severance, termination pay, employment, consulting, change-in-control, retention, collective bargaining, profit sharing, pension, retirement, vacation, cafeteria, dependent care, medical care, death and disability benefit, flexible benefits, supplemental unemployment benefit, employee assistance program, education or tuition assistance program, and each insurance and other fringe or employee benefit plan, program or arrangement, in each case, (a) that is sponsored, maintained, entered into, contributed to or required to be contributed to by the Company or any Company Subsidiary or any of their ERISA Affiliates, (b) for the benefit of current or former employees, directors, individual consultants or other individual service providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or (c) with respect to which the Company, any Company Subsidiary or any of their ERISA Affiliates has or may have any obligation or liability (whether actual or contingent), other than any plan to which the Company or any Company Subsidiary or any of their ERISA Affiliates contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity.
“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.
“Company Certificate” means the Certificate of Incorporation of the Company, as amended and as in effect on the date hereof.
“Company Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2016, by and among Foot Locker, Inc., the guarantors from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacities, the “Company Credit Agreement Agent”), as amended by Amendment No. 1, dated as of July 14, 2020, Amendment No. 2, dated as of May 19, 2021, Amendment No. 3, dated as of April 21, 2023, and Amendment No. 4, dated as of June 20, 2024, as well as any other bank financing or credit agreements entered into by the Company or any Company Subsidiary, in each case, as the foregoing may be, amended, restated, amended and restated, supplemented, otherwise modified, or replaced, from time to time.
“Company DSU Award” means each deferred stock unit award granted under the Company Equity Plan.
“Company Equity Awards” means the Company Options, Company DSU Awards, Company PSU Awards, Company RSU Awards and Company Inducement Awards.

“Company Equity Plan” means the Company’s 2007 Stock Incentive Plan, as amended and restated as of March 22, 2023.
“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan, effective June 1, 2023.
“Company Governing Documents” means the Company Bylaws and the Company Certificate.
“Company Indenture” means that certain Indenture, dated as of October 5, 2021, among Foot Locker, Inc., the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee.
“Company Inducement Award” means each equity award in respect of shares of Company Common Stock granted pursuant to an RSU Inducement Award Agreement, Performance Stock Unit Agreement and Nonstatutory Stock Option Inducement Award Agreement which is subject to the registration statement filed on Form S-8 on August 24, 2022, granted outside of the Company Equity Plan.
“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.
“Company IT” means all technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment owned, used or held for use by the Company or any Company Subsidiaries.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (2) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that, solely for purposes of clause (1), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes after the date hereof in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes after the date hereof in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes after the date hereof in general political conditions, (d) any changes after the date hereof in GAAP or other applicable national or international accounting standards or any official interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the official interpretation thereof by Governmental Entities, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) changes in the Company’s credit rating (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (h) any changes after the date hereof in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war (including the current conflict between the Russian Federation and Ukraine and the current conflict in Israel and the surrounding region and, in each case, any escalations, new participants or other changes therein), cyber-attacks, cyber-crimes, sabotage or terrorism (including cyber-terrorism), acts of armed hostility, weather conditions, natural disasters or epidemics, pandemics or other outbreak of illness or public health event (whether human or animal), including any material worsening of such conditions threatened or existing as of the date hereof, (i) the public announcement of this Agreement or the Transactions, including the identity of Parent (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action which action is requested in writing by Parent or any action expressly required by the terms of this Agreement (other than Section 6.1(a)), and (k) any change in the price or trading volume of shares of Company Common Stock in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.
“Company Notes” means the 4.000% Senior Notes due 2029, issued by Foot Locker, Inc. pursuant to the Company Indenture.
“Company Option” means each option to purchase Company Common Stock granted under the Company Equity Plan or as a Company Inducement Award.
“Company PSU Award” means each performance stock unit award granted under the Company Equity Plan or as a Company Inducement Award.
“Company Registered IP” means all applications, registrations, issuances and filings for Intellectual Property that are registered, filed, recorded with, or issued by a Governmental Entity, intellectual property registrar or Internet domain name registrar, in each case, that are owned or purported to be owned by the Company or any Company Subsidiary, whether wholly or jointly owned.
“Company RSU Award” means each restricted stock unit award granted under any Company Equity Plan or as a Company Inducement Award.
“Company Subsidiaries” means the Subsidiaries of the Company.
“Confidentiality Agreement” means the Confidentiality Agreement, dated July 25, 2024, between Parent and the Company, as may be amended.
“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of applicable foreign Law.
“Customarily Redacted” means, with respect to any fee letter related to the Financing including the Fee Letter (as defined in the Commitment Letter), the fee amounts, pricing terms, pricing caps, “market flex” and other economic terms or commercially sensitive information being redacted in a customary manner.
“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.
“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the protection of public or occupational health and safety of Persons or property or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means 0.1168.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.
“Financing” means any financing that Parent, Merger Sub and/or other Subsidiaries of Parent elects to obtain for the purpose of financing the Transactions or any transaction undertaken in connection therewith (including any related refinancing of any indebtedness).
“Financing Parties” means the entities that commit to, or actually, provide, arrange, underwrite, place or otherwise enter into any definitive agreement in connection with the Financing, or that purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.
“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, board (including zoning), department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation due to its hazardous or deleterious characteristics under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, pesticides, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon, mold, mold spores and mycotoxins.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.
“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (i) all obligations of such Person (A) for borrowed money or (B) evidenced by bonds, debentures, notes or similar instruments, (ii) all obligations of such Person under finance leases in accordance with GAAP, (iii) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions, (iv) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement or arrangement that would be payable to terminate such arrangements, calculated as of the date of determination, as the amount of any payments that would be required to be paid by such Person to the counterparty in the event of an early unwind or early termination of such instruments on such date, (v) all obligations for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations), (vi) all obligations of the type referred to in the foregoing clauses (i) through (v) of another Person secured by any Lien on any property or asset of such first Person valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets, and (vii) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (i) through (vi) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (vii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing; provided that “Indebtedness” shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable.

“Intellectual Property” means any or all of the following, including all rights (whether statutory, common law or otherwise) throughout the world in or to, or arising out of: (i) patents, inventions, invention disclosures, industrial designs and utility models; (ii) trademarks, service marks, logos, trade dress, trade names, corporate names, and other indicia of source or origin, including the goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrights and all copyrightable works of authorship, including rights in any Software; (iv) Internet domain names, URLs, internet protocol addresses, social media accounts, and rights in websites and all the content provided on the foregoing; (v) trade secrets, industrial secret rights, and confidential or proprietary know-how, data, databases and information, including confidential or proprietary customer lists, supplier lists, processes, protocols, specifications, drawings, schematics, analyses, plans, techniques, technical plans and other forms of technology (whether or not embodied in any tangible form) (together, “Trade Secrets”); (vi) rights in or associated with any of the foregoing, and all other intellectual property rights and proprietary rights, in each case, arising in any jurisdiction of the world; and (vii) any registrations of and pending applications to register any of the foregoing clauses (i) through (vi), together with all renewals, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.
“Knowledge” means (i) with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.
“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance (including zoning), judgment or decree, administrative or judicial doctrine, or other pronouncement of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, condition, title defect, claim, option, right of first offer or first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or other third-party right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding (i) restrictions on transfer arising under applicable securities laws and (ii) licenses, covenants not to assert and similar rights granted with respect to Intellectual Property that are not granted in connection with a security interest or other lien.
“Merger Consideration” means the Cash Consideration and Stock Consideration described in Section 3.1(a), as applicable.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.
“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, business, assets, liabilities or operations of Parent and the Parent Subsidiaries, taken as a whole or (2) the ability of Parent to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that, solely for purposes of clause (1), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes after the date hereof in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes after the date hereof in general conditions in any industry or industries in which Parent and Parent Subsidiaries operate, (c) any changes after the date hereof in general political conditions, (d) any changes after the date hereof in GAAP or other applicable national or international accounting standards or any official interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the official interpretation thereof by Governmental Entities, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) changes in Parent’s credit rating (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (h) any changes after the date hereof in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war (including the current conflict between the Russian Federation and Ukraine and the current conflict in Israel and the surrounding region and, in each case, any escalations, new participants or other changes therein), cyber-attacks, cyber-crimes, sabotage or terrorism (including cyber-terrorism), acts of armed hostility, weather conditions, natural disasters or epidemics, pandemics or other outbreak of illness or public health event (whether human or animal), including any material worsening of such conditions threatened or existing as of the date hereof, (i) the public announcement of this Agreement or the Transactions, including the identity of the Company (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action expressly required by the terms of this Agreement, and (k) any change in the price or trading volume of shares of Parent Common Stock in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.
“Parent Subsidiaries” means the Subsidiaries of Parent.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.
“Per Share Cash Consideration” means $24.00.
“Permitted Liens” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment (x) not yet delinquent or (y) that are being contested in good faith by appropriate proceedings and, in the case of clause (y), for which adequate reserves have been established by the Company in accordance with GAAP, (ii) Lien which is a vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) Lien that is specifically disclosed on Section 1.1(b) of the Company Disclosure Letter (and identified thereon as being secured by such Liens) so long as the terms of such Indebtedness, as in effect on the date of this Agreement, require the incurrence of such Liens to secure such Indebtedness, (iv) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) any Lien solely related to the fee interest (and which would not impact the leasehold interest) of a Company Lease, (vi) Lien arising from a UCC financing statement that was filed solely as a precautionary measure in connection with leases or consignment of goods, or (vii) with respect to real property, any title defects or irregularities, zoning and land use covenants and conditions, easements, rights-of-way, restrictions, and non-monetary encumbrances, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person), together with any other information protected as “personal data,” “personally identifiable information,” “PII,” “individually identifiable health information,” “protected health information,” “PHI,” “personal information,” “PI” or similar term of any applicable Law.
“Privacy Requirements” means all applicable Laws, contractual obligations, and Privacy Statements to which the Company or any Company Subsidiary is bound or subject, in each case, relating to privacy, data protection, data security, cybersecurity or the Processing of Protected Information, or to sales and marketing with the use of Protected Information, including PCI DSS.
“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted or otherwise binding privacy policies or statements (including if posted on the Company’s or the Company Subsidiaries’ products and services, or if made as a representation or statement in connection with the collection of Personal Data) regarding any Processing of Protected Information.
“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.
“Process” means any operation or set of operations that is performed upon by or on behalf of the Company or any Company Subsidiary with respect to information, whether or not by automatic means, including access, collection, recording, storage, organization, adaptation, alteration, retrieval, use, transmission, dissemination, making available or other processing.
“Protected Information” means any (a) Personal Data, (b) information that is governed, regulated or protected by one or more Privacy Statements or applicable Laws concerning privacy, cybersecurity or data security, (c) information that is covered by the PCI DSS, (d) confidential information of the Company or any Company Subsidiary that it receives, creates, transmits or maintains in electronic form, and (e) sensitive information covered by any confidentiality requirements or use restrictions under any Contract.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by OFAC.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, together with all associated documentation.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.4)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 912 of the NYBCL.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including any income, franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, value-added, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, occupation, premium, environmental, disability, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, and any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.
“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
Section 1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(e)
Adjusted RSU Award	Section 3.4(c)
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(c)(ii)
Cancelled Shares	Section 3.1(b)
Capital Expenditure Budget	Section 6.1(b)(xiii)
Capitalization Date	Section 4.2(a)
Cash Consideration	Section 3.1(a)(i)
Cash Election	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(c)(i)
Change of Recommendation	Section 6.4(a)
Closing	Section 2.2
Closing Date	Section 2.2
Commitment Letter	Section 5.12(a)
Company	Preamble
Company 401(k) Plans	Section 7.7(e)
Company Acquisition Agreement	Section 6.4(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Lease	Section 4.16(b)
Company Notes Offers and Consent Solicitations	Section 7.16(b)(i)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Shareholder Approval	Section 4.3(a)
Company Shareholders	Recitals
Company Shareholders’ Meeting	Section 7.12(b)
Company Supplemental Indenture	Section 7.16(b)(i)
Consent	Section 4.4(a)
Consent Solicitations	Section 7.16(b)(i)

Continuation Period	Section 7.7(a)
Continuing Employee	Section 7.7(a)
Continuing U.S. Employee	Section 7.7(a)
Converted Shares	Section 3.1(b)
Credit Facility Termination	Section 7.16(a)
Current ESPP Offering Period	Section 3.4(e)
Debt Offer Documents	Section 7.16(b)(i)
DOJ	Section 7.2(d)
Effective Time	Section 2.3
Election	Section 3.2(a)(i)
Election Deadline	Section 3.2(a)(iv)
Election Period	Section 3.2(a)(iii)
Employee Communications	Section 7.7(f)
Enforceability Limitations	Section 4.3(b)
Evercore	Section 4.23
Exchange Agent	Section 3.2(b)
Exchange Fund	Section 3.2(b)
Financing Documents	Section 7.15(a)(iii)
Financing Letters	Section 5.12(a)
Form of Election	Section 3.2(a)(ii)
Form S-4	Section 4.22
Fractional Share Cash Amount	Section 3.1(e)
FTC	Section 7.2(d)
GAAP	Section 4.5(b)
Holder	Section 3.2(a)
Indemnified Parties	Section 7.4(a)
Injunction	Section 9.1(f)
Integration Committee	Section 7.1(c)
Intervening Event	Section 6.4(d)
In-the-Money Option	Section 3.4(a)
Leased Real Property	Section 4.16(b)
Letter of Transmittal	Section 3.2(c)(i)
Material Company Lease	Section 4.16(b)
Material Contracts	Section 4.17(a)
Material Supplier	Section 4.19
Merger	Recitals
Merger Sub	Preamble
New Plans	Section 7.7(c)
Non-Election Shares	Section 3.1(a)(iii)
Non-U.S. Plan	Section 4.10(h)
NYBCL	Recitals
NYLLCA	Recitals
Offers to Purchase	Section 7.16(b)(i)
Old Plans	Section 7.7(c)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Class B Common Stock	Section 5.2(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1

Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 7.16(a)
PBGC	Section 4.10(c)
Person	Section 6.4(a)(viii)
Proxy Statement	Section 4.22
Relevant Matters	Section 10.9(a)
Required Amount	Section 5.12(b)
Required Financial Statements	Section 7.15(a)(i)
Reverse Termination Fee	Section 9.2(c)
Sanctioned Country	Section 4.9(g)
Sanctioned Person	Section 4.9(g)
Sarbanes-Oxley Act	Section 4.5(a)
Stock Consideration	Section 3.1(a)(ii)
Stock Election	Section 3.1(a)(ii)
Surviving Company	Section 2.1
Surviving Company Bylaws	Section 2.4
Surviving Company Certificate of Incorporation	Section 2.4
Surviving Company Stock	Section 3.1(b)
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
WARN Act	Section 4.11(b)
Willful Breach	Section 9.2(a)

ARTICLE II

THE MERGER
Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NYBCL and the NYLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a direct wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the NYBCL and the NYLLCA.
Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place remotely at 8:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing takes place is referred to as the “Closing Date.”
Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of New York as provided under the NYBCL and the NYLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the NYBCL and the NYLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New York or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).
Section 2.4. Governing Documents. At and as of the Effective Time, subject to Section 7.4, the certificate of incorporation of the Surviving Company will be amended to read substantially as set forth on Annex A hereto (the “Surviving Company Certificate of Incorporation”) and the bylaws of the Surviving Company will be amended to read substantially as set forth on Annex B hereto (the “Surviving Company Bylaws”) until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “Foot Locker, Inc.”
Section 2.5. Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The managers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.
ARTICLE III

TREATMENT OF SECURITIES
Section 3.1. Treatment of Capital Stock.
(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities or membership interest of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or any Converted Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:
(i) for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(a), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);
(ii) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(a), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and
(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(a) (collectively, the “Non-Election Shares”), the right to receive the Cash Consideration.
From and after the Effective Time, all such shares of Company Common Stock (other than any Cancelled Shares or any Converted Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor (including the right to receive, pursuant to Section 3.1(e), the Fractional Share Cash Amount) upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.
(b) Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in connection with the Merger with respect to such Cancelled Shares. At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c) Merger Sub Membership Interests. At the Effective Time, each outstanding membership interest of Merger Sub shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock.
(d) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then any number or amount contained in this Agreement which is based upon the price of Parent Common Stock or Company Common

Stock or the number or fraction of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be appropriately adjusted, without duplication, to proportionately reflect any such change. Nothing in this Section 3.1(d) shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger and no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 3.1(a), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender of such Certificates and Book-Entry Shares, cash (without interest) in an amount determined by multiplying (i) the last reported sale price of Parent Common Stock on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.
Section 3.2. Exchange of Shares.
(a) Election Procedures. Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 3.1 and this Section 3.2 (a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election in accordance with the following procedures:
(i) Each Holder may specify in a request made in accordance with the provisions of this Section 3.2(a) (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.
(ii) Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.
(iii) Parent and the Company (A) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of the fifth (5th) Business Day prior to such mailing date, and (B) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”
(iv) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is five (5) Business Days prior to Parent’s good faith estimate of the Closing Date or such other date as may be mutually agreed to by the Parties. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least three (3) Business Days prior to the Election Deadline.

(v) Any Holder may, at any time during the Election Period, change his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(vi) Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.
(vii) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.
(b) Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Prior to or at the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration and the Fractional Share Cash Amount and shall deposit, or cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Merger to holders of Company Common Stock (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event that the cash portion of the Exchange Fund shall be insufficient (other than as a result of payment of the Cash Consideration in accordance with this Agreement) to pay the aggregate amount of the Cash Consideration and the Fractional Share Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Cash Consideration and Fractional Share Cash Amounts out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash included in the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.
(c) Exchange Procedures.
(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration and who has not previously delivered such materials to the Exchange Agent in connection with a duly completed Form of Election: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) in exchange for payment of the Merger Consideration and the Fractional Share Cash Amount into which such shares of Company Common Stock have been converted pursuant to Section 3.1 and any dividends or other distributions to which such Certificates become entitled in accordance with Section 3.2(d). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, and subject to the occurrence of the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.
(ii) Book-Entry Shares. Any holder of non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, subject to compliance with customary procedures of the Exchange Agent with respect thereto, each registered holder of one (1) or more Book-Entry Shares shall upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(d), and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(g)) or in respect of any Book-Entry Share.
(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 3.1(a) until such holder shall surrender such share in accordance with this Section 3.2. After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 3.1(a), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
(e) No Further Ownership Rights. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Section 3.2(e) in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such shares of Company Common Stock in accordance with Section 3.2(c) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(d)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.
(f) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(g)) or Book-Entry Shares and compliance with the procedures in Section 3.2(c), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1.
Section 3.3. No Appraisal Rights. Holders of shares of Company Common Stock are not entitled to appraisal rights with respect to the Merger under Section 910 of the NYBCL.
Section 3.4. Treatment of Company Equity Awards.
(a) At the Effective Time, each Company Option that is outstanding and unexercised, whether or not vested, as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Per Share Cash Consideration (each, an “In-the-Money Option”) shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive, without interest, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time multiplied by (ii) the excess (if any) of the Per Share Cash Consideration over the per share exercise price applicable to the Company Option. At the Effective Time, each Company Option other than an In-the-Money Option that is outstanding and unexercised, whether or not vested, as of immediately prior to the Effective Time shall be cancelled for no consideration.
(b) At the Effective Time, each Company DSU Award that is outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive, at the time or times elected by such holder (subject to Section 3.4(f)), in full satisfaction of the rights of such holder with respect thereto, the Per Share Cash Consideration in respect of each share of Company Common Stock subject to such Company DSU Award as of immediately prior to the Effective Time.
(c) At the Effective Time, each Company RSU Award that is not held by a non-employee director of the Company and each Company PSU Award that is outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted into a restricted stock unit award in respect of a number of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company PSU Award as of immediately prior to the Effective Time shall be determined in accordance with the applicable award agreement (or if not addressed in the applicable award agreement, the Company Equity Plan). Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU Award or Company PSU Award, as applicable, under the Company Equity Plan and the applicable award agreement, including vesting terms, except that any Adjusted RSU Award corresponding to a Company PSU Award shall no longer be subject to any performance-based vesting conditions.
(d) At the Effective Time, each Company RSU Award that is held by a non-employee director of the Company and is outstanding, whether or not vested, as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive, without interest, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of shares of Company Common Stock subject to the Company RSU Award as of immediately prior to the Effective Time multiplied by (ii) the Per Share Cash Consideration.
(e) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or appropriate to provide that: (i) with respect to the offering period in effect or for which enrollment has commenced as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage or dollar amount of his or her payroll deduction election from that in effect on the date hereof for the Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if the Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date that is no later than five (5) Business Days before the Closing Date (with any outstanding purchase rights fully exercised as of such accelerated date).
(f) Prior to the Effective Time, the Company shall pass resolutions and take all other actions as are necessary or appropriate for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.4. Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Company Equity Award pursuant to this Section 3.4: (i) (A) with respect to non-employee directors of the Company, shall be made through the Surviving Company’s accounts payable as soon as reasonably practicable, and in any event within ten (10) Business Days, following the Effective Time and (B) with respect to employees of the Company and its Subsidiaries in respect of In-the-Money Options, shall be made through the Surviving Company’s payroll system (less any required withholding taxes) payable as soon as reasonably practicable, and in any event within ten (10) Business Days, following the Effective Time, and (ii) that constitute nonqualified deferred compensation subject to Section 409A of the Code shall, notwithstanding the foregoing clause (i), be paid at the earliest time following the Effective Time permitted by the applicable award terms that will not trigger any additional Tax or penalty under Section 409A of the Code.

(g) Parent shall file or have on file with the SEC, as soon as practicable following the Effective Time, one or more appropriate registration statements (on Form S-8 or any successor or other appropriate forms) relating to the shares of Parent Common Stock issuable with respect to the Adjusted RSU Awards. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as the Adjusted RSU Awards remain outstanding.
Section 3.5. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement (including the Stock Consideration) any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY
Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after January 30, 2022 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.
Section 4.1. Qualification, Organization, Subsidiaries, etc.
(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.
(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing, or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (2) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, and (3) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary.
Section 4.2. Capitalization.
(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). As of May 12, 2025 (the “Capitalization Date”), (i) (A) 95,560,582 shares of Company Common Stock were issued and outstanding, (B) 312,977 shares of Company Common Stock were held in the Company’s treasury, (C) Company Options covering 1,731,169 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $48.12, (D) Company RSU Awards covering 2,635,903 shares of Company Common Stock were outstanding, (E) Company PSU Awards covering 1,443,467 shares of Company Common Stock (assuming target performance) or 2,749,910 shares of Company Common Stock (assuming maximum performance) were outstanding, and (F) Company DSU Awards covering 177,680.6220 shares of Company Common Stock were outstanding; (ii) 2,818,623 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan; (iii) 2,668,478 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b) Except as set forth in Section 4.2(a) and other than the shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the Company Equity Plan and the applicable Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, except, in each case, to another Company Subsidiary. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.
(c) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.
(d) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Shareholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.
(e) Section 4.2(e) of the Company Disclosure Letter sets forth a schedule of all outstanding Company Equity Awards as of the Capitalization Date, including for each award, as applicable, the holder, type of award (including, in the case of options, whether or not an “incentive stock option” within the meaning of Section 422 of the Code), the number of shares of Company Common Stock subject to the award, portion vested, settlement date (including pursuant to any deferral election), per share exercise price and expiration date.
Section 4.3. Corporate Authority.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Shareholders’ Meeting (the “Company Shareholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of New York. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.4).
(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).
Section 4.4. Governmental Consents; No Violation.
(a) Other than in connection with or in compliance with (i) the NYBCL and the NYLLCA, (ii) the filing of the Form S-4 and the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the New York Stock Exchange, no authorization, permit, notification to, consent or approval (each, a “Consent”) of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws or Privacy Requirements applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5. SEC Reports and Financial Statements.
(a) Since January 30, 2022, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 30, 2022, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) in all material respects applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).
(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since January 30, 2022 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or

Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since January 30, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 30, 2022, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 30, 2022, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.
Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of February 1, 2025 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since February 1, 2025 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8. Absence of Certain Changes or Events.
(a) From February 1, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) From February 1, 2025 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b), other than Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xxiii), and Section 6.1(b)(xxvi), and in the case of Section 6.1(b)(xxix), solely to the extent not relating to Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xxiii) or Section 6.1(b)(xxvi).
Section 4.9. Compliance with Law; Permits.
(a) The Company and each Company Subsidiary are and have been since January 30, 2022 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and the Company Subsidiaries are and have been since January 30, 2022 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.
(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since February 2, 2019, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.
(d) Since February 2, 2019, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains a compliance program and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.
(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 30, 2022, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with applicable Sanctions and all applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since January 30, 2022, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls and to comply with applicable Sanctions.
(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 30, 2022, neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws.
(g) Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is a Person that is (i) listed on any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (ii) located, organized, or resident in a country or territory that is itself the subject or target of any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each, a “Sanctioned Country”), (iii) designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission or the Consolidated List of Financial Sanctions Targets

maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any other equivalent lists maintained by the competent sanctions authority of any state, or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i), (ii) or (iii) (each, a “Sanctioned Person”) or (y) has, since January 30, 2022, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country in violation of applicable Sanctions, or has otherwise been in violation of any such Sanctions. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since January 30, 2022, received any written notice of material deficiencies in connection with any Export Controls or Sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since April 24, 2019, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.
Section 4.10. Employee Benefit Plans.
(a) Section 4.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof correct and complete copies of, in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans (or, in the case of unwritten material Company Benefit Plans, written descriptions thereof) and any related trust agreement or other funding document, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity within the past three (3) years and (v) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor.
(b) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder; (ii) all contributions, premiums or other amounts due or payable with respect to each Company Benefit Plan (or insurance policies related thereto) have been timely paid in full or accrued in accordance with GAAP or applicable international accounting standards; and (iii) there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, against or involving any of the Company Benefit Plans or any trusts related thereto.
(c) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any material Controlled Group Liability that has not been satisfied in full. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full and no such liability is reasonably expected to be incurred;

and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.
(d) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA), or (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e) No Company Benefit Plan provides post-termination or retiree health or life insurance benefits (whether or not insured), with respect to current or former employees, directors or other individual service providers of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.
(f) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and to the Company’s Knowledge there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies and has complied, both in form and operation, in all material respects, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.
(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits otherwise payable to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (iii) result in any acceleration of the time of payment, delivery, funding (and no rabbi trust has been funded on or prior to the date hereof in connection with the Transactions), vesting or exercisability of any such compensation or benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (v) cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(h) No Company Benefit Plan that is maintained primarily for the benefit of employees or other individual service providers of the Company and the Company Subsidiaries located outside the United States (a “Non-U.S. Plan”) is a defined benefit pension plan. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Non-U.S. Plan (i) has been maintained and operated in accordance with all applicable Laws and requirements, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(i) Neither the Company nor any Company Subsidiary is a party to or has any obligation to compensate or reimburse any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes or penalties payable pursuant to Section 409A of the Code.
Section 4.11. Labor Matters.
(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body. Except as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a labor dispute, strike, grievance, lockout or work stoppage, in each case whether pending or threatened and (ii) to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body presently being made or threatened involving employees or other individual service providers of the Company or any Company Subsidiary. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any obligation prior to execution of this Agreement to notify, inform, consult, or seek the consent of, any labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body in connection with any of the transactions contemplated by this Agreement.
(b) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary are and have been since January 30, 2022 in compliance with all applicable Laws respecting labor, employment and employment practices, including immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, family and medical leave, plant closings, mass layoffs, worker classification (including as employees and independent contractors), exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law.
(c) Since January 30, 2022, to the Knowledge of the Company, no material allegations of sexual or other discrimination, harassment or sexual misconduct have been made against any current or former director or employee at the level of Director or above or otherwise in a managerial position of the Company or any Company Subsidiary. Since January 30, 2022, neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of the foregoing conduct by individuals described in the immediately preceding sentence.
Section 4.12. Tax Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by them.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).
(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) As of the date hereof, neither the Company nor any Company Subsidiary (i) has waived or extended any statute of limitations with respect to the collection or assessment of material Taxes, which waiver has not since expired, or (ii) is the beneficiary of any material Tax exemption, Tax holiday or other Tax reduction contract or order.
(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.
(g) Neither the Company nor any Company Subsidiary (i) is or was a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Company Subsidiary), (ii) is a party to or bound by, or has any obligation under, any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (iii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.
(h) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.
(i) No material claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.
(j) Reserved.
(k) Neither the Company nor any Company Subsidiary is a party to any “closing agreement” (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.
(l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).
Section 4.13. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.14. Intellectual Property.
(a) Section 4.14(a) of the Company Disclosure Letter lists for each item of Company Registered IP: (i) the application or registration number, title, owner(s), and the jurisdiction of filing, registration or issuance; and (ii) the status (i.e., whether registered or applied-for) of such item.
(b) The Company and the Company Subsidiaries take commercially reasonable steps to monitor and police the use of its and their material Trademarks, and to enforce against the unauthorized use of such material Trademarks. Each material item of Company Registered IP is subsisting and, to the Company’s Knowledge, valid and enforceable, and is not subject to any order, writ, injunction, award, judgment, ruling, stipulation or decree of any Governmental Entity that impairs or limits, in any material respect, the validity, scope or enforceability of, or the Company’s or any Company Subsidiary’s ownership or right to use or exploit, any such Company Registered IP as used in the business of the Company and the Company Subsidiaries as presently conducted.

(c) All Company IP (including all assets identified on Section 4.14(a) of the Company Disclosure Letter) is owned (and, other than Intellectual Property that is immaterial to the businesses of the Company and the Company Subsidiaries, taken as a whole, all Company IP is exclusively owned) by the Company or one of the Company Subsidiaries, free and clear of all Liens other than Permitted Liens. No Proceeding (other than office actions in connection with the application for Company Registered IP) is pending or, to the Knowledge of the Company, threatened in writing that challenges the legality, validity, scope (other than pursuant to ordinary course Proceedings taking place during the application or prosecution phase), enforceability, registration, use or ownership of any material Company Registered IP or other material Company IP.
(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each applicable Company Subsidiary has the right, to use or practice, as applicable, all Intellectual Property as used or as practiced in, or as otherwise necessary for the conduct of, their respective businesses as presently conducted.
(e) No Proceedings are pending, and, to the Company’s Knowledge, no Proceeding is threatened in writing, alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person, or has engaged in unfair trade practices or participated in unfair competition.
(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the businesses of the Company or any Company Subsidiary has not, since January 30, 2022, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices, and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any Company IP.
(g) All current and former employees, officers, agents, consultants, independent contractors and other service providers of the Company or any Company Subsidiary who have contributed to, developed or conceived any material Intellectual Property within the scope of their employment or, with respect to consultants and independent contractors, material Company IP within the scope of their engagement with the Company or any Company Subsidiary, or who have had access to any material Trade Secrets of the Company or any Company Subsidiary, have executed valid written agreements (or such Person is subject to equivalent obligations enforceable by the Company or the Company Subsidiaries by operation of Law) (i) assigning to the Company or a Company Subsidiary all of their right, title and interest in and to such Intellectual Property (or all such rights have otherwise vested with the Company or a Company Subsidiary automatically by operation of Law), and (ii) requiring such Person to maintain as confidential all such Trade Secrets of the Company and the Company Subsidiaries. To the Company’s Knowledge, no such Person retains or claims to retain, any right, title or interest in or to any such Intellectual Property or any other Company IP that is material to the businesses of the Company or any Company Subsidiary, taken as a whole.
(h) The Company and each Company Subsidiary have, since January 30, 2022, taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to otherwise protect, all Trade Secrets material to the Company and the Company Subsidiaries. To the Company’s Knowledge, since January 30, 2022, there has been no unauthorized disclosure or use of, or access to, any Trade Secrets material to the Company or the Company Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that requires (including as a condition of such Open Source License) any material proprietary Software owned by the Company or any Company Subsidiary to be (i) disclosed or distributed in source code form, (ii) licensed for purposes of preparing derivative works or (iii) licensed or redistributed at no charge. The Company and the Company Subsidiaries are and, since January 30, 2022, have been in compliance with all Open Source Licenses to which they are subject, except where a failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.15. Company IT; Privacy and Data Protection.
(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company IT operate and perform as required by the Company and the Company Subsidiaries to operate their respective businesses as presently conducted, and (ii) the Company and the Company Subsidiaries have valid and sufficient rights to use the Company IT (including sufficient numbers of seats with respect to third-party Software used by the Company and Company Subsidiaries) as currently used in their respective businesses.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, since January 30, 2022, the Company’s and each Company Subsidiary’s Processing of Protected Information and any such Processing by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with all applicable Privacy Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control, or that they otherwise Process or have Processed on their behalf, in connection with the operation of their businesses as presently conducted.
(c) Since January 30, 2022, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, (i) there has been no (A) data security breach, unauthorized access to, or malicious disruption of any Company IT, or (B) other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information of, or Processed or controlled by or on behalf of, the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals or Governmental Entities is required under any applicable Privacy Requirements, and (ii) no Company IT contains or makes available any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other similar Software routines.
(d) To the Company’s Knowledge, since January 30, 2022, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company’s or any Company Subsidiary’s vendors, suppliers or subcontractors who Process Protected Information on behalf of the Company or the Company Subsidiaries have (i) suffered any security breach that resulted in any unauthorized access to or use of any Protected Information, (ii) breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Laws applicable to their Processing of Protected Information.
(e) The Company maintains and implements a commercially reasonable written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance in all material respects with applicable Privacy Requirements.
(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 30, 2022, no Person has (i) made any written claim against the Company or a Company Subsidiary or (ii) commenced any Proceeding against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of any Privacy Requirement or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries.
(g) The Company and the Company Subsidiaries have in place commercially reasonable disaster recovery plans and procedures for each of their respective businesses.

Section 4.16. Real Property; Assets.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, including a street address, as of the date hereof, of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”). The Company or a Company Subsidiary owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, except as disclosed in Section 4.16(a) of the Company Disclosure Letter; and (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.
(b) Section 4.16(b)(i) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each real property that the Company or any Company Subsidiary leases, subleases or occupies (“Leased Real Property”) and the store name or street address of each such Leased Real Property. Section 4.16(b)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Contract (each, a “Material Company Lease”) pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any material Leased Real Property. True and complete copies of each Material Company Lease in effect as of the date hereof have been made available to Parent prior to the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property (each, a “Company Lease”) is valid, binding and enforceable in accordance with its terms and in full force and effect, subject to the Enforceability Limitations, and no uncured default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, any other party thereunder exists with respect to any Company Lease, (ii) the Company or its applicable Subsidiary has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property except as disclosed in Section 4.16(b) of the Company Disclosure Letter or (B) collaterally assigned or granted any other security interests in any Company Lease or any interest therein, (iii) there are no Liens on the estate or interests created by any such Company Lease, except Permitted Liens, and (iv) the Company or a Company Subsidiary has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.
Section 4.17. Material Contracts.
(a) Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as “Material Contracts”):
(i) each Contract (other than Company Leases) that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) any material partnership, strategic alliance, joint venture, collaboration or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;
(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;
(iv) each Contract that provides for the Company or any Company Subsidiary to obtain a service, license, product, product line, operations or line of business from any Person (including any of the Material Suppliers) that involves annual payments or consideration in excess of $2,000,000, or that contains any minimum purchase commitments in excess of $2,000,000 annually;
(v) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods or products) after the date hereof with consideration of more than $1,000,000;
(vi) any settlement or similar Contract with a Governmental Entity, other than those relating to Taxes;
(vii) except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);
(viii) each Contract (other than Company Leases) not otherwise described in any other subsection of this Section 4.17(a) pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $2,000,000 in the fiscal year ended February 1, 2025, or is obligated to pay or entitled to receive payments in excess of $2,000,000 in the twelve (12) month period following the date hereof, other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;
(ix) any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000 per annum;
(x) except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;
(xi) each Contract that contains any exclusivity rights or “most favored nations” provisions, in each case, that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);
(xii) each Contract governing any collaboration, co-promotion, strategic alliance or design project contract which, in each case, is material to the Company and the Company Subsidiaries, taken as a whole;
(xiii) each Contract evidencing or relating to outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;
(xiv) each Contract pursuant to which the Company or any Company Subsidiary grants or receives any license, option, waiver, covenant not to assert or similar right with respect to Intellectual Property that is material to the businesses of the Company and the Company Subsidiaries, taken as a whole, or agrees to limit its use or exploitation of any material Company IP in any material respect, including pursuant to any settlement agreement, coexistence agreement or similar arrangement, other than (A) non-exclusive licenses granted to the Company or Company Subsidiaries for generally available Software or information technology services on substantially standardized terms, and (B) Contracts that otherwise constitute Material Contracts identified on Section 4.17 of the Company Disclosure Letter and in which the grants of rights to use Intellectual Property are incidental to performance thereunder;
(xv) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;
(xvi) each Contract with a Material Supplier; and
(xvii) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).
(b) True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof and without any material breach.
Section 4.18. Environmental Matters. Since February 1, 2020, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties currently or, to the Knowledge of the Company, formerly owned or occupied by the Company or any Company Subsidiary (or which the Company or any Company Subsidiary has a right to occupy) is contaminated with any Hazardous Substance under circumstances that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) except for matters which have been fully resolved with no outstanding potential liability for the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has received any request for information, notice of liability or potential liability or claim or, to the Knowledge of the Company, is otherwise subject to liability relating to any off-site disposal or contamination involving Hazardous Substances affecting any non-owned properties or natural resources, (d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations, (e) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary and (f) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Entity or any indemnity or other contractual agreement with any third party providing for or requiring it to assume or incur any liability or obligations under any Environmental Law.
Section 4.19. Suppliers. Section 4.19 of the Company Disclosure Letter sets forth the twenty (20) largest suppliers and vendors of the Company and the Company Subsidiaries (based on payments made) for the fiscal year ended February 1, 2025 (each, a “Material Supplier”). Since February 1, 2025, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier to the Company or that such Material Supplier intends to terminate or materially modify existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.20. Quality and Safety of Products. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has, since January 29, 2022, received written notice in connection with any product sold, produced or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, or been a party to, subject to or threatened with, any Proceeding against or affecting, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of the Company or any Company Subsidiary.
Section 4.21. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.22. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time (the “Form S-4”)) will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the proxy statement to be filed with the SEC in connection with seeking Company Shareholder Approval (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.
Section 4.23. Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Evercore Group L.L.C. (“Evercore”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Company, Parent or any of their respective affiliates, including any holders of any Cancelled Shares or any Converted Shares) in the Merger, is fair, from a financial point of view, to such holders. The Company shall, following execution of this Agreement by all the Parties, furnish a written copy of such written opinion to Parent for informational purposes only.
Section 4.24. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Merger) Section 912 of the NYBCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.25. Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company) or any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.
Section 4.26. Finders and Brokers. Other than Evercore, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions. A true and complete copy of the engagement letter with Evercore has been made available to Parent prior to the execution of this Agreement.
Section 4.27. No Other Representations. In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, the Parent Subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar. Accordingly, except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Except as disclosed in (x) any Parent SEC Documents filed or furnished by Parent with the SEC on or after January 30, 2022 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.
Section 5.1. Qualification, Organization, etc. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.
Section 5.2. Capitalization.
(a) As of the Capitalization Date, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, 40,000,000 shares of Class B common stock, par value $0.01 per share (“Parent Class B Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the Capitalization Date, 56,475,378 shares of Parent Common Stock (including 923,897 shares of time-vesting restricted Parent Common Stock and no shares of performance-vesting restricted Parent Common Stock based on target performance) were issued and outstanding, 23,570,633 shares of Parent Class B Common Stock were issued and outstanding, no shares of Parent Preferred Stock were issued and outstanding, time-vesting restricted stock unit awards (including deferred restricted stock unit awards) covering 232,700 shares of Parent Common Stock were issued and outstanding, performance-vesting restricted stock unit awards covering 296,964 shares of Parent Common Stock based on target performance were issued and outstanding, and options to purchase 1,340,517 shares of Parent Common Stock were issued and outstanding. All the outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock that may be issued pursuant to Parent equity awards, will be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement, fully paid and nonassessable and free of preemptive rights.
(b) As of the execution of this Agreement, except as set forth in Section 5.2(a) and other than (1) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of Parent equity awards and (2) the grant or issuance of Parent equity awards since the Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent is a party or is otherwise bound obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to such shares, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests of Parent. As of the execution of this Agreement, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of Parent.
(c) All of the issued and outstanding membership interests of Merger Sub are owned directly by Parent. Merger Sub does not have any outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security or interests of Merger Sub.
Section 5.3. Corporate Authority.
(a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of New York.
(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4. Governmental Consents; No Violation.
(a) Other than in connection with or in compliance with (i) the NYBCL and the NYLLCA, (ii) the filing of the Form S-4 and the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the New York Stock Exchange, Consent of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.5. SEC Reports and Financial Statements.
(a) Since January 30, 2022, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 30, 2022, Parent has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).
(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP in all material respects applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received since January 30, 2022 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d) Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
Section 5.6. Internal Controls and Procedures. Parent has established and maintains, and at all times since January 30, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
Section 5.7. No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of February 1, 2025 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since February 1, 2025 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.8. Absence of Certain Changes or Events. From February 1, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.9. Compliance with Law. Parent and each Parent Subsidiary are and have been since January 30, 2022 in compliance with and not in default under or in violation of any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.10. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.11. Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, (a) the Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of the Company.
Section 5.12. Financing.
(a) Parent has delivered to the Company true, accurate and complete copies of (i) the commitment letter, dated the date hereof (the “Commitment Letter”), among Parent, the Financing Parties party thereto and the other parties party thereto and (ii) the Fee Letter (as defined in the Commitment Letter) (together with the Commitment Letter, the “Financing Letters”), which has been Customarily Redacted. As of the date of this Agreement, Parent has no Knowledge of any event or circumstance that would lead it to reasonably believe that it will not be able to satisfy on a timely basis any condition to the funding of the financing contemplated by of the Commitment Letter. As of the date of this Agreement, the Financing Letters are (A) valid, binding and enforceable obligations of Parent and (B) to the Knowledge of Parent, valid, binding and enforceable obligations of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by the Enforceability Limitations. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of any party to the Financing Letters or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed.
(b) The proceeds of the Financing contemplated by the Commitment Letter as in effect as of the date of this Agreement, when funded in accordance with the Financing Letters, and taken together with unrestricted cash and other available sources of funds of Parent, shall provide sufficient funds for Parent to (i) make all cash payments contemplated to be made by it under this Agreement in connection with the Merger and the other Transactions on the Closing Date (including the repayment or prepayment of the principal and accrued and unpaid interest and expenses under the Company Credit Agreement), and (ii) to pay all fees, expenses and other amounts required by this Agreement to be paid by it on or prior to the Closing Date in connection with the Merger and the other Transactions (such amount, the “Required Amount”).
Section 5.13. Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.
Section 5.14. Interested Shareholder. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.24, Parent is not, nor at any time for the past three (3) years has been, an “interested shareholder” of the Company as defined in Section 912 of the NYBCL.
Section 5.15. No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.
Section 5.16. No Other Representations. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER
Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:
(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;
(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice;
(iii) enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to, any of its capital stock or other equity interests or securities;
(iv) adjust, split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or the exercise price upon the exercise or settlement of any Company Equity Award in accordance with its terms), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;
(v) issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares of the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award, other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or the settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Period, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;
(vi) except as required by applicable Law or any Company Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any director, employee or other individual service provider; (B) grant to any director, employee or other individual service provider any increase in severance or termination pay; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any director, employee or other individual service provider; (D) establish, adopt, enter into, amend, terminate or waive any of its rights under any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment or service of any employee or other individual service provider at Level 12 or above, in each case other than for cause; (G) hire, engage or promote any employee or other individual service provider at Level 12 or above (including for clarity the promotion of any individual such that, after the promotion, the individual would be at Level 12 or above); (H) provide any funding for any rabbi trust or similar arrangement or take any other action to fund or in any other way secure the payment of compensation or benefits; or (I) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;
(vii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xiii);
(viii) liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of the Company and/or any Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and Company Subsidiaries that are wholly owned by the Company, or solely among the Company Subsidiaries that are wholly owned by the Company, in each case, in the ordinary course of business consistent with past practice and (B) advances for reimbursable employee expenses, not to exceed $500,000 in the aggregate, in the ordinary course of business consistent with past practice;
(x) sell, lease, license, assign, cancel, abandon, fail to maintain, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries) except (A) with regard to any non-renewal of Company Leases in the ordinary course of business, (B) in connection with a relocation of an existing store in the ordinary course of business consistent with past practice, (C) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (D) sales of the Company’s products or services to customers of the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice, (E) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (F) the expiration of Intellectual Property at the termination of its final, non-renewable term or that is not in commercial use, and (G) sales of inventory through normal liquidation practices consistent with past practice;
(xi) enter into or become bound by, or amend, modify, terminate or waive any Contract to the extent relating to the acquisition or disposition of, or granting of any license, covenant not to sue or similar right with respect to, Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, including any covenant-not-to-sue or covenant-not-to-assert, other than non-exclusive licenses and covenants not to sue or similar rights with respect to Intellectual Property in the ordinary course of business consistent with past practice;
(xii) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, materially modify, materially amend, extend or terminate any Material Contract, or waive, release or assign any rights or claims thereunder;
(xiii) make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so in each case with respect to capital expenditures other than in respect of Leased Real Property or Owned Real Property, except for capital expenditures that do not exceed ninety percent (90%) of any line item set forth on the capital expenditure budget set forth in Section 6.1(b)(xiii) of the Company Disclosure Letter (the “Capital Expenditure Budget”) and that do not, in the aggregate, exceed ninety percent (90%) of the Capital Expenditure Budget applicable to capital expenditures other than in respect of Leased Real Property or Owned Real Property;
(xiv) waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that: (A) are for an amount not to exceed for any such compromise or settlement, $500,000 individually or $2,000,000 in the aggregate, and (B) do not impose any injunctive or other non-monetary relief on the Company or any Company Subsidiary and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including, following the Effective Time, the Company and the Company Subsidiaries);
(xv) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, other applicable national or international accounting standards, or applicable Law;
(xvi) amend or modify any Privacy Statement of the Company or any Company Subsidiary in any material respect, other than as required by applicable Law;
(xvii) enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;
(xviii) implement any plant closings or employee layoffs that would require notifications with the WARN Act, or any similar state, local or foreign Law;
(xix) (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) surrender any right to claim a material refund of Taxes, or (G) request any ruling from any Governmental Entity with respect to Taxes;
(xx) redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except (A) any redemption, repurchase, repayment, prepayment or incurrence of Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary, which Indebtedness is incurred prior to the date of this Agreement and which guarantees are required by the terms of such Indebtedness as in effect as of the date hereof, (C) incurrence or repayment of Indebtedness consisting of revolving loans borrowed for seasonal working capital purposes under the Company Credit Agreement as in effect as of the date hereof; provided that the revolving loans outstanding under the Company Credit Agreement may not at any time exceed $75,000,000, (D) Indebtedness incurred pursuant to finance leases for employee personal computers entered into in the ordinary course of business or (E) as otherwise contemplated by Section 7.16;
(xxi) enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xxii) cancel any of the Company’s or any Company Subsidiary’s material insurance policies or fail to pay the premiums on the Company’s or any Company Subsidiary’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;
(xxiii) (A) enter into any lease or sublease of real property as a lessee or sublessee, (B) materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents under any Company Lease, (C) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens), or (D) make any capital expenditure in respect of Leased Real Property or Owned Real Property including making any material changes in the construction or condition of any such Leased Real Property or Owned Real Property;
(xxiv) terminate, modify or waive in any material respect any material right under any Company Permit;
(xxv) adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement;
(xxvi) subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to prevent the consummation of the Transactions on or before the Outside Date;
(xxvii) commence any new or terminate any existing material line of business;
(xxviii) materially deviate from the ordinary course inventory and distribution management practices (by brand or by distribution channel) of the Company or any Company Subsidiary; or
(xxix) agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Section 6.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company, Parent shall not:
(a) amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) the Parent Governing Documents in a manner that would adversely affect in any material respect the Company or its shareholders in a manner disproportionate to Parent and its shareholders or in a manner that would adversely affect the ability of Parent or Merger Sub to consummate the Transactions;
(b) adopt or enter into a plan of, or any Contract in respect of, complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization of Parent, other than with respect to the Transactions or any transaction that does not adversely affect the ability of Parent or Merger Sub to consummate the Transactions;
(c) authorize, declare, set aside, make or pay any special cash dividends on its outstanding shares of Parent Common Stock (it being understood, for the avoidance of doubt, that regular, quarterly cash dividends (including any increases to current dividend rates approved by the Parent Board of Directors in good faith) shall not be restricted);
(d) split, combine, subdivide or reclassify any of its capital stock; or
(e) agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Section 6.3. Notification of Certain Matters. The Company shall give prompt written notice to Parent: (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiaries or affiliates or otherwise relating to, involving or affecting the Company or any Company Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party.
Section 6.4. No Solicitation by the Company.
(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s other controlled affiliates not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal, other than solely to state that the Company and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after Parent’s written request that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) Business Days prior to the then-scheduled Company Shareholders’ Meeting, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), (vi) fail to include the Company Board Recommendation in the Proxy Statement, (vii) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and/or (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”). The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s other controlled affiliates to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within three (3) Business Days following the date hereof), the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within three (3) years prior to the date hereof promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.4(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.4. For purposes of this Section 6.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.4 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other controlled affiliates or by any of their respective Representatives shall be a breach of this Section 6.4 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.4 shall not, in and of themselves, be deemed to be a Change of Recommendation so long as such notices are delivered privately to Parent, except if any such notice would constitute a Change of Recommendation pursuant to the definition thereof.
(b) Notwithstanding the limitations set forth in Section 6.4(a), if the Company receives, prior to obtaining the Company Shareholder Approval, a bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives (and its debt financing sources)), if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person or its Representatives, any nonpublic information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives (and its debt financing sources)) with respect to such Acquisition Proposal.
(c) The Company shall promptly (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s controlled affiliates, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make any an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements and proposed financing commitments received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.4, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms (with any amendments or proposed amendments to economic terms being deemed material for this purpose)) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.4, the Company shall promptly provide (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day) to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.4(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.4(c).
(d) Notwithstanding anything in this Section 6.4 to the contrary, but subject to Section 6.4(e), at any time prior to obtaining the Company Shareholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.4(a)(iv), Section 6.4(a)(vi) or Section 6.4(a)(viii) (to the extent related to Section 6.4(a)(iv) or Section 6.4(a)(vi))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach of Section 6.4(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) any event, change or development with respect to Parent or its Subsidiaries, (C) changes in the market price or trading volume of the Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (D) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (E) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.
(e) Prior to the Company taking any action permitted (i) under Section 6.4(d)(i), the Company shall provide Parent with five (5) Business Days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such five (5) Business Day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such five (5) Business Day period the Company Board of Directors again makes all of the required determinations under Section 6.4(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.4(d)(ii), the Company shall provide Parent with five (5) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such five (5) Business Day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such five (5) Business Day period the Company Board of Directors again makes all of the required determinations under Section 6.4(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.4(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Shareholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.4(e)(ii) with references to the applicable five (5) Business Day period being replaced by two (2) Business Days.

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.4(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.4(d) and Section 6.4(e).
ARTICLE VII

ADDITIONAL AGREEMENTS
Section 7.1. Access; Confidentiality; Notice of Certain Events.
(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning).
(b) Notwithstanding anything to the contrary in this Section 7.1, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Any access to any properties or facilities of the Company or any Company Subsidiary shall be conducted in a manner so as not to adversely interfere in any material respect with the activities on the properties of the Company, any Company Subsidiary, tenants, subtenants, occupants and invitees thereof without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and shall be subject to (i) the lease terms relating to any such property, (ii) the Company’s reasonable security measures, and (iii) customary insurance requirements. Further, in connection with any access to any properties or facilities, neither Parent nor a Parent’s Representative shall undertake any intrusive or invasive physical testing or sampling (environmental, structural or otherwise) without the prior consent of the Company, which consent shall be granted or withheld in the sole discretion of the Company.
(c) Promptly following the date hereof, Parent and the Company shall establish a transition and integration planning team (the “Integration Committee”), comprised of senior executives designated by each of Parent and the Company. The chair of the Integration Committee will be designated by Parent. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process concerning the combination of the operations of Parent, the Company and their respective Subsidiaries after the Closing and shall meet from time to time, as reasonably requested by Parent.

(d) The Parties shall take the actions set forth on Section 7.1(d) of the Company Disclosure Letter.
(e) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.
Section 7.2. Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, (ii) contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Transactions, including the Merger, and to fully carry out the purposes of this Agreement.
(b) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty-five (25) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), (ii) supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (iii) make all other necessary filings as promptly as practicable after the date hereof, and supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws.
(c) Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company shall not and shall not permit any Company Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing; provided, however, that Parent shall be required to take or commit to take such actions solely with respect to assets, businesses or portions of businesses of the Company that in the aggregate have generated total revenues not in excess of $100,000,000 in the twelve (12) month period ending February 1, 2025; provided, further, that if requested by Parent, the Company or its Subsidiaries shall agree to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or any Company Subsidiary in the event the Closing occurs.
(d) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in this Section 7.2 to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of any communication received by such

Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and unless prohibited by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend or participate in any meetings, telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(d) as “Antitrust Counsel Only Material.” Without limiting Parent’s cooperation obligations described in Section 7.2(a) and this Section 7.2(d), Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws; provided that Parent shall consult with the Company and consider the Company’s views in good faith. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Party shall (and shall cause their respective Subsidiaries not to), without the prior written consent of the other Party, (A) withdraw its respective filings under the HSR Act or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with the DOJ, the FTC or other Governmental Entity to delay the consummation of, or not to close before a certain date, the Transactions.
(e) In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger; provided, however, that with respect to Company Leases, the Company shall only be required to use its reasonable best efforts to obtain third party consents to those Company Leases notified to the Company by Parent in writing. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to (or in the case of the Company or any of the Company Subsidiaries, be permitted to) pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).
Section 7.3. Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.
Section 7.4. D&O Insurance and Indemnification.
(a) For six (6) years from and after the Effective Time, Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs and expenses (including advancing costs prior to the final disposition of any actual or threatened claim, action, suit, proceeding, investigation or any other similar matter to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with or relating to any actual or threatened claim, action, suit, proceeding, investigation, or any other similar matter in respect of acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time (including acts, omissions, facts or events occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with or relating to such Indemnified Parties serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Indemnified Parties in existence at or prior to the execution of this Agreement and either provided to Parent prior to the execution of this Agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to the Company’s Annual Report on Form 10- K for the fiscal year ended February 1, 2025 (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable). The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence at or prior to the execution of this Agreement and either provided to Parent prior to the execution of this Agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to the Company’s Annual Report on Form 10- K for the fiscal year ended February 1, 2025 shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.
(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of the Company Subsidiaries and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence at or prior to the execution of this Agreement and either provided to Parent prior to the execution of this Agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to the Company’s Annual Report on Form 10- K for the fiscal year ended February 1, 2025, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence prior to the execution of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).
(c) At or prior to the Effective Time, the Company shall purchase six (6) year prepaid “tail” insurance on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” insurance, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium incurred by the Company prior to the execution of this Agreement for the Company’s policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (the “Base Amount”), and if such “tail” insurance is not reasonably available for a cost not exceeding the Base Amount, the Company shall be permitted to purchase as much “tail” insurance coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” insurance. Parent and the Surviving Company shall maintain such “tail” insurance in full force and effect for a period of six (6) years after the Effective Time.

(d) Parent and the Surviving Company shall advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs and expenses that may be incurred by any Indemnified Party in enforcing his or her rights under this Section 7.4; provided that any Indemnified Party to whom attorneys’ fees, costs or expenses are advanced provides an undertaking (which shall not require any security) to repay such advances if it is ultimately determined by a final non-appealable adjudication that such Indemnified Party is not entitled to indemnification. If any Indemnified Party notifies Parent or the Surviving Company on or prior to the sixth (6th) anniversary of the Closing Date of any matter in respect of which such Indemnified Party may seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition thereof.
(e) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The provisions of this Section 7.4 (i) shall survive consummation of the Merger and shall not be terminated or amended in a manner adverse to any Indemnified Party without the written consent of such Indemnified Party, (ii) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, successors, assigns and representatives (each of whom shall be third-party beneficiaries of this Section 7.4) and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any Indemnified Party may have by contract or otherwise.
Section 7.5. Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions (including, for the avoidance of doubt, the Merger), and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions (including, for the avoidance of doubt, the Merger). No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions (including, for the avoidance of doubt, the Merger).
Section 7.6. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
Section 7.7. Employee Matters.
(a) Effective as of the Effective Time and for a period of twelve (12) months thereafter (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (each, a “Continuing Employee”) and whose services are performed primarily in the United States (each, a “Continuing U.S. Employee”), (i) base compensation and wage rates in each case that are no less favorable than those in effect for such Continuing U.S. Employee immediately prior to the Effective Time, (ii) target short-term incentive compensation opportunities in an amount at least equal to the target short-term incentive opportunity provided to such Continuing U.S. Employee immediately prior to the Effective Time, (iii) aggregate target long-term incentive opportunities (whether equity or cash-based) in an amount at least equal to the aggregate target long-term incentive opportunity provided to such Continuing U.S. Employee immediately prior to the Effective Time (it being understood that any long-term incentive compensation provided to the Continuing U.S. Employees during the Continuation Period may be either equity-based or cash-based), and (iv) employee benefits (excluding equity incentive compensation, defined benefit pension, retiree medical or welfare benefits, change in control or retention arrangements) that are no less favorable in the aggregate to either (A) those provided to such Continuing U.S. Employee immediately prior to the Effective Time or (B) those provided by Parent or its affiliates to similarly situated employees, it being understood that the Continuing U.S. Employees may commence participation in the benefit plans of Parent or its affiliates on different dates following the Effective Time with respect to different benefit plans.

(b) Parent shall provide, or shall cause the Surviving Company to provide, to any Continuing U.S. Employee whose employment is terminated during the Continuation Period (for clarity, under circumstances that qualify for severance under the applicable arrangement) with severance benefits that are no less favorable than the severance benefits under the Company Benefit Plans set forth on Section 7.7(b) of the Company Disclosure Letter.
(c) For purposes of vesting, eligibility to participate, and entitlement to benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing U.S. Employees after the Effective Time (the “New Plans”), each Continuing U.S. Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for the avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing U.S. Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply (x) for any purpose with respect to any, defined benefit pension plan, postretirement welfare plan or any plan that is grandfathered or frozen or (y) to the extent that its application would result in a duplication of benefits. Following the Effective Time, Parent or its affiliate shall use commercially reasonable efforts to (i) ensure that each Continuing U.S. Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing U.S. Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing U.S. Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing U.S. Employee and his or her covered dependents and (B) cause any eligible expenses incurred by such Continuing U.S. Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d) Notwithstanding any other provisions of this Section 7.7, to the extent that a Continuing Employee is employed in a jurisdiction outside of the United States, (i) the requirements set forth in Sections 7.7(a) and 7.7(b) shall apply (as if all references to “Continuing U.S. Employee” in such sections were “Continuing Employee” instead) to the extent that the applicable element of compensation or the applicable benefits provided to such Continuing Employee is generally consistent with and not materially more costly than that provided to U.S. Continuing Employees, and (ii) where applicable Law requires specific treatment of such Continuing Employee’s compensation, service credit or employee benefit entitlements, or such Continuing Employee’s terms and conditions of employment are governed by a collective bargaining, works council or similar agreement, following the Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, such Continuing Employees with compensation, service crediting and other employee benefits (including, without limitation, severance or termination benefits) consistent with applicable Law and Parent shall or shall cause the Surviving Company or any their respective affiliates to comply with such collective bargaining, works council or similar agreements.
(e) If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Company 401(k) Plans”), the Company shall terminate the Company 401(k) Plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (or other authorized committee) at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (not to be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plans are terminated pursuant to this Section 7.7(e), then as soon as reasonably practicable following the 401(k) Termination Date, Parent shall permit each Continuing Employee who was eligible to participate in the Company 401(k) Plans immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash (including, subject to the following sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plans to Parent’s 401(k) plan. The Company and Parent shall cooperate in good faith to work with the Company 401(k) Plan and Parent 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company 401(k) Plan to the Parent 401(k) Plan, and the obligation of the Parent 401(k) Plan to accept the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers.
(f) Between the date hereof and the Effective Time, any notices or communication materials (including website postings) from the Company or its affiliates to their employees (“Employee Communications”) with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment thereafter, other than Employee Communications that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company, shall be subject to the timely prior review and comment of Parent (which shall be considered by the Company in good faith; provided that comments are received within three (3) Business Days following the drafts being provided to Parent).
(g) Parent shall, or shall cause its Subsidiaries to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended if and as permitted pursuant to the terms of such Company Benefit Plans and this Agreement.
(h) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or their affiliates. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall create any third-party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).
Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.9. Shareholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any shareholder of the Company or purported shareholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.
Section 7.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time. If the Surviving Company may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten (10) days following the Closing Date, the Company shall use its reasonable best efforts to file such quarterly or annual report prior to the Closing.
Section 7.11. Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.
Section 7.12. Form S-4; Proxy Statement; Company Shareholders’ Meeting.
(a) (i) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement and (ii) Parent shall prepare, in consultation with the Company, and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Company and Parent, as applicable, shall use reasonable best efforts to make such filings within twenty-five (25) Business Days of the date of this Agreement. Subject to Section 6.4(d), the Company and the Company Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to (1) cause the Form S-4 and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (2) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger and (3) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Transactions. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is reasonably requested or required to be included in the Form S-4 or the Proxy Statement or that is customarily included in registration statements or proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Form S-4 or the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or at the time it becomes effective under the Securities Act or is mailed to the Company Shareholders, as applicable, or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent and the Company shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Form S-4 or the Proxy Statement. Each of Parent and the Company shall promptly notify the other Party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 or the Proxy Statement and shall supply the other Party with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Proxy Statement. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Form S-4, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of shares of Company Common Stock and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by the Company in good faith. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of shares of Company Common Stock and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed to the Company Shareholders as promptly as practicable after the date on which the Form S-4 shall have become effective. If, at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that the Form S-4 or the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and correct such information, and Parent or the Company, as applicable, shall file an appropriate amendment or supplement describing such information with the SEC.
(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable following the effectiveness of the Form S-4, duly hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, and, subject to a Change of Recommendation in accordance with Section 6.4(d), the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Within thirty (30) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two (2) weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Shareholders’ Meeting that is twenty (20) Business Days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Shareholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained at the Company Shareholders’ Meeting, including due to an absence of quorum, then on no more than two (2) occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Shareholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Shareholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Shareholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Shareholders’ Meeting by applicable Law, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholders’ Meeting in order to give Company Shareholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Shareholders’ Meeting pursuant to this clause (ii) on no more than one occasion and no such adjournment or postponement shall delay the Company Shareholders’ Meeting by more than three (3) Business Days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. If requested by Parent, the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Shareholders’ Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Company Shareholders with respect thereto. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the Company Shareholders for adoption at the Company Shareholders’ Meeting and shall not submit any Acquisition Proposal for approval by the Company Shareholders. If the Company fails to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken, notwithstanding any Change of Recommendation and unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall continue seeking such approval and again take any relevant actions described in this Section 7.12 for such purpose to the extent permitted by applicable Law.
Section 7.13. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, at or prior to the Effective Time.

Section 7.14. Parent Financing Covenants.
(a) Except to the extent that Parent has unrestricted cash and other available sources of funds sufficient to pay the Required Amount on the Closing Date, Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange, consummate and obtain the Financing contemplated by the Commitment Letter or other Financing, at the discretion of Parent, in an amount sufficient (when taken together with any unrestricted cash and other available sources of funds of Parent) to permit Parent to pay the Required Amount on the Closing Date, at or prior to the Closing, including using commercially reasonable efforts to: (i) negotiate and enter into Financing Documents relating to any such Financing, (ii) draw down on and consummate such Financing, if any, on the Closing Date, and (iii) take commercially reasonable actions to facilitate the availability of such Financing, if any, on the Closing Date.
(b) Except to the extent that Parent has unrestricted cash or other available sources of funds sufficient to pay the Required Amount, Parent shall provide the Company with prompt notice of (i) any breach, default, cancellation or termination by any party of the Commitment Letter or any Financing Documents and (ii) receipt by Parent of any written notice from any party to the Commitment Letter of any actual or threatened breach, default, withdrawal, repudiation, cancellation or termination of any material provision of Commitment Letter or any Financing Documents, in each case of the foregoing clauses (i) and (ii), solely to the extent that such breach, default, withdrawal, repudiation, cancellation or termination (as the case may be) would materially and adversely affect the Parent’s ability to pay the Required Amount at the Closing. In addition, Parent shall keep the Company reasonably informed and in reasonable detail of the status of its efforts to arrange and finalize the Financing.
Section 7.15. Financing Cooperation.
(a) Financing Cooperation. Prior to the Effective Time (or the earlier termination of this Agreement), the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, provide customary cooperation that is reasonably requested by Parent or Merger Sub in connection with the Financing, including:
(i) furnishing to Parent (A) audited consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity and cash flows for the Company for each of the three (3) most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year (it being agreed that publishing of such financial statements on the Company’s website or with the SEC (including via EDGAR) shall satisfy this clause (A)) and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive (loss) income, changes in shareholders equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each fiscal quarter of the Company ended after February 1, 2025 and at least forty (40) days prior to the Closing Date (it being agreed that publishing of such financial statements on the Company’s website or with the SEC (including via EDGAR) shall satisfy this clause (B)) (together, the “Required Financial Statements”);
(ii) at reasonable times and locations (it being understood that any such meeting may take place via videoconference or web conference if mutually agreed among Parent and the Company), and upon reasonable advance notice, participating (and causing senior management and appropriate Representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies and otherwise cooperating with Parent’s marketing efforts for any of the Financing and assisting Parent in obtaining ratings in connection with the Financing, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources, on the other hand;
(iii) assisting with the timely preparation and negotiation of materials (including, for the avoidance of doubt, customary rating agency presentations) and definitive documents customarily entered into in connection with debt financing similar to any Financing sought by Parent (such definitive documents, the “Financing Documents”); provided that such cooperation shall only be required to the extent that Parent has furnished to the Company a draft copy of any such Financing Document in order to provide the Company a reasonable opportunity to review;
(iv) using commercially reasonable efforts to cause its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary, customary or desirable for financings similar to the Financing, (B) provide assistance in the preparation of pro forma financial statements and information (provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma financial information), (C) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places, and (D) otherwise provide customary assistance;
(v) using commercially reasonable efforts to (A) take actions reasonably requested by Parent to enable Parent to benefit from the Company’s existing lending relationships in connection with the marketing and syndication of the Financing, (B) cooperate with Financing providers in performing due diligence and (C) assist in obtaining credit ratings; and
(vi) in the event that the Company is in possession of material nonpublic information with respect to the Company or the Company Subsidiaries, if Parent reasonably requests, filing a Current Report on Form 8-K pursuant to the Exchange Act that contains such material nonpublic information with respect to the Company and the Company Subsidiaries, which Parent determines (and the Company does not unreasonably object) to include in a customary “public side” offering or marketing document in connection with the Financing.
(b) Notwithstanding anything to the contrary in this Section 7.15 and Section 7.16, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.15 or Section 7.16:
(i) be required to (x) pay any commitment fees or other amounts that are required to be paid pursuant to the Commitment Letter or any Financing and (y) pay or incur any other fees, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed or simultaneously indemnified;
(ii) be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any Company Subsidiary to take any action that will result in such Person incurring any personal liability;
(iii) be required to waive or amend any terms of this Agreement;
(iv) be required to take any action that would unreasonably interfere with the ongoing business or operations of the Company;
(v) be required to provide any information that is prohibited or restricted from being provided by applicable Law or contractual obligation existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any of the Company Subsidiaries not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld);
(vi) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters or as set forth in Section 7.16), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be operative prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except, in each case, with respect to customary authorization letters or as set forth in Section 7.16);
(vii) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be operative prior to the Effective Time (except as set forth in Section 7.16);
(viii) be required to (or be required to cause their Representatives to) provide any indemnity prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent;
(ix) be required to (or be required to cause their Representatives to) prepare or deliver any pro forma financial statement, pro forma information, projections or other forward-looking financial information or to provide any financial or other information (other than the Required Financial Statements and information necessary or customary for Parent to prepare pro forma financial statements) that is not reasonably available, historically prepared or maintained in the ordinary course of business, including preparing stand-alone financial statements for any Subsidiaries of the Company; or
(x) be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel (except as set forth in Section 7.16(b)).
All nonpublic or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 7.15(b) or otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.
(c) Inability to Obtain Financing. Notwithstanding anything in this Agreement to the contrary: (i) in no event shall the receipt by, or available to, Parent or any of its affiliates of any funds or financing or any other financing transaction (including the Financing) be a condition to Parent’s obligation to effect the Closing, and (ii) the Company will be deemed to be in compliance with this Section 7.15, unless Parent has failed to obtain the Financing and such failure was due to the Company’s material breach of its obligations under this Section 7.15, or its willful misconduct or gross negligence.
(d) Use of Logos. The Company hereby consents to the reasonable and customary use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the financing for the Transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.
(e) Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.15 or Section 7.16, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.
(f) Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, actual or threatened claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with the Financing and any Company Notes Offers and Consent Solicitations and their cooperation in arranging the Financing and conducting any Company Notes Offers and Consent Solicitations pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by this Section 7.15, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.
Section 7.16. Treatment of Company Indebtedness.
(a) Company Credit Agreement. The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions required to facilitate, in each case in accordance with the terms of the Company Credit Agreement, the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Termination”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least one (1) Business Day prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the Company Credit Agreement Agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.16(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement.
(b) Company Notes.
(i) Upon Parent’s written notice to the Company, Parent or a Parent Subsidiary may (A) commence and conduct one or more (i) offers to purchase, including a Change of Control Offer (as defined in the Company Indenture), for cash or tender offers or (ii) exchange offers for securities issued by Parent, in each case with respect to any or all of the outstanding aggregate principal amount of the Company Notes identified to the Company by Parent (the “Offers to Purchase”) and/or (B) commence and conduct consent solicitations to obtain from the requisite holders of the Company Notes consent to certain proposed amendments to the Company Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Notes Offers and Consent Solicitations”); provided that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution), prior to the Closing; provided, further, that any Company Notes Offers and Consent Solicitations shall be funded using consideration provided by Parent; provided, further, that the consummation of any Company Notes Offer and Consent Solicitation shall not be a condition to the Closing. Any Company Notes Offer and Consent Solicitation shall be made on terms and conditions (including price to be paid and conditionality) as are proposed by Parent, in consultation with the Company, and which are permitted or required by the terms of the Company Indenture and applicable Laws, including applicable SEC rules and regulations. Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Notes Offer and Consent Solicitation, including the timing and commencement thereof and any relevant tender or consent deadlines, including in light of the regular financial reporting schedule of the Company and any requirements of applicable Laws. Parent shall not be permitted to commence any Company Notes Offer and

Consent Solicitation until Parent shall have provided the Company with the related offer to purchase, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by Parent in the applicable Company Notes Offer and Consent Solicitation (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the Company Indenture in accordance with the terms thereof amending the terms and provisions of the Company Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”), which such supplemental indenture(s) shall become effective upon the execution thereof but shall not become operative until the Closing, and the Company shall use reasonable best efforts to cause the trustee under the Company Indenture to enter into such supplemental indenture(s). The Company shall, and shall cause each of the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Notes Offer and Consent Solicitation, including by providing any documents, instruments or letters reasonably necessary to facilitate any Company Notes Offer and Consent Solicitation (including in connection with the execution of any (x) dealer manager agreement, purchase agreement, exchange agreement or similar document or instrument relating to such Company Notes Offer and Consent Solicitation and (y) Company Supplemental Indenture relating to the Consent Solicitations, with respect to which, in each case, the Company shall deliver customary officers’ certificates and counsel to the Company shall provide customary legal opinions, to the applicable dealer manager (or similar party), underwriters’ representative(s) or initial purchaser(s) and/or the trustee under the Company Indenture, as and to the extent applicable, in each case, solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). In connection with any Offer to Purchase in the form of an exchange offer, the Company shall comply with the obligations set forth in Section 7.15(a) as if such exchange offer was considered a Financing for purposes of this Agreement. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Notes Offer and Consent Solicitation will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent (or any Parent Subsidiary). If, at any time prior to the completion of any such Company Notes Offer and Consent Solicitation, the Company or any Parent Subsidiary, on the one hand, or Parent or any Company Subsidiary, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the Company Notes.
(ii) If requested in writing by Parent (but only upon such request), in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any Company Notes, the Company shall, and shall cause the Company Subsidiaries to, as applicable, prior to Closing: (i) (A) issue a notice of redemption for any or all of the outstanding aggregate principal amount of the Company Notes pursuant to the redemption provisions of the Company Indenture and the Company Notes, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries, unless prior to any such payment, Parent or a Parent Subsidiary deposits or, causes to be deposited, with the Company or a Company Subsidiary the amount of such prepayment) that are customary or necessary in connection therewith, including the Company providing customary officers’ certificates and causing counsel to the Company to provide customary legal opinions, in each case, to the trustee under the Company Indenture in accordance with the terms thereof, to facilitate the redemption (and, if requested by Parent, the satisfaction and discharge) of the Company Notes at the Effective Time pursuant to the redemption and satisfaction and discharge provisions of the Company Indenture and the Company Notes and the other provisions of the Company Indenture and the Company Notes applicable thereto; provided that no such redemption or satisfaction and discharge shall be effective prior to the Effective Time; provided, further, that, if any such notice of conditional redemption or satisfaction and discharge is delivered to the trustee under the Company Indenture in respect of the Company Notes, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, the Company shall have all funds necessary in connection with any such redemption or satisfaction and discharge, or (ii) (A) assist Parent in preparing a supplemental indenture required to comply with the requirements of Sections 5.01, 5.02 and 9.01 of the Company Indenture, which Merger Sub shall execute and deliver, or cause to be executed and delivered, at or prior to the Effective Time, and (B) provide all assistance reasonably requested by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries) that are customary or necessary in connection therewith, including the Company providing customary officers’ certificates and causing counsel to the Company to provide customary legal opinions, in each case, to the trustee under the Company Indenture, to the extent such documents are required thereby. In each case, each Party shall provide the other Parties the opportunity to review and comment on all documents and materials prepared in connection with this Section 7.16(b) in advance of their delivery, without any Party being required to request such documents, and shall cooperate reasonably with respect to the other’s comments (other than to the extent that a Party determines in good faith that such comments would reasonably be expected to violate the terms of the Company Indenture). Notwithstanding the foregoing, neither the Company nor the Company Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered, or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the Effective Time.
Section 7.17. Intended Tax Treatment. The Parties agree and acknowledge that the receipt of the Merger Consideration pursuant to the Merger is intended to be treated as a taxable transaction for U.S. federal income tax purposes. Parent represents and warrants that Merger Sub is, and will be at all times through the Closing, disregarded as an entity separate from Parent under Treasury Regulation Section 301.7701-3.
ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by written agreement of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:
(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions.
(c) Regulatory Approval. (i) Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated and (ii) any other required approvals, consents, or clearances under any Antitrust Laws of the jurisdictions set forth in Section 8.1(c) of the Company Disclosure Letter shall have been obtained.
(d) Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
(e) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1(a) (other than the second sentence thereof), Section 4.1(c) (other than the last sentence thereof), Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.3, Section 4.23, Section 4.25 and Section 4.26 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) and Section 4.24 shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof or shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(d) Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1 (other than the third sentence thereof), Section 5.2(a), Section 5.2(b), Section 5.3 and Section 5.13 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.8 shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iii) the other representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Parent Officers’ Certificate. The Company shall have received from the Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX

TERMINATION
Section 9.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written consent of Parent and the Company;
(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (1) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (2) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;
(c) by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (1) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (2) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;
(d) by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is twelve (12) months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months (in which case, such date shall become the Outside Date for all purposes of this Agreement); provided, further, that (ii) if, on the Outside Date, as extended, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date, as extended, shall automatically be further extended for all purposes hereunder by an additional period of three (3) months (in which case, such date shall become the Outside Date for all purposes of this Agreement); and (iii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;
(e) by Parent, if, (i) prior to obtaining the Company Shareholder Approval, a Change of Recommendation has occurred or (ii) the Company has materially breached Section 6.4 or its obligations under Section 7.12(a) (other than the second sentence) or Section 7.12(b) (other than the second sentence);
(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions (an “Injunction”);

(g) by the Company, prior to obtaining the Company Shareholder Approval, in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with Section 6.4 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or
(h) by Parent, if the Company Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained.
Section 9.2. Effect of Termination.
(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination. For purposes of this Agreement, “Willful Breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.
(b) Termination Fee.
(i) If (A) Parent terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) Business Days prior to the Company Shareholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent a fee of $59,500,000 in cash (the “Termination Fee”).
(ii) If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) Business Days prior to such termination, (B) (1) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (2) Parent terminates this Agreement pursuant to (x) Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the making of such Acquisition Proposal or (y) Section 9.1(e)(ii) and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.
(iii) If Parent terminates this Agreement pursuant to (A) Section 9.1(e)(i) or (B) Section 9.1(e)(ii) (in the case of this clause (B) if the Company has Willfully Breached Section 6.4 or Section 7.12(a) (other than the second sentence) or Section 7.12(b) (other than the second sentence)), within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.
(iv) If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.
(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii), or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi) Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”
(c) Reverse Termination Fee. If this Agreement is terminated by the Company or Parent pursuant to (i) Section 9.1(d) and all conditions to this Agreement are satisfied (other than conditions that by their terms are to be satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 8.1(b) or Section 8.1(c) (solely in connection with an Antitrust Law) or (ii) Section 9.1(f) due to an Injunction having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions, arising solely in connection with any applicable Antitrust Laws, then Parent shall pay to the Company, within two (2) Business Days after such termination, a termination fee of $95,500,000 in cash (the “Reverse Termination Fee”).
(d) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that neither the Termination Fee nor the Reverse Termination Fee is a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which the Termination Fee or the Reverse Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if Parent or the Company, as the case may be, fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) Parent or the Company, as the case may be, shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) Parent or the Company, as the case may be, shall pay to the other Party the interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon Parent’s or the Company’s, as the case may be, receipt of the full Termination Fee or full Reverse Termination Fee (and any other amounts contemplated by this Section 9.2(d)) pursuant to this Section 9.2 in circumstances in which the Termination Fee or Reverse Termination Fee is payable, none of Parent, Merger Sub, the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or Willful Breach (as defined in Section 9.2(a)).
ARTICLE X

MISCELLANEOUS
Section 10.1. Amendment and Modification; Waiver.
(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.
(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.
Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

DICK’S Sporting Goods, Inc.
345 Court Street
Coraopolis, Pennsylvania 15108
Email:	[* * *]
[* * *]
Attention:	Elizabeth Baran
Navdeep Gupta

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email:	DCKarp@wlrk.com
BCPrice@wlrk.com
Attention:	David C. Karp
Brandon C. Price

if to the Company, to:

Foot Locker, Inc.
330 West 34th Street
New York, New York 10001
Email:	[* * *]
[* * *]
Attention:	Jennifer Kraft
Mike Baughn

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:	AnnBeth.Stebbins@skadden.com
Attention:	Ann Beth Stebbins

and

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave., NW
Washington, DC 20005
Email:	Marc.Gerber@skadden.com
Attention:	Marc Gerber

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken on the first succeeding Business Day thereafter.
Section 10.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 10.7. Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
Section 10.9. Governing Law; Jurisdiction.
(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.
(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.
Section 10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 10.12. Enforcement; Remedies.
(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.
(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
Section 10.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other Party hereto agrees that) the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DICK’S SPORTING GOODS, INC.

By	/s/ Edward W. Stack
Name: Edward W. Stack
Title: Executive Chairman

RJS SUB LLC

By	/s/ Edward W. Stack
Name: Edward W. Stack
Title: President

FOOT LOCKER, INC.

By	/s/ Mary N. Dillon
Name: Mary N. Dillon
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Surviving Company Certificate of Incorporation
FORM OF

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FOOT LOCKER, INC.
ARTICLE I
The name of the corporation is “Foot Locker, Inc.” (the “Corporation”). The name under which the Corporation was formed was “Woolworth Corporation”.
ARTICLE II
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”).
ARTICLE III
The office of the Corporation is to be located in Albany, Albany County, State of New York.
ARTICLE IV
The Corporation is authorized to issue one class of capital stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is one hundred (100) shares with a par value of $0.01 per share.
ARTICLE V
The Secretary of State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Corporation Service Company, 80 State Street, Albany, New York 12207.
ARTICLE VI
The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are Corporation Service Company, 80 State Street, Albany, New York 12207.
ARTICLE VII
The Bylaws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot, and directors need not be shareholders of the Corporation.

ARTICLE VIII
In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.
ARTICLE IX
Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.
ARTICLE X
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of New York at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE XI
No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability if a judgment or other final adjudication adverse to such director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the New York Business Corporation law. Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
The Corporation shall, to the fullest extent now or hereafter authorized or permitted by applicable law, indemnify any person who is or was made, or threatened to be made, a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by, or in the right of, the Corporation to procure a judgment in its favor and an action by, or in the right of, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, and expenses ( including attorneys’ fees, costs and charges) incurred as a result of such action, suit or proceeding, or appeal therein. The Corporation may indemnify any person (including a person entitled to indemnification pursuant to the previous sentence) to whom the Corporation is permitted to provide indemnification or the advancement of expenses to the fullest extent now or hereafter permitted by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law, or any other law, or other rights created by (A) a resolution of shareholders, (B) a resolution of directors, or (C) an agreement providing for such indemnification. it being expressly intended that this Article XI authorizes the creation of other rights in any such manner. The rights to indemnification set forth in this Article XI shall not be exclusive of any other rights to which any person may now or hereafter be entitled under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, contract, resolution, vote of shareholders or otherwise.
Any repeal or modification of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Annex B

Surviving Company Bylaws
FORM OF

BYLAWS

OF

FOOT LOCKER, INC.

Dated as of [•]
ARTICLE I

OFFICES
SECTION 1.01 REGISTERED OFFICE. The registered office of Foot Locker, Inc. (the “Corporation”) in the State of New York shall be established and maintained at 80 State Street, Albany, New York 12207, and the name of the registered agent of the Corporation in the State of New York at such address is Corporation Service Company.
SECTION 1.02 OTHER OFFICES. The Corporation may have other offices, either within or without the State of New York, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.
ARTICLE II

MEETINGS OF SHAREHOLDERS
SECTION 2.01 ANNUAL MEETINGS. Annual meetings of shareholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of New York, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. At each annual meeting, the shareholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.
SECTION 2.02 SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors, if any, the President, the Corporate Secretary or any Vice President.
SECTION 2.03 VOTING. Each shareholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these Bylaws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, these Bylaws or the laws of the State of New York, elections for directors shall be decided by a plurality of the votes cast, and all other questions shall be decided by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
SECTION 2.04 SHAREHOLDERS’ LIST. A complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is entitled to be present at such meeting.
SECTION 2.05 QUORUM. Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.
SECTION 2.06 NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each shareholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the shareholders entitled to vote thereat.
SECTION 2.07 ACTION WITHOUT MEETING. Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.
ARTICLE III

DIRECTORS
SECTION 3.01 NUMBER AND TERM. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors. Except as otherwise provided by the laws of the State of New York, the Certificate of Incorporation or these Bylaws, the Board of Directors shall consist of one or more members. The number of directors shall initially be three, and may thereafter be fixed from time to time by resolution of the Board of Directors. Directors shall be elected at the annual meeting of shareholders and each director shall be elected to serve until his or her successor is elected and qualified or until his or her earlier resignation or removal, except as otherwise provided herein or required by the laws of the State of New York. A director need not be a shareholder, resident of the State of New York or citizen of the United States.
SECTION 3.02 RESIGNATIONS. Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board of Directors, the President or the Corporate Secretary. The acceptance of a resignation shall not be necessary to make it effective.
SECTION 3.03 VACANCIES. If the office of any director becomes vacant, the remaining directors in office, though more or less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor is elected and qualified. If the office of any director becomes vacant and there are no remaining directors, the shareholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.
SECTION 3.04 NEWLY CREATED DIRECTORSHIPS. If the number of directors is increased by action of the Board of Directors or otherwise, then the additional directors may be elected in the manner provided above for the filling of vacancies in the Board of Directors.
SECTION 3.05 REMOVAL. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, and the vacancy thus created may be filled by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.
SECTION 3.06 COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.
Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation to the extent permitted by the laws of the State of New York, and may authorize the seal of the Corporation (if any) to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
SECTION 3.07 MEETINGS. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the shareholders; or the time and place of such meeting may be fixed by consent of all the directors.
Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.
Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or the President or by the Corporate Secretary on the written request of any director, on at least one day’s notice to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified (except that notice to any director may be waived in writing by such director or shall be deemed waived by such director’s attendance at a meeting, except when such director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with these Bylaws) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.
Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
SECTION 3.08 QUORUM. A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these Bylaws shall require the vote of a greater number.
SECTION 3.09 COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
SECTION 3.10 ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
ARTICLE IV

OFFICERS
SECTION 4.01 OFFICERS. The officers of the Corporation shall be chosen by the Board of Directors. There shall be a President, a Treasurer and a Corporate Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Vice Presidents, Assistant Corporate Secretaries and Assistant Treasurers as it may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.
SECTION 4.02 CHAIRMAN OF THE BOARD. The Chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Board of Directors, in its discretion, may designate the Chairman of the Board as an officer of the Corporation. If the Chairman of the Board of Directors is an officer, the Chairman shall have such other powers and perform such other duties (in addition to being Chairman of the Board of Directors) as may be assigned from time to time by the Board of Directors.

SECTION 4.03 PRESIDENT. Unless the Board of Directors otherwise determines, the President shall be the chief executive officer and head of the Corporation. Unless there is a Chairman of the Board of Directors, the President shall preside at all meetings of directors and shareholders. Under the supervision of the Board of Directors, the President shall have the general powers and duties of supervision and management of the Corporation’s business and affairs, subject, however, to the right of the Board of Directors to confer any specific power, except as may be by statute exclusively conferred on the President, upon any other officer or officers of the Corporation. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him from time to time by the Board of Directors.
SECTION 4.04 VICE PRESIDENTS. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors or by the President.
SECTION 4.05 TREASURER. The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of all the funds and securities of the Corporation and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the President or other officers or agents to whom the Board of Directors may delegate such authority, taking proper vouchers for such disbursements. He or she shall render to the Board of Directors at the regular meetings of the Board of Directors, or whenever it may request, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
SECTION 4.06 CORPORATE SECRETARY. The Corporate Secretary shall give, or cause to be given, notice of all meetings of shareholders and of the Board of Directors and all other notices required by law or by these Bylaws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board of Directors or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the shareholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board of Directors or the President. He or she shall have the custody of the seal of the Corporation (if any) and shall affix the same to any instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board of Directors or the President, and attest to the same.
SECTION 4.07 ASSISTANT TREASURERS AND ASSISTANT CORPORATE SECRETARIES. Assistant Treasurers and Assistant Corporate Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.
ARTICLE V

MISCELLANEOUS
SECTION 5.01 CERTIFICATES OF STOCK. Shares of the Corporation’s stock may be certificated or uncertificated. Any or all of the signatures on any certificated shares may be by facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be an officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be an officer, transfer agent or registrar of the Corporation. Certificates of stock of the Corporation, if any, shall be of such form and device as the Board of Directors may from time to time determine.
SECTION 5.02 LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 5.03 TRANSFER OF SHARES. Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates, if such certificates have been issued, shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates, if any, shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of New York.
SECTION 5.04 SHAREHOLDERS RECORD DATE. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of shareholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (A) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; (B) the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (C) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
SECTION 5.05 DIVIDENDS. Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.
SECTION 5.06 SEAL. The Corporation may have a corporate seal in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.
SECTION 5.07 FISCAL YEAR. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
SECTION 5.08 CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.
SECTION 5.09 NOTICE AND WAIVER OF NOTICE. Whenever any notice is required to be given under these Bylaws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these Bylaws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. In addition, the attendance of any shareholder at a meeting, whether in person or by proxy, shall constitute a waiver of notice by such shareholder, except when a shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
ARTICLE VI

AMENDMENTS
These Bylaws may be altered, amended or repealed at any annual meeting of the shareholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any such meeting at which a quorum is present alter, amend or repeal these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.
ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHERS
SECTION 7.01 INDEMNIFICATION BY THE CORPORATION. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by, or in the right of, the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, by reason of the fact that such director or officer, such director or officer’s testator or intestate, is or was a director or officer of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys’ fees, costs and charges) incurred as a result of such action or proceeding, or appeal therein; provided, however, that no indemnification shall be provided to any such person who is a director or officer of the Corporation if a judgment or other final adjudication adverse to such director or officer establishes that (a) such director or officer’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) such director or officer personally gained in fact a financial profit or other advantage to which such director or officer was not legally entitled.
SECTION 7.02 The Corporation may indemnify any person (including a person entitled to indemnification pursuant to Section 7.01) to whom the Corporation is permitted to provide indemnification or the advancement of expenses to the fullest extent permitted by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (a) a resolution of shareholders, (b) a resolution of directors, or (c) an agreement providing for such indemnification, it being expressly intended that this Article VII authorizes the creation of other rights in any such manner.
SECTION 7.03 The Corporation shall, from time to time, reimburse or advance to any person referred to in Section 7.01 the funds necessary for payment of expenses incurred in connection with any action or proceeding referred to in Section 7.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that (a) the person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) the person personally gained in fact a financial profit or other advantage to which the person was not legally entitled.

SECTION 7.04 Without limitation of any indemnification provided by Section 1, any director or officer of the Corporation serving (a) another corporation, partnership, joint venture or trust of which 20 percent or more of the voting power or residual economic interest is held, directly or indirectly, by the Corporation, or (b) any employee benefit plan of the Corporation or any entity referred to in clause (a), in any capacity shall be deemed to be doing so at the request of the Corporation.
SECTION 7.05 Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article IX may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.
SECTION 7.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to Sections 7.01 or 7.03 of this Article VII or a resolution authorized pursuant to Section 7.02 of this Article VII (a) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof (or of any such resolution) were set forth in a separate written contract between the Corporation and such person, (b) is intended to be retroactive and shall, to the extent permitted by law, be available with respect to events occurring prior to the adoption hereof, and (c) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto. The Corporation shall not be obligated under this Article VII (including any resolution or agreement authorized by Section 7.02 of this Article VII) to make any payment hereunder (or under any such resolution or agreement) to the extent the person seeking indemnification hereunder (or under any such resolution or agreement) has actually received payment (under any insurance policy, resolution, agreement or otherwise) of the amounts otherwise indemnifiable hereunder (or under any such resolution or agreement).
SECTION 7.07 If a request to be indemnified or for the reimbursement or advancement of expenses pursuant to Sections 7.01 or 7.03 of this Article VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of, or reimbursement or advancement of expenses to, the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

Annex B

May 14, 2025
The Board of Directors
Foot Locker, Inc.
330 West 34th Street
New York, NY 10001
Members of the Board of Directors:
We understand that Foot Locker, Inc., a New York corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of May 14, 2025 (the “Merger Agreement”), with Dick’s Sporting Goods, Inc., a Delaware corporation (“Parent”), and RJS Sub LLC, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than any Cancelled Shares or any Converted Shares (each as defined in the Merger Agreement), will be converted into the right to receive: (i) for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly changed, revoked or deemed revoked, an amount in cash equal to $24.00 (the “Cash Consideration”); (ii) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not properly changed, revoked or deemed revoked, a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to 0.1168 (the “Stock Consideration”); and (iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not properly changed, revoked or deemed revoked, the right to receive the Cash Consideration (the Cash Consideration and the Stock Consideration, as applicable, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors of the Company has asked us whether, in our opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than any holders of any Cancelled Shares or any Converted Shares) in the Merger is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)
discussed with managements of the Company and Parent their assessment of the past and current operations of Parent, the current financial condition and prospects of Parent, and with management of the Company its assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts relating to the Company;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock and the Parent Common Stock;
(v)	compared the financial performance of the Company and Parent and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated May 14, 2025, of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

The Board of Directors
Foot Locker, Inc.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, Parent, or the consummation of the Merger or reduce the contemplated benefits to the holders of Company Common Stock of the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company or Parent and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or Parent, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than any holders of any Cancelled Shares or any Converted Shares), from a financial point of view, of the Merger Consideration, as of the date hereof. We do not express any view on, and our opinion does not address, the Stock Election (or the decision of any holder of Company Common Stock related thereto) or the Stock Consideration or the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. We do not express any view on, and our opinion does not address, what the value of the Parent Common Stock actually will be when issued or the prices at which the Company Common Stock or the Parent Common Stock will trade at any time, including following announcement or consummation of the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

The Board of Directors
Foot Locker, Inc.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Parent and we have not received any compensation from Parent during such period. We may provide financial advisory or other services to the Company, Parent, and/or their respective affiliates in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its shareholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than any holders of any Cancelled Shares or any Converted Shares) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
EVERCORE GROUP L.L.C.

By:
Senior Managing Director

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Section 145 of the DGCL permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of the person being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
Section 7 of the DICK’S Sporting Goods charter provides for indemnification, to the extent not prohibited by law, of any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of DICK’S Sporting Goods, to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of DICK’S Sporting Goods, or, at the request of DICK’S Sporting Goods, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of DICK’S Sporting Goods (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to DICK’S Sporting Goods or to a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of DICK’S Sporting Goods to the extent the DICK’S Sporting Goods board at any time specifies that such persons are entitled to the benefits of such indemnification. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, the DICK’S Sporting Goods charter are not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, DICK’S Sporting Goods charter, DICK’S Sporting Goods bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Article IX of the DICK’S Sporting Goods bylaws also provides indemnification to the extent set forth in the DICK’S Sporting Goods charter.
As permitted by Section 102 of DGCL, the DICK’S Sporting Goods charter eliminates the liability of a DICK’S Sporting Goods director or officer to DICK’S Sporting Goods and its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except that such limitation of liability will not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to DICK’S Sporting Goods or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived any improper personal benefits, or (e) an officer in any action by or in the right of DICK’S Sporting Goods.
Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability. Section 7.5 of the DICK’S Sporting Goods charter permits DICK’S Sporting Goods to purchase and maintain such insurance, and DICK’S Sporting Goods has purchased this insurance for its directors and officers.
DICK’S Sporting Goods has entered into indemnification agreements with each of its current directors. These agreements provide DICK’S Sporting Goods directors with additional protection regarding the scope of the indemnification set forth in the DICK’S Sporting Goods charter and the DICK’S Sporting Goods bylaws.

Item 21.	Exhibits and Financial Statements

Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated as of May 15, 2025, by and among DICK’S Sporting Goods, Inc., RJS Sub LLC and Foot Locker, Inc. (attached as Annex A to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

3.1
Amended and Restated Certificate of Incorporation of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Registration Statement on Form S-8 filed on October 21, 2002)

3.2
Certificate of Amendment of Certificate of Incorporation of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Quarterly Report on Form 10-Q filed on September 9, 2004)

3.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation, as Amended, of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Current Report on Form 8-K filed on June 14, 2021)

3.4
Certificate of Amendment to Amended and Restated Certificate of Incorporation, as Amended, of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Current Report on Form 8-K filed on June 16, 2023)

3.5
Certificate of Amendment to Amended and Restated Certificate of Incorporation, as Amended, of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Current Report on Form 8-K filed on June 13, 2025)

3.6	Second Amended and Restated By-Laws of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 3.5 to DICK’S Sporting Goods, Inc.’s Annual Report on Form 10-K filed on March 28, 2024)
4.1
Form of Stock Certificate of DICK’S Sporting Goods, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to DICK’S Sporting Goods, Inc.’s Amendment No. 3 to Registration Statement on Form S-1, filed on September 27, 2002)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the DICK’S Sporting Goods, Inc. common stock being registered pursuant to this Registration Statement
21.1	Subsidiaries of DICK’S Sporting Goods, Inc. (incorporated by reference to Exhibit 21 of DICK’S Sporting Goods, Inc.’s Annual Report on Form 10-K filed on March 27, 2025)
23.1	Consent of Wachtell, Lipton, Rosen & Katz (to be included in Exhibit 5.1 to this Registration Statement)
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of DICK’S Sporting Goods, Inc.
23.3	Consent of KPMG LLP, independent registered public accounting firm of Foot Locker, Inc.
24.1	Power of Attorney of Directors and Officers of DICK’S Sporting Goods, Inc. (included on signature page to this Registration Statement)
99.1	Form of Proxy Card of Foot Locker, Inc.
99.2	Consent of Evercore Group L.L.C.
107	Filing Fee Table

†
Certain schedules and exhibits have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request; provided, however, that DICK’S Sporting Goods may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph (7), or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coraopolis, Commonwealth of Pennsylvania, on June 23, 2025.

DICK’S SPORTING GOODS, INC.

By:	/s/ Elizabeth Baran
Name: Elizabeth Baran
Title: Senior Vice President, General Counsel & Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of DICK’S Sporting Goods, Inc., hereby severally constitute and appoint Edward W. Stack, Lauren R. Hobart, Navdeep Gupta and Elizabeth H. Baran, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all subsequent pre-effective and post-effective amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable DICK’S Sporting Goods, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lauren R. Hobart	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2025
Lauren R. Hobart

/s/ Navdeep Gupta	Executive Vice President - Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2025
Navdeep Gupta

/s/ Edward W. Stack	Executive Chairman and Director	June 23, 2025
Edward W. Stack

/s/ William J. Colombo	Vice Chairman and Director	June 23, 2025
William J. Colombo

/s/ Mark J. Barrenechea	Director	June 23, 2025
Mark J. Barrenechea

/s/ Emanuel Chirico	Director	June 23, 2025
Emanuel Chirico

/s/ Robert Eddy	Director	June 23, 2025
Robert Eddy

/s/ Anne Fink	Director	June 23, 2025
Anne Fink

/s/ Larry Fitzgerald, Jr.	Director	June 23, 2025
Larry Fitzgerald, Jr.

/s/ Sandeep Mathrani	Director	June 23, 2025
Sandeep Mathrani

/s/ Desiree Ralls-Morrison	Director	June 23, 2025
Desiree Ralls-Morrison

/s/ Lawrence J. Schorr	Director	June 23, 2025
Lawrence J. Schorr

/s/ Larry D. Stone	Director	June 23, 2025
Larry D. Stone